As filed with the Securities and Exchange Commission on April 22, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WSFS Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	6021	22-2866913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

WSFS Bank Center

500 Delaware Avenue, Wilmington, DE, 19801

302-792-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Rodger Levenson

Executive Vice President, Chief Financial Officer

WSFS Bank Center

500 Delaware Avenue, Wilmington, DE, 19801

302-792-6000

(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Frank M. Conner III, Esq. Michael P. Reed, Esq. Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001	Dennis D. Cirucci President and Chief Executive Officer Alliance Bancorp, Inc. of Pennsylvania 541 Lawrence Road Broomall, Pennsylvania 19008	Raymond A. Tiernan, Esq. Hugh T. Wilkinson, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W. Suite 100 Washington, D.C. 20007

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	816,152	N/A	$59,897,161	$6,961

(1)	Represents the maximum number of shares of WSFS Financial Corporation, or WSFS, common stock that may be issued in connection with the merger described in this proxy statement/prospectus. This number is based on an exchange ratio of 0.28955 of a share of WSFS common stock per share of Alliance Bancorp, Inc. of Pennsylvania, or Alliance, common stock, up to an estimated maximum of 2,818,690 shares of Alliance common stock, pursuant to the Agreement and Plan of Reorganization dated as of March 2, 2015, by and among WSFS and Alliance, as amended from time to time, attached to this proxy statement/prospectus as Annex I. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of the registrant’s common stock as may be issuable as a result of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividends or similar transactions or events.
(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (x) $21.25 (the average of the high and low prices of Alliance common stock as reported on the NASDAQ Global Market on April 15, 2015) and (y) 2,818,690, the estimated maximum number of shares of Alliance common stock that may be exchanged for the merger consideration.
(3)	Computed based on a rate of $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement relating to the shares of WSFS common stock to be issued in the merger that is filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction in which the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 22, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On March 2, 2015, Alliance Bancorp, Inc. of Pennsylvania, or Alliance, and WSFS Financial Corporation, or WSFS, agreed to a strategic business combination in which Alliance will merge with and into WSFS. If the merger is completed, each share of Alliance common stock issued and outstanding immediately prior to the merger will be converted, at the election of the shareholder, into the right to receive either (i) cash in an amount equal to $22.00, which we refer to as the Cash Consideration, or (ii) 0.28955 of a share of WSFS common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of Alliance common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Alliance common stock, and each Alliance shareholder may elect to receive all Cash Consideration, all Stock Consideration or a combination of Cash Consideration and Stock Consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. We are sending you this proxy statement/prospectus to notify you of, and invite you to, the special meeting of Alliance shareholders being held to consider the Agreement and Plan of Reorganization dated as of March 2, 2015, as amended from time to time, which we refer to as the merger agreement, that Alliance has entered into with WSFS, and related matters, and to ask you to vote at the special meeting “FOR” adoption and approval of the merger agreement. Shares of WSFS common stock are listed on the NASDAQ Global Select Market under the ticker symbol “WSFS.” Following the merger, Alliance will no longer be a publicly held corporation, so its common stock will be delisted from the NASDAQ Global Market and it will stop filing periodic and current reports with the Securities and Exchange Commission.

In the merger, Alliance will merge with and into WSFS, with WSFS continuing as the surviving corporation of the merger. In addition, under the merger agreement, simultaneously with the merger, Greater Delaware Valley Savings Bank d/b/a Alliance Bank, or Alliance Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Alliance, will be merged with and into Wilmington Savings Fund Society, FSB, or WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS.

The market value of the Stock Consideration will fluctuate with the market price of WSFS common stock; however the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. The following table presents the closing prices of WSFS common stock on March 2, 2015, the last trading day before public announcement of the merger, and on [                    ], 2015, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration proposed for each share of Alliance common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of WSFS common stock on those dates by the exchange ratio of 0.28955 provided for in the merger agreement. This table also presents the implied value of the Cash Consideration proposed for each share of Alliance common stock converted into the Cash Consideration, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for WSFS.

	WSFS Common Stock (NASDAQ: WSFS)		Implied Value of One Share of Alliance Common Stock (NASDAQ: ALLB)		Value of the Cash Consideration for One Share of Alliance Common Stock
At March 2, 2015		$78.57		$22.75	$22.00
At , 2015	$	[ ]	$	[ ]	$22.00

The Alliance special meeting will be held on [                    ], 2015, at [            ], local time, at [            ], located at [            ].

Your vote is important. We cannot complete the merger unless Alliance shareholders adopt and approve the merger agreement. In order for the merger to be approved, the merger agreement must be adopted and approved by the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting. Regardless of whether you plan to attend the Alliance special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

The Alliance board of directors unanimously recommends that Alliance shareholders vote “FOR” adoption and approval of the merger agreement and “FOR” the other matters to be considered at the Alliance special meeting.

This proxy statement/prospectus describes the Alliance shareholders’ special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 23, for a discussion of the risks relating to the proposed merger.

If you have any questions regarding this proxy statement/prospectus, you may contact [                    ], Alliance’s proxy solicitor, by calling toll-free at [                    ].

Dennis D. Cirucci President and Chief Executive Officer Alliance Bancorp, Inc. of Pennsylvania

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either WSFS or Alliance, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [                    ], 2015, and it is first being mailed or otherwise delivered to Alliance shareholders on or about [                    ], 2015.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Alliance:

Alliance will hold a special meeting of shareholders at [            ], local time, on [            ], 2015, at [            ], located at [            ]. The special meeting will be held for the purposes of allowing Alliance shareholders to consider and vote upon the following matters:

•	a proposal to adopt and approve the Agreement and Plan of Reorganization dated as of March 2, 2015, by and between WSFS and Alliance, as amended from time to time, pursuant to which Alliance will merge with and into WSFS, as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal;

•	a proposal to consider and cast an advisory (non-binding) vote to approve compensation payable to the named executive officers of Alliance in connection with the merger, which we refer to as the merger-related compensation proposal; and

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the merger agreement, which we refer to as the adjournment proposal.

Alliance has fixed the close of business on [            ], 2015 as the record date for the special meeting. Only Alliance shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Adoption and approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting.

Your vote is very important. We cannot complete the merger unless Alliance shareholders adopt and approve the merger agreement.

As a shareholder of record, you are cordially invited to attend the special meeting in person. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished to you by your bank or broker. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal. If you hold Alliance common stock in your name as a shareholder of record or hold a valid proxy from the holder of record and attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

The enclosed proxy statement/prospectus provides a detailed description of the merger, the merger agreement and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices and annexes, carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Alliance common stock, please contact Peter J. Meier, Executive Vice President and Chief Financial Officer, Alliance Bancorp, Inc. of Pennsylvania at (610) 353-2900.

The Alliance board of directors has approved the merger and the merger agreement and unanimously recommends that Alliance shareholders vote “FOR” approval of the merger proposal, “FOR” the merger-related compensation proposal and “FOR” approval of the adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Kathleen P. Lynch, Corporate Secretary Broomall, Pennsylvania , 2015

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER OR THE SPECIAL MEETING, PLEASE CONTACT ALLIANCE BANCORP, INC. OF PENNSYLVANIA, ATTENTION: CORPORATE SECRETARY, 541 LAWRENCE ROAD, BROOMALL, PENNSYLVANIA 19008, (610) 353-2900. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE FOLLOW THE CONTACT INSTRUCTIONS ON YOUR PROXY CARD.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about WSFS from documents filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by WSFS at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference by WSFS in this proxy statement/prospectus, at no cost by contacting WSFS or Alliance, as the case may be, in writing or by telephone, at the following addresses:

WSFS Financial Corporation WSFS Bank Center 500 Delaware Avenue Wilmington, DE 19801 Attention: Corporate Secretary Telephone: 302-792-6000	Alliance Bancorp, Inc. of Pennsylvania 541 Lawrence Road Broomall, Pennsylvania 19008 Attention: Kathleen P. Lynch, Corporate Secretary Telephone: 610-353-2900

You will not be charged for any of these documents that you request. Alliance shareholders requesting documents must do so by [                    ], 2015 in order to receive them before the special meeting to be held on [            ].

In addition, if you have questions about the merger or the Alliance special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Peter J. Meier, Executive Vice President and Chief Financial Officer, Alliance Bancorp, Inc. of Pennsylvania, at the following addresses and telephone numbers:

Alliance Bancorp, Inc. of Pennsylvania 541 Lawrence Road Broomall, Pennsylvania 19008 Attention: Peter J. Meier, Executive Vice President and Chief Financial Officer Telephone: 610-353-2900	[ ] [ ] [ ] Attention: [ ] Telephone: [ ]

See “Where You Can Find More Information” beginning on page [    ] for more details.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by WSFS, constitutes a prospectus of WSFS under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of WSFS common stock to be issued to the Alliance shareholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for Alliance. It also constitutes a notice of meeting with respect to the special meeting of Alliance shareholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ], 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to Alliance shareholders nor the issuance by WSFS of shares of WSFS common stock to Alliance shareholders in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding WSFS has been provided by WSFS, and information contained in this proxy statement/prospectus regarding Alliance has been provided by Alliance.

i

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ALLIANCE SPECIAL MEETING

The following are some questions that you may have regarding the merger of Alliance with and into WSFS and the Alliance special meeting of shareholders, which we refer to as the Alliance special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Alliance special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ]. Unless the context requires otherwise, references in this proxy statement/prospectus to WSFS refer to WSFS Financial Corporation, a Delaware corporation, and/or its consolidated subsidiaries, references in this proxy statement/prospectus to Alliance refer to Alliance Bancorp, Inc. of Pennsylvania, a Pennsylvania corporation, and/or its consolidated subsidiaries, and references in this proxy statement/prospectus to “we,” “our” and “us” refer to WSFS and Alliance collectively.

Q:	What am I being asked to vote on at the Alliance special meeting?

A:	WSFS and Alliance have entered into an Agreement and Plan of Reorganization dated as of March 2, 2015, which we refer to as the merger agreement, pursuant to which WSFS has agreed to acquire Alliance. Under the terms of the merger agreement, Alliance will merge with and into WSFS, with WSFS continuing as the surviving corporation of the merger, which we refer to as the merger. Also under the terms of the merger agreement, simultaneously with the merger, Alliance Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Alliance, will be merged with and into WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS, which we refer to as the bank subsidiary merger. Alliance shareholders are being asked to adopt and approve the merger agreement and the transactions it contemplates, including the merger, which we refer to as the merger proposal.

Alliance shareholders are also being asked to approve, on an advisory (non-binding) basis, the compensation payable to the named executive officers of Alliance in connection with the merger, which we refer to as the merger-related compensation proposal, and to approve the adjournment of the Alliance special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement, which we refer to as the adjournment proposal.

This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex I to this proxy statement/prospectus, and the Alliance special meeting. Alliance shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the Alliance special meeting in person.

Q:	How does the Alliance board of directors recommend I vote at the Alliance special meeting?

A:	The Alliance board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal. See the section entitled “The Merger—Recommendation of the Alliance Board of Directors; Alliance’s Reasons for the Merger” beginning on page [ ].

Q:	When and where is the Alliance special meeting?

A:	The Alliance special meeting will be held at [ ], located at [ ], on [ ], 2015, at [ ], local time.

Q:	Who is entitled to vote?

A:	Holders of record of Alliance common stock at the close of business on [ ], 2015, which is the date that the Alliance board of directors has fixed as the record date for the Alliance special meeting, are entitled to vote at the Alliance special meeting.

Q:	What do I need to do now?

A:	If you are an Alliance shareholder of record as of the close of business on the record date, after you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Alliance special meeting. If you hold stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote your shares, following the instructions your bank or broker provides.

“Street name” shareholders who wish to vote at the Alliance special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	What constitutes a quorum for the Alliance special meeting?

A:	The presence at the Alliance special meeting, in person or by proxy, of the holders of a majority of the Alliance common stock issued and outstanding and entitled to vote with respect to each proposal will constitute a quorum for the purposes of considering and acting on each proposal. If a quorum is not present, the Alliance special meeting will be postponed until the holders of the number of shares of Alliance common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Alliance common stock will be counted for purposes of determining whether a quorum is present at the Alliance special meeting. If additional votes must be solicited to approve the merger proposal and the adjournment proposal is approved, it is expected that the Alliance special meeting will be adjourned to solicit additional proxies.

Q:	What is the vote required to approve each proposal at the Alliance special meeting?

A:	Adoption and approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting.

Approval, on an advisory (non-binding) basis, of the merger-related compensation proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting.

Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting.

Abstentions, broker non-votes and a failure to vote are not considered votes cast and will have no effect on any of the proposals to be considered at the Alliance special meeting, assuming a quorum is present.

See the sections entitled, “Information About the Alliance Special Meeting—Record Date; Shares Entitled to Vote” beginning on page [    ] and “Information About the Alliance Special Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on page [    ].

Q:	Why am I being asked to consider and vote on the merger-related compensation proposal in connection with the merger?

A:	Under SEC rules, Alliance is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers, as that term is defined in the SEC rules, that is based on, or otherwise relates to, the merger.

Q:	What will happen if Alliance shareholders do not approve this merger-related compensation?

A:

Approval of the compensation that may be paid or become payable to Alliance’s named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Alliance or WSFS as the surviving corporation in the merger. If the merger is completed, the merger-related compensation may be paid to Alliance’s named executive officers to the extent payable in accordance with the terms of their compensation arrangements even if Alliance shareholders do not approve, by advisory (non-binding) vote, the merger-related compensation.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for Alliance to obtain the necessary quorum to hold the Alliance special meeting. The merger agreement must be adopted and approved by the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting. The Alliance board of directors unanimously recommends that you vote to adopt and approve the merger agreement.

Q:	How many votes do I have?

A:	Each outstanding share of Alliance common stock entitles its holder to cast one vote. As of the record date, there were [ ] shares of Alliance common stock, par value $0.01 per share, outstanding and entitled to vote at the Alliance special meeting.

Q:	Can I attend the Alliance special meeting and vote my shares in person?

A:	Yes. All Alliance shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Alliance special meeting. Holders of record of Alliance common stock can vote in person at the Alliance special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Alliance special meeting. If you plan to attend the Alliance special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Alliance reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Alliance special meeting is prohibited without Alliance’s express written consent.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Alliance’s secretary, (3) voting again by telephone or the Internet or (4) attending the Alliance special meeting in person, notifying the secretary and voting by ballot at the Alliance special meeting. Attendance at the Alliance special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Alliance after the vote will not affect the vote. If you choose any of the first three methods, you must take the described action (or, with respect to the first method, Alliance must have received the subsequent proxy card) no later than [ ], 2015 at 5:00 p.m. local time, which is the business day immediately prior to the special meeting. The Alliance secretary’s mailing address is:

Alliance Bancorp, Inc. of Pennsylvania

541 Lawrence Road

Broomall, Pennsylvania 19008

Attention: Kathleen P. Lynch, Corporate Secretary

Telephone: 610-353-2900

If you hold your stock in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:	How do I vote my shares in the Alliance Employee Stock Ownership Plan or the Alliance Profit Sharing 401(k) Plan?

A:	If you are a participant in the Alliance Employee Stock Ownership Plan, which we refer to as the Alliance ESOP, or the Alliance Profit Sharing 401(k) Plan, which we refer to as the Alliance 401(k) Plan, you will receive a voting instruction form for each plan that reflects all shares you may vote under the plan. Under the terms of the plans, all shares held by the plans are voted by the respective trustees, but each participant may direct the trustees on how to vote the shares of Alliance common stock allocated to his or her account in the plans. If your voting instructions for the Alliance ESOP or Alliance 401(k) Plan are not received, the shares allocated to your accounts in such plans will not be voted. Unallocated shares held in the Alliance ESOP generally will be voted by the Alliance ESOP trustees in the same manner that the majority of the shares that have been allocated are actually voted.

Q:	What will happen in the merger?

A:	If the merger proposal is approved by Alliance shareholders and the other conditions to closing under the merger agreement are satisfied or waived, then at the effective time of the merger, Alliance will merge with and into WSFS and WSFS will be the surviving entity. Also under the terms of the merger agreement, simultaneously with the merger, Alliance Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Alliance, will be merged with and into WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS, which we refer to as the bank subsidiary merger. We refer to the merger and the bank subsidiary merger as the mergers. As a result of the mergers, Alliance will no longer be a publicly held corporation, and its businesses will be owned by WSFS, which will continue as a public company. Following the merger, Alliance common stock will be delisted from the NASDAQ Global Market, and deregistered under the Securities Exchange Act of 1934, or the Exchange Act, and Alliance will no longer file periodic or current reports with the SEC.

Q:	What will I receive for my Alliance common stock?

A:	Upon completion of the merger, each share of Alliance common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive, at your election, either (i) cash in an amount equal to $22.00, which we refer to as the Cash Consideration, or (ii) 0.28955 shares of WSFS common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of Alliance common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Alliance common stock, including electing to receive the Cash Consideration for a portion of his or her shares of Alliance common stock and receive the Stock Consideration for the remainder of his or her shares of Alliance common stock. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. For example, if you hold 100 shares of Alliance common stock, you may elect to convert 30 shares of your Alliance common stock into the Cash Consideration and 70 shares of your Alliance common stock into the Stock Consideration (or any other combination), subject to the proration provisions described below.

No guarantee can be made that you will receive the amount of the Cash Consideration or the Stock Consideration you elect. As a result of the proration procedures provided for in the merger agreement, as described in this proxy statement/prospectus, you may receive the Stock Consideration or the Cash Consideration in amounts that are different from the amounts you elect to receive.

Q:	What happens if I am eligible to receive a fraction of a share of WSFS common stock as part of the per share Merger Consideration?

A:	If the aggregate number of shares of WSFS common stock that you are entitled to receive as part of the per share Merger Consideration includes a fraction of a share of WSFS common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Fractional Shares” beginning on page [ ].

Q:	How might the Merger Consideration I elect to receive be adjusted on a pro rata basis?

A:	Each holder of Alliance common stock is entitled to elect the form of consideration that he or she would like to receive for his or her shares of Alliance common stock, including electing to receive the Cash Consideration for a portion of his or her shares of Alliance common stock and receive the Stock Consideration for the remainder of his or her shares of Alliance common stock. We refer to a share for which an election to receive the Cash Consideration is made as a Cash Election Share, a share for which an election to receive the Stock Consideration is made as a Stock Election Share and a share of Alliance common stock for which no election is made as a Non-Election Share. All such elections are subject to adjustment on a pro rata basis.

The terms of the merger agreement provide that the aggregate amount of the Cash Consideration that holders of Alliance common stock are entitled to receive is $26,576,220, or the Maximum Cash Contribution. As a result, all elections may be subject to proration depending on the elections made by other holders of Alliance common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately 30% of the shares of Alliance common stock are treated as Cash Election Shares and 70% of the shares of Alliance common stock are treated as Stock Election Shares.

For example, if the aggregate of the Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares will be converted into Stock Election Shares until the Maximum Cash Contribution is no longer oversubscribed. If the aggregate of the Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Q:	Is the value of the per share consideration that I receive for my shares of Alliance common stock expected to be substantially equivalent regardless of which election I make?

A:	There will be no adjustment to the fixed number of shares of WSFS common stock that will be issued to Alliance shareholders who receive the Stock Consideration based upon changes in the market price of WSFS common stock or Alliance common stock prior to the closing. The value of the Cash Consideration will not change. As result, the value of the Merger Consideration received by holders of Alliance common stock who receive the Cash Consideration may differ from the value of the Merger Consideration received by holders of Alliance common stock who receive the Stock Consideration.

The market price of WSFS common stock at the time the merger is completed may vary from the price of WSFS common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Alliance special meeting as a result of various factors that are beyond the control of WSFS and Alliance, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the adoption and approval of the merger agreement by Alliance shareholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the Alliance special meeting. Therefore, at the time of the Alliance special meeting you will not know the precise value of the Stock Consideration, if any, that you will receive at the effective time of the merger. You should obtain current market quotations for shares of WSFS common stock.

Q:	How do I make an election for the type of the Merger Consideration that I prefer to receive and when can I expect to receive the Merger Consideration?

A:

Each holder of record of Alliance common stock as of the close of business on the closing date will be mailed a form of election/letter of transmittal and other appropriate and customary transmittal materials not more than five business days following the consummation of the merger. The deadline for holders of

Alliance common stock to elect the form of the Merger Consideration they want to receive is 30 days after the closing date of the merger and is referred to as the election deadline. Each holder of Alliance common stock should specify in the election form (1) the number of shares of Alliance common stock which such shareholder elects to have exchanged for the Stock Consideration and (2) the number of shares of Alliance common stock such shareholder elects to have exchanged for the Cash Consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. Holders of Alliance common stock shall receive their Merger Consideration as promptly as practicable following the election deadline, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials.

Q:	What happens to the Alliance stock options and awards under the Alliance 2011 Recognition and Retention Plan and Trust Agreement in the merger?

A:	Alliance Stock Options. At the effective time of the merger, which is referred to as the effective time, each outstanding option to acquire shares of Alliance common stock under Alliance common stock plans which is referred to as an Alliance stock option, whether vested or unvested, will be cancelled and will entitle the holder of such option to receive an amount in cash equal to the product of (i) the total number of shares of Alliance common stock subject to such option and (ii) the excess, if any, of the difference between the Cash Consideration and the exercise price per share of Alliance common stock underlying such option, less any applicable taxes to be withheld with respect to such payment.

Alliance RRP Awards. At the effective time, each outstanding and unvested award previously granted under Alliance’s 2011 Recognition and Retention Plan and Trust Agreement, or Alliance RRP, will become fully vested and be converted into the right to receive the Merger Consideration for the vested shares of Alliance common stock in accordance with the merger agreement.

Q:	What are the U.S. federal income tax consequences of the merger to Alliance shareholders?

A:	The merger is intended to qualify, and the obligation of WSFS and Alliance to consummate the merger is conditioned upon, the receipt of an opinion from Covington & Burling LLP to the effect that the merger will qualify, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and that Alliance and WSFS will each be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. Assuming that the merger so qualifies as a “reorganization,” which Alliance and WSFS anticipate, in general, for U.S. federal income tax purposes:

•	Holders of Alliance common stock who receive solely the Cash Consideration in the merger will generally recognize gain or loss;

•	Holders of Alliance common stock who receive solely the Stock Consideration in the merger generally will not recognize any gain or loss as a result of the exchange (other than for cash received in lieu of any fractional share of Alliance common stock); and

•	Holders of Alliance common stock who receive a combination of the Cash Consideration and the Stock Consideration in the merger will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (a) the excess, if any, of the sum of the cash received and the fair market value of the WSFS common stock received pursuant to the merger over that holder’s adjusted tax basis in his or her shares of Alliance common stock surrendered, and (2) the amount of Cash Consideration received by that holder pursuant to the merger.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ].

The U.S. federal income tax consequences described above may not apply to all holders of Alliance common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Do I have dissenters’ rights in connection with the merger?

A:	No. Holders of Alliance common stock do not have dissenters’ rights with respect to the merger under the Pennsylvania Business Corporations Law, or PBCL.

Q:	If I am an Alliance shareholder, should I send in my Alliance common stock certificates now?

A:	No. Please do NOT send in your Alliance common stock certificates with your proxy. If the merger proposal is approved by Alliance shareholders, and the merger is completed, an exchange agent designated by WSFS will send you instructions for exchanging Alliance common stock certificates for the Merger Consideration. See the section entitled “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page [ ].

Q:	What should I do if I hold my shares of Alliance common stock in book-entry form?

A:	If the merger proposal is approved by Alliance shareholders, and the merger is completed, an exchange agent designated by WSFS, or your broker or bank, will send you instructions for exchanging your shares of Alliance common stock for the Merger Consideration.

Q:	What happens if I sell my shares of Alliance common stock before the Alliance special meeting?

A:	The record date is earlier than both the date of the Alliance special meeting and the effective time of the merger. If you transfer your shares of Alliance common stock after the record date but before the Alliance special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Alliance special meeting but will transfer the right to receive the per share Merger Consideration to the person to whom you transfer your shares. In order to receive the per share Merger Consideration, you must hold your shares through the effective time of the merger.

Q:	When do you expect to complete the merger?

A:	We expect to consummate the merger in the fourth quarter of 2015. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Alliance shareholders at the Alliance special meeting and the necessary regulatory approvals and the other conditions to closing must be satisfied before the merger is consummated. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [ ].

Q:	Who should I call with questions?

A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Alliance common stock, please contact: Peter J. Meier, Executive Vice President and Chief Financial Officer at Alliance Bancorp, Inc. of Pennsylvania at (610) 353-2900 or [ ], Alliance’s proxy solicitor, at [ ].

Q:	Are there any risks that I should consider in deciding whether to vote for the merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [ ].

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted and approved by Alliance shareholders or if the merger is not completed for any other reason, Alliance shareholders will not receive any consideration for their shares of Alliance common stock. Instead, Alliance will remain an independent public company, Alliance common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and Alliance will continue to file periodic and current reports with the SEC. Under specified circumstances, Alliance may be required to pay WSFS a termination fee of $4.0 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page [ ].

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as an Alliance shareholder. We urge you to carefully read the entire proxy statement/prospectus, including the appendices, and the other documents to which we refer in order to fully understand the merger. See the section entitled “Where You Can Find More Information” beginning on page[    ]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Parties to the Merger (page [    ])

Alliance Bancorp, Inc. of Pennsylvania

541 Lawrence Road

Broomall, Pennsylvania 19008

(610) 353-2900

Alliance, a Pennsylvania corporation, is a savings and loan holding company which owns 100% of the capital stock of Alliance Bank, which is a Pennsylvania-chartered savings bank headquartered in Broomall, Pennsylvania. Alliance Bank operates a total of eight banking offices located in Delaware and Chester Counties, Pennsylvania, which are suburbs of Philadelphia. Alliance Bank’s primary business consists of attracting deposits from the general public and using those funds, together with funds it borrows, to originate loans to its customers and invest in securities such as U.S. government and agency securities, mortgage-backed securities and municipal obligations. At December 31, 2014, Alliance had $420.8 million of total assets, $344.8 million of total deposits and stockholders’ equity of $66.5 million.

Alliance common stock is listed on NASDAQ Global Market under the symbol “ALLB.”

WSFS Financial Corporation

500 Delaware Avenue

Wilmington, Delaware 19801

(302) 792-6000

WSFS, a Delaware corporation, is a unitary savings and loan holding company under the Home Owners’ Loan Act of 1935, as amended. Its primary subsidiary, WSFS Bank, a federal savings bank, is the oldest, locally managed bank and trust company headquartered in Delaware. WSFS operates from 55 offices located in Delaware (45), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. At December 31, 2014, WSFS had $4.85 billion of total assets, $3.65 billion of total deposits and stockholders’ equity of $489.1 million.

WSFS common stock is listed on the NASDAQ Global Select Market under the symbol “WSFS.”

Additional information about WSFS and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [    ].

The Merger and the Merger Agreement

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex I to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the terms of the merger agreement, Alliance will merge with and into WSFS, with WSFS continuing as the surviving corporation of the merger. Also under the terms of the merger agreement, simultaneously with the merger, Alliance Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Alliance, will be merged with and into WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS, with WSFS Bank as the surviving entity in the bank subsidiary merger. Following the merger, Alliance will no longer be a publicly held corporation, so its common stock will be delisted from the NASDAQ Global Market and it will stop filing periodic and current reports with the SEC.

As a result of the Merger, Alliance Shareholders Will Have a Right To Elect To Receive Either 0.28955 of a Share of WSFS Common Stock, or $22.00 in Cash or a Combination of Stock Consideration and Cash Consideration (page [    ])

We are proposing the merger of Alliance with and into WSFS, with WSFS continuing as the surviving corporation in the merger. If the merger is completed, each share of Alliance common stock issued and outstanding immediately prior to the merger will be converted, at the election of the Alliance shareholder, into the right to receive either (i) cash in an amount equal to $22.00, which we refer to as the Cash Consideration or (ii) 0.28955 of a share of WSFS common stock, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of Alliance common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Alliance common stock, which may be all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration. All such elections are subject to adjustment on a pro rata basis. Shares of Alliance common stock for which an election is not made or that are not submitted by the election deadline are referred to as Non-Electing Shares. No fractional shares of WSFS common stock will be issued in connection with the merger, and holders of Alliance common stock will be entitled to receive cash in lieu thereof.

For example, an Alliance shareholder who holds 100 shares of Alliance common stock may elect to convert 40 shares of his or her Alliance common stock into Cash Election Shares and 60 shares of his or her Alliance common stock into Stock Election Shares (or any other combination), subject to the proration provisions described elsewhere in this proxy statement/prospectus.

The Alliance Board of Directors Unanimously Recommends that Alliance shareholders Vote “FOR” Adoption and Approval of the Merger Agreement (page [    ])

The Alliance board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Alliance and its shareholders. Accordingly, the Alliance board of directors unanimously recommends that Alliance shareholders vote “FOR” adoption and approval of the merger agreement.

For the factors considered by the Alliance board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—Alliance’s Reasons for the Merger; Recommendation of the Alliance Board of Directors” beginning on page [    ].

Keefe, Bruyette & Woods, Inc. Has Provided an Opinion to the Alliance Board of Directors in Connection with the Merger (page [    ] and Annex II)

In connection with the merger, Alliance’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated March 2, 2015, to the Alliance board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Alliance common stock of the Merger

Consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex II to this proxy statement/prospectus. The opinion was provided for the information of, and was directed to, the Alliance board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Alliance to engage in the merger or enter into the merger agreement or constitute a recommendation to the Alliance board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Alliance common stock as to how to vote in connection with the merger or any other matter (including, with respect to holders of Alliance common stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration).

For further information, please see the discussion under the caption “The Merger—Opinion of Alliance’s Financial Advisor,” beginning on page [    ].

Information About the Alliance Special Meeting (page [    ])

The Alliance special meeting will be held on [                    ], 2015, which is the record date for the Alliance special meeting, at [            ], local time, at [            ], located at [            ], unless the Alliance special meeting is adjourned or postponed.

At the Alliance special meeting, Alliance shareholders will be asked to:

•	approve the merger proposal;

•	approve the merger-related compensation proposal; and

•	approve the adjournment proposal, if necessary.

Only holders of record at the close of business on [                    ], 2015, which is the record date for the Alliance special meeting, will be entitled to vote at the Alliance special meeting. Each share of Alliance common stock is entitled to one vote on each proposal to be considered at the Alliance special meeting. As of the record date, there were [            ] shares of Alliance common stock entitled to vote at the Alliance special meeting. As of the record date, directors and executive officers of Alliance and their affiliates owned and were entitled to vote [            ] shares of Alliance common stock, representing approximately [    ]% of the shares of Alliance common stock outstanding on that date. As of the record date, WSFS beneficially held no shares of Alliance common stock, and WSFS’ directors and executive officers held no shares of Alliance common stock.

The merger agreement must be adopted and approved by the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting.

Approval, on an advisory (non-binding) basis, of the merger-related compensation proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting.

Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting.

Abstentions, broker non-votes and a failure to vote are not considered votes cast and will have no effect on any of the proposals to be considered at the Alliance special meeting, assuming a quorum is present.

Alliance’s Directors and Officers May Have Financial Interests in the Merger That Differ From Your Interests (page [    ])

Alliance shareholders should be aware that the directors and executive officers of Alliance have agreements and other benefit plans or arrangements that provide them with financial interests in the merger that are different from, or in addition to, those of Alliance shareholders generally. These interests arise because of rights under benefit and compensation plans or arrangements maintained by Alliance, and include the following:

•	Pursuant to separation, non-competition and consulting agreements, or the Separation Agreements, entered into by WSFS and Alliance with each of Dennis D, Cirucci, President and Chief Executive Officer of Alliance, and Peter J. Meier, Executive Vice President and Chief Financial Officer of Alliance in connection with the merger agreement, Messrs. Cirucci and Meier will receive lump sum separation payments totaling $1,053,955 and $487,667, respectively, within 10 business days following completion of the merger, plus the continuation of insurance benefits.

•	Messrs. Cirucci and Meier will receive additional lump sum cash payments of $400,000 and $90,000, respectively, within 10 business days following completion of the merger as consideration for performing ongoing obligations under the Separation Agreements. Messrs. Cirucci and Meier agreed to not participate in the commercial or retail banking business in a specified geographic area for periods of 18 months and six months, respectively, following completion of the merger, agreed to not solicit the customers of Alliance or the employees of WSFS or Alliance for periods of two years and one year, respectively, following completion of the merger, and agreed to provide part-time consulting services to WSFS at it request for a period of six months following completion of the merger.

•	William McGrath, Senior Vice President and Chief Lending Officer of Alliance, and Suzanne J. Ricci, Senior Vice President and Chief Operating Officer of Alliance, will receive lump sum cash payments totaling approximately $505,000 and $460,000, respectively, plus the continuation of insurance benefits for a period of time, if their employment is terminated without cause within two years following completion of the merger pursuant to their existing employment agreements with Alliance.

•	All unvested stock options and Alliance RRP awards which remain outstanding immediately prior to completion of the merger will immediately vest upon completion of the merger. Based on the Merger Consideration being $22.00 per share and assuming the merger is completed in the fourth quarter of 2015, the value of all unvested equity awards held by Alliance’s directors and executive officers as a group would be approximately $1.2 million, and such amount excludes the value of vested stock options. These unvested awards are scheduled to vest in the ordinary course in July 2016.

•	In accordance with their existing supplemental retirement agreements, Messrs. Cirucci and Meier will receive their vested supplemental retirement benefits in a lump sum discounted to present value, rather than having such benefits paid to them over their remaining lives, with the lump sum payments to be based on their estimated life expectancies and to be paid approximately six months following completion of the merger.

•	The Alliance ESOP will be terminated upon completion of the merger, which will result in a portion of the Merger Consideration received with respect to the unallocated shares of Alliance common stock held by the Alliance ESOP being allocated to all participants, including executive officers of Alliance, in the Alliance ESOP on a pro rata basis.

•	In the merger agreement, WSFS agreed to maintain directors’ and officers’ liability insurance for directors and executive officers of Alliance for a period of six years following the merger and to provide indemnification arrangements for such persons.

The Alliance board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt and approve the merger agreement and the merger, and in recommending that Alliance shareholders vote in favor of the merger proposal.

For a more complete description of these interests, see “The Merger—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page [    ].

Treatment of Alliance Stock Options in the Merger (page [    ])

Upon completion of the merger, each Alliance stock option will be automatically cancelled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between the Cash Consideration and the exercise price of the Alliance stock option. The exercise price per share of all of the Alliance stock options are equal to or greater than the Cash Consideration, and, therefore, all unexercised Alliance stock options at the effective time of the merger will receive a cash payment in connection with the merger.

For a more complete description of these interests, see “The Merger—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page [    ].

Treatment of Alliance RRP Awards in the Merger (page [    ])

Consistent with the terms of the pre-existing Alliance RRP, the merger agreement provides that, at the effective time of the merger, each outstanding Alliance RRP award that has not yet vested will become fully vested and converted into the right to receive the Merger Consideration for the vested shares of Alliance common stock in accordance with the merger agreement, and all such outstanding shares underlying Alliance RRP awards will become fully vested immediately prior to the effective time of the merger.

For a more complete description of these interests, see “The Merger—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page [    ].

Alliance Shareholders May Not Exercise Dissenters’ Rights (page [    ])

Holders of Alliance common stock do not have dissenters’ rights with respect to the merger under the PBCL.

Regulatory Approvals Required for the Merger (page [    ])

We have agreed to use our reasonable best efforts to obtain all regulatory approvals, non-objections or waivers required to complete the transactions contemplated by the merger agreement. These regulatory determinations include, among others, the approval of the Office of the Comptroller of the Currency, which we refer to as the OCC, for the bank subsidiary merger and a capital distribution from WSFS Bank to WSFS in connection with the merger, a waiver for the merger from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, and the approval of the Pennsylvania Department of Banking and Securities, or the Department, for WSFS to acquire Alliance Bank. WSFS and Alliance have filed, or are in the process of filing, applications, requests, letters and notifications to obtain the required regulatory determinations.

Although we do not know of any reason why these regulatory approvals, non-objections or waivers cannot be obtained in a timely manner, we cannot be certain when or if they will be obtained.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page [    ])

Currently, we expect to consummate the merger in the fourth quarter of 2015. As more fully described in this proxy statement/prospectus and in the merger agreement, consummation of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The conditions to each party’s obligation to complete the merger include, among others:

•	adoption and approval of the merger agreement by Alliance shareholders;

•	receipt of required regulatory approvals (provided that no such required regulatory approval may impose a burdensome condition on WSFS);

•	absence of any law, injunction or other restraint prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;

•	the declaration of effectiveness by the SEC of WSFS’ registration statement on Form S-4 registering the WSFS common stock issuable to Alliance shareholders, with no stop orders suspending the effectiveness thereof having been issued;

•	authorization of the shares of WSFS common stock to be issued in the merger for listing on the NASDAQ Global Select Market;

•	accuracy of each party’s representations and warranties in the merger agreement, generally subject to specified materiality standards;

•	performance in all material respects of each party’s obligations under the merger agreement; and

•	receipt by each party of an opinion of Covington & Burling LLP, counsel to WSFS, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed in the fourth quarter of 2015 or at all.

No Solicitation or Negotiation of Acquisition Proposals (page [    ])

As more fully described in this proxy statement/prospectus, Alliance has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, among other actions, solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any third party any nonpublic information with respect to, or approve, agree to, accept, endorse or recommend any acquisition proposal.

Notwithstanding these restrictions, prior to the adoption and approval of the merger agreement by Alliance shareholders, Alliance may furnish non-public information with respect to Alliance and its subsidiaries in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal or enter into discussions and negotiations with such third party who has made an unsolicited bona fide written acquisition proposal, only if the Alliance board of directors determines (in accordance with the merger agreement and after consultation with its financial advisor and outside legal counsel) that such acquisition proposal constitutes a superior proposal or could reasonably be expected to lead to a superior proposal and failure to take such action more likely than not would cause the Alliance board of directors to violate its fiduciary duties under applicable law.

If Alliance has received a superior proposal, after giving effect to the terms of any revised offer by WSFS that are negotiated in good faith by Alliance, and provided that Alliance has complied with the terms of the non-solicitation provisions in the merger agreement, the Alliance board of directors may, in connection with the superior proposal, make a change in its recommendation to the Alliance shareholders that they approve and adopt the merger agreement if the Alliance board of directors determines (in accordance with the merger agreement and after consultation with its outside legal counsel) that the failure to take such action more likely than not would be a violation of the Alliance board of directors’ fiduciary duties under applicable law.

Notwithstanding any change in the recommendation of the Alliance board of directors that the Alliance shareholders adopt and approve the merger agreement, the merger agreement is required to be submitted to Alliance shareholders (which is being done at the Alliance special meeting) for the purpose of voting on the adoption and approval of the merger agreement.

Termination of the Merger Agreement (page [    ])

We may mutually agree to terminate the merger agreement before completing the merger, even after receiving Alliance shareholder approval.

In addition, either of us may decide to terminate the merger agreement if:

•	any regulatory authority which must grant a required regulatory approval has denied approval of the transactions contemplated by the merger agreement, and this denial has become final and nonappealable, or a regulatory authority has issued a final nonappealable law or order prohibiting the consummation of the transactions contemplated by the merger agreement, if the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change such denial, law or order;

•	the Alliance shareholders fail to adopt and approve the merger agreement and the transactions contemplated thereby at the Alliance special meeting;

•	the merger has not been completed on or before December 31, 2015, which is referred to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement by the outside date is not caused by the terminating party’s breach of the merger agreement; or

•	any of the conditions precedent to the obligations of the terminating party to consummate the merger cannot be satisfied or fulfilled by the outside date, if the failure of such condition to be satisfied or fulfilled is not a result of the terminating party’s failure to perform, in any material respect, any of its material covenants or agreements in the merger agreement or such party’s material breach of any of its material representations or warranties contained in the merger agreement.

In addition, WSFS may terminate the merger agreement if:

•	the Alliance board of directors fails to recommend the merger to, and the adoption and approval of the merger agreement by, the Alliance shareholders or changes its recommendation to the Alliance shareholders in a manner adverse to WSFS;

•	the Alliance board of directors breaches its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement in any respect adverse to WSFS; or

•	the Alliance board of directors breaches its obligations to call, give notice of, convene and/or hold a shareholders’ meeting or to use reasonable best efforts to obtain the approval of Alliance shareholders.

In addition, Alliance may terminate the agreement if the price of WSFS common stock declines by more than 20% from $75.36, which is the closing price of WSFS common stock on March 4, 2015 (the first trading day immediately after the date of the first public announcement of entry into the merger agreement) and underperforms an index of banking companies by more than 20% over a designated measurement period unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of Alliance common stock who are to receive Stock Consideration in the merger.

Termination Fee (page [    ])

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by the Alliance board of directors, Alliance may be required to pay WSFS a termination fee of $4.0 million. The termination fee could discourage other companies from seeking to acquire or merge with Alliance.

Board of Directors and Executive Officers of WSFS and WSFS Bank Following the Effective Time of the Merger (page [    ])

The directors and officers of WSFS immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger.

Litigation Relating to the Merger (page [    ])

Alliance, Alliance’s directors and certain of its officers are named as defendants in a lawsuit that is pending in connection with the merger. WSFS is also named as a defendant in this lawsuit. See “The Merger—Litigation Relating to the Merger” beginning on page [    ] for more information.

The Rights of Alliance Shareholders Will Change as a Result of the Merger (page [    ])

The rights of Alliance shareholders will change as a result of the merger due to differences in WSFS’ and Alliance’s governing documents. The rights of Alliance shareholders are governed by Pennsylvania law and by Alliance’s articles of incorporation and amended and restated bylaws, each as amended to date, which we refer to as Alliance’s articles of incorporation and bylaws, respectively. Upon the effective time of the merger, the rights of Alliance shareholders who receive the Stock Consideration will be governed by Delaware law and WSFS’ amended and restated certificate of incorporation and amended and restated bylaws, which we refer to as WSFS’ certificate of incorporation and bylaws, respectively. Alliance shareholders who receive solely the Cash Consideration will have their shareholder rights extinguished.

This proxy statement/prospectus contains descriptions of the material differences in shareholder rights under each of Alliance’s articles of incorporation and bylaws and WSFS’ certificate of incorporation and bylaws. For a more complete description of these material differences, see the section entitled “Comparison of Shareholders’ Rights” beginning on page [    ].

The Merger Is Intended to Be Tax-Free to Holders of Alliance Common Stock as to the Shares of WSFS Common Stock They Receive (page [    ])

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, as a condition to the respective obligations of WSFS and Alliance to complete the merger, each of WSFS and Alliance shall receive an opinion from Covington & Burling LLP to that effect. Accordingly, the merger generally will be tax-free to a holder of Alliance common stock for U.S. federal income tax purposes who receives solely the Stock Consideration for all of his or her shares, except for any gain or loss that may result from the receipt of cash instead of fractional shares of WSFS common stock that such holder of Alliance common stock would otherwise be entitled to receive. If the holder of Alliance common stock receives solely the Cash Consideration for all of his or her shares, the holder of Alliance common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her shares of Alliance common stock as set forth below. If the holder of Alliance common stock receives a combination of Cash Consideration and Stock Consideration in the merger, the holder will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the WSFS common stock received pursuant to the merger over that holder’s adjusted tax basis in his or her shares of Alliance common stock surrendered, and (2) the amount of Cash Consideration received by that holder pursuant to the merger. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ].

The U.S. federal income tax consequences described above may not apply to all holders of Alliance common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Market Prices of Securities (page [    ])

WSFS common stock is listed on the NASDAQ Global Select Market under the symbol “WSFS” and Alliance common stock is listed on NASDAQ Global Market under the symbol “ALLB.”

The market value of the Stock Consideration will fluctuate with the market price of WSFS common stock, however the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. The following table presents the closing prices of WSFS common stock on March 2, 2015, the last trading day before public announcement of the merger, and on [                    ], 2015, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration proposed for each share of Alliance common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of WSFS common stock on those dates by the exchange ratio of 0.28955 provided for in the merger agreement. This table also presents the value of the Cash Consideration proposed for each share of Alliance common stock converted into the Cash Consideration, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for WSFS common stock.

	WSFS Common Stock (NASDAQ: WSFS)		Implied Value of One Share of Alliance Common Stock (NASDAQ: ALLB)		Value of the Cash Consideration for One Share of Alliance Common Stock
At March 2, 2015		$78.57		$22.75	$22.00
At [ ], 2015	$	[ ]	$	[ ]	$22.00

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WSFS

The following table summarizes financial results achieved by WSFS for the periods and at the dates indicated and should be read in conjunction with WSFS’ consolidated financial statements and the notes to the consolidated financial statements contained in reports that WSFS has previously filed with the Securities and Exchange Commission, or the SEC. Historical financial information for WSFS can be found in its Annual Report on Form 10-K for the year ended December 31, 2014. See “Where You Can Find More Information” beginning on page [    ] for instructions on how to obtain the information that has been incorporated by reference.

	As of December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Total assets	$4,853,320	$4,515,763	$4,375,148	$4,289,008	$3,953,518
Net loans(1)(5)	3,185,159	2,936,467	2,736,674	2,712,774	2,575,890
Reverse mortgages	29,298	37,328	19,229	15,722	11,746
Investment securities(2)	866,292	817,115	900,839	856,071	754,063
Other investments	23,412	36,201	31,796	35,765	37,790
Total deposits	3,649,235	3,186,942	3,274,963	3,135,304	2,810,774
Borrowings(3)	545,764	759,830	515,255	656,609	680,595
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011
Senior debt	55,000	55,000	55,000	—	—
Shareholders’ equity	489,051	383,050	421,054	392,133	367,822
Number of full-service branches	43	39	41	40	36

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Interest income	$160,337	$146,922	$150,287	$158,642	$162,403
Interest expense	15,830	15,334	23,288	32,605	41,732
Net interest income	144,507	131,588	126,999	126,037	120,671
Noninterest income	78,278	80,151	86,693	63,588	50,115
Noninterest expenses	147,819	132,929	133,345	127,476	109,332
Provision for loan losses	3,580	7,172	32,053	27,996	41,883
Provision (benefit) for income taxes	17,629	24,756	16,984	11,475	5,454
Net Income	53,757	46,882	31,311	22,677	14,117
Dividends on preferred stock and accretion of discount	—	1,663	2,770	2,770	2,770
Net income allocable to common shareholders	53,757	45,249	28,541	19,907	11,347
Earnings per share allocable to common shareholders:
Basic	5.92	5.13	3.28	2.31	1.48
Diluted	5.78	5.06	3.25	2.28	1.46
Interest rate spread	3.62%	3.51%	3.39%	3.49%	3.47%
Net interest margin	3.68	3.56	3.46	3.60	3.62
Noninterest income as a percentage of total revenue(4)	34.82	37.64	40.43	33.34	29.16
Return on average assets	1.17	1.07	0.73	0.56	0.37
Return on average equity	12.21	11.60	7.66	5.96	4.21
Average equity to average assets	10.33	8.62	9.58	9.34	8.84
Ratio of nonperforming assets to total assets	1.08	1.06	1.43	2.14	2.35

(1)	Includes loans held-for-sale.
(2)	Includes securities available-for-sale, held-to-maturity and trading.
(3)	Borrowings consist of FHLB advances, securities sold under agreements to repurchase and other borrowed funds.
(4)	Computed on a fully tax-equivalent basis.
(5)	Net of earned income.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ALLIANCE

The following table summarizes financial results achieved by Alliance for the periods and at the dates indicated and should be read in conjunction with Alliance’s consolidated financial statements and the notes to the consolidated financial statements included in this proxy statement/prospectus beginning on page F-1 and from which we derived this data.

	As of December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Total assets	$420,829	$425,502	$460,915	$469,487	$454,476
Loans receivable, net	305,779	298,877	278,876	285,297	286,056
Investment securities	40,922	49,680	34,325	45,245	61,428
Mortgage-backed securities	3,178	4,698	7,524	11,303	16,146
Deposits	344,780	345,378	371,037	376,048	384,595
Borrowings(1)	2,918	3,437	3,261	3,878	7,384
Shareholders’ equity	66,451	70,169	80,002	82,995	48,991
Full-service offices at end of period	8	8	9	9	9

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands)
Interest and dividend income	$16,890	$16,612	$17,409	$18,677	$19,797
Interest expense	2,256	2,460	3,210	4,104	6,434
Net interest income	14,634	14,152	14,199	14,573	13,363
Net income	2,555	1,408	2,542	1,149	1,080
Average interest rate spread(2)	3.51%	3.22%	3.05%	3.12%	2.98%
Net interest margin(2)	3.63	3.36	3.19	3.31	3.13
Return on average assets	0.60	0.32	0.54	0.25	0.24
Return on average equity	3.82	1.80	3.08	1.37	2.21
Ratio of average equity to average assets	16.36	17.40	17.43	18.05	10.74

(1)	Borrowings consist of advances, demand notes issued to the U.S. Treasury, customer sweep accounts, and the Alliance ESOP debt prior to conversion.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio is calculated by dividing other expenses by the sum of net interest income and other income.

COMPARATIVE PRO FORMA PER SHARE DATA

The following selected unaudited pro forma per share information for the year ended December 31, 2014 reflects the mergers as if it had occurred on January 1, 2014. The book value per share amounts in the table below reflects the merger as if it had occurred on December 31, 2014. The information in the table is based on, and should be read together with, the historical financial information that WSFS has presented in its filings with the SEC and the historical financial information that Alliance has presented elsewhere in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [    ].

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. The summary unaudited pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values are obtained, which changes could be materially different than the initial estimates.

	Historical		WSFS Unaudited Pro Forma Combined	Equivalent Basis Unaudited Pro Forma Combined(1)
	WSFS (Unaudited)	Alliance (Unaudited)
Earnings (Loss) per Share Attributable to Common Shareholders
Basic—Net income	$5.92	$0.64	$5.69	$1.65
Diluted—Net income	$5.78	$0.63	$5.56	$1.61
Cash Dividends Per Share(2)	$0.51	$0.22	$0.51	$0.15
Book Value Per Share	$52.01	$16.50	$54.36	$15.74

(1)	The equivalent basis unaudited pro forma earnings per share, cash dividends per share and book value per share amounts are calculated by multiplying the unaudited pro forma combined per share amounts by the exchange ratio of 0.28955.
(2)	WSFS Unaudited Pro Forma Combined dividends were based on WSFS’s historical amounts.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Stock Prices

WSFS common stock is listed on the NASDAQ Global Select Market under the symbol “WSFS” and Alliance common stock is listed on the NASDAQ Global Market under the symbol “ALLB.” The tables below set forth, for the periods indicated, the high and low sales prices per share of WSFS and Alliance common stock as reported by The NASDAQ Stock Market LLC. The table also provides information as to the quarterly cash dividends declared per share of WSFS common stock and Alliance common stock, for the periods indicated.

	WSFS Common Stock
	High	Low	Cash Dividends Declared
2013
First Quarter	$49.72	$42.19	$0.12
Second Quarter	$52.89	$45.82	$0.12
Third Quarter	$63.66	$52.35	$0.12
Fourth Quarter	$79.85	$57.45	$0.12
2014
First Quarter	$78.32	$67.32	$0.12
Second Quarter	$74.20	$63.74	$0.12
Third Quarter	$76.95	$67.24	$0.12
Fourth Quarter	$79.97	$70.14	$0.15
2015
First Quarter	$79.97	$73.01	$0.15
Second Quarter (through [ ], 2015)	[ ]	[ ]	[ ]

	Alliance Common Stock
	High	Low	Cash Dividends Declared
2013
First Quarter	$13.35	$12.50	$0.05
Second Quarter	$14.72	$13.09	$0.05
Third Quarter	$15.50	$14.07	$0.05
Fourth Quarter	$15.60	$14.35	$0.05
2014
First Quarter	$15.91	$14.90	$0.05
Second Quarter	$16.24	$15.17	$0.05
Third Quarter	$16.98	$15.12	$0.06
Fourth Quarter	$18.41	$15.51	$0.06
2015
First Quarter	$21.90	$16.30	$0.06
Second Quarter (through [ ], 2015)	[ ]	[ ]	[ ]

On March 2, 2015, the last trading day before public announcement of the merger, the closing sales price per share of WSFS common stock was $78.57 on the NASDAQ Global Select Market, and the closing sales price per share of Alliance common stock was $17.51 on the NASDAQ Global Market. On [                    ], 2015 the last practicable trading day prior to the mailing of this proxy statement/prospectus, the closing sales price per share of WSFS common stock was $[            ] on the NASDAQ Global Select Market, and the closing sales price per share of Alliance common stock was $[            ] on the NASDAQ Global Market. As of [                    ], 2015,

the last practicable trading day prior to the mailing of this proxy statement/prospectus, there were [            ] shares of Alliance common stock issued and outstanding and approximately [            ] shareholders of record and [            ] shares of WSFS common stock issued and outstanding and approximately [            ] stockholders of record.

Alliance shareholders are advised to obtain current market quotations for WSFS common stock. The market price of WSFS common stock will fluctuate between the date of this proxy statement/prospectus and the effective time of the merger. No assurance can be given concerning the market price of WSFS common stock before or after the effective date of the merger. Any change in the market price of WSFS common stock prior to the effective time of the merger will affect the market value of the Merger Consideration that Alliance shareholders who receive the Stock Consideration will receive upon the effective time of the merger.

Dividends

After the merger, WSFS currently expects to pay (when, as and if declared by the WSFS board of directors) regular quarterly cash dividends of $0.15 per share. While WSFS currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on WSFS common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the WSFS board of directors.

As a holding company, WSFS is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws and guidance applicable to WSFS Bank and WSFS limit the payment of dividends and other distributions by WSFS Bank to WSFS, and by WSFS to its stockholders. Therefore, WSFS’ ability to pay dividends on its common stock may be limited. Regulatory authorities could impose administratively stricter limitations on the ability of WSFS Bank to pay dividends to WSFS, or WSFS to pay dividends to its stockholders, if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Alliance regularly paid quarterly cash dividends of $0.05 per share, until increasing payments to $0.06 per share beginning in the quarter ended September 30, 2014.

Whenever a dividend or other distribution is declared by WSFS on WSFS common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of WSFS common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Alliance common stock certificates or book-entry shares in accordance with the merger agreement.

WSFS and Alliance will coordinate with each other such that Alliance shareholders do not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Alliance common stock and any shares of WSFS common stock that such shareholders receive in exchange for Alliance common stock in the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents referred to in this proxy statement/prospectus contain estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our predictions or expectations of future business or financial performance as well as their respective goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. In addition to factors previously disclosed in our reports filed with the U.S. Securities and Exchange Commission, or the SEC, and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our ability to obtain regulatory approvals and meet other closing conditions to the merger, including adoption and approval by Alliance shareholders on the expected terms and schedule;

•	delay in closing the merger;

•	difficulties and delays in integrating the Alliance business or fully realizing cost savings and other benefits;

•	business disruption following the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of WSFS products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures;

•	economic conditions; and

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve and legislative and regulatory actions and reforms.

Some of these risks and uncertainties are discussed herein, including under the heading “Risk Factors,” and in WSFS’ Form 10-K for the year ended December 31, 2014 and other documents filed by WSFS with the SEC from time to time. Forward-looking statements are as of the date they are made, and we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ] and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by WSFS for the year ended December 31, 2014, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the merger agreement.

Risks Relating to the Merger

Because the exchange ratio is fixed, the value of WSFS common stock issued to Alliance shareholders who receive the Stock Consideration for some or all of their shares will depend on the market price of WSFS common stock when the merger is completed.

The market price of WSFS common stock at the time the merger is completed may vary from the price of WSFS common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Alliance special meeting as a result of various factors that are beyond our control, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. On March 2, 2015, the last trading day before public announcement of the merger, WSFS common stock closed at $78.57 per share, as reported on the NASDAQ Global Select Market. From March 3, 2015, the day of the announcement of the proposed merger, through [                    ], 2015, the trading price of WSFS common stock ranged from a closing high of $[        ] per share to a closing low of $[        ] per share.

Other than as described in this proxy statement/prospectus, there will be no adjustment to the fixed number of shares of WSFS common stock that will be issued to Alliance shareholders who receive the Stock Consideration based upon changes in the market price of WSFS common stock or Alliance common stock prior to the closing. The value of the Cash Consideration will not change. In addition, the merger agreement cannot be terminated due to a change in the price of WSFS common stock except if the price of WSFS common stock declines by more than 20% from $75.36 and underperforms an index of banking companies by more than 20% over a designated measurement period, unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of Alliance common stock who are to receive the Stock Consideration in the merger. As a result, the value of the Cash Consideration may differ from the value of the Stock Consideration. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [    ].

Alliance and WSFS are working to complete the transaction as quickly as possible and expect to complete the merger in the fourth quarter of 2015. However, there is no way to predict how long it will take to satisfy the conditions to closing the merger and to complete the transaction. In addition to the adoption and approval of the merger agreement by Alliance shareholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the Alliance special meeting. Because the date when the transaction is completed will be later than the date of the Alliance special meeting, Alliance shareholders will not know the precise value of the Stock Consideration, if any, that they will receive at the effective time of the merger at the time they vote on the merger proposal. You should obtain current market quotations for shares of WSFS common stock before you vote.

The elections made by holders of Alliance common stock with respect to the types of Merger Consideration they would like to receive are subject to proration and there can be no assurance that a shareholder will receive the type of Merger Consideration he or she elects.

Each holder of Alliance common stock will be able to elect the type of Merger Consideration that he or she would like to receive for each of his or her shares of Alliance common stock, including electing to receive the Cash Consideration for a portion of his or her shares of Alliance common stock and receive the Stock

Consideration for the remainder of his or her shares of Alliance common stock. A share of Alliance common stock for which an election to receive the Cash Consideration is made we refer to as a Cash Election Share and a share of Alliance common stock for which an election to receive the Stock Consideration is made we refer to as a Stock Election Share. Shares of Alliance common stock for which no election is made will be deemed to be Non-Election Shares. All such elections are subject to adjustment on a pro rata basis.

The terms of the merger agreement provide that the aggregate amount of the Cash Consideration that holders of Alliance common stock are entitled to receive the Maximum Cash Contribution. As a result, all elections may be subject to proration depending on the elections made by other holders of Alliance common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately 30% of the shares of Alliance common stock are treated as Cash Election Shares and 70% of the shares of Alliance common stock are treated as Stock Election Shares.

For example, if the aggregate of the Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares will be converted into Stock Election Shares until the Maximum Cash Contribution is no longer oversubscribed. If the aggregate of the Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares that are will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Accordingly, depending on the elections made by other Alliance shareholders, if a holder of Alliance common stock elects to receive all Cash Consideration pursuant to the merger, such holder may receive a portion of the Merger Consideration due to such holder in the form of Stock Consideration. If a holder of Alliance common stock elects to receive all Stock Consideration pursuant to the merger, such holder may receive a portion of the Merger Consideration due to such holder in the form of Cash Consideration. Alliance shareholders who make an election to receive the Stock Consideration for some of their shares and the Cash Consideration for the remainder of their shares may receive different amounts or proportions of the Stock Consideration and the Cash Consideration than they elected.

The market price of WSFS common stock after the merger may be affected by factors different from those affecting the shares of Alliance or WSFS currently.

Upon the effective time of the merger, holders of Alliance common stock who receive the Stock Consideration will become holders of WSFS common stock. WSFS’ business differs from that of Alliance, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of WSFS and Alliance. For a discussion of the business of Alliance, see “Information on Alliance’s Business” beginning on page [    ]. For a discussion of the business of WSFS and of certain factors to consider in connection with that business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [    ].

The fairness opinion delivered to the Alliance board of directors by Alliance’s financial advisor does not reflect any changes in circumstances that occur after the date of the opinion.

Changes in the operations and prospects of Alliance or WSFS, general market and economic conditions, and other factors that may be beyond the control of Alliance and WSFS, may alter the value of Alliance or WSFS or the prices of shares of Alliance common stock or WSFS common stock by the time the merger is completed. The opinion of Alliance’s financial advisor, KBW, was delivered to the Alliance board of directors on March 2, 2015 and speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Accordingly, the opinion does not reflect any changes in circumstances that occur after the date of the opinion. For a description of the opinion that Alliance received from its financial advisor, please refer to “The Merger—Opinion of Alliance’s Financial Advisor” beginning on page [    ]. For a description of the other factors considered by the Alliance board of directors in determining to approve the merger, please refer to “The Merger—Alliance’s Reasons for the Merger; Recommendation of the Alliance Board of Directors” beginning on page [    ].

Some of the conditions to the merger may be waived by Alliance or WSFS without resoliciting shareholder adoption and approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by Alliance or WSFS, subject to the agreement of the other party in specific cases. See “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [    ]. If any conditions are waived, Alliance will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the Alliance board of directors determines that resolicitation of shareholders is not warranted, Alliance and WSFS will have the discretion to complete the transaction without seeking further Alliance shareholder approval.

Some of the directors and officers of Alliance may have interests and arrangements that may have influenced their decisions to support the merger or recommend that you adopt and approve the merger agreement.

The interests of the directors and executive officers of Alliance may be different from those of holders of Alliance common stock, and directors and officers of Alliance may be participants in arrangements that are different from, or in addition to, those of holders of Alliance common stock. These interests include the continued employment of certain executive officers of Alliance, the treatment in the merger of unvested Alliance stock options and Alliance RRP awards, including the accelerated vesting of equity awards, retirement plans and other rights held by Alliance’s directors and executive officers, and the indemnification of former Alliance directors and officers by WSFS. In connection with entry into the merger agreement, each of WSFS and Alliance entered into Separation Agreements with each of Dennis D. Cirucci, President and Chief Executive Officer of Alliance, and Peter J. Meier, Executive Vice President and Chief Financial Officer of Alliance. The Separation Agreements provide for lump sum separation payments to Messrs. Cirucci and Meier totaling $1,053,955 and $487,667, respectively. Messrs. Cirucci and Meier will not participate in the commercial or retail banking business in a specified geographic region for periods of 18 months and six months, respectively, following the consummation of the merger, will provide part-time consulting services to WSFS at its request, and will not solicit either the customers or employees of WSFS or Alliance for periods of two years and one year, respectively, following consummation of the merger. As consideration for performance of their ongoing obligations under the Separation Agreements, Messrs. Cirucci and Meier will receive additional lump sum payments of $400,000 and $90,000, respectively. Messrs. Cirucci and Meier will also receive their vested supplemental retirement benefits in a lump sum discounted to present value approximately six months following completion of the merger. In addition, WSFS has agreed to maintain directors’ and officers’ liability insurance for directors and executive officers of Alliance for a period of six years following the merger. William McGrath, Senior Vice President and Chief Lending Officer of Alliance, and Suzanne J. Ricci, Senior Vice President and Chief Operating Officer of Alliance, will receive lump sum cash payments totaling approximately $505,000 and $460,000, respectively, plus the continuation of insurance benefits, if their employment is terminated in connection with or following completion of the merger pursuant to their existing employment agreements with Alliance. Alliance shareholders should be aware of these interests when they consider the recommendation of the Alliance board of directors that they vote in favor of the merger proposal and the other merger-related proposals. The Alliance board of directors was aware of and considered these interests when it declared advisable the merger agreement, determined that the terms of the merger agreement were in the best interests of Alliance and its shareholders, and recommended that Alliance shareholders adopt and approve the merger agreement. These interests are described in more detail in the section entitled “The Merger—Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page [    ].

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may negatively impact Alliance.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and adoption and approval of the Alliance shareholders. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, WSFS and/or Alliance may terminate the merger agreement under certain circumstances even if the merger is adopted and approved by Alliance shareholders.

If the merger agreement is terminated, there may be various consequences. For example, Alliance’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger and the restrictions on Alliance’s ability to do so under the merger agreement, without realizing any of the anticipated benefits of completing the merger, or the price of Alliance common stock could decline to the extent that the current price reflects a market assumption that the merger will be completed. In addition, termination of the merger agreement would increase the possibility of adverse regulatory actions which could adversely affect Alliance’s business. If the merger agreement is terminated and the Alliance board of directors seeks another merger or business combination, Alliance shareholders cannot be certain that Alliance will be able to find a party willing to pay the equivalent or greater consideration than that which WSFS has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by the Alliance board of directors, Alliance may be required to pay WSFS a termination fee of $4.0 million. For a complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page [    ].

Provisions of the merger agreement may deter alternative business combinations.

The merger agreement generally prohibits Alliance from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to Alliance shareholders when compared to the terms and conditions of the merger described in this proxy statement/prospectus. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to holders of Alliance common stock than the transaction. See the sections entitled “The Merger Agreement—Acquisition Proposals” beginning on page [    ] and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee” beginning on page [    ] for a more complete discussion of these restrictions and consequences.

If the merger is not consummated, Alliance and WSFS will have incurred substantial costs that may adversely affect Alliance’s and WSFS’ financial results and operations.

Alliance and WSFS have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of their respective financial advisors, accountants and attorneys. If the merger is not consummated, Alliance and WSFS will have incurred these costs from which they will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, Alliance may be required to pay WSFS a termination fee of $4.0 million.

Regulatory consents, non-objections and approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, Alliance and WSFS must obtain various approvals, consents, non-objections and waivers from, among others, the OCC, the Federal Reserve and the Department. These regulators may impose conditions on consummation of the merger or require changes to the terms of the merger. Although

WSFS and Alliance do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying the effective time of the merger or imposing additional costs on or limiting the revenues of WSFS following the merger. Furthermore, such conditions or changes may constitute a burdensome condition that may allow WSFS to terminate the merger agreement and WSFS may exercise its right to terminate the merger agreement. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page [    ].

Alliance and WSFS will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Alliance and/or WSFS. These uncertainties may impair Alliance’s and/or WSFS’ ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers and others who deal with Alliance or WSFS to seek to change existing business relationships with Alliance or WSFS. Alliance employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Alliance’s and/or WSFS’ financial results.

In addition, the merger agreement requires that, subject to certain exceptions, each of Alliance and WSFS operate in the ordinary course of business consistent with past practice prior to the effective time of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Effective Time of the Merger” beginning on page [    ].

In connection with the announcement of the merger agreement, one lawsuit has been filed and is pending, seeking, among other things, to enjoin the merger, and an adverse judgment in this lawsuit may prevent the merger from becoming effective within the expected time frame (if at all).

One purported shareholder derivative and class action complaint relating to the merger has been filed. This action, Parshall v. Stonier et al., was filed on April 20, 2015 in the Court of Common Pleas of Delaware County, Pennsylvania. The complaint names as defendants Alliance, its directors and certain of its officers, and WSFS.

The complaint in the merger litigation alleges that the members of the Alliance board of directors breached their fiduciary duties to Alliance shareholders by approving the merger for inadequate consideration, approving the transaction in order to obtain benefits for Alliance directors and officers that are not equally shared by other Alliance shareholders, entering into the merger agreement containing preclusive deal protection devices, and failing to take steps to maximize the value to be paid to the Alliance shareholders. The complaint also alleges claims against WSFS for aiding and abetting these alleged breaches of fiduciary duties. The plaintiff in this action seeks, among other things, preliminary and permanent injunctive relief prohibiting consummation of the merger, rescission or rescissory damages in the event the merger is consummated, damages, attorneys’ fees and costs, and other and further relief. Each of the defendants believes the claims asserted are without merit and intends to vigorously defend against this lawsuit. However, at this time, it is not possible to predict the outcome of the proceedings or their impact on Alliance, WSFS or the merger. See “The Merger—Litigation Relating to the Merger” beginning on page [    ].

The tax consequences of the merger to an Alliance shareholder will be dependent upon the Merger Consideration received.

The tax consequences of the merger to an Alliance shareholder will depend upon the Merger Consideration that the shareholder receives. Assuming the merger qualifies as a nontaxable reorganization, an Alliance shareholder generally will not recognize any gain or loss on the conversion of shares of Alliance common stock solely into shares of WSFS common stock. However, an Alliance shareholder generally will be taxed if the shareholder receives Cash Consideration in exchange for shares of Alliance common stock or for any fractional share of WSFS common stock. For a detailed discussion of the tax consequences of the merger to Alliance shareholder generally, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ].

Each Alliance shareholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the Alliance shareholder’s particular circumstances.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each Alliance shareholder may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Alliance shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of WSFS common stock and cash received by the Alliance shareholder in the merger, and (ii) the Alliance shareholder’s adjusted tax basis in the shares of Alliance common stock exchanged therefor. The likely tax treatment of the merger in such event will not be known until the closing date of the merger, as the aggregate value of the WSFS common stock to be received by each Alliance shareholder will fluctuate with the market price of the WSFS common stock.

Risks Relating to WSFS’ Business Following the Merger

Combining the two companies may be more difficult, costly or time-consuming than expected.

WSFS and Alliance have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of WSFS and Alliance. To realize these anticipated benefits, after the effective time of the merger, WSFS expects to integrate Alliance’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect WSFS’ ability to successfully conduct its business in the markets in which Alliance now operates, which could have an adverse effect on WSFS’ financial results and the value of its common stock. If WSFS experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Alliance or WSFS to lose current customers or cause current customers to remove their accounts from Alliance or WSFS and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Alliance and WSFS during this transition period and for an undetermined period after consummation of the merger.

WSFS may fail to realize the cost savings estimated for the merger.

WSFS estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While WSFS continues to be comfortable with these expectations as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect.

The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what WSFS expects and may take longer to achieve than anticipated. If WSFS is not able to adequately address integration challenges, WSFS may be unable to successfully integrate WSFS’ and Alliance’s operations or to realize the anticipated benefits of the integration of the two companies.

The shares of WSFS common stock to be received by Alliance shareholders who receive the Stock Consideration in the merger will have different rights from the shares of Alliance common stock they currently hold.

Following the effective time of the merger, holders of Alliance common stock who receive the Stock Consideration will no longer be Alliance shareholders, a Pennsylvania corporation, but will instead be stockholders of WSFS, a Delaware corporation. The rights associated with Alliance common stock are different from the rights associated with WSFS common stock. For a more complete description of these rights, see the section entitled “Comparison of Shareholders’ Rights” beginning on page [    ].

Alliance shareholders who receive the Stock Consideration will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Alliance shareholders currently have the right to vote in the election of the Alliance board of directors and on other matters affecting Alliance. When the merger occurs, each Alliance shareholder that receives the Stock Consideration will become a WSFS stockholder with a percentage ownership of the combined organization that is much smaller than such shareholder’s current percentage ownership of Alliance. Because of this, Alliance shareholders will have less influence on the management and policies of WSFS than they currently may have on the management and policies of Alliance.

WSFS and Alliance will incur significant transaction and merger-related costs in connection with the merger.

WSFS and Alliance have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, severance and other potential employment-related costs, including payments that may be made to certain Alliance executives, filing fees, printing expenses and other related charges. Some of these costs are payable by WSFS and Alliance regardless of whether the merger is completed. WSFS currently estimates the aggregate amount of these expenses to equal $[        ], and Alliance currently estimates the aggregate amount of these expenses to equal $[        ]. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. While both WSFS and Alliance have assumed that a certain level of expenses would be incurred in connection with the merger, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

There may also be additional unanticipated significant costs in connection with the merger that WSFS may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income WSFS expects to achieve from the merger. Although WSFS expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

Risks Relating to WSFS’ Business

You should read and consider risk factors specific to WSFS’ business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in WSFS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [    ] for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

WSFS

WSFS is parent to WSFS Bank, the seventh oldest bank and trust company in the United States continuously operating under the same name. A fixture in Delaware and contiguous areas of neighboring states, WSFS Bank has been in operation for 183 years. In addition to its focus on stellar customer service, WSFS Bank has continued to fuel growth and remain a leader in its community. WSFS is a relationship-focused, locally managed, community banking institution that has grown to become the largest independent bank or thrift holding company headquartered and operating in the State of Delaware, one of the top commercial lenders in the state, the third largest bank in terms of Delaware deposits and among the top trust companies in the country.

WSFS’ core banking business is commercial lending funded by customer-generated deposits. WSFS has built a $2.6 billion commercial loan portfolio by recruiting the best seasoned commercial lenders in its markets and offering a high level of service and flexibility typically associated with a community bank. WSFS funds this business primarily with deposits generated through commercial relationships and retail deposits in its 55 offices located in Delaware (45), Pennsylvania (8), Virginia (1) and Nevada (1). WSFS also offers a broad variety of consumer loan products, retail securities and insurance brokerage services through our retail branches.

WSFS offers trust and wealth management services through its wealth businesses, Christiana Trust, Cypress Capital Management, LLC (Cypress), WSFS Wealth Investment brokerage and Private Banking group. The Christiana Trust division of WSFS Bank provides investment, fiduciary, agency and commercial domicile services from locations in Delaware and Nevada and, as of December 31, 2014, had $8.8 billion in assets under administration. These services are provided to individuals and families as well as corporations and institutions. Christiana Trust provides these services to customers locally, nationally and internationally taking advantage of its branch facilities in Delaware and Nevada. Cypress is an investment advisory firm that manages more than $660 million of portfolios for individuals, trusts, retirement plans and endowments. WSFS Investment Group, Inc. markets various third-party insurance products and securities through WSFS Bank’s retail banking system.

WSFS’ Cash Connect division is a provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $486 million in vault cash in more than 15,000 ATMs nationwide. Cash Connect also provides online reporting and ATM cash management, predictive cash ordering, armored carrier management, ATM processing and equipment sales. Cash Connect also operates over 450 ATMs for WSFS Bank, which owns by far, the largest branded ATM network in Delaware.

As of December 31, 2014, on a consolidated basis, WSFS had total assets of approximately $4.85 billion, total loans of approximately $2.8 billion, total deposits of approximately $3.65 billion, and shareholders’ equity of approximately $489.1 million.

WSFS’ principal executive office is located at WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware, 19801, and its telephone number is (302) 792-6000.

Additional information about WSFS and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [    ].

Alliance

Alliance is a Pennsylvania corporation and a savings and loan holding company which owns 100% of the capital stock of Alliance Bank, which is a Pennsylvania-chartered savings bank headquartered in Broomall, Pennsylvania.

Alliance Bank operates a total of eight banking offices located in Delaware and Chester Counties, Pennsylvania, which are suburbs of Philadelphia. Alliance Bank’s primary business consists of attracting deposits from the general public and using those funds, together with borrowings, to originate loans to its customers and invest in securities such as U.S. government and agency securities, mortgage-backed securities and municipal obligations.

Alliance is subject to supervision and regulation by the Federal Reserve. Alliance Bank is subject to regulation by the Pennsylvania Department of Banking and Securities, or the Department, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation, or the FDIC, which insures Alliance Bank’s deposits up to applicable limits.

At December 31, 2014, Alliance had $420.8 million of total assets, $344.8 million of total deposits and stockholders’ equity of $66.5 million.

Alliance’s principal executive office is located at 541 Lawrence Road, Broomall, Pennsylvania 19008, and its telephone number is (610) 353-2900.

Additional information about Alliance and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “Information on Alliance’s Business” beginning on page [    ], “Alliance’s Management Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [    ], and “Alliance’s Consolidated Financial Statements” beginning on page F-1.

THE ALLIANCE SPECIAL MEETING

This section contains information for Alliance shareholders about the Alliance special meeting. We are mailing this proxy statement/prospectus to you, as an Alliance shareholder, on or about [                    ], 2015. Together with this proxy statement/prospectus, we are also sending to you a notice of the Alliance special meeting and a form of proxy card that the Alliance board of directors is soliciting for use at the Alliance special meeting and at any adjournments or postponements of the Alliance special meeting.

This proxy statement/prospectus is also being furnished by WSFS to Alliance shareholders as a prospectus in connection with the issuance of shares of WSFS common stock upon the effective time of the merger.

Date, Time and Place of Alliance Special Meeting

The Alliance special meeting will be held at [            ], located at [            ] , on [                    ], 2015, at [            ], local time.

Matters to Be Considered

At the Alliance special meeting, you will be asked to consider and vote upon the following matters:

•	the merger proposal;

•	the merger-related compensation proposal; and

•	the adjournment proposal.

Recommendation of the Alliance Board of Directors

The Alliance board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interest of Alliance and its shareholders and that the terms and conditions of the merger and the merger agreement are fair to its shareholders. Accordingly, the Alliance board of directors unanimously recommends that Alliance shareholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal, if necessary. See the section entitled “The Merger—Alliance’s Reasons for the Merger; Recommendation of the Alliance Board of Directors” beginning on page [    ] for a more detailed discussion of the factors considered by the Alliance board of directors in reaching its decision to approve the merger agreement.

Record Date and Quorum

The Alliance board of directors has fixed the close of business on [                    ], 2015 as the record date for determining the holders of Alliance common stock entitled to receive notice of and to vote at the Alliance special meeting.

As of the record date, there were [            ] shares of Alliance common stock outstanding and entitled to vote at the Alliance special meeting held by approximately [            ] holders of record. Each share of Alliance common stock entitles the holder to one vote at the Alliance special meeting on each proposal to be considered at the Alliance special meeting.

The presence at the Alliance special meeting, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote with respect to each proposal will constitute a quorum for the purposes of considering and acting on each proposal. Shares that are present, or represented by a proxy, at the Alliance special meeting and any postponement or adjournment thereof will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote (or instruct its bank or broker how to vote) on any particular matter, or “abstains” on any matter. If a quorum is not present at the Alliance special meeting, the Alliance special meeting will be adjourned until the holders of the number of shares required to constitute a quorum are represented.

Vote Required; Treatment of Abstentions and Failure to Vote

Adoption and approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting. If your shares of Alliance common stock are present at the Alliance special meeting but are not voted on the merger proposal, or if you vote to abstain on the merger proposal, each will have no effect on the vote on the merger proposal. If you fail to submit a proxy card and fail to attend the Alliance special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Alliance common stock in favor of the merger proposal, your shares of Alliance common stock will not be voted, but this will not have an effect on the vote to approve the merger proposal except to the extent there results in there being insufficient shares present at the Alliance special meeting to establish a quorum.

Approval, on an advisory (non-binding) basis, of the merger-related compensation proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting. If your shares of Alliance common stock are present at the Alliance special meeting but are not voted on the merger-related compensation proposal, or if you vote to abstain on the merger-related compensation proposal, each will have no effect on the vote on the merger-related compensation proposal. If you fail to submit a proxy card and fail to attend the Alliance special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Alliance common stock in favor of the merger-related compensation proposal, your shares of Alliance common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related compensation proposal except to the extent there results in there being insufficient shares present at the Alliance special meeting to establish a quorum.

Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting. If your shares of Alliance common stock are present at the Alliance special meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, each will have no effect on the vote on the adjournment proposal. If you fail to submit a proxy card and fail to attend the Alliance special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Alliance common stock in favor of the adjournment proposal, your shares of Alliance common stock will not be voted, but this will not have an effect on the vote to approve the adjournment proposal except to the extent there results in there being insufficient shares present at the Alliance special meeting to establish a quorum.

Each copy of this proxy statement/prospectus mailed to holders of Alliance common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card, regardless of whether you plan to attend the Alliance special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

Alliance shareholders should not send Alliance common stock certificates with their proxy cards. After the merger is completed, holders of Alliance common stock will be mailed a transmittal form with instructions on how to exchange their Alliance common stock certificates for the Merger Consideration.

All shares represented by valid proxies (including those given by telephone or the Internet) that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the merger-related compensation proposal and “FOR” approval of the adjournment proposal, if necessary. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Alliance special meeting or at any adjournment or postponement of the Alliance special meeting.

Alliance Shareholders May Not Exercise Dissenters’ Rights

Holders of Alliance common stock do not have dissenters’ rights with respect to the merger under the PBCL. Accordingly, if Alliance shareholders adopt and approve the merger agreement at the special meeting and the merger is completed in accordance with the terms of the merger agreement, all Alliance shareholders will receive either Stock Consideration, Cash Consideration or a combination thereof, in accordance with their respective elections and subject to proration as set forth in the merger agreement and described elsewhere in this proxy statement/prospectus.

Shares Held in Street Name; Broker Non-Votes

If you hold your shares of Alliance common stock in the name of a bank, broker or other nominee and do not provide voting instructions to the bank, broker or other nominee, your shares will not be voted on the merger proposal, the merger-related compensation proposal, or the adjournment proposal. This is called a broker non-vote. In the case of a broker non-vote, the bank, broker or other nominee can register your shares as being present at the Alliance special meeting for purposes of determining the presence of a quorum, but will not be able to vote on any of the proposals. Therefore, if your broker, bank or other nominee holds your shares of Alliance common stock in “street name,” your broker, bank or other nominee will vote your shares of Alliance common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to an Alliance Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Alliance’s secretary, (3) voting again by telephone or the Internet, or (4) attending the Alliance special meeting in person, notifying the secretary, and voting by ballot at the Alliance special meeting.

If you choose any of the first three methods, you must take the described action (or, with respect to the first method, Alliance must have received the subsequent proxy card) no later than [                    ], 2015 at 5:00 p.m. local time, which is the business day immediately prior to the Alliance special meeting. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Alliance Bancorp, Inc. of Pennsylvania

541 Lawrence Road

Broomall, Pennsylvania 19008

Attention: Kathleen P. Lynch, Corporate Secretary

Telephone: 610-353-2900

Any shareholder entitled to vote in person at the Alliance special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Alliance’s secretary) of a shareholder at the Alliance special meeting will not constitute revocation of a previously given proxy.

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

Alliance will bear the entire cost of soliciting proxies from you, except that Alliance and WSFS will bear equally the cost of printing this proxy statement/prospectus and all filing fees paid to the SEC in connection with this proxy statement/prospectus. In addition to solicitation of proxies by mail, Alliance will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Alliance common stock and secure their voting instructions. Alliance will reimburse the record holders for their reasonable expenses in taking those actions. Alliance has also made arrangements with [                    ] to assist it in soliciting proxies and has agreed to pay them $[        ] plus reasonable expenses for these services. If necessary, Alliance may use directors, officers and several of its regular employees, who will not be specially compensated, to solicit proxies from the Alliance shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Shares held in the Alliance ESOP or the Alliance 401(k)Plan

Participants in the Alliance ESOP and the Alliance 401(k) Plan will receive a voting instruction form for each plan that reflects all shares held through the plans. Under the terms of the plans, all shares held by the plans are voted by the respective trustees, but each participant may direct the trustees on how to vote the shares of Alliance common stock allocated to his or her account in the plans. If voting instructions for the Alliance ESOP or Alliance 401(k) Plan are not received, the shares allocated to participants in such plans will not be voted. Unallocated shares held in the Alliance ESOP generally will be voted by the Alliance ESOP trustees in the same manner that the majority of the shares that have been allocated are actually voted.

Attending the Alliance Special Meeting

All holders of Alliance common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Alliance special meeting. Shareholders of record can vote in person at the Alliance special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Alliance special meeting. If you plan to attend the Alliance special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Alliance reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Alliance special meeting is prohibited without Alliance’s express written consent.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Alliance common stock, please contact [            ], Alliance’s proxy solicitor:

[            ]

Toll Free: [            ]

Banks and Brokers: [            ]

[            ]

THE ALLIANCE PROPOSALS

Proposal 1: Adoption and approval of the Merger Agreement

Alliance is asking its shareholders to adopt and approve the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page [            ]. As discussed in the section entitled “The Merger—Alliance’s Reasons for the Merger; Recommendation of the Alliance Board of Directors,” after careful consideration, the Alliance board of directors approved the merger agreement. The Alliance board of directors unanimously recommends the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Alliance and the Alliance shareholders.

Required Vote

Adoption and approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting. If your shares of Alliance common stock are present at the Alliance special meeting but are not voted on the merger proposal, or if you vote to abstain on the merger proposal, each will have no effect on the vote the merger proposal. If you fail to submit a proxy card and fail to attend the Alliance special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Alliance common stock in favor of the merger proposal, your shares of Alliance common stock will not be voted, but this will not have an effect on the vote to approve the merger proposal except to the extent there results in there being insufficient shares present at the Alliance special meeting to establish a quorum.

The Alliance board of directors unanimously recommends that Alliance shareholders vote “FOR” the adoption and approval of the merger agreement.

Proposal 2: Advisory vote to approve compensation payable to the named executive officers of Alliance in connection with the merger

As required by Section 14A of the Exchange Act and the SEC’s rules thereunder, Alliance is asking its shareholders to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, as described in this proxy statement/prospectus under “The Merger—Interests of Alliance’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page [    ], including in the associated narrative discussion. In accordance with these requirements, Alliance is asking its shareholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be payable to Alliance’s named executive officers in connection with the merger, as disclosed in the table captioned “Golden Parachute Compensation” beginning on page [    ], including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be payable, are hereby APPROVED.”

The vote on the executive compensation payable in connection with the merger is a vote separate and apart from the vote on the merger proposal. You may vote to approve the merger-related compensation proposal and vote not to approve the merger proposal, or you may vote against the merger-related compensation proposal and vote to approve the merger proposal. Because the vote on the merger-related compensation proposal is advisory in nature only, it will not be binding on Alliance. Accordingly, because Alliance is contractually obligated to pay the compensation covered by the merger-related compensation proposal, such compensation will be payable, subject only to certain applicable conditions, if the mergers are approved and regardless of the outcome of the advisory vote on the merger-related compensation proposal.

Required Vote

Approval, on an advisory (non-binding) basis, of the merger-related compensation proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting. If your shares of Alliance common stock are present at the Alliance special meeting but are not voted on the merger-related compensation proposal, or if you vote to abstain on the merger-related compensation proposal, each will have no effect on the vote on the merger-related compensation proposal. If you fail to submit a proxy card and fail to attend the Alliance special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Alliance common stock in favor of the merger-related compensation proposal, your shares of Alliance common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related compensation proposal except to the extent there results in there being insufficient shares present at the Alliance special meeting to establish a quorum.

The Alliance board of directors unanimously recommends that Alliance shareholders vote “FOR” the merger-related compensation proposal.

Proposal 3: Adjournment Proposal

Alliance shareholders are being asked to adjourn the Alliance special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve the merger proposal.

If at the Alliance special meeting there are an insufficient number of shares of Alliance common stock present in person or represented by proxy and voting in favor of the merger proposal, Alliance may move to adjourn the Alliance special meeting in order to enable the Alliance board of directors to solicit additional proxies for approval of the merger proposal. If the Alliance shareholders approve the adjournment proposal, Alliance could adjourn the Alliance special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Alliance shareholders who have previously voted. If the date of the adjournment is not announced at the Alliance special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting. If your shares of Alliance common stock are present at the Alliance special meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, each will have no effect on the vote on the adjournment proposal. If you fail to submit a proxy card and fail to attend the Alliance special meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of Alliance common stock in favor of the adjournment proposal, your shares of Alliance common stock will not be voted, but this will not have an effect on the vote to approve the adjournment proposal except to the extent there results in there being insufficient shares present at the Alliance special meeting to establish a quorum.

The Alliance board of directors unanimously recommends that Alliance shareholders vote “FOR” the adjournment proposal, if necessary.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Annex I to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Terms of the Merger

The board of directors of each of WSFS and Alliance have unanimously approved the merger agreement. The Alliance board of directors unanimously recommends adoption and approval of the merger agreement by Alliance shareholders. The merger agreement provides for the acquisition of Alliance by WSFS through the merger of Alliance with and into WSFS, with WSFS continuing as the surviving corporation. As a result of the merger, shares of Alliance common stock issued and outstanding immediately prior to the merger will be converted, at the election of the shareholder, into the right to receive either (i) cash in an amount equal to $22.00 per share, which we refer to as the Cash Consideration, or (ii) 0.28955 of a share of WSFS common stock per share, which we refer to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. No fractional shares of WSFS common stock will be issued in connection with the merger, and holders of Alliance common stock will be entitled to receive cash in lieu thereof. Each holder of Alliance common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Alliance common stock. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus.

Alliance shareholders are being asked to adopt and approve the merger agreement. See the section entitled “The Merger Agreement” beginning on page [    ] for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to consummation of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time over the past several years, the Alliance board of directors has periodically discussed and reviewed Alliance’s business, performance and prospects and has considered various strategic alternatives to enhance shareholder value. Such reviews typically were undertaken as forward planning sessions periodically undertaken by the Alliance board of directors. In the context of such reviews, the strategic alternatives considered by the Alliance board of directors have included continuing its on-going operations as an independent institution, acquiring other depository institutions, branch offices or other financial services firms engaged in complementary lines of business and entering into a strategic merger with a similarly sized or larger institution. The Alliance board of directors also periodically reviewed, at times with input from an investment banking firm, the competitive environment in Alliance’s market area and merger and acquisition activity in the financial services industry in general and in the greater Philadelphia market area in particular.

On August 20, 2014, the Alliance board of directors met at an offsite location for a forward planning session. Representatives of KBW, which had met with the Alliance board of directors on occasion in the past, were invited to attend the August forward planning session as well as a representative of Silver, Freedman, Taff & Tiernan LLP, Alliance’s outside counsel. At the August forward planning session, KBW discussed with the Alliance board of directors, among other things, the current operating environment for depository institutions, publicly available historical stock market and financial information for Alliance and a group of other savings and loan holding companies, the current environment for mergers and acquisitions in the banking sector, the potential strategic alternatives that Alliance might consider, including remaining independent, acquiring another depository institution, pursuing a merger of equals transaction and pursuing a business combination transaction with a larger partner. The Alliance board of directors had an extensive discussion regarding the matters reviewed by KBW with the Alliance board of directors as well as, among other things, Alliance’s results of operations, business, performance and prospects. The Alliance board of directors also discussed the current and prospective competitive environment in which Alliance operates, the increased regulatory burdens facing Alliance and the uncertain operating climate going forward. After much discussion at the August 2014 forward planning session, the Alliance board of directors decided to resume their discussion in September 2014.

The forward planning committee of the Alliance board of directors met on September 17, 2014 to discuss further the matters considered at the August 20, 2014 meeting. The forward planning committee determined that it would recommend to the Alliance board of directors that Alliance commence a process to identify potential strategic merger partners that might have an interest in a business combination transaction with Alliance, and that KBW should be engaged by Alliance as its financial advisor to assist it in such process and any potential business combination transaction. The recommendation by the forward planning committee was based upon, among other factors, the improved market for business combination transactions, the expressed interests of certain Alliance shareholders, the strategic alternatives available to Alliance and challenges facing Alliance if it remained independent. The Alliance board of directors met on September 24, 2014 and considered the recommendations of the forward planning committee. After giving careful consideration to the recommendations of the forward planning committee, the Alliance board of directors, at its meeting on September 24, 2014, determined that it would be in Alliance’s best interest to commence a process to identify potential strategic merger partners that might have an interest in a business combination transaction with Alliance. In addition, the Alliance board of directors, after considering the qualifications and experience of KBW as well as the proposed terms of KBW’s engagement, decided to retain KBW as Alliance’s financial advisor. Alliance and KBW executed an engagement letter, dated as of September 25, 2014, pursuant to which KBW was retained as Alliance’s financial advisor.

From late September through the end of November 2014, confidential marketing materials were prepared and efforts were undertaken to establish an electronic data room that could be accessed by interested parties who executed confidentiality agreements. During this time, KBW, in consultation with and with input from Alliance, assisted with identifying 11 financial institutions that might have a potential interest in a business combination transaction with Alliance. All 11 financial institutions were approached by KBW in the months of November and December in accordance with authorization from the Alliance board of directors.

During the first week of November 2014, KBW had introductory, no-names conversations with five of the institutions identified as potential parties, including WSFS, regarding their possible interest in pursuing a business combination transaction with a party with characteristics similar to those of Alliance. These five parties were expected to attend an industry conference to be hosted by KBW in early November. All five expressed an interest in the potential transaction and asked for additional information, including the name of the party. Subsequently, during the industry conference, all five parties executed non-disclosure agreements, or NDAs, and were subsequently informed by KBW that Alliance was the party that might be interested in pursuing a potential business combination transaction. Pursuant to the NDAs, such parties agreed to, among other things, maintain strict confidentiality regarding Alliance’s possible interest in undertaking a business combination transaction. Four of the five initial parties who signed NDAs, including WSFS, expressed interest in continuing in the process following the conference and requested a copy of the confidential information memorandum when it became available.

In the first week of December 2014, the confidential information memorandum was finalized and Alliance continued the submission of confidential due diligence materials to the electronic data room. During this period, the Alliance management team kept the Alliance board of directors apprised of these activities. On December 1, 2015, Mr. Mark A. Turner, President and Chief Executive Officer of WSFS, and Mr. Dennis D. Cirucci, President and Chief Executive Officer of Alliance, met and engaged in informal discussions about their respective institution’s cultures, business models, historical and recent financial and operating performances, as well as market trends in Southeastern Pennsylvania generally and Delaware County, Pennsylvania in particular. The meeting did not involve any proposal from Mr. Turner or discussion of any terms of a potential business combination transaction.

During the week of December 8, 2014, the confidential information memorandum was delivered to WSFS and the other three parties that had already signed NDAs and expressed an interest in continuing in the process, and such parties were given access to the electronic data room. Between December 12 and 16, 2014, three additional parties, each of which had been included in the group of 11 potential interested parties, were contacted and signed NDAs and also were provided with a copy of the confidential information memorandum and given access to the electronic data room. The three remaining institutions included in the group of 11 possible candidates also were contacted but indicated that they had no interest in pursuing a business combination transaction or receiving an NDA at that time.

On January 9, 2015, three of the parties that had received the confidential information memorandum, including WSFS, submitted non-binding indications of interest to acquire Alliance. The initial indication of interest submitted by WSFS proposed a transaction with an implied value of $22.00 per share of Alliance common stock, or approximately $90.4 million in the aggregate, with the consideration consisting of at least 50% of WSFS common stock, which WSFS indicated could be increased to up to 75% of the total consideration offered, with a fixed exchange ratio, and with the remaining consideration to consist of cash. The second institution (“Company B”) submitted an initial indication of interest for a proposed transaction with an implied value of $21.00 per share of Alliance common stock, or approximately $86.0 million in the aggregate, with 50% of the consideration to be in Company B common stock and the remaining 50% to be in cash. The third institution (“Company C”) submitted an initial indication of interest for a proposed transaction with an implied value within the range of $20.00 to $21.00 per share of Alliance common stock, or $81.7 million to $86.0 million in the aggregate, with 60% of the consideration to be in Company C common stock and the remaining 40% in cash.

The Alliance board of directors met on January 14, 2015 to consider the three non-binding indications of interest that had been received. The Alliance board of directors reviewed and discussed each non-binding indication of interest with KBW. Following such review and discussion, the Alliance board of directors determined to continue discussions with WSFS as well as Companies B and C and to permit each of them to conduct additional due diligence, including additional materials that had been uploaded to the electronic data room, including information on Alliance’s loan portfolio, securities portfolio and other information. Following the meeting of the Alliance board of directors on January 14, 2015, KBW separately informed WSFS and Companies B and C that each of them would be invited to conduct further due diligence of Alliance and to submit revised indications of interest. On January 15, 2015, WSFS management, Boenning & Scattergood, Inc., financial advisor to WSFS, and Covington & Burling LLP, outside counsel to WSFS, commenced additional due diligence on Alliance.

On January 20 and 21, 2015, representatives of Company B conducted their on-site due diligence review of Alliance and met with senior management of Alliance. On January 23 and 24, 2015, representatives of WSFS conducted an additional review of Alliance at an on-site due diligence session and met with senior management of Alliance. Company C elected not to continue in the process and, on January 23, 2015, informed KBW of its decision and that it would not conduct an on-site due diligence review of Alliance. On February 2, 2015, each of WSFS and Company B submitted revised indications of interest, as had been requested by KBW on Alliance’s behalf.

The Alliance board of directors met on February 4, 2015, to consider the revised indications of interest submitted by each of WSFS and Company B. Representatives of KBW and Silver, Freedman, Taff & Tiernan LLP participated in the meeting. KBW reviewed with the Alliance board of directors the process that had been undertaken to date and then reviewed in detail the revised indications of interest that had been received from each of WSFS and Company B, and reviewed with the Alliance board of directors a financial overview of each of the two parties that submitted revised indications of interest on a stand-alone as well as a pro-forma basis when combined with Alliance. The revised indication of interest submitted by WSFS fixed the stock component of the consideration offered at 70% WSFS common stock and the cash component at 30%, and providing a right of election to Alliance shareholders up to the aggregate stock and cash limits, while maintaining the implied value of the WSFS transaction at $22.00 per share of Alliance common stock or $90.4 million in the aggregate. The revised indication of interest submitted by Company B was for a transaction with an implied value of $20.50 per share of Alliance common stock, or $83.9 million in the aggregate, with 50% of the consideration to be in the form of Company B common stock and the remainder in cash. The revised indication of interest submitted by WSFS had an implied value per share to Alliance shareholders that was higher by $1.50 per Alliance common share than the revised indication of interest submitted by Company B. Members of the Alliance board of directors asked various questions of KBW and Alliance’s legal counsel.

Based on its review of the two revised indications of interest, the results of the process undertaken by Alliance with KBW’s assistance, and the potential benefits and risks of a merger of Alliance with WSFS, the Alliance board of directors determined to continue its discussions solely with WSFS and to request that WSFS have its counsel prepare and deliver a draft definitive merger agreement to Alliance and its legal counsel. The Alliance board of directors also determined that it was advisable for Alliance to conduct a further due diligence review of WSFS. On February 4, 2015, KBW informed Boenning & Scattergood, financial advisor to WSFS, that WSFS had been selected by the Alliance board of directors as its business combination partner and asked that Covington & Burling, legal counsel to WSFS, prepare a draft merger agreement for Alliance’s legal counsel, Silver, Freedman, Taff & Tiernan, to review. From February 5, 2015 until March 2, 2015, WSFS management, Boenning & Scattergood and Covington & Burling continued to do due diligence on Alliance.

On February 12, 2015, representatives of Alliance, KBW and Alliance’s legal counsel were initially provided access to, and began to review, certain non-public information regarding WSFS. Representatives of KBW and Alliance’s legal counsel also met with representatives of WSFS’ management to discuss WSFS’ business, results of operations and prospects and to review various documents on-site at WSFS’ offices on February 17, 2015. Additional non-public information regarding WSFS was posted to the online data room for review by representatives of Alliance, KBW and Alliance’s legal counsel during the week of February 16, 2015. On February 16, 2015, WSFS representatives conducted additional on-site due diligence at Alliance’s premises.

On February 16, 2015, Covington & Burling LLP, counsel to WSFS, provided an initial draft of the merger agreement to Silver, Freedman, Taff & Tiernan LLP. Silver, Freedman, Taff & Tiernan LLP reviewed the draft merger agreement with both Alliance management and representatives of KBW and on February 20, 2015, provided comments on the draft merger agreement to Covington & Burling. From February 20, 2015 through March 1, 2015, WSFS, Alliance, their respective representatives and their respective counsel, Covington & Burling and Silver, Freedman, Taff & Tiernan LLP, continued to negotiate the terms of the definitive merger agreement and related documents. In addition, WSFS and Alliance and their respective financial and legal advisors continued to discuss various matters related to the proposed combination of WSFS and Alliance.

At a regularly scheduled WSFS board of directors meeting on February 26, 2015, the WSFS board of directors met with members of WSFS management to, among other things, review and consider the proposed merger. Representatives of Covington & Burling and Boenning & Scattergood were present at the meeting. At the meeting, the WSFS board of directors approved the entry into the merger agreement with Alliance and the issuance of WSFS common stock in connection therewith. The WSFS board of directors then directed the WSFS management team to finalize and execute the merger agreement on the terms reviewed at the meeting.

On March 2, 2015, the Alliance board of directors met in order to review the proposed merger agreement, the transactions contemplated thereby, including the merger, and the other terms of the merger agreement, including the Merger Consideration and the various related agreements contemplated by the merger agreement. The boards of directors of Alliance and Alliance Bank received presentations regarding the proposed merger from members of the Alliance management team, Alliance’s financial advisor, KBW, and its legal counsel, Silver, Freedman, Taff & Tiernan LLP. The Alliance board of directors was also briefed on the results of the due diligence review conducted on WSFS. Representatives of Silver, Freedman, Taff & Tiernan LLP updated the boards of directors of Alliance and Alliance Bank on the negotiations with WSFS regarding the merger agreement and further advised the Alliance board of directors on its fiduciary duties. Representatives of KBW and legal counsel responded to questions from the directors. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered its opinion to the Alliance board of directors to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Merger Consideration to be received by holders of Alliance common stock in the merger was fair, from a financial point of view, to such holders. See “Opinion of Alliance’s Financial Advisor” on page [    ], for more information. The closing price of Alliance common stock on March 2, 2015 was $17.51.

After careful and deliberate consideration of the presentations by Alliance’s financial advisor and legal counsel as well as consideration of the factors described under “—Alliance’s Reasons for the Merger; Recommendation of the Alliance Board of Directors” on page [    ] and the interests of Alliance shareholders, customers, employees and the communities served by Alliance, the boards of directors of Alliance and Alliance Bank unanimously approved the merger agreement and the related documents.

Following the meeting of the Alliance board of directors on March 2, 2015, the merger agreement and related documents were executed and the parties issued a press release announcing the proposed merger in the morning of March 3, 2015.

Alliance’s Reasons for the Merger; Recommendation of the Alliance Board of Directors

After careful consideration, the Alliance board of directors determined that it was advisable and in the best interests of Alliance and its shareholders for Alliance to enter into the merger agreement with WSFS. Accordingly, the Alliance board of directors unanimously recommends that Alliance shareholders vote “FOR” the adoption and approval of the merger agreement.

The board of directors of Alliance has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of Alliance and that the merger is in the best interests of Alliance and its shareholders.

In reaching its decision to approve the merger agreement, the board of directors of Alliance evaluated the merger and the merger agreement in consultation with management, as well as with Alliance’s financial and legal advisors, and considered a variety of factors, including the following material factors:

•	the extensive review undertaken by the Alliance board of directors, with the assistance of Alliance’s financial and legal advisors, with respect to the strategic alternatives available to Alliance;

•	the challenges facing Alliance as an independent institution and the Alliance board of directors’ belief that combining with a larger financial institution will benefit Alliance shareholders and the customers and communities served by Alliance Bank;

•	the challenges to Alliance in continuing to increase its net income levels quarter over quarter at or above its current trend and the substantial management, financial and employee resources that would be required to execute Alliance’s strategic plan, the length of time it would take to achieve the objectives of its strategic plan and the risks and challenges inherent in the successful execution of its strategic plan;

•	the limited prospects for Alliance to grow its franchise through acquisitions given Alliance’s relatively small size, trading multiples and market capitalization;

•	the results that could be expected to be obtained by Alliance if it continued to operate independently and the potential future trading value of Alliance common stock compared to the implied value of the Merger Consideration offered by WSFS;

•	its understanding of the current and prospective environment in which WSFS and Alliance operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, the increased regulatory burdens on financial institutions, the uncertainties of the regulatory environment in the future and the likely effect of these factors on Alliance both with and without the merger;

•	the Merger Consideration being offered to Alliance shareholders in relation to the market price of Alliance common stock, book value per share and the tangible book value per share of Alliance (which is a financial measure commonly used by banks and bank investors to measure the capital adequacy of a bank);

•	the fact that the implied value of the Merger Consideration offered by WSFS as of March 2, 2015 of about $22.36 for each share of Alliance common stock represented approximately a 27.8% premium over the closing price of Alliance common stock on February 27, 2015 (the last trading day prior to the Alliance board of directors meeting) and the uncertainty whether or when the Alliance common stock would trade at a level equal to implied value of the Merger Consideration;

•	the extensive process undertaken by Alliance, with the assistance of KBW, to identify potential merger partners which resulted in WSFS making a proposal with the highest value to Alliance shareholders;

•	the historical performance of WSFS’ common stock and the significant additional liquidity of WSFS common stock compared to Alliance’s common stock in terms of average daily trading volume;

•	the fact that 70% of the aggregate Merger Consideration would be in stock based upon a fixed exchange ratio, which would allow Alliance shareholders who receive WSFS common stock in the merger to participate in the future performance of the combined company;

•	the cash/stock election provisions in the merger agreement providing Alliance shareholders with an ability to choose the form of consideration that they wish to receive, subject to the overall 70% stock/30% cash allotment;

•	the review by the Alliance board of directors with Alliance’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the Merger Consideration, the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes which would permit Alliance shareholders who receive WSFS common stock to receive such shares on a tax-free basis for federal income tax purposes, the size of the termination fee in relation to the overall deal size and Alliance’s ability to consider unsolicited third party offers in certain circumstances;

•	the opinion, dated March 2, 2015, of KBW to the Alliance board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Alliance common stock of the Merger Consideration, as more fully described below under “Opinion of Alliance’s Financial Advisor” beginning on page [ ];

•	the amount of payments and benefits to be received by Alliance management and the Alliance board of directors as more fully described below under “Interests of Alliance’s Directors and Executive Officers in the Merger” beginning on page [ ];

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Alliance with WSFS;

•	the complementary geographic locations of the Alliance and WSFS branch networks which would enable WSFS on a combined basis to expand the combined business without the interruptions of closing overlapping branches and provide an opportunity for Alliance employees to retain their employment with WSFS after the merger;

•	WSFS’ significantly greater asset size and capital level compared to Alliance;

•	the earnings prospects of the combined companies;

•	the additional products offered by WSFS to its customers and the ability of the resulting institution to provide comprehensive financial services to its customers;

•	Alliance’s and WSFS’ shared community banking philosophies;

•	the Alliance board of directors’ review with Alliance’s management and KBW of the operations, financial condition and business of WSFS;

•	the likelihood of successful integration and the successful operation of the combined company and the risks and costs of the integration;

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained in a reasonably timely manner and without the imposition of unacceptable conditions; and

•	the effects of the merger on Alliance’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Alliance employees.

The Alliance board of directors also considered the potential risks associated with the merger in connection with its deliberation of the proposed transaction, including the challenges of integrating Alliance’s businesses, operations and employees with those of WSFS, the need to obtain approval by shareholders of Alliance as well as regulatory approvals in order to complete the transaction, the potential risk of diverting management attention and resources from the operation of Alliance’s and WSFS’ business and towards the completion of the merger and the integration of the two companies, and the risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings. The Alliance board of directors also considered that the stock portion of the Merger Consideration was fixed at 0.28955 of a share of WSFS common stock and, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in WSFS’ stock price prior to completion of the merger.

The foregoing discussion of the information and factors considered by the Alliance board of directors is not exhaustive, but includes all material factors considered by the Alliance board of directors. In view of the wide variety of factors considered by the Alliance board of directors in connection with its evaluation of the merger and the complexity of these matters, the Alliance board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Alliance board of directors evaluated the factors described above. In considering the factors described above, individual members of the Alliance board of directors may have given different weights to different factors. The Alliance board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination. It should also be noted that this explanation of the reasoning of the Alliance board of directors and certain other information presented in this section includes information which is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ].

Opinion of Alliance’s Financial Advisor

Alliance engaged KBW to render financial advisory and investment banking services to Alliance, including providing an opinion to the Alliance board of directors as to the fairness, from a financial point of view, to the holders of Alliance common stock of the merger consideration to be received by such shareholders in the proposed merger of Alliance with and into WSFS. Alliance selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Alliance board of directors held on March 2, 2015, at which the Alliance board of directors evaluated the proposed merger. At this meeting,

KBW reviewed the financial aspects of the proposed merger and rendered to the Alliance board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Alliance common stock. The Alliance board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex II to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Alliance board of directors (in its capacity as such) in connection with its consideration of the financial terms the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Alliance common stock. It did not address the underlying business decision of Alliance to engage in the merger or enter into the merger agreement or constitute a recommendation to the Alliance board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Alliance common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of Alliance common stock, what election any such shareholder should make with respect to the stock consideration or the cash consideration), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any other rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Alliance and WSFS and the merger, including, among other things:

•	a draft of the merger agreement dated February 27, 2015 (the most recent draft then made available to KBW);

•	certain regulatory filings of Alliance and WSFS, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2014 for Alliance and WSFS;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Alliance;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of WSFS;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of Alliance;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of WSFS;

•	certain unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of Alliance (provided to KBW by representatives of Alliance);

•	the unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of WSFS (contained in the Current Report on Form 8-K filed by WSFS with the Securities and Exchange Commission on January 30, 2015);

•	certain other interim reports and other communications of Alliance and WSFS to their respective shareholders and investors; and

•	other financial information concerning the businesses and operations of Alliance and WSFS that was furnished to KBW by Alliance and WSFS or which was otherwise used for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among other things, the following:

•	the historical and current financial position and results of operations of Alliance and WSFS;

•	the assets and liabilities of Alliance and WSFS;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Alliance and WSFS with similar information for certain other companies the securities of which are publicly traded;

•	financial and operating forecasts and projections of Alliance that were prepared by, and provided to KBW and discussed with KBW by, Alliance management and that were used and relied upon by KBW at the direction of such management with the consent of the Alliance board of directors; and

•	financial and operating forecasts and projections of WSFS and certain merger related estimates and assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger), that were prepared by, and provided to KBW and discussed with KBW by, WSFS management (or otherwise reviewed and discussed with KBW by WSFS management) and that were used and relied upon by KBW based on such discussions at the direction of Alliance and with the consent of the Alliance board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Alliance and WSFS regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Alliance, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Alliance.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the respective managements of Alliance and WSFS as to the reasonableness and achievability of the financial and operating forecasts and projections of Alliance and WSFS (and the underlying assumptions and bases therefor) that were referred to above. KBW assumed, with the consent of Alliance, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such managements and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such managements. KBW further relied upon WSFS management as to the reasonableness and achievability of the merger related estimates and assumptions (and the underlying assumptions and bases therefor, including without limitation, cost savings and related expenses expected to result from the merger) referred to above. KBW assumed, with the consent of Alliance, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such estimates would be realized in the amounts and in the time periods estimated by such management.

It is understood that the forecasts, projections, estimates and assumptions of Alliance and WSFS provided to or otherwise discussed with KBW were not prepared with the expectation of public disclosure, that all such forecasts, projections, estimates and assumptions were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Alliance and WSFS and with the consent of Alliance, that such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the underlying assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Alliance or WSFS since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Alliance’s consent, that the aggregate allowances for loan and lease losses for Alliance and WSFS were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Alliance or WSFS, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Alliance or WSFS under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger and any related transaction (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW) with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Alliance, WSFS, the combined entity, or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW assumed, in all respects material to KBW’s analyses, that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Alliance relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Alliance, WSFS, the merger and any related transaction (including the subsidiary bank merger) and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to be received by the holders of Alliance common stock in the merger to such shareholders. KBW expressed no view or opinion as to any other terms or aspects of the merger or any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation of the merger consideration between stock and cash) or any related transaction, any consequences of the merger or any related transaction to Alliance, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Alliance to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Alliance or the Alliance board of directors;

•	the fairness of the amount or nature of any compensation to any of Alliance’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Alliance common stock;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Alliance (other than the holders of Alliance common stock (solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities)) or holders of any class of securities of WSFS or any other party to any transaction contemplated by the merger agreement;

•	whether WSFS has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Alliance common stock at the closing of the merger;

•	the actual value of WSFS common stock to be issued in the merger;

•	the election by holders of Alliance common stock to receive the stock consideration or the cash consideration, or any combination thereof, or the actual allocation between the stock consideration and the cash consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the merger agreement), or the relative fairness of the stock consideration and the cash consideration;

•	any adjustment (as provided in the merger agreement) in the amount of merger consideration (including the allocation thereof among cash and stock) assumed to be paid in the merger for purposes of KBW’s opinion;

•	the prices, trading range or volume at which Alliance common stock or WSFS common stock will trade following the public announcement of the merger or the prices, trading range or volume at which WSFS common stock would trade following consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Alliance, WSFS, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW,

Alliance and WSFS. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Alliance board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Alliance board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Alliance and WSFS and the decision to enter into the merger agreement was solely that of the Alliance board of directors.

The following is a summary of the material financial analyses presented by KBW to the Alliance board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Alliance board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analysis described below, KBW utilized an implied value of the merger consideration of $22.36 per share of Alliance common stock, consisting of the sum of (i) the cash consideration of $22.00 per share of Alliance common stock multiplied by 30% and (ii) the implied value of the stock consideration of 0.28955 of a share of WSFS common stock (before giving effect to any stock splits that have been subsequently announced) per share of Alliance common stock, based on the closing price of WSFS common stock on February 27, 2015 of $77.74, multiplied by 70%.

Alliance Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Alliance to 16 selected thrifts that were listed on NASDAQ and headquartered in the Mid-Atlantic, Midwest or Northeast regions and that had total assets between $250 million and $750 million, a nonperforming assets to total assets ratio less than 5.0% and a tangible common equity to tangible assets ratio greater than 11.0%. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies included:

Chicopee Bancorp, Inc.	United Community Bancorp

Malvern Bancorp, Inc.	Naugatuck Valley Financial Corporation

Westbury Bancorp, Inc.	First Capital, Inc.

HMN Financial, Inc.	Coastway Bancorp, Inc.

Cheviot Financial Corp.	Poage Bankshares, Inc.

IF Bancorp, Inc.	Wolverine Bancorp, Inc.

Prudential Bancorp, Inc.	Jacksonville Bancorp, Inc.

La Porte Bancorp, Inc.	Hamilton Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for or, in the case of information for the latest 12 month period, or LTM, through, the most recent completed quarter available, or MRQ (which in the case of Alliance was the fiscal quarter ended December 31, 2014 as provided by Alliance management to the extent not publicly available) or as of the end of such period and market price information as of February 27, 2015. Where consolidated holding company level financial data for the selected companies as of or for periods ended December 31, 2014 was unreported, either such data reported as of or for periods ended September 30, 2014 or subsidiary bank level data as of or for periods ended December 31, 2014 was utilized to calculate ratios. Using publicly available information, applicable financial data for certain selected companies reflected pro forma adjustments for the estimated impact of pending acquisitions and completed capital raises. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Alliance’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance and financial condition of Alliance and the selected companies:

		Selected Companies
	Alliance	Bottom Quartile	Average	Median	Top Quartile
LTM Return on Average Assets	0.60%	(0.05%)	0.41%	0.38%	0.80%
LTM Return on Average Equity	3.87%	(0.29%)	2.82%	2.27%	5.08%
LTM Net Interest Margin	3.63%	2.86%	3.28%	3.38%	3.60%
LTM Efficiency Ratio	73.3%	95.9%	83.2%	81.5%	71.8%
Tangible Common Equity / Tangible Assets	15.8%	13.0%	15.1%	14.5%	15.6%
Tier 1 Capital / Risk-Weighted Assets	21.9%	16.7%	21.7%	18.7%	24.4%
Total Risk-Based Capital / Risk-Weighted Assets	23.2%	17.7%	22.8%	19.9%	25.4%
Loans / Deposits	90.0%	74.3%	89.1%	86.8%	97.2%
Loan Loss Reserve / Gross Loans	1.44%	0.79%	1.31%	1.19%	1.61%
Texas Ratio(1)	11.52%	14.58%	11.23%	10.28%	7.14%
Nonperforming Assets / Assets(2)	1.94%	2.41%	1.76%	1.61%	1.11%
LTM Net Charge-Offs / Average Loans	0.07%	0.36%	0.17%	0.10%	0.05%

(1)	Texas ratio equals (nonperforming assets plus loans 90+ days past due) / (tangible common equity plus loan loss reserves) adjusted for covered loans.
(2)	Nonperforming assets include nonaccrual loans, loans 90+ days past due and accruing, restructured loans, and other real estate owned.

KBW’s analysis showed the following concerning the market performance of Alliance and, to the extent publicly available, the selected companies (excluding the impact of certain selected company LTM and MRQ annualized EPS multiples considered to be not meaningful because they were below 0.0x or greater than 30.0x and also excluding the impact of the LTM dividend payout of one of the selected companies considered to be not meaningful):

			Selected Companies
	Alliance		Bottom Quartile		Average		Median		Top Quartile
One—Year Stock Price Change	14.53%		4.22%		12.50%		10.97%		21.36%
YTD Stock Price Change	(4.95%)		(0.76%)		1.22%		0.72%		4.37%
Stock Price / Book Value per Share	1.06	x	0.82	x	0.92	x	0.90	x	1.02	x
Stock Price / Tangible Book Value per Share	1.06	x	0.85	x	0.96	x	0.94	x	1.03	x
Stock Price / LTM EPS(1)	27.8	x	12.2	x	18.4	x	16.1	x	27.8	x
Stock Price / MRQ Annualized EPS(2)	29.2	x	15.0	x	17.9	x	16.9	x	21.1	x
Dividend Yield	1.37%		0.00%		0.94%		0.78%		1.61%
LTM Dividend Payout	34.9%		0.0%		29.5%		19.4%		54.5%

(1)	Excluding as not meaningful the impact of the LTM EPS multiples for Chicopee Bancorp, Inc., Malvern Bancorp, Inc., Westbury Bancorp, Inc., Cheviot Financial Corp., Prudential Bancorp, Inc., Naugatuck Valley Financial Corporation, Poage Bankshares, Inc. and Hamilton Bancorp, Inc. LTM EPS data for Coastway Bancorp, Inc. was not publicly available.
(2)	Excluding as not meaningful the impact of the MRQ annualized EPS multiples for Chicopee Bancorp, Inc., Malvern Bancorp, Inc., Westbury Bancorp, Inc., Prudential Bancorp, Inc., Coastway Bancorp, Inc. and Hamilton Bancorp, Inc.

No company used as a comparison in the above selected companies analysis of Alliance is identical to Alliance. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

WSFS Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of WSFS to 15 selected banks and thrifts that were listed on NASDAQ, NYSE or the NYSE MKT and headquartered in the Mid-Atlantic region and that had total assets between $3.0 billion and $7.5 billion and a nonperforming assets to total assets ratio less than 3.0%. Merger targets and mutual holding companies were excluded from the selected companies as was the acquiror in a publicly announced merger that would result in a combined company with total assets over $7.5 billion.

The selected companies included:

First Commonwealth Financial Corporation	Dime Community Bancshares, Inc.

S&T Bancorp, Inc.	Sandy Spring Bancorp, Inc.

Tompkins Financial Corporation	Lakeland Bancorp, Inc.

Eagle Bancorp, Inc.	ConnectOne Bancorp, Inc.

Flushing Financial Corporation	Oritani Financial Corp.

Beneficial Bancorp, Inc.	Financial Institutions, Inc.

Bancorp, Inc.	Northfield Bancorp, Inc.

TrustCo Bank Corp NY

To perform this analysis, KBW used LTM profitability and other financial information through the most recent completed quarter available (which in the case of WSFS was the fiscal quarter ended December 31, 2014) or as of the end of such quarter and market price information as of February 27, 2015. KBW also used 2015 and 2016 EPS estimates taken from consensus “street estimates” for WSFS and the selected companies. Where consolidated holding company level financial data for the selected companies as of or for periods ended December 31, 2014 was unreported, either such data reported as of or for periods ended September 30, 2014 or subsidiary bank level data as of or for periods ended December 31, 2014 was utilized to calculate ratios. Using publicly available information, applicable financial data for certain selected companies reflected pro forma adjustments for the estimated impact of pending acquisitions and completed capital raises. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in WSFS’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance and financial condition of WSFS and the selected companies:

		Selected Companies
	WSFS(1)	Bottom Quartile	Average	Median	Top Quartile
LTM Return on Average Assets	1.17%	0.73%	0.85%	0.92%	1.03%
LTM Return on Average Equity	12.22%	5.95%	7.43%	8.48%	10.79%
LTM Net Interest Margin	3.68%	3.03%	3.33%	3.30%	3.57%
LTM Efficiency Ratio	62.9%	64.2%	58.8%	59.3%	48.3%
Tangible Common Equity / Tangible Assets	9.00%	7.81%	10.13%	8.62%	10.14%
Tier 1 Capital / Risk-Weighted Assets	12.8%	10.8%	13.9%	12.6%	17.1%
Total Risk-Based Capital / Risk-Weighted Assets	13.8%	12.7%	15.0%	13.0%	18.3%
Loans / Deposits	88.4%	78.3%	96.9%	100.0%	108.6%
Loan Loss Reserve / Gross Loans	1.22%	0.66%	1.07%	1.16%	1.35%
Texas Ratio(2)	11.12%	10.82%	7.22%	7.51%	4.68%
Nonperforming Assets / Assets(3)	1.08%	1.00%	0.73%	0.83%	0.46%
LTM Net Charge-Offs / Average Loans	0.18%	0.22%	0.12%	0.05%	0.02%

(1)	LTM ROA and LTM ROE are shown as reported and include a one-time tax benefit in Q1 2014. LTM ROA and LTM ROE excluding the one-time benefit were 1.03% and 10.72%, respectively.
(2)	Texas ratio equals (nonperforming assets plus loans 90+ days past due) / (tangible common equity plus loan loss reserves) adjusted for covered loans.
(3)	Nonperforming assets include nonaccrual loans, loans 90+ days past due and accruing, restructured loans, and other real estate owned.

KBW’s analysis showed the following concerning the market performance of WSFS and the selected companies (excluding the impact of certain selected company LTM, 2015 and 2016 EPS multiples considered to be not meaningful because they were either below 0.0x or greater than 30.0x):

			Selected Companies
	WSFS		Bottom Quartile		Average		Median		Top Quartile
One – Year Stock Price Change	8.86%		(4.91%)		0.72%		1.63%		9.33%
YTD Stock Price Change	1.11%		(7.09%)		(4.92%)		(4.96%)		(2.23%)
Stock Price / Book Value per Share	1.49	x	1.09	x	1.29	x	1.25	x	1.34	x
Stock Price / Tangible Book Value per Share	1.69	x	1.25	x	1.57	x	1.48	x	1.91	x
Stock Price / LTM EPS	13.4	x	13.2	x	15.5	x	14.7	x	17.5	x
Stock Price / 2015 Estimated EPS	13.4	x	12.8	x	14.3	x	14.7	x	15.3	x
Stock Price / 2016 Estimated EPS	12.7	x	11.5	x	14.1	x	12.8	x	14.4	x
Dividend Yield	0.77%		1.64%		2.53%		3.23%		3.55%
LTM Dividend Payout	8.8%		34.9%		40.4%		40.5%		55.9%

No company used as a comparison in the above selected companies analysis of WSFS is identical to WSFS. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 16 selected bank and thrift transactions announced since December 31, 2013 with acquired companies that were headquartered in United States and that had assets between $200 million and $900 million, a tangible common equity to tangible assets ratio greater than 11.0% and a nonperforming assets to total assets ratio less than 5.0%. Terminated transactions were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Cathay General Bancorp	Asia Bancshares, Inc.
First NBC Bank Holding Company	State Investors Bancorp, Inc.
Stupp Bros., Inc.	Southern Commercial Bank
ESB Bancorp MHC	Citizens National Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Hampden Bancorp, Inc.
Pacific Premier Bancorp, Inc.	Independence Bank
ServisFirst Bancshares, Inc.	Metro Bancshares, Inc.
Wintrust Financial Corporation	Delavan Bancshares, Inc.
IBERIABANK Corporation	Florida Bank Group, Inc.
HomeStreet, Inc.	Simplicity Bancorp, Inc.
Cape Bancorp, Inc.	Colonial Financial Services, Inc.
Independent Bank Corp.	Peoples Federal Bancshares, Inc.
State Bank Financial Corporation	Georgia-Carolina Bancshares, Inc.
CB Financial Services, Inc.	FedFirst Financial Corporation
F.N.B. Corporation	OBA Financial Services, Inc.
Salisbury Bancorp, Inc.	Riverside Bank

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Price per common share to book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total common equity);

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Price per common share to normalized tangible common equity per share of the acquired company (calculated as tangible common equity per share necessary to maintain a tangible common equity to tangible assets ratio of 8.0%) assuming no premium for excess equity (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by normalized total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $22.36 per share of Alliance common stock and using historical financial information for Alliance as of or for the twelve month period ended December 31, 2014 as provided by Alliance management to the extent not publicly available.

The results of the analysis are set forth in the following table (excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful because they were either less than 0.0x or greater than 50.0x):

			Selected Transactions
	WSFS / Alliance		Bottom Quartile		Average		Median		Top Quartile
Price / Book Value	1.36	x	1.16	x	1.28	x	1.32	x	1.40	x
Price / Tangible Book Value	1.36	x	1.16	x	1.28	x	1.32	x	1.42	x
Price / Normalized Tangible Common Equity	1.76	x	1.31	x	1.51	x	1.49	x	1.72	x
Core Deposit Premium	8.8%		3.3%		6.5%		7.0%		8.5%
Price / LTM EPS	35.5	x	20.7	x	23.9	x	23.8	x	25.2	x

No company or transaction used as a comparison in the above selected transaction analysis is identical to Alliance or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of WSFS and Alliance to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for WSFS as reported and for Alliance as provided by Alliance management as of December 31, 2014, (ii) 2014 net income data for WSFS as reported and for Alliance as provided by Alliance management through December 31, 2014, (iii) financial forecasts and projections relating to the net income of Alliance and WSFS provided by or discussed with Alliance and WSFS managements, respectively, or, in the case of WSFS, computed from information provided by WSFS management and (iv) market price data as of February 27, 2015. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of WSFS and Alliance shareholders in the combined company based on the stock consideration of 0.28955 of a share of WSFS common stock per share of Alliance common stock at the 70% stock / 30% cash aggregate merger consideration mix provided for in the merger agreement and also assuming 100% stock consideration for illustrative purposes:

	WSFS as a Percentage of Total	Alliance as a Percentage of Total
Ownership
70% stock / 30% cash	92%	8%
100% stock / 0% cash	89%	11%

Balance Sheet
Assets	92%	8%
Gross Loans Held for Investment	91%	9%
Deposits	91%	9%
Tangible Common Equity	87%	13%

Net Income to Common
2014 Net Income	95%	5%
2015 Estimated Net Income	94%	6%
2016 Estimated Net Income	94%	6%
2017 Estimated Net Income	94%	6%

Market Capitalization
Pre-Deal Market Capitalization	91%	9%

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of WSFS and Alliance. Using (i) closing balance sheet estimates as of September 30, 2015 for WSFS and Alliance extrapolated from the financial forecasts and projections provided by the respective managements of WSFS and Alliance, (ii) financial forecasts and projections relating to the net income of Alliance provided by Alliance management (as adjusted by WSFS management), and (iii) financial forecasts and projections relating to the net income of WSFS and pro forma assumptions (including purchase accounting adjustments, cost savings and related expenses) provided by or discussed with WSFS management or computed from information provided by WSFS management, KBW analyzed, among other things, the potential financial impact of the merger on certain projected financial results of WSFS. This analysis indicated, pro forma for the merger, accretion in the case of WSFS’s estimated book value per share as of September 30, 2015 and estimated 2016 and 2017 EPS and dilution in the case of WSFS’s estimated tangible book value per share as of September 30, 2015. Furthermore, the analysis indicated, pro forma for the merger, an increase in WSFS’s tangible common equity to tangible assets ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of September 30, 2015, and a decrease in WSFS’s Tier 1 Common Ratio as of September 30, 2015, in each case by less than 10 basis points. For all of the above analysis, the actual results achieved by WSFS following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Alliance to estimate ranges for the implied equity value of Alliance. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Alliance prepared by and provided to KBW by Alliance management, and assumed discount rates ranging from 11.5% to 15.5%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Alliance could generate over the five-year period from 2015 to 2019 as a standalone company, and (ii) the present value of Alliance’s implied terminal value at the end of such period. KBW assumed that Alliance would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Alliance, KBW applied a range of 11.0x to 15.0x estimated 2020 net income. This discounted cash flow analysis resulted in a range of implied values per share of Alliance common stock of $16.94 per share to $21.57 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Alliance.

Miscellaneous. KBW acted as financial advisor to Alliance in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of depository and depository holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Alliance and WSFS and, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Alliance and WSFS for KBW’s own account and for the accounts of its customers.

Pursuant to KBW’s engagement agreement, Alliance agreed to pay KBW a total cash fee equal to 1.20% of the aggregate merger consideration, $100,000 of which became payable to KBW upon the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. Alliance also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to

Alliance. In the two years preceding the date of its opinion, KBW did not provide investment banking and financial advisory services to WSFS. KBW may in the future provide investment banking and financial advisory services to Alliance or WSFS and receive compensation for such services.

WSFS’ Reasons for the Merger

WSFS believes that the acquisition of Alliance provides an excellent opportunity to increase the scale of its operations in Pennsylvania, especially in Delaware County, Pennsylvania. The acquisition also provides WSFS a significant opportunity to generate additional revenue by providing its full suite of banking, mortgage banking, wealth management and insurance services to Alliance’s markets as well as leverage WSFS’ operating platform. In addition, the acquisition of Alliance will strengthen the breadth of WSFS’ loan products and capabilities. The WSFS board of directors approved the merger agreement after WSFS’ senior management discussed with the WSFS board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Alliance. The WSFS board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The WSFS board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Management and Board of Directors of WSFS After the Merger

The directors and officers of WSFS immediately prior to the effective time of the merger will continue as the directors and officers of WSFS as the surviving corporation of the merger. Information about the current WSFS directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page [    ].

Interests of Alliance’s Directors and Executive Officers in the Merger

When considering the recommendation of the Alliance board of directors that Alliance shareholders vote for the adoption and approval of the merger agreement, Alliance shareholders should be aware that Alliance’s directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of Alliance shareholders generally. These interests and arrangements may create potential conflicts of interest. The Alliance board of directors was aware of these interests and considered them, among other matters, when making its decision to approve the merger agreement and recommend that Alliance shareholders vote in favor of adoption and approval of the merger agreement. For purposes of all of the Alliance agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control.

Existing Employment Agreements

Alliance previously had entered into employment agreements with Dennis D. Cirucci, President and Chief Executive Officer, Peter J. Meier, Executive Vice President and Chief Financial Officer, William T. McGrath, Senior Vice President and Chief Lending Officer, and Suzanne J. Ricci, Senior Vice President and Chief Operating Officer. The agreements provide generally that if the executive’s employment is terminated in connection with or following a change in control either by Alliance for other than cause, disability, retirement or death or by the executive as a result of certain adverse actions taken by Alliance, then the executive would be entitled to a lump sum cash severance payment equal to two times (three times in the case of Mr. Cirucci) his or her average annual compensation, as defined in the employment agreements. In addition, the executive would be entitled to receive continued coverage under all life, medical, disability and other group insurance plans offered by Alliance Bank for a specified period of time, provided that in each case a lump cash equivalency amount will be paid to the executive if such substantially similar coverage either cannot be provided or would trigger the payment of certain excise taxes. Each executive would also be entitled to receive a lump sum cash payment equal to the projected cost of providing benefits under certain other benefit plans, programs or arrangements to the executive for the remaining term of the employment agreement.

The employment agreements with Messrs. Cirucci and Meier provide that if any of the payments or benefits to be provided thereunder or otherwise upon termination of employment are deemed to constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, which would cause the executive to incur an excise tax under Section 4999 of the Internal Revenue Code, then Alliance shall pay the executive an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. The employment agreements with Mr. McGrath and Ms. Ricci provide that if any of the payments or benefits to be provided thereunder or otherwise upon termination of employment are deemed to constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the payments and benefits shall be reduced by the minimum amount necessary so that no excise taxes are triggered under Section 4999 of the Internal Revenue Code.

The employment agreements also provide that during the term of the employment agreement and for the 12-month (24-month in the case of Mr. Cirucci) period immediately following termination, the executive will not (i) solicit or induce, or cause others to solicit or induce, any employee of Alliance or any of its affiliates or subsidiaries to leave the employment of such entities, or (ii) solicit any customer of Alliance or any of its affiliates or subsidiaries to transact business with any corporation, partnership or other entity which is engaged in any line of business conducted by Alliance or any of its affiliates or subsidiaries during such period, including but not limited to entities which lend money and take deposits, or to reduce or refrain from doing any business with Alliance or its affiliates or subsidiaries, or interfere with or damage any relationship between Alliance or its affiliates or subsidiaries and any such customers.

Alliance’s employment agreements with Messrs. Cirucci and Meier are generally superseded by the Separation Agreements, except that certain sections in the existing employment agreements are preserved, including the right of such executives to a Section 280G gross-up payment if excise taxes are triggered. Upon termination of their employment in connection with or following completion of the merger, Mr. McGrath and Ms. Ricci will receive lump sum cash payments estimated to be approximately $505,000 and $460,000, respectively, plus continuation of insurance benefits.

Existing Supplemental Retirement Agreements

Alliance Bank currently maintains a supplemental executive retirement plan for Messrs. Cirucci and Meier. The supplemental retirement plan provides supplemental annual payments for the life of the participant commencing upon retirement. The supplemental annual payments under this plan are $108,261 and $72,263 for Messrs. Cirucci and Meier, respectively. If an executive has less than 18 years of service at the time of retirement, the annual payments are pro-rated. Messrs. Cirucci and Meier had 31 and 19 years of service, respectively, at December 31, 2014. If the executive’s employment is terminated concurrently with or within one year following a change in control, then the executive is entitled to receive a lump sum payment approximately six months following such termination of employment, with the lump sum representing the present value of the payments over the remaining life expectancy of the executive based on the applicable IRS mid-term rate.

Separation, Non-Competition and Consulting Agreements

In connection with entry into the merger agreement, WSFS and Alliance entered into separation, non-competition and consulting agreements, or the Separation Agreements, with each of Messrs. Cirucci and Meier. The Separation Agreements will become effective upon consummation of the merger. The Separation Agreements provide for lump sum separation payments to Messrs. Cirucci and Meier totaling $1,053,955 and $487,667, respectively, within 10 business days following consummation of the merger, as well as provision by WSFS of health, life, disability and other insurance benefits on an ongoing basis for a period of time after the merger and transfer of title on company-provided automobiles to Messrs. Cirucci and Meier. Pursuant to the Separation Agreements, Messrs. Cirucci and Meier will provide part-time consulting services upon WSFS’ reasonable request for a period of six months following consummation of the Merger. Messrs. Cirucci and Meier will not participate in the commercial or retail banking business in a specified geographic region for periods of

18 months and six months, respectively, following the consummation of the merger. Messrs. Cirucci and Meier also will not solicit either the customers of Alliance or the employees of WSFS or Alliance for periods of two years and one year, respectively, following consummation of the Merger. As consideration for performance of their ongoing obligations under the Separation Agreements, Messrs. Cirucci and Meier will receive additional lump sum payments of $400,000 and $90,000, respectively, within 10 business days following consummation of the Merger.

Indemnification and Insurance

The merger agreement requires WSFS to use its reasonable best efforts to maintain for a period of six years after the effective time of the merger Alliance’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of Alliance prior to the effective time of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance. In lieu of the insurance described in the preceding sentence, prior to the effective time of the merger, WSFS, or Alliance, in consultation with WSFS, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance. See “The Merger Agreement—Covenants and Agreements—D&O Indemnification and Insurance” beginning on page [    ].

Cash Payment for Outstanding Alliance Stock Options

Under the terms of the merger agreement, all Alliance stock options that are outstanding and unexercised at the time of the merger, whether or not vested, will be cancelled, and in lieu thereof the holders of such options will be paid in cash an amount equal to the product of (i) the number of shares of Alliance common stock subject to such option at the closing and (ii) an amount equal to the excess of $22.00 over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. As of the record date for the special meeting, the directors and executive officers of Alliance as a group held options to purchase an aggregate of 226,400 shares of Alliance common stock. If none of such options are exercised prior to completion of the merger, the directors and executive officers of Alliance as a group will receive an aggregate of approximately $2.5 million upon cancellation of their stock options.

Accelerated Vesting of Alliance RRP Awards

Consistent with the terms of the pre-existing Alliance RRP, the merger agreement provides that, at the effective time of the Alliance merger, each outstanding Alliance RRP award that has not yet vested will become fully vested and converted into the right to receive the Merger Consideration for the vested shares in accordance with the merger agreement, and all such outstanding shares underlying Alliance RRP awards will become fully vested immediately prior to the effective time of the Alliance merger. See “—Quantification of Acceleration of Equity Awards” below for the amounts to be received by the directors and executive officers of Alliance.

Quantification of Accelerated Vesting of Equity Awards

The following table quantifies the potential estimated value of the equity acceleration that Alliance’s executive officers and non-employee directors may receive in connection with the merger, assuming the merger is completed in the fourth quarter of 2015, as anticipated. The table does not include the values associated with unvested stock options and Alliance RRP awards that are scheduled to vest prior to the fourth quarter of 2015 or the values associated with currently vested stock options.

	Accelerated Stock Options		Accelerated Alliance RRP Awards
	Aggregate Number of Unvested Stock Options Subject to Acceleration	Aggregate Value of Accelerated Stock Options ($)(1)	Aggregate Number of Alliance RRP Awards Subject to Acceleration	Aggregate Value of Accelerated Alliance RRP Awards ($)(2)	Total ($)
Executive Officers
Dennis D. Cirucci	13,300	$145,635	9,400	$206,800	$352,435
Peter J. Meier	6,650	72,818	4,400	96,800	169,618
William T. McGrath	4,750	52,013	3,000	66,000	118,013
Suzanne J. Ricci	6,650	72,818	4,200	92,400	165,218

Directors
J. William Cotter Jr.	2,670	29,237	2,060	45,320	74,557
Timothy E. Flatley	2,670	29,237	2,060	45,320	74,557
William E. Hecht	3,250	35,588	2,180	47,960	84,548
Howard Henick	—	—	—	—	—
Philip K. Stonier	2,670	29,237	2,060	45,320	74,557
R. Cheston Woolard	2,670	29,237	2,060	45,320	74,557

(1)	To estimate the potential incremental value of the accelerated Alliance common stock options, the number of shares of Alliance common stock issuable upon exercise of the stock options subject to acceleration is multiplied by $22.00 per share less the applicable exercise price per share.
(2)	To estimate the potential value of the accelerated Alliance RRP awards, the aggregate number of shares subject to acceleration is multiplied by $22.00 per share.

Benefits upon Termination of the Alliance Employee Stock Ownership Plan

The merger agreement provides that Alliance will terminate the Alliance ESOP, effective immediately prior to the effective time of the merger, with all account balances to be fully vested. As of the effective time of the merger, all shares of Alliance common stock held by the Alliance ESOP will be converted into the right to receive the Merger Consideration. The trustees of the plan will use the Merger Consideration received with respect to the unallocated shares of Alliance common stock held by the Alliance ESOP to first repay the then outstanding loans to the Alliance ESOP, with the remaining Merger Consideration received with respect to such shares to then be allocated pro rata to all participants in the Alliance ESOP who are either in active service or on a recognized leave of absence as of the date the merger is completed, based on their account balances as of January 1, 2015. As soon as practicable following the later of the effective time of the merger or the receipt of a favorable determination letter from the IRS, all account balances in the Alliance ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, provided that holders of account balances whose employment is terminated may elect to roll over or receive a distribution of their account balance prior to the receipt of the IRS determination letter. Each of Alliance’s executive officers will receive a benefit in connection with the termination of the Alliance ESOP. Based on account balances as of January 1, 2015, the estimated value of the additional benefit that Messrs. Cirucci, Meier and McGrath and Ms. Ricci would receive as a result of termination of the Alliance ESOP is approximately $175,000, $114,000, $35,000 and $82,000, respectively, if such termination occurred in the second quarter of 2015.

Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Alliance’s named executive officers, assuming that (i) a change of control of Alliance will occur in the fourth quarter of 2015 upon completion of the merger, (ii) the value of the Stock Consideration is $22.00 per share, which is the fixed value of the Cash Consideration, and (iii) except as noted below, each such named executive officer’s employment will be terminated (without cause or for good reason) upon completion of the merger. The amounts below are based on multiple assumptions that may not actually occur. Additionally, certain amounts will vary depending on the date the merger is completed. As a result, the actual amounts, if any, received by an executive officer may differ in material respects from the amounts shown below.

Name	Golden Parachute Compensation
	Cash($)(1)	Equity($)(2)	Pension/ NQDC(3)	Perquisites/ Benefits($)(4)	Other($)(5)	Total($)(6)
Dennis D. Cirucci	$1,053,955	$934,975	$136,698	$75,016	$400,000	$2,600,644
Peter J. Meier	487,667	460,887	115,688	87,485	90,000	1,241,727
William T. McGrath	504,649	326,063	—	42,258	—	872,970

(1)	For Messrs. Cirucci and Meier, represents the separation amounts payable to them pursuant to their Separation Agreements entered into with WSFS and Alliance, which quantified the amounts payable to them under their respective employment agreements with Alliance. Their employment agreements with Alliance provide that the lump sum cash severance under such agreements would be paid upon a termination of employment concurrently with or following completion of the merger (i.e., a double-trigger arrangement). The cash severance for Mr. McGrath represents the amount payable to him under his employment agreement with Alliance if his employment is terminated in connection with or following completion of the merger, which severance is deemed to be a double-trigger arrangement.
(2)	Represents the value of the vested and unvested stock options and unvested restricted stock awards held by Messrs. Cirucci, Meier and McGrath. The value of the vested and unvested stock options is $728,175, $364,087 and $260,063 for each of Messrs. Cirucci, Meier and McGrath, respectively, based on the merger agreement, which provides that stock options which remain unexercised immediately prior to the completion of the merger will be cashed out based upon the positive difference between the Cash Consideration of $22.00 per share and the exercise price per share of the unexercised stock options. The value of the unvested restricted stock awards is estimated to be $206,800, $96,800 and $66,000 for each of Messrs. Cirucci, Meier and McGrath, respectively, based on the Merger Consideration being $22.00 per share of Alliance common stock. The restricted stock amounts exclude awards scheduled to vest prior to completion of the merger. If the shares covered by the unvested restricted stock awards are exchanged for the Stock Consideration rather than the Cash Consideration, then the value of such shares could be higher or lower. All of the unvested stock options and unvested restricted stock awards will become fully vested upon completion of the merger even if the executive’s employment is not terminated. This accelerated vesting is considered to be a single-trigger arrangement.
(3)	Represents the increase in the estimated present value of the benefits of Messrs. Cirucci and Meier under their Supplemental Executive Retirement Agreements, or the SERP agreements, with Alliance as a result of calculating the lump sum values of their lifetime benefits using 120% of the applicable IRS mid-term rate rather than 120% of the long-term rate. The SERP agreements provide for the retirement benefits to be paid for each executive’s life, except that lump sum payments will be made if the employment of such executives is terminated in connection with or within one year following a change of control. The present value of the increase in benefits was calculated using 120% of the IRS’ applicable federal discount rates in effect for April 2015, which will be updated to reflect the rates in effect for the month in which the merger is completed. The increase in the SERP benefits is deemed to be a double-trigger arrangement.
(4)

Represents the sum of (a) the projected cost of providing the executives with continued participation in all health insurance, dental insurance, life insurance, and disability and accident insurance for a specified period for each of Messrs. Cirucci, Meier and McGrath, in each case at no cost to the executives, and (b) for Messrs. Cirucci and Meier, the estimated value of the company-owned automobiles driven by them, with the title to such automobiles to be transferred to them upon completion of the merger. If the executive obtains full-time employment with another employer during such period and is entitled to receive substantially similar benefits from the subsequent employer, or if the executive dies during such period, then the continued coverage will cease. The projected costs assume the insurance premiums increase by 10% each year, and the amounts have been discounted to present value based on 120% of the IRS’ applicable federal discount rates in effect for April 2015, which rates will also be updated to reflect the rates in effect for the month in which the merger is completed. The employment agreements that Messrs. Cirucci, Meier and McGrath have with Alliance provide for a continuation of the insurance benefits in the event of a termination of employment concurrently with or following completion of the merger (i.e., a double-trigger arrangement). The estimated value of the automobiles for Messrs. Cirucci and Meier is approximately $68,000 and $43,000, respectively, and such amounts may be deemed to be a single-trigger arrangement.
(5)	Represents the lump sum payments to be made within 10 business days following completion of the merger to Messrs. Cirucci and Meier as consideration for performing their ongoing obligations under the Separation Agreements. These agreements will become effective only upon completion of the merger, at which time the employment of Messrs. Cirucci and Meier will be terminated. These payments are deemed to be a double-trigger arrangement.
(6)	This column includes with respect to Messrs. Cirucci, Meier and McGrath, $1,002,975, $503,887 and $326,063, respectively, which may be deemed to be attributable to a single-trigger arrangement, while $1,597,669, $737,840 and $546,907, respectively, of the amount is attributable to a double-trigger arrangement. The amounts in this column exclude the value of other vested benefits under the Alliance ESOP, Alliance 401(k) Plan and the SERP agreements. If the payments and benefits to Messrs. Cirucci or Meier pursuant to their Separation Agreements would constitute a parachute payment under Section 280G of the Internal Revenue Code, then each of the Separation Agreements preserve the right of such executives under their current employment agreements with Alliance to be reimbursed for any resulting excise taxes payable by such executive, plus such additional amount as may be necessary to compensate such executive for the payment of federal, state and local income, excise and other employment-related taxes on the additional payments. Based upon the various assumptions made, no excise tax reimbursements or gross-up payments to Messrs. Cirucci or Meier are expected to be required.

Public Trading Markets

WSFS common stock is listed on the NASDAQ Global Select market under the symbol “WSFS”. Alliance common stock is listed on NASDAQ Global Market under the symbol “ALLB”. The newly issued WSFS common stock issuable pursuant to the merger agreement will be listed on the NASDAQ Global Select Market and freely transferable under the Securities Act.

NASDAQ Listing of WSFS Common Stock

Before the effective time of the merger, WSFS has agreed to use its reasonable best efforts to cause the shares of WSFS common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market. The listing of the shares of WSFS common stock is also a condition to the consummation of the merger.

Regulatory Approvals Required for the Merger

WSFS and Alliance have agreed to use their reasonable best efforts to obtain all regulatory approvals, consents, non-objections and waivers required to complete the transactions contemplated by the merger agreement; provided, that in no event will WSFS be required to accept any new restriction or condition on WSFS or its subsidiaries which is materially and unreasonably burdensome on WSFS’ business or on the business of Alliance or its subsidiaries following the closing or which would reduce the economic benefits of the transactions contemplated by the merger agreement to WSFS to such a degree that WSFS would not have entered into the merger agreement had such condition or restriction been known to it on the date of the merger agreement, which is referred to as a burdensome condition. These approvals include approval from the OCC, among others. WSFS and Alliance have filed, or are in the process of filing, the applications, notices, requests and letters necessary to obtain the required regulatory determinations.

Office of the Comptroller of the Currency. Simultaneously with the merger, WSFS intends to merge Alliance Bank with and into WSFS Bank, with WSFS Bank as the surviving entity. Consummation of the bank subsidiary merger is subject to receipt of the approval of the OCC under the Bank Merger Act. Application for approval of the bank subsidiary merger will be subject to a 30-day public notice and comment period, as well as review and approval by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers the financial and managerial resources of the banks, the convenience and needs of the community to be served, the banks’ effectiveness in combating money-laundering activities as well as the import of the transaction on financial stability. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank subsidiary merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. In addition, WSFS Bank intends to declare and pay a capital distribution to WSFS to facilitate WSFS’ payment of the Cash Consideration to Alliance shareholders. Payment of this capital distribution is subject to review and approval by the OCC and non-objection by the Federal Reserve Bank of Philadelphia.

Federal Reserve. The merger of WSFS with Alliance represents WSFS’ acquisition of a federally registered savings and loan holding company. Under the Home Owners’ Loan Act of 1933, as amended, prior approval of the Federal Reserve is generally required prior to any company or entity acquiring an existing savings and loan holding company, like Alliance. There are, however, certain exceptions from this prior approval requirement, including an exception for transactions involving simultaneous mergers approved by a federal banking agency under the Bank Merger Act, where certain conditions are met. WSFS plans to provide a letter filing to the Federal Reserve Bank of Philadelphia in advance of the merger explaining how the parties and the merger meet the requirements for the exception and request that the Federal Reserve Bank of Philadelphia waive the prior approval requirement. In the event that the Federal Reserve Bank of Philadelphia determines that either the parties or the merger does not qualify for this exception to the prior approval requirement of the Home Owners’ Loan Act, we will be required to file an application with the Federal Reserve Bank of Philadelphia formally requesting approval of the merger.

Pennsylvania Department of Banking and Securities. Under Pennsylvania law, we are required to obtain approval of the Department for WSFS to acquire Alliance Bank, and to provide notice to the Department regarding the bank subsidiary merger.

Timing. We cannot assure you that all of the regulatory approvals and waivers described above will be obtained and, if obtained, we cannot assure you as to the timing of any such regulatory determinations, our ability to obtain the approvals and waivers on satisfactory terms or the absence of any litigation challenging such approvals or waivers. We also cannot assure you that any third party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

WSFS and Alliance believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on WSFS or Alliance. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.

We are not aware of any material governmental approvals, waivers or actions that are required for consummation of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals, waivers or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Delisting and Deregistration of Alliance Common Stock

If the merger is completed, Alliance common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act, and Alliance will no longer file periodic and current reports with the SEC.

Prior to the closing of the merger, Alliance has agreed to cooperate with WSFS to take all actions reasonably necessary, proper or advisable on its part under applicable laws and rules and regulations of The NASDAQ Stock Market LLC to enable such delisting and deregistration.

Litigation Relating to the Merger

One purported shareholder derivative and class action complaint relating to the merger has been filed. This action, Parshall v. Stonier et al., was filed on April 20, 2015 in the Court of Common Pleas of Delaware County, Pennsylvania. The complaint names as defendants Alliance, its directors and certain of its officers, and WSFS.

The complaint in the merger litigation alleges that the members of the Alliance board of directors breached their fiduciary duties to Alliance shareholders by approving the merger for inadequate consideration, approving the transaction in order to obtain benefits for Alliance directors and officers that are not equally shared by other Alliance shareholders, entering into the merger agreement containing preclusive deal protection devices, and failing to take steps to maximize the value to be paid to the Alliance shareholders. The complaint also alleges claims against WSFS for aiding and abetting these alleged breaches of fiduciary duties. The plaintiff in this action seeks, among other things, preliminary and permanent injunctive relief prohibiting consummation of the merger, rescission or rescissory damages in the event the merger is consummated, damages, attorneys’ fees and costs, and other and further relief. Each of the defendants believes the claims asserted are without merit and intends to vigorously defend against this lawsuit. However, at this time, it is not possible to predict the outcome of the proceedings or their impact on Alliance, WSFS or the merger.

THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex I and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the Alliance board of directors and the WSFS board of directors has approved the merger agreement, which provides for the merger of Alliance with and into WSFS, with WSFS continuing as the surviving corporation.

The Merger Consideration

As a result of the merger, each share of Alliance common stock issued and outstanding immediately prior to the merger will be converted, at the election of the shareholder, into the right to receive either (i) the Cash Consideration, or (ii) the Stock Consideration, and together with the Cash Consideration, we refer to as the Merger Consideration. Each holder of Alliance common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of Alliance common stock. All such elections are subject to adjustment on a pro rata basis.

Each option granted by Alliance to purchase shares of Alliance common stock under Alliance’s stock option plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the consummation of the merger will be converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between $22.00 and the exercise price of such option multiplied by the number of shares of Alliance common stock subject to such option and net of any required federal, state or local withholding taxes. Any such option with an exercise price that equals or exceeds $22.00 will be canceled, with no consideration being paid to the option holder therefor.

Fractional Shares

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, an Alliance shareholder who otherwise would have been entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of WSFS common stock to which the holder would otherwise be entitled by $22.00.

Proration

The terms of the merger agreement provide that the aggregate amount of the Cash Consideration that holders of Alliance common stock are entitled to receive is the Maximum Cash Contribution. As a result, all elections may be subject to proration depending on the elections made by other holders of Alliance common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately 30% of the shares of Alliance common stock are treated as Cash Election Shares and 70% of the shares of Alliance common stock are treated as Stock Election Shares.

For example, if the aggregate Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares will be converted into Stock Election Shares until the Maximum Cash

Contribution is no longer oversubscribed. If the aggregate Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Treatment of Alliance Stock Options

Upon completion of the merger, each Alliance stock option will be automatically cancelled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between the Cash Consideration and the exercise price of the Alliance stock option multiplied by the number of shares of Alliance common stock subject to such option and net of any required federal, state or local withholding taxes. The exercise prices per share of all of the Alliance stock options are equal to or greater than the Cash Consideration, and, therefore, all unexercised Alliance stock options will receive a cash payment in connection with the merger.

Treatment of Alliance RRP Awards

Consistent with the terms of the pre-existing Alliance RRP, the merger agreement provides that, at the effective time of the Alliance merger, each outstanding award under the Alliance RRP that has not yet vested will become fully vested and converted into the right to receive the Merger Consideration for the vested shares of Alliance common stock in accordance with the merger agreement.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, WSFS’ certificate of incorporation and bylaws in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of WSFS as the surviving corporation of the merger, until thereafter amended in accordance with their respective terms and applicable law. At the effective time of the merger, the WSFS board of directors immediately prior to the effective time of the merger will be the WSFS board of directors as the surviving corporation of the merger.

Bank Subsidiary Merger

Simultaneously with the effective time of the merger, Alliance Bank will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving corporation of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable laws). See “—Conditions to Consummation of the Merger” beginning on page [    ].

The merger will become effective on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania and in the certificate of merger to be filed with the Secretary of State of the State of Delaware. In the merger agreement, we have agreed to cause the effective time of the merger to occur on the third business day following the satisfaction or waiver (subject to applicable laws) of the last of the conditions specified in the merger agreement, or on another mutually agreed date. It currently is anticipated that the effective time of the merger will occur in the fourth quarter of 2015, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Alliance common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the exchange agent will exchange certificates or book-entry shares representing shares of Alliance common stock for the Merger Consideration to be received pursuant to the terms of the merger agreement.

Form of Election/Letter of Transmittal

WSFS shall appoint an exchange agent reasonably acceptable to Alliance, for the purpose of receiving elections and exchanging shares of Alliance common stock for the Merger Consideration, pursuant to an exchange agent agreement entered into between WSFS and the exchange agent. Each holder of Alliance common stock issued and outstanding shall have the right, subject to certain limitations set forth in the merger agreement, to submit an election as to the type of Merger Consideration they would like to receive on or prior to 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date that is 30 days following the closing date of the merger, which date is referred to as the election deadline. WSFS shall issue a press release announcing the anticipated date of the election deadline not more than 10 business days before, and at least five business days prior to, the election deadline.

Each holder of Alliance common stock may specify in a form of election/letter of transmittal, (i) the number of shares of Alliance common stock owned by such holder with respect to which such holder desires to make a Stock Election and (ii) the number of shares of Alliance common stock owned by such holder with respect to which such holder desires to make a Cash Election.

A form of election/letter of transmittal will be prepared by WSFS in a form reasonably acceptable to Alliance which shall be mailed or delivered to record holders of Alliance common stock as of the record date for the Alliance shareholder meeting not more than five business days following consummation of the merger.

Any holder of Alliance common stock may, at any time prior to the election deadline, change or revoke his or her election by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election/letter of transmittal or by withdrawal prior to the election deadline of his or her certificates representing shares of Alliance common stock, or of the guarantee of delivery of such certificates, or any documents in respect of shares of Alliance common stock held in book-entry form, previously deposited with the exchange agent. Subject to the terms of the exchange agent agreement and the merger agreement, the exchange agent shall have reasonable discretion to determine if any election is not properly made with respect to any shares of Alliance common stock (neither WSFS nor Alliance nor the exchange agent being under any duty to notify any holder of Alliance common stock of any such defect); in the event the exchange agent makes such a determination, such election shall be deemed to be not in effect, and the shares of Alliance common stock covered by such election shall be deemed to be Non-Electing Shares, unless a proper election is thereafter timely made with respect to such shares. After the effective time of the merger, there will be no further transfers on the stock transfer books of Alliance.

Withholding

WSFS and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any Alliance shareholder the amounts, if any, it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to Alliance shareholders in respect of which such deduction and withholding was made.

Dividends and Distributions

Whenever a dividend or other distribution is declared by WSFS on WSFS common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of WSFS common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Alliance common stock certificates or book-entry shares in accordance with the merger agreement.

WSFS and Alliance will coordinate with each other such that Alliance shareholders do not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Alliance common stock and any shares of WSFS common stock that such shareholders receive in exchange for Alliance common stock in the merger.

Representations and Warranties

In the merger agreement, Alliance has made customary representations and warranties to WSFS with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of Alliance and Alliance Bank;

•	Alliance’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement (subject to receipt of the vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote at the Alliance special meeting) and the enforceability of the merger agreement against Alliance in accordance with its terms;

•	the absence of conflicts with or breaches of Alliance’s or its subsidiaries’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	the capitalization of Alliance and Alliance Bank, including in particular the number of shares of Alliance common stock and Alliance Bank common stock issued and outstanding;

•	Alliance has no subsidiaries other than Alliance Bank and indirect ownership through Alliance Bank of Alliance Delaware Corp., Alliance Financial and Investment Services LLC and 908 Hyatt Street LLC.

•	reports filed with regulatory authorities;

•	financial matters;

•	the absence of undisclosed liabilities;

•	the absence since December 31, 2013 of an event that has had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Alliance and the conduct by Alliance and its subsidiaries of their respective businesses in the ordinary and usual course of business consistent with past practice since December 31, 2013;

•	tax matters;

•	the assets of Alliance and its subsidiaries;

•	intellectual property and privacy matters;

•	environmental matters;

•	compliance with laws, orders and permits;

•	compliance with the Community Reinvestment Act of 1977, which is referred to as the Community Reinvestment Act, and the regulations promulgated thereunder;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	labor relations;

•	matters relating to employee benefit plans and ERISA;

•	matters with respect to certain of Alliance’s contracts;

•	derivative transactions entered into for the account of Alliance and its subsidiaries;

•	legal proceedings;

•	reports filed with regulatory authorities other than the SEC since January 1, 2011;

•	investment securities;

•	the accuracy of the information supplied by Alliance in this proxy statement/prospectus;

•	the inapplicability of state anti-takeover statutes;

•	receipt by the Alliance board of directors of the fairness opinion from KBW;

•	lack of action by Alliance that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or materially impede or delay receipt of any of the requisite regulatory approvals;

•	loan matters;

•	deposits;

•	allowance for loan and lease losses;

•	insurance matters;

•	the absence of sanctions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

•	the absence of undisclosed brokers’ fees and expenses; and

•	affiliate transactions.

In the merger agreement, WSFS made customary representations and warranties to Alliance with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of WSFS;

•	WSFS’ authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against WSFS in accordance with its terms;

•	the absence of conflicts with or breaches of WSFS’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	WSFS’ capitalization, including in particular the number of shares of WSFS common stock issued and outstanding;

•	WSFS’ SEC filings since December 31, 2011, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the absence since December 31, 2013 of a material adverse effect on WSFS;

•	tax matters;

•	compliance with laws, orders and permits;

•	legal proceedings;

•	reports filed with regulatory authorities other than the SEC since December 31, 2011;

•	the accuracy of the information supplied by WSFS in this proxy statement/prospectus;

•	ownership of Alliance common stock; and

•	the absence of undisclosed brokers’ fees and expenses.

Many of the representations and warranties in the merger agreement made by Alliance and WSFS are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material to or have a material adverse effect on Alliance or WSFS, as applicable).

Under the merger agreement, a material adverse effect is defined, with respect to a party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole, but does not include effects to the extent resulting from the following:

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;

•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;

•	changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to the Alliance, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry;

•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;

•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the merger agreement, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the merger agreement;

•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or

•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate, or (2) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

This summary and the copy of the merger agreement attached to this proxy statement/prospectus as Annex I are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The foregoing discussion is qualified in its entirety by reference to the merger agreement. The merger agreement contains representations and warranties by WSFS and Alliance, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of WSFS, Alliance or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WSFS’ and Alliance’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that WSFS publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” beginning on page [    ].

Covenants and Agreements

Conduct of Businesses Prior to the Effective Time of the Merger. Alliance has agreed that, prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of WSFS has been obtained, it will, and will cause its subsidiaries to, (1) operate its business only in the usual, regular and ordinary course, consistent with past practice, (2) use its reasonable best efforts to preserve intact its business organization and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees and (3) take no action that would reasonably be expected to impede or materially delay the receipt of any required regulatory approvals or the consummation of the transactions contemplated by the merger agreement.

Additionally, Alliance has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of WSFS has been obtained (which consent WSFS may not unreasonably withhold, condition or delay) and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, Alliance will not, and will not permit any of its subsidiaries to, undertake the following actions or commit to undertake the following actions:

•	amend Alliance’s articles of incorporation or bylaws or other governing documents of any of its subsidiaries;

•	incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Alliance to Alliance Bank or of Alliance to Alliance incurred in the ordinary course of business consistent with past practice);

•

repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of the merger agreement or the vesting of restricted stock awards), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Alliance or any of its subsidiaries, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Alliance common stock or other equity interests (except for regular quarterly cash dividends by Alliance not in excess of $0.06 per share of Alliance common stock);

•	issue, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Alliance common stock or any other capital stock of Alliance or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity rights;

•	directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of Alliance or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Alliance common stock, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock or other equity interests of Alliance or any of its subsidiaries (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to Alliance or a wholly owned subsidiary of Alliance) or (2) any asset other than pursuant to contracts in force at the date of the merger agreement or sales of investment securities in the ordinary course of business consistent with past practice;

•	(i) except for purchases of investment securities in the ordinary course of business consistent with past practice, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), any person other than Alliance Bank, or otherwise acquire direct or indirect control over any person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Alliance), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

•	(i) grant any increase in compensation or benefits to the employees or officers of Alliance or any of its subsidiaries, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Alliance), in the ordinary course consistent with past practice that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the merger agreement, or (B) as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to Alliance’s benefit plans in effect on the date of the merger agreement and in the case of (x) subject to receipt of an effective release of claims from the employee, and in the case of (y) to the extent required under the terms of the plan without the exercise of any upward discretion, (iii) enter into or amend any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of Alliance or any of its subsidiaries, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of Alliance or any of its subsidiaries, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any equity rights or restricted stock, or authorize cash payments in exchange for any equity rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $75,000;

•	enter into, amend or renew any employment contract between Alliance or any of its subsidiaries and any person having a salary thereunder in excess of $75,000 per year (unless such amendment is required by law) that Alliance or its subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the merger;

•	except as required by law and subject to certain exceptions, (i) adopt any new employee benefit plan of Alliance or any of its subsidiaries or terminate or withdraw from, or amend, any Alliance employee benefit plan, (ii) make any distributions from such employee benefit plans, except as required by the terms of such plans or (iii) fund or in any other way secure the payment of compensation or benefits under any Alliance employee benefit plan;

•	make any change in any tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;

•	commence any litigation other than in the ordinary course of business consistent with past practice, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of Alliance or any of its subsidiaries for money damages in excess of $100,000 or (2) arising out of or relating to the transactions contemplated by the merger agreement;

•	enter into, renew, extend, modify, amend or terminate specified contracts;

•	enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);

•	make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

•	except as required by law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, or (ii) its hedging practices and policies;

•	cancel or release any material indebtedness owed to any person or any claims held by any person, except for (1) sales of loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, or (2) as expressly required by the terms of any contracts in force at the date of the merger agreement;

•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

•	materially change or restructure its investment securities portfolio policy or its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

•	alter materially its interest rate or fee pricing policies with respect to depository accounts of Alliance or Alliance Bank or waive any material fees with respect thereto;

•	make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any material tax liability of Alliance or any of its subsidiaries, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

•	make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Alliance), except (i) new loans not in excess of $3,000,000, (ii) loans or commitments for loans that have previously been approved by Alliance prior to the date of the merger agreement not in excess of $3,000,000, (iii) with respect to amendments or modifications that have previously been approved by Alliance prior to the date of the merger agreement, amend or modify in any material respect any existing loan rated “special mention” or worse by Alliance, as rated by Alliance or by a regulatory authority of Alliance, with total credit exposure not in excess of $1,000,000, or (iv) with respect to any such actions that have previously been approved by Alliance prior to the date of the merger agreement, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Alliance, in each case not in excess of $1,000,000; or

•	agree to take, make any commitment to take or adopt any resolutions of the Alliance board of directors in support of any of the above prohibited actions.

WSFS has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of Alliance has been obtained (which consent Alliance may not unreasonably withhold, condition or delay) and except as otherwise expressly contemplated in the merger agreement, WSFS will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend WSFS’ certificate of incorporation or bylaws or other governing documents of WSFS or its significant subsidiaries in a manner that would adversely affect Alliance or its shareholders relative to other holders of WSFS common stock;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that could reasonably be expected to impede or materially delay (i) the receipt of any approvals of any regulatory authority required to consummate the transactions contemplated by the merger agreement or (ii) the consummation of the transactions contemplated by the merger agreement; or

•	agree to take, make any commitment to take or adopt any resolutions of the WSFS board of directors in support of, any of the above prohibited actions.

Regulatory Matters. WSFS and Alliance have agreed to file all reports required to be filed with regulatory authorities between the execution of the merger agreement and the consummation of the merger contemplated thereby, and to deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the period then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).

Tax Matters. WSFS and Alliance have agreed to use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to take no action that would cause the merger not to so qualify.

Employee Matters. The merger agreement provides that employees of Alliance or its subsidiaries generally will be eligible to receive benefits that are, as a whole, comparable to those provided to similarly situated WSFS employees. Additionally, employees of Alliance or its subsidiaries generally will receive service credit based on their service with Alliance or its subsidiaries for purposes of participation in the WSFS benefit plans and credit for covered expenses incurred prior to the effective time of the merger for purposes of satisfying deductibles and out-of-pocket expenses under health care plans.

Immediately prior to the effective time of the merger, Alliance will terminate the Alliance ESOP, and following receipt of a favorable determination letter from the IRS for termination of the Alliance ESOP, account balances in the Alliance ESOP will be distributed or rolled over to an eligible retirement plan or individual retirement account, as a participant or beneficiary may direct. Additionally, prior to the effective time of the merger, if requested by WSFS, Alliance will (1) terminate the Alliance 401(k) Plan and (2) cooperate with WSFS to amend, freeze, terminate or modify any other Alliance benefit plan to the extent and in the matter determined by WSFS effective upon the closing of the merger.

D&O Indemnification and Insurance. The merger agreement provides that for six years after the effective time of the merger, WSFS will indemnify, defend and hold harmless each of the present and former directors and officers of Alliance and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services in such capacities to the fullest extent permitted by applicable law and Alliance’s governing documents in effect on the date of the merger agreement (including any provisions relating to the advancement of expenses incurred in the defense of any litigation).

The merger agreement requires WSFS to use its reasonable best efforts to maintain for a period of six years after the effective time of the merger Alliance’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of Alliance prior to the effective time of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance. In lieu of the insurance described in the preceding sentence, prior to the effective time of the merger, WSFS, or Alliance, in consultation with WSFS, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants. The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of WSFS common stock to be issued in the merger and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Alliance has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any third party any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	approve, agree to, accept, endorse or recommend any acquisition proposal; or

•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

However, if prior to the Alliance special meeting, Alliance receives an unsolicited written acquisition proposal by any third party that did not result from or arise in connection with a breach of the non-solicitation provisions described above, Alliance and its representatives may, prior to (but not after) the Alliance special meeting, take the following actions if the Alliance board of directors (or any committee thereof) has (1) determined, in its good faith judgment (after consultation with Alliance’s financial advisors and outside legal counsel), that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to take such action more likely than not would cause the Alliance board of directors to violate its fiduciary duties under applicable law, and (2) obtained from such third party an executed confidentiality agreement containing terms at least as restrictive with respect to such third party as the terms of Alliance’s confidentiality agreement with WSFS is with respect to WSFS: (A) furnish information to (but only if Alliance has provided such information to WSFS prior to furnishing it to such third party), and (B) enter into discussions and negotiations with, such third party with respect to such written acquisition proposal.

Alliance has also agreed to promptly (but in no event more than 24 hours) following the receipt of any acquisition proposal, or any request for nonpublic information or any inquiry that could reasonably be expected to lead to an acquisition proposal, provide WSFS with written notice of its receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including the identity of the person making the acquisition proposal, request or inquiry), and to provide WSFS as promptly as practicable with a copy of such acquisition proposal, if in writing, or a written summary of the material terms of such acquisition proposal, if oral. In addition, Alliance has agreed to provide to WSFS all such information as is necessary to keep WSFS informed on a current basis in all material respects of all communications regarding such an acquisition proposal, request or inquiry (including material amendments or proposed material amendments thereto).

At any time prior to the Alliance special meeting, if Alliance has received a superior proposal (after giving effect to the terms of any revised offer by WSFS), the Alliance board of directors may change its unanimous recommendation that the Alliance shareholders adopt and approve the merger agreement, if the Alliance board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action more likely than not would be a violation of the directors’ fiduciary duties under applicable law; provided, that the Alliance board of directors may not take such action unless:

•	Alliance has complied in all material respects with the terms of the merger agreement relating to such action;

•	Alliance has provided prior written notice to WSFS at least four business days in advance of taking such action, which notice shall advise WSFS that the Alliance board of directors has received a superior proposal and shall include a copy of such superior proposal;

•	during the four business days prior to taking such action, Alliance has and has caused its financial advisors and outside legal counsel to, negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute (in the judgment of the Alliance board of directors) a superior proposal; and

•	the Alliance board of directors has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by WSFS, if any, that such superior proposal remains a superior proposal.

Notwithstanding any change in the recommendation of the Alliance board of directors of Alliance that the Alliance shareholders adopt and approve the merger agreement, the merger agreement will be submitted to the Alliance shareholders for the purpose of voting on the adoption and approval of the merger agreement. In such event, the Alliance board of directors may submit the merger agreement to the Alliance shareholders without recommendation and communicate the basis for its lack of a recommendation to the Alliance shareholders in this proxy statement/prospectus. In addition to the foregoing, Alliance may not submit to the vote of its shareholders any acquisition proposal other than the merger unless the merger agreement is terminated in accordance with its terms.

Alliance has agreed to, and to direct its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to March 2, 2015, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, to request the prompt return or destruction of all confidential information previously furnished to any third party that has made or indicated an intention to make an acquisition proposal and not to waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary, and to strictly enforce any such provisions.

For purposes of the merger agreement,

•	an “acquisition agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement;

•	an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Alliance or announced publicly to Alliance shareholders and whether binding or non-binding) by any third party for an acquisition transaction;

•	an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (1) any acquisition or purchase, direct or indirect, from Alliance by any third party of 20 percent or more in interest of the total outstanding voting securities of Alliance or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any third party beneficially owning 20 percent or more in interest of the total outstanding voting securities of Alliance or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Alliance or any of its subsidiaries pursuant to which the Alliance shareholders immediately preceding such transaction hold less than 80 percent of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (2) any sale, lease, exchange, transfer, license, acquisition or disposition of 20 percent or more of the assets of Alliance and its subsidiaries, taken as a whole; or (3) any liquidation or dissolution of Alliance; and

•	“superior proposal” means any unsolicited bona fide written acquisition proposal with respect to which the Alliance board of directors determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Alliance shareholders than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the acquisition proposal and the merger agreement (including any proposed changes to the merger agreement that may be proposed by WSFS in response to such acquisition proposal)); provided, that for purposes of the definition of “superior proposal,” the references to “20 percent” and “80 percent” in the definitions of acquisition proposal and acquisition transaction are deemed to be references to “100 percent.”

Alliance Shareholder Meeting and Recommendation of Alliance Board of Directors

Alliance has agreed to hold a meeting of its shareholders for the purpose of voting upon adoption and approval of the merger agreement as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC. Alliance will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement, including by recommending that its shareholders adopt and approve the merger agreement.

The Alliance board of directors has agreed, subject to certain conditions in the merger agreement, to recommend that Alliance shareholders vote in favor of adoption and approval of the merger agreement and to not withdraw, qualify or modify (or publicly propose to withdraw, qualify or modify) such recommendation in any manner adverse to WSFS, or take any action or make any public statement, filing or release inconsistent with such recommendation (which is referred to as a change in Alliance’s recommendation).

Conditions to Consummation of the Merger

Our respective obligations to consummate the merger are subject to the fulfillment or waiver of the following conditions:

•	the adoption and approval by Alliance shareholders of the merger agreement and the transactions contemplated thereby;

•	the receipt of all regulatory approvals, consents, non-objections and waivers required from the Federal Reserve, the OCC, the FDIC and the Department, and any other required regulatory approvals or consents, the failure of which to obtain would reasonably be expected to have a material adverse effect on WSFS or Alliance (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, and expiration of all related statutory waiting periods; provided that no such required regulatory approval may impose a burdensome condition on WSFS;

•	the absence of any rule, regulation, law, judgment, injunction or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and the absence of any stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement;

•	the approval of the listing on the NASDAQ Global Select Market of the WSFS common stock to be issued in the merger;

•	receipt by each of WSFS and Alliance of an opinion of Covington & Burling as to certain tax matters; and

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time of the merger, subject to the materiality standards provided in the merger agreement, and the performance by the other party in all material respects of all agreements and covenants of such party under the merger agreement prior to the effective time of the merger (and the receipt by each party of a certificate from the other party to such effect).

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time of the merger by mutual consent, or by either party in the following circumstances:

•	any regulatory authority denies a requisite regulatory approval and this denial has become final and nonappealable, or a regulatory authority has issued a final and nonappealable rule, regulation, law, judgment, injunction or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;

•	the Alliance shareholders fail to adopt and approve the merger agreement and the transactions contemplated thereby at the Alliance special meeting;

•	the merger has not been completed by December 31, 2015, which is referred to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement by that date is not caused by the terminating party’s breach of the merger agreement;

•	any of the conditions precedent described above to the obligations of the terminating party to consummate the merger cannot be satisfied or fulfilled by the outside date, if the failure of such condition to be satisfied or fulfilled by such date is not a result of the terminating party’s failure to perform, in any material respect, any of its material covenants or agreements contained in the merger agreement, or the material breach of any of its material representations or warranties contained in the merger agreement, and, in the case of Alliance, is not a result of Alliance’s breach of its non-solicitation obligations, obligations with respect to other acquisition proposals or obligations to call, give notice of, convene and/or hold a shareholders’ meeting or to use its reasonable best efforts to obtain the approval of its shareholders in accordance with the terms of the merger agreement.

In addition, WSFS may terminate the merger agreement if:

•	the Alliance board of directors fails to recommend the merger and adoption and approval of the merger agreement by the Alliance shareholders;

•	the Alliance board of directors breaches its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to WSFS; or

•	the Alliance board of directors breaches its obligations to call, give notice of, convene and/or hold a shareholders’ meeting or to use reasonable best efforts to obtain the adoption and approval of the merger agreement by the Alliance shareholders.

In addition, Alliance may terminate the merger agreement if the price of WSFS common stock declines by more than 20% from $75.36 and underperforms an index of banking companies by more than 20% over a designated measurement period unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of Alliance common stock who are to receive the Stock Consideration in the merger.

Effect of Termination

If the merger agreement is terminated, it will become void, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information and (ii) both WSFS and Alliance will remain liable for any liability resulting from breaches by such party of the merger agreement.

Termination Fee

Alliance will pay WSFS a $4.0 million termination fee if:

•	either WSFS or Alliance terminates the merger agreement as a result of (i) denial of a requisite regulatory approval, a law or order permanently restrains, enjoins or prohibits the consummation of the merger or the failure of the Alliance shareholders to adopt and approve the merger agreement, or (ii) the merger having not been consummated by December 31, 2015, and at the time of such termination a third party has made and not withdrawn, or has publicly announced an intention to make and has not withdrawn, an acquisition proposal, and within six months of such termination Alliance either consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction; or

•	WSFS terminates the merger agreement because the Alliance board of directors has failed to recommend the adoption and approval of the merger agreement by the Alliance shareholders, has breached its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to WSFS, or has breached its obligations to call, give notice of, convene and/or hold a shareholders’ meeting to obtain approval of the merger proposal by the Alliance shareholders.

Alliance’s payment of the $4.0 million termination fee would constitute liquidated damages and be WSFS’ sole remedy in the event of such a termination.

Expenses and Fees

Each of WSFS and Alliance will be responsible for all direct costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement. The costs and expenses of printing this proxy statement/prospectus, and all filing fees paid to the SEC in connection with this proxy statement/prospectus, will be borne equally by Alliance and WSFS.

Amendment, Waiver and Extension of the Merger Agreement

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after Alliance shareholders have approved the merger agreement; however, after obtaining the Alliance shareholder approval, no amendment that requires further approval by Alliance shareholders shall be made unless such further approval by Alliance shareholders is obtained.

At any time prior to the effective time of the merger, each of Alliance and WSFS, acting through its respective board of directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the merger agreement by the other party, waive or extend the time for the performance of any of the obligations of the other party, or waive any or all conditions precedent to the other party’s obligations under the merger agreement, except any condition which, if not satisfied, would result in a violation of law.

Accounting Treatment

The merger will be accounted for as an acquisition by WSFS using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Alliance as of the effective time of the merger will be recorded at their respective fair values and added to those of WSFS. Any excess of purchase price over the net fair values is recorded as goodwill. Consolidated financial statements of WSFS issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Alliance.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Alliance common stock that exchange their shares of Alliance common stock for the Merger Consideration in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of Alliance common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Alliance common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who exercise appraisal rights, or holders who actually or constructively own more than 5% of Alliance common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Alliance common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Alliance common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Alliance common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes. It is a condition to the obligations of each of WSFS and Alliance that they receive an opinion from Covington & Burling, in form reasonably satisfactory to WSFS, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by WSFS and Alliance and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service, which we refer to as the IRS, or any court. WSFS and Alliance have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code,

•	if you receive solely Stock Consideration in the merger, upon exchanging your Alliance common stock for WSFS common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of WSFS common stock (as discussed below);

•	if you receive solely Cash Consideration in the merger, you will recognize gain or loss upon surrendering your Alliance common stock in an amount equal to the difference between the amount of cash that you receive and your aggregate adjusted tax basis in the shares of Alliance common stock that you surrender; and

•	if you receive both Cash Consideration (other than cash received instead of fractional shares of WSFS common stock) and Stock Consideration in the merger, (i) you will not recognize any loss upon surrendering your Alliance common stock and (ii) you will recognize gain upon surrendering your Alliance common stock equal to the lesser of (a) the excess, if any, of (1) the sum of the amount of cash that you receive plus the fair market value (determined as of the effective date of the merger) of the WSFS common stock that you receive over (2) your aggregate adjusted tax basis in the shares of Alliance common stock that you surrender and (b) the amount of Cash Consideration that you receive.

Gain or loss described in the second bullet point above generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Any gain described in the third bullet point above will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of your ratable share of Alliance’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Alliance common stock solely in exchange for WSFS common stock and then WSFS immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of WSFS following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of WSFS that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of WSFS that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Alliance common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective date of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Alliance common stock for a combination of WSFS common stock and cash in the merger is complex and is determined on a shareholder-by- shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

The aggregate tax basis of the WSFS common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of Alliance common stock that you surrender in the merger, decreased by the amount of any Cash Consideration (other than cash received instead of fractional shares of WSFS common stock) received and increased by the amount of any gain recognized. Your holding period for the shares of WSFS common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of Alliance common stock that you surrender in the merger. If you acquired different blocks of Alliance common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Alliance common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and shares of WSFS common stock should be allocated among different blocks of their Alliance common stock surrendered in the merger. The basis and holding period of each block of WSFS common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Alliance common stock exchanged for such block of WSFS common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of WSFS common stock, you will be treated as having received such fractional share of WSFS common stock pursuant to the merger and then as having received cash in exchange for such fractional share of WSFS common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in your fractional share of WSFS common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long- term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Alliance common stock surrendered therefor) exceeds one year.

Net Investment Income Tax

A holder that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Possible Treatment of Merger as a Taxable Transaction

The IRS may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Alliance shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of WSFS common stock and cash received by the

Alliance shareholder in the merger, and (ii) the Alliance shareholder’s adjusted tax basis in the shares of Alliance common stock exchanged therefor. The likely tax treatment of the merger will not be known until the closing date of the merger, as the aggregate value of the WSFS common stock to be received by Alliance shareholders will fluctuate with the market price of the WSFS common stock.

Information Reporting and Backup Withholding

If you are a non-corporate holder of Alliance common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28 percent) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives WSFS common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Alliance common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Alliance shareholder that, immediately before the merger, (y) owned at least 5% (by vote or value) of the outstanding stock of Alliance or (z) owned Alliance securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Alliance common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INFORMATION ON ALLIANCE’S BUSINESS

General

Alliance is a Pennsylvania corporation and a savings and loan holding company which owns 100% of the capital stock of Alliance Bank, which is a Pennsylvania-chartered savings bank headquartered in Broomall, Pennsylvania.

On January 18, 2011, Alliance Mutual Holding Company and Alliance Bancorp, Inc. of Pennsylvania, the federally chartered former mid-tier holding company for Alliance Bank, or the Mid-Tier Holding Company, completed a reorganization and conversion, or the second step conversion, pursuant to which Alliance (a new Pennsylvania corporation) acquired all the issued and outstanding shares of Alliance Bank’s common stock.

Alliance is the successor to the Mid-Tier Holding Company and references to Alliance include reference to the former Mid-Tier Holding Company where applicable.

Alliance Bank operates a total of eight banking offices located in Delaware and Chester Counties, Pennsylvania, which are suburbs of Philadelphia. Alliance’s primary business consists of attracting deposits from the general public and using those funds, together with funds it borrows, to originate loans to its customers and invest in securities such as U.S. government and agency securities, mortgage-backed securities and municipal obligations. At December 31, 2014, Alliance had $420.8 million of total assets, $344.8 million of total deposits and stockholders’ equity of $66.5 million.

Alliance is subject to supervision and regulation by the Federal Reserve. Alliance Bank is subject to regulation by the Department as its chartering authority and primary regulator, and by the FDIC, which insures Alliance Bank’s deposits up to applicable limits.

Market Area and Competition

The primary market areas served by Alliance Bank are Delaware and Chester Counties, Philadelphia, and the suburban areas to the west and south of Philadelphia, including southern New Jersey.

Delaware and Chester Counties have a large, well-educated, and skilled labor force, with nearly one quarter of the counties’ population having earned a four-year college degree. In addition, Philadelphia’s central location in the Northeast corridor, infrastructure, and other factors have made Alliance Bank’s primary market area attractive to many large corporate employers, including Comcast, Boeing, State Farm Insurance, Main Line Health Systems, Janseen Pharmaceuticals, United Parcel Service, PECO Energy, SAP America, Inc. and Wawa.

The Philadelphia area economy is typical of many large northeastern cities where the traditional manufacturing-based economy has declined and been replaced by the service sector, including the health care market. Crozer/Keystone Health System, Main Line Health, Jefferson Health System, Mercy Health Corp., and Astra-Zeneca are among the larger health care employers within Alliance Bank’s market area. According to the Delaware County Chamber of Commerce, there are more than 65 degree-granting institutions in the Delaware Valley region, representing a higher density of colleges and universities than any other area in the United States.

The population of Delaware County is reported at over 500,000 residents and is the fifth most populated county in the Commonwealth of Pennsylvania. Much of the growth and development continues to be in the western part of the county and in adjacent Chester County. Chester County’s growth rate is expected to increase even further in the next decade, and some of the communities in Chester County that are experiencing the most rapid growth—East Whiteland Township, New Garden Township and East Goshen Township—surround Alliance Bank’s Chester County branch. Alliance Bank faces strong competition, both in attracting deposits and making real estate and commercial loans. Alliance Bank’s most direct competition for deposits has historically come from other savings banks, credit unions, and commercial banks located in its market area. This includes many large regional financial institutions and internet banks which have even greater financial and marketing resources available to them. The ability of Alliance Bank to attract and retain core deposits depends on its ability to provide a competitive rate of return, liquidity, and service convenience comparable to those offered by competing investment opportunities. Alliance Bank management remains focused on attracting core deposits through its branch network, business development efforts, and commercial business relationships.

Lending Activities

General. At December 31, 2014, Alliance’s total portfolio of loans receivable amounted to $311.0 million, or 73.9%, of Alliance’s $420.8 million of total assets at such time. Over the past 16 years, Alliance has placed an emphasis on loans secured by commercial real estate properties. Consistent with such approach, commercial real estate loans amounted to $121.1 million or 38.9% of the total loan portfolio at December 31, 2014 while single family residential mortgage loans amounted to $121.3 million or 39.0% of the total loan portfolio. To a lesser extent, Alliance also originates multi-family loans, land and construction loans, consumer loans and commercial business loans. At December 31, 2014, such loan categories amounted to $24.5 million, $25.9 million, $3.8 million and $14.4 million, respectively, or 7.8%, 8.3%, 1.2% and 4.6% of the total loan portfolio, respectively.

For the year ended December 31, 2014, Alliance’s single-family mortgage loans decreased by $2.9 million or 2.3% to $121.3 million. For the year ended December 31, 2014 Alliance’s commercial real estate loans decreased by $1.7 million or 1.4% to $121.1 million.

More recently, Alliance has increased the originations of both residential and commercial construction real estate loans as well as commercial business loans. For the year ended December 31, 2014 total real estate construction loans increased $6.1 million or 30.9% to $25.9 million. For the year ended December 31, 2014 commercial business loans increased by $4.0 million or 38.4% to $14.4 million.

Loan Portfolio Composition. The following table sets forth the composition of Alliance’s loan portfolio by type of loan at the dates indicated.

	December 31,
	2014		2013		2012		2011		2010
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
Single-family(1)	$121,336	39.02%	$124,223	40.88%	$126,676	44.48%	$118,059	40.76%	$114,985	39.44%
Multi-family(2)	24,512	7.88	22,181	7.30	20,935	7.35	10,757	3.71	6,293	2.16
Commercial	121,069	38.94	122,814	40.41	111,309	39.09	130,191	44.95	131,509	45.11
Land and construction:(3)
Residential	6,824	2.19	4,035	1.33	2,198	0.77	7,369	2.54	8,881	3.05
Commercial	19,078	6.13	15,757	5.18	8,456	2.97	7,226	2.49	14,876	5.10

Total real estate loans	289,819	94.16	289,010	95.10	269,574	94.66	273,602	94.45	276,544	94.86

Consumer:
Student	3,550	1.14	4,239	1.39	5,021	1.77	6,178	2.13	6,747	2.31
Savings account	161	0.05	223	0.08	297	0.10	398	0.14	362	0.13
Other	47	0.02	33	0.01	30	0.01	40	0.01	43	0.02

Total consumer loans	3,758	1.21	4,495	1.48	5,348	1.88	6,616	2.28	7,152	2.46

Commercial business loans	14,402	4.63	10,403	3.42	9,852	3.46	9,481	3.27	7,822	2.68

Total loans receivable	310,979	100.00%	303,908	100.00%	284,774	100.00%	289,699	100.00%	291,518	100.00%

Less:
Deferred fees	735		788		979		402		372
Allowance for loan losses	4,465		4,243		4,919		4,000		5,090

Loans receivable, net	$305,779		$298,877		$278,876		$285,297		$286,056

(1)	At December 31, 2014, 2013, 2012, 2011, and 2010, includes $12.2 million, $12.5 million, $13.9 million, $17.1 million, and $18.6 million, respectively, of home equity loans and lines.
(2)	At December 31, 2014, 2013, 2012, 2011, and 2010, includes $4.8 million, $8.0 million, $4.3 million, $4.5 million, and $5.1 million, of loans reclassified from commercial real estate loans and land and construction loans to multi-family loans.
(3)	At December 31, 2014, 2013, 2012, 2011, and 2010, excludes $18.1 million, $14.2 million, $8.8 million, $4.2 million, and $5.9 million, respectively, of undisbursed funds on land and construction loans.

Contractual Maturities. The following table sets forth the scheduled contractual maturities of Alliance’s loans receivable at December 31, 2014. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdraft loans are reported as due in one year or less. Adjustable-rate loans are reported on a contractual basis rather than on a repricing basis. The amounts shown for each period do not take into account loan prepayments and normal amortization of Alliance’s loan portfolio.

	Real Estate Loans
	Single- family	Multi-family	Commercial	Land and Construction	Consumer Loans	Commercial Business Loans	Total
	(Dollars in Thousands)
Amounts due in:
One year or less	$6,567	$2,290	$15,988	$20,879	$10	$3,783	$49,517
After one year through three years	4,386	247	8,152	4,573	69	7,802	25,229
After three years through five years	9,139	9,400	15,127	450	436	2,637	37,189
After five years through fifteen years	67,925	12,030	72,240	—	3,036	180	155,411
Over fifteen years	33,319	545	9,562		207	—	43,633

Total(1)	$121,336	$24,512	$121,069	$25,902	$3,758	$14,402	$310,979

Interest rate terms on amounts due after one year:
Fixed	$101,627	$21,521	$86,295	$5,023	$42	$10,619	$225,127
Adjustable	$13,142	$701	$18,786	—	$3,706	—	$36,335

(1)	Does not include the effects relating to the allowance for loan losses and unearned income.

Scheduled contractual amortization of loans does not reflect the expected term of Alliance’s loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which gives Alliance the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on the loan portfolio decreases as higher-yielding loans are repaid or refinanced at lower rates.

The following table shows origination, purchase and sale activity of Alliance with respect to its loans during the periods indicated.

	Year Ended December 31,
	2014	2013	2012
	(Dollars in Thousands)
Real estate loan originations:
Single-family(1)	$10,401	$12,740	$13,894
Multi-family	—	—	—
Commercial	19,554	34,497	27,998
Land and construction:
Residential	10,296	20,429	13,476
Commercial	9,860	14,616	10,037

Total real estate loan originations	50,111	82,282	65,405

Consumer originations:
Savings account	62	96	104
Other	1	—	—

Total consumer loan originations	63	96	104

Commercial business originations	4,805	1,996	1,945

Total loan originations	54,979	84,374	67,454

Purchase of real estate loans:
Single-family	—	—	—
Multi-family	—	—	—
Residential construction	—	—	—
Commercial	—	893	128
Commercial construction	4,351	—	—

Total real estate loan purchases	4,351	893	128

Total loan originations and purchases	59,330	85,267	67,582

Less:
Principal loan repayments	(51,735)	(61,981)	(68,536)
Transfers to OREO	(243)	(2,385)	(4,442)
Loans and participations sold	—	—	—
Other, net(2)	(450)	(900)	(1,025)

Net increase (decrease)	$6,902	$20,001	$(6,421)

(1)	Includes $545,000, $538,000, and $719,000 of home equity lines of credit originated during the years ended December 31, 2014, 2013 and 2012, respectively.
(2)	Includes provision for loan losses.

Origination, Purchase and Sale of Loans. The lending activities of Alliance are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Alliance board of directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, builders, existing customers, advertising, walk-in customers and, to a significant extent, mortgage brokers who obtain credit reports, appraisals and other documentation involved with a loan. In most cases, property valuations are performed by independent outside appraisers. Title and hazard insurance are generally required on all security property other than property securing a home equity loan, in which case Alliance obtains a title opinion. The majority of Alliance’s loans are secured by property located in its primary lending area.

The following matrices detail Alliance’s lending authorities for commercial and residential lending.

Commercial Lending Authority Matrix
Collateral Type
Approval Authority	Real Estate	Non-Real Estate (a)	Unsecured	Reporting/Ratification
Board of Directors (BOD)	$3,000,001—Bank Internal Lending Limit	$1,000,001—Bank Internal Lending Limit	$500,001—Bank Internal Lending Limit	Monthly Reporting

Senior Loan Committee (SLC)	$1,000,001—$3,000,000	$250,001—$1,000,000	$100,001—$500,000	Monthly Reporting to the BOD / Senior Mgmt.

Chief Executive Officer (CEO) and one member of SLC	Up to $1,000,000	Up to $250,000	Up to $100,000	Monthly Reporting to the BOD / Senior Mgmt.

Chief Lending Officer (CLO) and one Loan Officer	Up to $500,000	Up to $100,000	Up to $50,000	Monthly Reporting to the BOD / Senior Mgmt.

(a)	Non-real estate secured loans include categories such as business assets, equipment, stocks/bonds, intangible assets, etc.

Residential & Consumer Lending Authority Matrix
Collateral Type
Approval Authority	Residential RE (a)	Home Equity (b) (c)	Other Consumer (d)	Reporting/Ratification
BOD	$3,000,000—Bank Internal Lending Limit	N/A	N/A	Monthly Reporting

SLC	$1,000,001—$3,000,000	N/A	N/A	Monthly Reporting to the BOD / Senior Mgmt.

CLO and one Officer	Up to $1,000,000	Up to $750,000	Up to $100,000	Monthly Reporting to the BOD / Senior Mgmt.

Senior Vice President and one loan Officer or Underwriter	Up to $500,000	Up to $250,000	N/A	Monthly Reporting to the BOD / Senior Mgmt.

Assistant Vice President or Vice President and Underwriter	Up to $250,000	Up to $100,000	N/A	Monthly Reporting to the BOD / Senior Mgmt.

(a)	Residential loans include 1-4 family owner-occupied mortgages for primary & secondary homes held for Alliance Bank’s portfolio.
(b)	Home equity includes home equity loans and home equity lines of credit for primary & secondary 1-4 family owner-occupied home equity loans and home equity lines currently limited to $750,000 by policy.
(c)	Subject to review and consideration of all existing senior liens.
(d)	Other consumer loans are currently limited to $100,000 by policy and include—auto, passbook, Overdraft Protection, personal lines of credit, etc.

Alliance’s single-family loan originations amounted to $10.4 million and $12.7 million during 2014 and 2013, respectively. When possible, Alliance emphasizes the origination of single-family residential adjustable-rate mortgage loans, or ARMs. Originations of such loans amounted to $-0- and $125,000 during 2014 and 2013, respectively. Alliance also originates fixed-rate single-family residential real estate loans with terms of five, ten, 15, 20, 25 and 30 years. In the past, as part of its asset/liability strategies, fixed rate residential mortgage loans with terms greater than 15 years have been originated pursuant to commitments to sell such loans to correspondent mortgage-banking institutions in order to reduce the proportion of the loan portfolio comprised of such assets and reduce its interest rate risk. Loans were sold without any recourse to Alliance by the purchaser in the event of default on the loan by the borrower and are generally sold with servicing released. Alliance had no sales of residential mortgage loans for the years ended December 31, 2014 and December 31, 2013. More recently Alliance has been originating and portfolioing a 30 year fixed rate single-family loan with a balloon payment due in 10 or 15 years.

In accordance with Alliance’s increased emphasis on commercial real estate loan originations in recent years, such originations amounted to $19.6 million and $34.5 million during 2014 and 2013, respectively. In addition, land and construction loan originations amounted to $20.2 million and $35.1 million during 2014 and 2013, respectively.

Since 1999, Alliance has originated some single-family residential loan products to borrowers that did not meet the underwriting criteria of the Federal Home Loan Mortgage Corporation, or FHLMC, and the Federal National Mortgage Association, or FNMA, and where the borrower’s credit score is below 660. Alliance recognizes that these loans, which are considered subprime loans, have additional risk factors as compared to typical single-family residential lending. These loans are generally not saleable in the secondary market due to the credit risk characteristics of the borrower, the underlying documentation, the loan-to-value ratio, or the size of the loan, among other factors. At December 31, 2014 and 2013, Alliance’s single-family loan portfolio included $14.1 million or 11.6% and $15.5 million or 12.4%, respectively, of such subprime loans. Alliance reported $435,000 or 3.1% and $433,000 or 2.8% of these loans as nonperforming at December 31, 2014 and December 31, 2013, respectively. Alliance recognizes the additional risk factors associated with subprime lending and utilizes a higher risk-weighting factor in maintaining its allowance for loan losses with respect to these loans. In addition, Alliance management calculates and reports the delinquency ratio of its subprime loan portfolio to the Alliance board of directors on a monthly basis.

Historically, Alliance has not been an active purchaser of loans. However, Alliance purchased $4.4 million of loans during the year ended December 31, 2014 and $893,000 during the year ended December 31, 2013. Substantially all of Alliance’s purchased loans were secured by properties located in Pennsylvania. As of December 31, 2014, the outstanding balance of Alliance’s purchased loans amounted to $2.6 million and included $290,000 of multifamily real estate loans, $171,000 of single-family residential real estate loans, and $1.7 million of commercial real estate loans.

As a Pennsylvania-chartered savings bank, Alliance Bank adheres to Pennsylvania law generally prohibiting loans outstanding to any one borrower in excess of 15% of a savings bank’s capital. Alliance Bank has further adopted an “in-house” policy applying this limit to affiliated borrowers as if they were a single borrower.

Single-Family Residential Real Estate Loans. Alliance originates residential loans secured primarily by first mortgage liens on existing single-family residences. Alliance also originates shorter term home equity loans which may be secured by first or second mortgages. At December 31, 2014, $121.3 million or 39.0% of Alliance’s total loan portfolio consisted of single-family residential real estate loans. Of the $121.3 million of such loans at December 31, 2014, $13.7 million or 11.3% had adjustable rates of interest and $107.6 million or 88.7% had fixed rates of interest.

Alliance’s ARMs typically provide for an interest rate which adjusts every year after an initial period of three, five, seven or ten years in accordance with a designated index (the national monthly median cost of funds or the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year) plus a margin. Such loans are typically based on a 30-year amortization schedule. The amount of any increase or decrease in the interest rate is presently limited to 200 basis points per year, with a limit of 600 basis points over the life of the loan. Alliance has not engaged in the practice of using a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization. The adjustable-rate loans offered by Alliance, like many other financial institutions, provide for initial rates of interest below the rates which would prevail when the index used for repricing is applied. However, Alliance underwrites loans on the basis of the borrower’s ability to pay at the initial rate which would be in effect without the discount. Although Alliance continues to offer ARMs, such loan products have not been as attractive due to the lower interest rate environment which has prevailed since the recession, resulting in a greater demand for fixed rate loans.

Adjustable-rate loans decrease the risks to Alliance that are associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. Alliance believes that these risks, which have not had a material adverse effect on Alliance to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

Alliance has continued to originate a limited amount of fixed-rate mortgage loans with terms up to 30 years. Generally, Alliance emphasizes the origination of fixed-rate loans with terms of 15 years or less for its portfolio. In addition, while Alliance offers balloon loans with five, seven, ten, and 15 year terms based on a 20 to 30 year amortization schedule, Alliance has only originated a small amount of such loans. Many of these types of loans may not qualify under the new regulatory guidelines known as “qualified residential mortgages,” or QRM, after December 31, 2015. As a result of these new rules Alliance is reevaluating the risks associated with making loans that are outside “QRM” guidelines which although are permissible result in other types of risks.

Alliance also offers home equity loans with fixed rates of interest and terms of 15 years or less. Alliance does not require that it hold the first mortgage on the secured property; however, the balance on all mortgages on the secured property cannot exceed 90% of the value of the secured property. At December 31, 2014, Alliance held a first lien on a majority of the properties securing home equity loans from Alliance. At December 31, 2014, home equity loans and lines amounted to $12.2 million or 3.9% of the total loan portfolio, which are included in single family loans.

Alliance is permitted to lend up to 100% of the appraised value of the real property securing a residential loan; however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, Alliance is required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Alliance board of directors, Alliance may lend up to an 80% loan-to-value ratio without private mortgage insurance unless it is determined that additional collateral in the form of private mortgage insurance or other acceptable collateral is needed. Alliance may lend up to a 90% loan-to-value ratio on a one or two family owner-occupied residential property as long as additional collateral in the form of private mortgage insurance or other acceptable collateral enhancements are obtained. Exceptions to this policy may be made to assist in Alliance’s community outreach efforts if deemed prudent by Alliance management and with additional collateral enhancements to reduce the risk inherent in the loan(s).

Multi-Family Residential and Commercial Real Estate Loans. Alliance originates and, to a lesser extent, purchases mortgage loans for the acquisition and refinancing of existing multi-family residential and commercial real estate properties. At December 31, 2014, $24.5 million or 7.9% of Alliance’s total loan portfolio consisted of loans secured by existing multi-family residential real estate. At December 31, 2014, $121.1 million or 38.9% of Alliance’s total loan portfolio consisted of loans secured by commercial real estate.

The majority of Alliance’s multi-family residential loans are secured primarily by multi-unit residential and apartment buildings, while Alliance’s commercial real estate loans are primarily secured by office buildings, hotels, small retail establishments, restaurants and other facilities. These types of properties constitute the majority of Alliance’s commercial real estate loan portfolio. The majority of the multi-family residential and commercial real estate loan portfolio at December 31, 2014 was secured by properties located in Alliance’s primary market area. As of December 31, 2014, the five largest multi-family residential and commercial real estate loan relationships had outstanding balances of $11.4 million, $8.5 million, $7.0 million, $6.4 million and $5.0 million, respectively, all of which were performing in accordance with their terms and were current at such date.

Multi-family residential and commercial real estate loans are made on terms up to 30 years, some of which include call or balloon provisions ranging from five to 15 years. Alliance will originate and purchase these loans either with fixed interest rates or with interest rates which adjust in accordance with a designated index. Loan to value ratios on Alliance’s multi-family residential and commercial real estate loans are typically limited to 75% of appraised value at the time the loan is granted. As part of the criteria for underwriting multi-family residential and commercial real estate loans, Alliance generally imposes a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 1.20. It is also Alliance’s general policy to obtain corporate or personal guarantees, as applicable, on its multi-family residential and commercial real estate loans from the principals of the borrower.

Multi-family residential and commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for multi-family and commercial real estate as well as economic conditions generally. At December 31, 2014, Alliance had no nonperforming multi-family residential loans and three nonperforming commercial real estate loans with balances of $849,000. At December 31, 2014, Alliance had no multi-family loans and ten commercial real estate loans in the amount of $6.0 million that were considered performing troubled debt restructurings.

Construction Loans. Alliance also originates residential and commercial construction loans, and to a limited degree, land acquisition and development loans. Construction loans are classified as either residential construction loans or commercial real estate construction loans at the time of origination, depending on the nature of the property securing the loan. Alliance’s construction lending activities generally are limited to Alliance’s primary market area. At December 31, 2014, construction loans amounted to $25.9 million or 8.3% of Alliance’s total loan portfolio, which consisted of $6.8 million of residential and $19.1 million of commercial real estate construction loans.

Alliance’s residential construction loans are primarily made to local real estate builders and developers for the purpose of constructing single-family homes and single-family residential developments. Upon successful application, credit review and analysis of personal and corporate financial statements, Alliance will grant local builders construction loans, construction to permanent loans, and/or lines of credit up to designated amounts. These loans may be used for the purpose of constructing model homes, including a limited number for inventory. In some instances, lines of credit will also be granted for purposes of acquiring improved lots or the purchase of construction in process and developing of speculative properties thereon. Once approved for a construction loan or credit line, a developer submits a progress report and a request for payment. Generally, Alliance makes payments under the stage of completion method. Prior to making payment, Alliance inspects all construction sites and verifies that the work being submitted for payments has been performed.

Alliance’s commercial construction loans are generally made to local developers and others for the purpose of developing commercial real estate properties such as small office buildings and hotels, storage facilities and commercial building renovations. The application, credit review and disbursement process are similar to those mentioned above for Alliance’s residential construction loans. As of December 31, 2014 the five largest real estate construction loans had outstanding balances of $3.9 million, $3.1 million, $2.1 million, $2.1 million, and $1.1 million, respectively, all of which were performing in accordance with their terms and were current at such date.

Alliance’s construction loans generally have maturities of 12 to 36 months, with payments being made monthly on an interest-only basis. These interest payments are generally paid out of an interest reserve, which is established in connection with the origination of the loan. Generally, such loans adjust monthly based on the prime rate plus a margin of up to 2.0%. Residential and commercial real estate construction loans are generally made with maximum loan to value ratios of 80% and 75%, respectively, on an as completed basis. Alliance utilizes interest rate floors on commercial loans and lines of credit whenever possible.

Construction lending is generally considered to involve a higher level of risk as compared to single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. In addition, construction loans may include speculative construction loans to a builder where the homes are not necessarily pre-sold and thus pose a greater potential risk to Alliance than construction loans to individuals on their personal residences.

Alliance has attempted to minimize the foregoing risks by, among other things, limiting the number of units built to one or two sample units plus any units under agreement of sale and limiting the extent of its construction lending. Alliance’s underwriting guidelines impose stringent loan-to-value, debt service, borrower liquidity, and other requirements for loans which are believed to involve higher elements of credit risk, by limiting the geographic area in which Alliance will do business and by working with builders with whom it has established relationships. At December 31, 2014, Alliance had no nonperforming construction loans.

Consumer Loans. Alliance offers consumer loans in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. The consumer loans presently offered by Alliance include deposit account secured loans and lines of credit. Alliance withdrew from providing student loans in 2010. Consumer loans amounted to $3.8 million or 1.2% of the total loan portfolio at December 31, 2014. Student loans amounted to $3.6 million or 1.1% of the total loan portfolio at December 31, 2014. Such loans were made to local students for a term of ten years, presently with adjustable interest rates. The interest rate is determined by the U.S. Department of Education. Loan repayment obligations do not begin until the student has completed his or her education. The principal and interest on such loans is guaranteed by the U.S. government. Loans secured by deposit accounts amounted to $161,000 or 0.1% of the total loan portfolio at December 31, 2014. Such loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance.

Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. Alliance believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to provide a full range of services to its customers. At December 31, 2014, there were 69 nonperforming student loans which amounted to $235,000, compared to 113 nonperforming student loans which amounted to $412,000 at December 31, 2013. All of these nonperforming student loans are fully guaranteed by the U.S. government.

Commercial Business Loans. Alliance has a commercial loan department, which provides a full range of commercial loan products to small business customers in its primary marketing area. These loans generally have shorter terms and higher interest rates as compared to mortgage loans. Such loans amounted to $14.4 million or 4.6% of the total loan portfolio at December 31, 2014 and were primarily secured by receivables, equipment, and other business assets.

Although commercial business loans generally are considered to involve greater credit risk than other certain types of loans, Alliance management intends to continue to offer commercial business loans to small businesses located in its primary market area. At December 31, 2014, Alliance had no nonperforming commercial business loans.

Loan Fee Income. In addition to interest earned on loans, Alliance receives income from fees in connection with loan originations, loan modifications, late payments, prepayments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans made and competitive conditions. Alliance charges loan origination fees which are calculated as a percentage of the amount borrowed. Loan origination and commitment fees and all incremental direct loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are amortized in the same manner.

Asset Quality

Loans are placed on non-accrual status when, in the judgment of Alliance management, the probability of collection of principal and interest is deemed to be insufficient to warrant further accrual. Generally, when a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Alliance does not accrue interest on real estate loans past due 90 days or more unless, in the opinion of Alliance management, the value of the property securing the loan exceeds the outstanding balance of the loan (principal, interest and escrows) and collection is in process. Alliance provides an allowance for accrued interest deemed uncollectible. Such allowance amounted to approximately $35,000 at December 31, 2014 compared to $240,000 at December 31, 2013. Accrued interest receivable is reported net of the allowance for uncollected interest. Loans may be reinstated to accrual status when all payments are brought current and, in the opinion of Alliance management, collection of the remaining balance of principal and interest can be reasonably expected.

Real estate acquired by Alliance as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned, or OREO, until sold and is initially recorded at the fair value less cost to sell at the date of acquisition establishing a new cost basis. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their fair value. As of December 31, 2014, Alliance had $1.3 million in OREO. The $1.3 million of OREO consists of two commercial real estate properties in the amount of $342,000, three improved single family building lots totaling $870,000, and one single family property in the amount of $63,000, substantially all of which are located within Alliance’s primary market area.

Under accounting principles generally accepted in the United States of America, or GAAP, Alliance is required to account for certain loan modifications or restructurings as “troubled debt restructurings.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if Alliance, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that Alliance would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in non-accrual loans. At December 31, 2014, Alliance had 13 loans classified as performing troubled debt restructurings consisting of three single-family loans which amounted to $850,000 and ten commercial real estate loans which amounted to $6.0 million. All such loans have been performing in accordance with their restructured terms and conditions. At December 31, 2014, Alliance had one single family real estate nonperforming loan classified as a troubled debt restructuring in the amount of $191,000.

Delinquent Loans. The following table sets forth information concerning delinquent loans at December 31, 2014, in dollar amounts and as a percentage of each category of Alliance’s loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

	30–59 Days		60–89 Days		90 or More Days
	Amount	Percent of Loan Category	Amount	Percent of Loan Category	Amount	Percent of Loan Category
	(Dollars in Thousands)
Real estate:
Single-family	$346	0.29%	$146	0.12%	$1,082	0.89%
Multi-family	147	0.60	—	—	—	0.60
Commercial	832	0.69	427	0.35	347	0.29
Land and construction	—	—	—	—	—	—
Commercial business	9	0.06	—	—	—	—
Consumer	201	5.35	101	2.66	235	6.25

Total	$1,535		$674		$1,664

The following table sets forth the amounts and categories of Alliance’s nonperforming loans and assets at the dates indicated.

	December 31,
	2014	2013	2012	2011	2010
	(Dollars in Thousands)
Non-accruing loans:
Real estate:
Single-family	$391	$752	$664	$1,055	$74
Multi-family	—	—	—	—	—
Commercial	849	744	2,873	3,016	2,128
Land and construction	—	—	—	7,707	11,423
Commercial business	—	—	—	81	74
Consumer	—	—	—	—	—

Total non-accruing loans	1,240	1,496	3,537	11,859	13,699

Accruing loans 90 days or more delinquent:
Real estate:
Single-family	692	638	1,742	2,018	2,308
Multi-family	—	—	—	—	—
Commercial	—	—	—	—	—
Land and construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Consumer	235	412	324	561	284

Total accruing loans 90 days or more delinquent	927	1,050	2,066	2,579	2,592

Total non-performing loans	2,167	2,546	5,603	14,438	16,291
Other real estate owned:
Real estate acquired through, or in lieu of, foreclosure	1,275	3,191	2,092	2,587	2,675

Total other real estate owned	1,275	3,191	2,092	2,587	2,675

Total non-performing assets	3,442	5,737	7,695	17,025	18,966
Total performing troubled debt restructurings	6,900	4,823	9,106	4,114	2,895

Total non-performing assets and total performing troubled debt restructurings	$10,342	$10,560	$16,801	$21,139	$21,861

Total non-performing assets and total performing troubled debt restructurings as a percentage of total assets	2.46%	2.48%	3.65%	4.50%	4.81%

Total non-performing assets as a percentage of total assets	0.82%	1.35%	1.67%	3.63%	4.17%

If Alliance’s $1.2 million of non-accruing loans at December 31, 2014 had been current in accordance with their terms during 2014, the gross income on such loans would have been approximately $73,000 during 2014. Alliance actually recorded $32,000 in interest income on such loans during 2014. If Alliance’s $1.5 million of non-accruing loans at December 31, 2013 had been current in accordance with their terms during 2013, the gross income on such loans would have been approximately $69,000 during 2013. Alliance actually recorded $19,000 in interest income on such loans during 2013. Loans are generally placed on non-accrual when interest past due exceeds 90 days, unless the loan is well secured and in the process of collection. Alliance generally does not place student loans on non-accrual as the principal and interest on such loans is guaranteed by the U.S. government.

Nonperforming assets decreased $2.3 million to $3.4 million or 0.82% of total assets at December 31, 2014, as compared to $5.7 million or 1.35% of total assets at December 31, 2013. The nonperforming assets at December 31, 2014 included $2.2 million in nonperforming loans and $1.2 million in OREO. The decrease in nonperforming assets was primarily due to a $1.9 million decrease in other real estate owned and a $379,000 decrease in nonperforming loans as of December 31, 2014. Overall, nonperforming loans included $1.1 million in single-family residential real estate loans, $849,000 in commercial real estate loans, and $235,000 in student loans, which are fully guaranteed by the U.S. government. Alliance continues to aggressively work towards the resolution of its nonperforming assets. The allowance for loan losses amounted to $4.5 million or 206.1% of nonperforming loans at December 31, 2014 as compared to $4.2 million or 166.7% at December 31, 2013.

Classified and Criticized Assets. Under applicable banking regulations and policies, each insured savings bank’s assets are subject to classification on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three regulatory classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also must be established and maintained for assets which have a weakness but do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss.

At December 31, 2014, Alliance had $9.8 million of classified and criticized loans, of which $1.3 million consisted of loans designated as special mention, $8.5 million classified as substandard loans and no assets classified as doubtful or loss. The $1.3 million of loans designated as special mention consisted of $711,000 in single family real estate loans and $541,000 in commercial real estate loans. The $8.5 million of loans designated as substandard consisted of $1.6 million in single family real estate loans and $6.9 million in commercial real estate loans. Substantially all of these loans are located in Alliance’s primary market area. In addition, Alliance had $1.2 million in OREO properties classified as substandard, substantially all of which are located in Alliance’s primary market area.

Allowance for Loan Losses. The allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Allowances are provided for specific loans when losses are probable and can be estimated. When this occurs, Alliance management considers the remaining principal balance, fair value and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are also considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond Alliance management’s control.

General loan loss reserves are established as an allowance for loan losses based on inherent probable risk of loss in the loan portfolio. In assessing risk, Alliance management considers historical experience, volume and composition of lending conducted by Alliance, industry standards, status of nonperforming loans, general economic conditions as they relate to the market area and other factors related to the collectability of Alliance’s loan portfolio.

Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of probable losses and impairment existing in the current loan portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that Alliance will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring.

Although Alliance management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, the Department and the FDIC, as an integral part of their examination process, periodically review Alliance’s allowance for loan losses. These banking agencies may require Alliance to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

The following table summarizes changes in the allowance for loan losses and other selected statistics for the periods presented.

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in Thousands)
Average loans receivable, net(1)	$306,358	$287,808	$283,597	$291,719	$288,192

Allowance for loan losses, beginning of year	$4,243	$4,919	$4,000	$5,090	$3,538
Provision for loan losses	450	900	1,025	3,250	2,120

Charge-offs:
Single-family residential	(100)	(458)	(42)	(75)	(81)
Multi-family residential	—	(359)	—	—	—
Commercial real estate	(185)	(813)	(59)	(306)	(137)
Land and construction	—	—	(440)	(3,898)	—
Consumer	(4)	(7)	(9)	(7)	(16)
Commercial business	—	—	—	(123)	(365)

Total charge-offs	(289)	(1,637)	(550)	(4,409)	(599)

Recoveries:
Single-family residential	53	19	10	—	—
Multi-family residential	—	—	—	—	—
Commercial real estate	7	7	12	18	—
Land and construction	—	30	420	51	—
Consumer	1	5	2	—	1
Commercial business	—	—	—	—	30

Total recoveries	61	61	444	69	31

Allowance for loan losses, end of year	$4,465	$4,243	$4,919	$4,000	$5,090

Net charge-offs to average loans receivable, net	0.07%	0.55%	0.04%	1.49%	0.20%

Allowance for loan losses to total loans receivable	1.44%	1.40%	1.73%	1.38%	1.75%

Allowance for loan losses to total non-performing loans	206.1%	166.7%	87.79%	27.70%	31.24%

Net charge-offs to allowance for loan losses	5.11%	37.14%	2.15%	108.50%	11.16%

(1)	Includes loans held for sale, if any.

The following table presents the allocation of the allowance for loan losses to the total amount of loans in each category listed at the dates indicated.

	December 31,
	2014		2013		2012			2011	2010
	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Single-family residential	$881	39.02%	$833	40.88%	$1,027	44.48%	$693	40.76%	$411	39.44%
Multi-family residential	302	7.88	304	7.30	623	7.35	234	3.71	247	2.16
Commercial real estate	2,204	38.94	2,259	40.41	2,674	39.09	2,289	44.95	2,072	45.11
Land and construction	773	8.32	618	6.51	352	3.74	525	5.03	2,151	8.15
Consumer	16	1.21	14	1.48	18	1.88	20	2.28	19	2.46
Commercial business	289	4.63	215	3.42	225	3.46	239	3.27	190	2.68

Total	$4,465	100.00%	$4,243	100.00%	$4,919	100.00%	$4,000	100.00%	$5,090	100.00%

Investment Activities

Mortgage-Backed Securities. Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as Alliance. Such U.S. government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the Government National Mortgage Association, or GNMA.

The FHLMC is a public corporation chartered by the U.S. government. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal within one year. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for conventional mortgage loans. Because the FHLMC, the FNMA and the GNMA were established to provide support for low and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The cash flow associated with the underlying pool of mortgages, i.e., fixed rate or adjustable rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

The following table sets forth the fair value of Alliance’s mortgage-backed securities portfolio designated as available for sale at the dates indicated.

	December 31,
	2014		2013		2012
	(Dollars in Thousands)
Mortgage-backed securities:
FNMA pass-through certificates	$1,305		$2,228		$3,887
FHLMC pass-through certificates	829		1,282		2,247
GNMA pass-through certificates	1,044		1,189		1,390

Total mortgage-backed securities	$3,178	(1)	$4,699	(2)	$7,524	(3)

(1)	At December 31, 2014, gross unrealized gains on such securities amounted to $211,000 and gross unrealized losses amounted to $-0-.
(2)	At December 31, 2013, gross unrealized gains on such securities amounted to $296,000 and gross unrealized losses amounted to $-0-.
(3)	At December 31, 2012, gross unrealized gains on such securities amounted to $511,000 and gross unrealized losses amounted to $13.

The following table sets forth the purchases, sales and principal repayments of Alliance’s mortgage-backed securities for the periods indicated.

	Year Ended December 31,
	2014	2013	2012
	(Dollars in Thousands)
Mortgage-backed securities purchased	$—	$—	$—
Mortgage-backed securities sold	—	—	—
Principal repayments	(1,436)	(2,610)	(3,587)
Change in net unrealized gain	(85)	(215)	(192)

Net decrease	$(1,521)	$(2,825)	$(3,779)

Mortgage-backed securities generally increase the quality of Alliance’s assets by virtue of the insurance or guarantees that back them; they are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Alliance. At December 31, 2014 and 2013, Alliance had no mortgage-backed securities that were pledged to secure obligations of Alliance. See Note 4 to the Alliance Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Information regarding the contractual maturities, at amortized cost, and weighted average yield of Alliance’s mortgage-backed securities portfolio at December 31, 2014 is presented below.

	December 31, 2014
	One Year or Less	After One to Five Years	After Five to 15 Years	Over 15 Years	Total
	(Dollars in Thousands)
FHLMC pass-through certificates	$23	$219	$370	$135	$747
FNMA pass-through certificates	106	515	49	571	1,241
GNMA pass-through certificates	—	—	184	795	979

Total	$129	$734	$603	$1,501	$2,967	(1)

Weighted average yield	5.62%	4.73%	6.13%	2.36%	3.85%

(1)	All mortgage-backed securities are designated as available for sale.

The actual maturity of a mortgage-backed security is typically less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and increase or decrease its yield to maturity if the security was purchased at a discount or premium, respectively. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with GAAP, premiums and discounts are amortized over the estimated lives of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, when premiums or discounts are involved, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, Alliance may be subject to reinvestment risk because to the extent that Alliance’s mortgage-backed securities amortize or prepay faster than anticipated, Alliance may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. During periods of rising interest rates, prepayment of the underlying mortgages generally slow down when the coupon rate of such mortgages is less than the prevailing market rate. Alliance may be subject to extension risk when this occurs.

Investment Securities. The investment policy of Alliance, as established by the Alliance board of directors, is designed primarily to provide and maintain liquidity and to maximize return on investments without incurring undue interest rate risk, credit risk, and investment portfolio asset concentrations. Alliance’s investment policy takes into account Alliance’s business plan, interest rate management, the current economic environment, the types of securities to be held and other safety and soundness considerations. Alliance’s investment policy is currently implemented by its Chief Executive Officer and reviewed and evaluated by the Asset Liability Committee of the Alliance board of directors. The Asset Liability Committee is required to issue a written compliance report to the Alliance board of directors at least quarterly.

Alliance is authorized to invest in obligations issued or fully guaranteed by the U.S. government, certain federal agency obligations, insured municipal obligations, certain mutual funds, investment grade corporate debt securities and other specified investments. At December 31, 2014, Alliance’s investment securities amounted to $40.9 million, of which $16.0 million was designated as available for sale and $24.9 million was designated as held to maturity. The securities designated as held to maturity represent municipal obligations which are guaranteed by the issuer and further guaranteed and supported by private insurance companies. They consist of $23.9 million in general obligation bonds and $980,000 in revenue bonds. Municipal bond investments are not backed by the U.S. government or related agencies and therefore carry a higher degree of risk than investments in U.S. government or related agencies.

The following table sets forth certain information relating to Alliance’s investment securities portfolio at the dates indicated.

	December 31,
	2014				2013				2012
	Amortized Cost		Fair Value		Amortized Cost		Fair Value		Amortized Cost	Fair Value
	(In Thousands)
U.S. government and agency securities	$16,000		$15,996		$22,000		$21,321		$9,000	$9,000
Municipal obligations	24,927		25,587		28,358		28,402		25,325	26,525

Total	$40,927	(1)	$41,583	(1)	$50,358	(1)	$49,723	(1)	$34,325	$35,525

(1)	At December 31, 2014, investment securities with an amortized cost totaling $16.0 million were designated as available for sale. At December 31, 2014, gross unrealized losses amounted to $19,000 and there were $15,000 in gross unrealized gains. At December 31, 2014, $6.0 million of Alliance’s investment securities were pledged to secure various obligations of Alliance. See Note 3 to the Alliance Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Information regarding the contractual maturities and weighted average yield of Alliance’s investment securities portfolio at December 31, 2014 is presented below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At December 31, 2014
	One Year or Less	After One to Five Years	After Five to 10 Years	Over 10 Years	Total
	(Dollars in Thousands)
U.S. government and agency securities	$—	$6,000	$3,000	$7,000	$16,000	(1)
Municipal obligations	200	7,798	5,011	11,918	24,927	(2)

Total	$200	$13,798	$8,011	$18,918	$40,927

Weighted average yield	0.71%	1.04%	2.28%	3.29%	2.23%

(1)	The $16.0 million of U.S. government agency securities are designated as available for sale.
(2)	The $24.9 million of municipal obligations are designated as held to maturity and are tax exempt.

Federal Home Loan Bank of Pittsburgh, or FHLB, stock is a restricted investment security, carried at cost. The purchase of FHLB stock provides banks with the right to be a member of the FHLB and to receive the products and services that the FHLB provides to member banking institutions. Unlike other types of stock, FHLB stock is acquired primarily for the right to receive advances from the FHLB, rather than the for the purpose of earning dividends or price appreciation.

Sources of Funds

General. Deposits are the primary source of Alliance’s funds for lending and other investment purposes. In addition to deposits, Alliance derives funds from loan principal repayments, prepayments and advances from the FHLB and proceeds from sales of investment securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or to balance cash flows during times of high loan production. They may also be used on a longer term basis for general business purposes.

Deposits. Alliance’s deposit products include a broad selection of deposit instruments, including NOW accounts, money market accounts, regular savings accounts and term certificate accounts. Deposit account terms vary, with the principal difference being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

The primary market areas served by Alliance are Delaware and Chester Counties, Philadelphia, and the suburban areas to the west and south of Philadelphia, including southern New Jersey. Alliance attracts deposit accounts by offering a wide variety of accounts, competitive interest rates, and convenient office locations and service hours. In addition, Alliance maintains automated teller machines at its Broomall, Concordville, Havertown, Springfield, Lansdowne, Frazer, and Secane offices. Alliance utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. Alliance does not advertise for deposits outside of its primary market area or utilize the services of deposit brokers, and Alliance management believes that an insignificant number of deposit accounts were held by non-residents of Pennsylvania at December 31, 2014.

Alliance has been competitive in the types of accounts and in interest rates it has offered on its deposit products but does not necessarily seek to match the highest rates paid by competing institutions. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, Alliance intends to continue to promote longer term deposits to the extent possible and consistent with its asset and liability management goals.

The following table shows the distribution of, and certain other information relating to, Alliance’s deposits by type of deposit as of the dates indicated.

	December 31,
	2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Passbook and statement savings accounts	$51,538	14.9%	$52,198	15.1%	$50,284	13.6%
Money market accounts	24,427	7.1	26,433	7.7	28,057	7.6
Certificates of deposit	194,020	56.3	197,086	57.1	222,060	59.8
NOW and Super NOW accounts	56,438	16.4	53,252	15.4	54,393	14.7
Non-interest bearing accounts	18,357	5.3	16,409	4.7	16,243	4.4

Total deposits at end of year	$344,780	100.0%	$345,378	100.0%	$371,037	100.0%

The following table sets forth the net deposit flows of Alliance during the periods indicated.

	Year Ended December 31,
	2014	2013	2012
	(Dollars in Thousands)
Decrease before interest credited	$(2,849)	$(28,112)	$(8,213)
Interest credited	2,251	2,453	3,202

Net deposit decrease	$(598)	$(25,659)	$(5,011)

The following table sets forth maturities of Alliance’s certificates of deposit of $100,000 or more by time remaining to maturity as of the date indicated.

December 31, 2014
(Dollars in Thousands)
Three months or less	$8,707
Over three months through six months	6,694
Over six months through twelve months	9,454
Over twelve months	28,330

Total	$53,185

The following table presents the average balance of each deposit type and the average rate paid on each deposit type for the periods indicated.

	Year ended December 31,
	2014			2013			2012
	Average Balance	Average Rate Paid		Average Balance	Average Rate Paid		Average Balance	Average Rate Paid
	(Dollars in Thousands)
Passbook and statement Savings accounts	$51,929	0.20%		$51,509	0.20%		$48,668	0.23%
Money market accounts	24,469	0.23		27,346	0.22		30,419	0.29
Certificates of deposit	198,281	0.99		208,760	1.04		234,743	1.23
NOW and Super NOW	54,032	0.22		53,862	0.22		52,551	0.22
Non-interest bearing accounts	18,232	—		15,873	—		15,087	—

Total average deposits	$346,943	0.68	%(1)	$357,350	0.72	%(1)	$381,468	0.87	%(1)

(1)	Reflects average rate paid on total interest bearing deposits.

The following table presents, by various interest rate categories, the amount of certificates of deposit at December 31, 2014 and 2013 and the amounts at December 31, 2013, which mature during the periods indicated.

	December 31,		Amounts at December 31, 2014 Maturing Within
Certificates of Deposit	2014	2013	One Year	Two Years	Three Years	Thereafter
	(Dollars in Thousands)
1.0% or less	$117,462	$132,704	$95,906	$19,074	$2,482	$—
1.01% to 2.0%	63,914	49,680	12,934	36,872	9,014	5,094
2.01% to 3.0%	12,504	14,033	2,006	2,647	4,958	2,893
3.01% to 4.9%	140	669	34	105	1	—

Total certificates of deposit	$194,020	$197,086	$110,880	$58,698	$16,455	$7,987

Borrowings. Alliance may obtain advances from the FHLB upon the security of the common stock it owns in that bank and certain of its loans, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. At December 31, 2014, Alliance had no advances from the FHLB. Alliance continually reviews utilization of advances from the FHLB as a source of funding. Additional FHLB stock may be required to be held when advances from the FHLB are taken. At December 31, 2014, Alliance had $203,000 of FHLB stock.

The following table sets forth certain information regarding borrowed funds at or for the dates indicated:

	At or for the Year Ended December 31,
	2014	2013	2012
	(Dollars in Thousands)
FHLB of Pittsburgh advances:
Average balance outstanding	—	—	—
Maximum amount outstanding at any month-end during the year	—	—	—
Balance outstanding at end of year	—	—	—
Weighted average interest rate during the year	—	—	—
Weighted average interest rate at end of year	—	—	—
Total borrowings:
Average balance outstanding	$2,645	$2,867	$3,027
Maximum amount outstanding at any month-end during the year	3,687	4,449	3,982
Balance outstanding at end of year	2,918	3,437	3,261
Weighted average interest rate during the year	0.19%	0.17%	0.26%
Weighted average interest rate at end of year	0.17%	0.19%	0.23%

Employees

Alliance had 74 full-time employees and 10 part-time employees at December 31, 2014. None of these employees is represented by a collective bargaining agreement.

Subsidiaries

Presently, Alliance Bank has three wholly-owned subsidiaries: Alliance Delaware Corp., Alliance Financial and Investment Services LLC, and 908 Hyatt Street LLC. Alliance Delaware Corp., which holds and manages certain investment securities, was formed in 1999 to accommodate the transfer of certain assets that are legal investments for Alliance Bank and to provide for a greater degree of protection to claims of creditors. The laws of the State of Delaware and the court system create a more favorable environment for the business affairs of the subsidiary. Alliance Delaware Corp. currently manages certain investments for Alliance Bank, which, as of December 31, 2014 and 2013, amounted to $62.5 million and $61.2 million, respectively. Alliance Financial and Investment Services LLC, which is currently inactive, was formed to participate in commission fees from non-insured investment products. 908 Hyatt Street LLC was formed to own and manage certain real estate properties. As of December 31, 2014 and 2013, there were no properties held and seven properties held by 908 Hyatt Street LLC, respectively.

Competition

Alliance faces strong competition both in attracting deposits and making real estate loans. Its most direct competition for deposits has historically come from other savings associations, credit unions and commercial banks located in eastern Pennsylvania, including many large financial institutions, which have greater financial and marketing resources available to them. In addition, during times of high interest rates, Alliance has faced additional significant competition for investors’ funds from short-term money market securities, mutual funds and other corporate and government securities. The ability of Alliance to attract and retain savings deposits depends on its customer service product mix and its ability to provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

Alliance experiences strong competition for real estate loans principally from other savings associations, commercial banks and credit unions. Alliance competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers.

SUPERVISION AND REGULATION OF ALLIANCE AND ALLIANCE BANK

General

Alliance as a savings and loan holding company, is required to file certain reports with, and is subject to examination by, and otherwise must comply with the rules and regulations of the Federal Reserve. Alliance is also subject to the rules and regulations of the SEC under the federal securities laws.

Alliance Bank is a Pennsylvania-chartered savings bank and is subject to extensive regulation and examination by the Department and by the FDIC, and is also subject to certain requirements established by the Federal Reserve. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the payment of dividends, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. There are periodic examinations by the Department and the FDIC to test Alliance Bank’s compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Department, the FDIC or the Congress could have a material adverse impact on Alliance and Alliance Bank and their operations.

Certain of the regulatory requirements that are or will be applicable to Alliance Bank and Alliance are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Alliance Bank and Alliance and is qualified in its entirety by reference to the actual statutes and regulations.

2010 Regulatory Reform

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The financial reform and consumer protection act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the law changed the jurisdictions of existing bank regulatory agencies and in particular transfers the regulation of federal savings associations from the Office of Thrift Supervision, or the OTS, to the OCC, which became effective on July 21, 2011. Savings and loan holding companies are regulated by the Federal Reserve. The law also established an independent federal consumer protection bureau within the Federal Reserve. The following discussion summarizes significant aspects of the law that may affect Alliance Bank and Alliance. All of the regulations implementing these changes have not been promulgated, so Alliance cannot determine the full impact on its business and operations at this time.

The following aspects of the financial reform and consumer protection act are related to the operations of Alliance Bank:

•	A new independent consumer financial protection bureau has been established within the Federal Reserve, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. However, smaller financial institutions, like Alliance Bank, continue to be subject to the supervision and enforcement of their primary federal banking regulator with respect to the federal consumer financial protection laws.

•	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules. Alliance Bank does not have any hybrid capital items or trust preferred securities.

•	The prohibition on payment of interest on demand deposits was repealed.

•	Deposit insurance is permanently increased to $250,000.

•	The deposit insurance assessment base calculation is now equal to the depository institution’s total assets minus the sum of its average tangible equity during the assessment period.

•	The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or assessment base; however, the FDIC is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

The following aspects of the financial reform and consumer protection act are related to the operations of Alliance:

•	Authority over savings and loan holding companies was transferred to the Federal Reserve.

•	Leverage capital requirements and risk based capital requirements applicable to depository institutions and bank holding companies have been extended to thrift holding companies. For a discussion of regulatory capital requirements applicable to Alliance that began being phased in in January 1, 2015, see “New Capital Requirements” below.

•	The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

•	The Securities and Exchange Commission is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the Alliance board of directors.

•	Public companies are required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

•	A separate, non-binding shareholder vote is required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

•	Securities exchanges are required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

•	Stock exchanges will be prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

•	Disclosure in annual proxy materials will be required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

•	Item 402 of Regulation S-K will be amended to require companies to disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees.

•	Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

New Capital Requirements

The Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, adopted new Basel III capital framework in September 2010, which constitutes a strengthened set of capital requirements for banking organizations in the United States and around the world. In July of 2013 the respective U.S. federal banking agencies issued final rules implementing Basel III and the Dodd-Frank Act capital requirements to be fully-phased in on a global basis on January 1, 2019.

The new regulations generally apply to both Alliance and Alliance Bank. They establish a new tangible common equity capital requirement, increase the minimum requirement for the current Tier 1 risk-weighted asset, or RWA, ratio, phase out certain kinds of intangibles treated as capital and certain types of instruments and change the risk weightings of certain assets used to determine required capital ratios. The new common equity Tier 1 capital component requires capital of the highest quality – predominantly composed of retained earnings and common stock instruments. For community banks such as Alliance Bank, a common equity Tier 1 capital ratio 4.5% became effective on January 1, 2015. The new capital rules also increased the minimum Tier 1 capital ratio from 4.0% to 6.0% beginning on January 1, 2015. In addition, institutions that seek the freedom to make capital distributions and pay discretionary bonuses to executive officers without restriction must also maintain a capital conservation buffer of an additional common equity tier 1 capital that will be phased in from 0.625% beginning January 1, 2016 to 2.5% beginning January 1, 2019. The new rules also increase the risk weights for several categories of assets, including an increase from 100% to 150% for certain acquisition, development and construction loans and more than 90-day past due exposures. The new capital rules maintain the general structure of the prompt corrective action rules applicable to insured institutions like Alliance Bank, but incorporate the new common equity Tier 1 capital requirement and the increased Tier 1 RWA requirement into the prompt corrective action framework.

Volcker Rule

Regulations were recently adopted by the federal banking agencies to implement the provisions of the Dodd Frank Act commonly referred to as the Volcker Rule. The regulations contain prohibitions and restrictions on the ability of insured depository institutions and their affiliates to engage in proprietary trading and to hold certain interests in, or to have certain relationships with, various types of covered investment funds, including hedge funds and private equity funds. The compliance date for the proprietary trading and covered fund restrictions is July 21, 2015, and banking entities currently have until July 21, 2016 to divest certain legacy investments in covered funds. Alliance is currently reviewing its investment portfolio to ensure compliance as the various provisions of the Volcker Rule become effective.

Regulation of Alliance Bank

Pennsylvania Banking Law. The Pennsylvania Banking Code of 1965, or the Banking Code, contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, employees and members, as well as corporate powers, savings and investment operations and other aspects of Alliance Bank and its affairs. Alliance Banking Code delegates extensive rulemaking power and administrative discretion to the Department so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

One of the purposes of the Banking Code is to provide savings banks with the opportunity to be competitive with each other and with other financial institutions existing under other Pennsylvania laws and other state, federal and foreign laws. A Pennsylvania savings bank may locate or change the location of its principal place of business and establish an office anywhere in the Commonwealth, with the prior approval of the Department.

The Department generally examines each savings bank not less frequently than once every two years. The Department may accept the examinations and reports of the FDIC in lieu of its own examination, the present practice is for the Department to alternate with the FDIC. The Department may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, trustee, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.

Insurance of Accounts. The deposits of Alliance Bank are insured to the maximum extent permitted by the Deposit Insurance Fund and are backed by the full faith and credit of the U.S. government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions.

The FDIC’s risk-based premium system provides for quarterly assessments. Each insured institution is placed in one of four risk categories depending on supervisory and capital considerations. Within its risk category, an institution is assigned to an initial base assessment rate which is then adjusted to determine its final assessment rate based on its brokered deposits, secured liabilities and unsecured debt. To implement the 2010 legislation, the FDIC amended its deposit insurance regulations (1) to change the assessment base from domestic deposits to average assets minus tangible equity and (2) to lower overall assessment rates. The revised rates are between 2.5 to 9 basis points for banks in the lowest risk category and between 30 to 45 basis points for banks in the highest risk category.

In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed ownership government corporation established to recapitalize the predecessor to the Deposit Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

The FDIC may terminate the deposit insurance of any insured depository institution, including Alliance Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Alliance management is not aware of any existing circumstances which could result in termination of Alliance Bank’s deposit insurance.

Capital Requirements. Alliance and Alliance Bank are subject to risk-based and leverage capital requirements under the rules of the U.S. federal banking agencies implementing Basel III and capital provisions of the Dodd-Frank Act.

Under revised capital regulations effective January 1, 2015 for Alliance and Alliance Bank, with certain exceptions, an institution must maintain common equity Tier 1 equal to 4.5% of risk-weighted assets, Tier 1 capital equal to 6% of risk-weighted assets, total capital (a combination of Tier 1 and Tier 2 capital) equal to 8% of risk-weighted assets, and a leverage ratio of tier 1 capital to average total consolidated assets equal to 4%.

Alliance Bank is also subject to Department capital guidelines. Although not adopted in regulation form, the Department utilizes capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC. At December 31, 2014, Alliance Bank’s capital ratios exceeded each of its capital requirements and is considered well capitalized.

The FDIC’s revised prompt corrective action regulations require that in order to be “well capitalized”, a savings association must have a common equity Tier 1 capital ratio of 6.5%, Tier 1 capital ratio of 8.0%, total capital ratio of 10.0%, and 5.0% leverage ratio, and not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by the FDIC. In addition, the prompt corrective action regulations impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 6.0% or a ratio of common Tier 1 capital to risk weighted assets of less than 4.5%. At December 31, 2014, Alliance Bank was deemed a well-capitalized institution for purposes of the prompt corrective action regulations and as such is not subject to the above mentioned restrictions.

Activities and Investments of Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. However, an insured state bank is not prohibited from, among other things:

•	acquiring or retaining a majority interest in a subsidiary;

•	investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of Alliance Bank’s total assets;

•	acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions; and

•	acquiring or retaining the voting shares of a depository institution if certain requirements are met.

The FDIC has adopted regulations pertaining to the other activity restrictions imposed upon insured state banks and their subsidiaries. Pursuant to such regulations, insured state banks engaging in impermissible activities may seek approval from the FDIC to continue such activities. State banks not engaging in such activities but that desire to engage in otherwise impermissible activities either directly or through a subsidiary may apply for approval from the FDIC to do so; however, if such bank fails to meet the minimum capital requirements or the activities present a significant risk to the FDIC insurance funds, such application will not be approved by the FDIC. Pursuant to this authority, the FDIC has determined that investments in certain majority-owned subsidiaries of insured state banks do not represent a significant risk to the deposit insurance funds. Investments permitted under that authority include real estate activities and securities activities.

Restrictions on Capital Distributions. Federal Reserve and FDIC regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. Under applicable regulations, a savings institution must file an application for FDIC approval of the capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years;

•	the institution would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or FDIC imposed condition; or

•	the institution is not eligible for expedited treatment of its filings with the FDIC.

If an application is not required to be filed, a savings institution such as Alliance Bank must still file a notice with the FDIC at least 30 days before the Alliance Bank board of directors declares a dividend or approves a capital distribution if:

•	the institution would not be well-capitalized following the distribution; or

•	the proposed distribution would reduce the amount or retire any part of common or preferred stock or retire any part of a debt instrument included in Alliance Bank’s regulatory capital.

In addition, a savings institution, such as Alliance Bank, that is the subsidiary of a stock savings and loan holding company, must also file notice with the appropriate Federal Reserve Bank at least 30 days before the proposed declaration of a dividend by its board of directors. The FDIC also prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. Alliance Bank is currently not in default in any assessment payment to the FDIC. Pennsylvania law also restricts the payment and amount of dividends, including the requirement that dividends be paid only out of accumulated net earnings.

An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the FDIC. In addition, the FDIC may prohibit a proposed capital distribution, which would otherwise be permitted by FDIC regulations, if the FDIC determines that such distribution would constitute an unsafe or unsound practice.

Privacy Requirements of the Gramm-Leach-Bliley Act. Federal law places limitations on financial institutions like Alliance Bank regarding the sharing of consumer financial information with unaffiliated third parties. Specifically, these provisions require all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties. Alliance Bank currently has a privacy protection policy in place and believes such policy is in compliance with the regulations.

Anti-Money Laundering. Federal anti-money laundering rules impose various requirements on financial institutions intended to prevent the use of the U.S. financial system to fund terrorist activities. These provision include a requirement that financial institutions operating in the United States have anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs supplement existing compliance requirements, also applicable to financial institutions, under Alliance Bank Secrecy Act and the Office of Foreign Assets Control Regulations. Alliance Bank has established policies and procedures to ensure compliance with the federal anti-laundering provisions.

Regulatory Enforcement Authority. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Community Reinvestment Act. All insured depository institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to receive a “satisfactory” Community Reinvestment Act rating by its primary federal regulatory could result in restrictions on the expansion of its business. Alliance Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Federal Home Loan Bank System. Alliance Bank is a member of the FHLB, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

As a member, Alliance Bank is required to purchase and maintain stock in the FHLB in an amount in accordance with the FHLB’s capital plan and sufficient to ensure that the FHLB remains in compliance with its minimum capital requirements. At December 31, 2014, Alliance Bank was in compliance with this requirement.

Reserve Requirements. The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are primarily checking and NOW accounts, and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy the liquidity requirements that are imposed by the Department. At December 31, 2014, Alliance Bank was in compliance with these reserve requirements.

Regulation of Alliance

General. Alliance is subject to regulation as a savings and loan holding company under the Home Owners’ Loan Act, as amended. Alliance registered with the Federal Reserve and is subject to Federal Reserve regulations, examinations, supervision and reporting requirements relating to savings and loan holding companies. As a subsidiary of a savings and loan holding company, Alliance Bank is subject to certain restrictions in its dealings with Alliance and affiliates thereof.

Federal Securities Laws. Alliance’s common stock is registered with the SEC under Section 12(b) of the Exchange Act. Alliance is subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act.

The Sarbanes-Oxley Act. As a public company, Alliance is subject to the Sarbanes-Oxley Act of 2002 which addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, Alliance’s principal executive officer and principal financial officer are required to certify that Alliance’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of internal control over financial reporting; they have made certain disclosures to Alliance’s auditors and the audit committee of the Alliance board of directors about internal control over financial reporting; and they have included information in Alliance’s quarterly and annual reports about their evaluation and whether there have been changes in Alliance’s internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Holding Company Activities. Alliance is a unitary savings and loan holding company and is permitted to engage in the following activities, among others: (i) activities permitted for bank holding companies under section 4(c) of the Bank Holding Company Act (unless the Federal Reserve prohibits or limits such 4(c) activities); (ii) furnishing or performing management services for a subsidiary savings association; (iii) conducting any insurance agency or escrow business; (iv) holding, managing or liquidating assets owned by or acquired from a subsidiary savings association; (v) holding or managing properties used or occupied by a subsidiary savings association; and (vi) acting as trustee under deeds of trust. The Dodd-Frank Act authorized the Federal Reserve to establish capital requirements for savings and loan holding companies and the Federal Reserve promulgated regulations that established those capital requirements that began being phased in on January 1, 2015. That legislation also authorized federal regulators to require depository institution holding companies to serve as a source of strength to their depository institution subsidiaries. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Federal Reserve and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

All savings association subsidiaries of savings and loan holding companies are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. If the subsidiary savings institution fails to meet the QTL, as discussed below, then the savings and loan holding company must register with the Federal Reserve as a bank holding company within one year of such failure.

Declaration of Dividends. A savings institution, such as Alliance Bank, that is a subsidiary of a of a savings and loan holding company must file a notice of declaration of a dividend with the Federal Reserve not less than 30 days prior to the proposed declaration of dividend by its board of directors.

Qualified Thrift Lender Test. A savings association can qualify as a QTL by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the QTL test set forth in the Home Owners’ Loan Act. A savings bank subsidiary of a savings and loan holding company that does not qualify as a QTL must comply with the following restrictions on its operations:

•	the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank;

•	the branching powers of the institution shall be restricted to those of a national bank; and

•	payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank and the dividends must be necessary to meet obligations of the institution’s holding company.

Upon the expiration of three years from the date the institution ceases to qualify as a QTL, it must cease any activity and not retain any investment not permissible for a national bank and a savings association (subject to safety and soundness considerations). A savings institution not qualifying as a QTL is also subject to an enforcement action for violation of the Home Owners’ Loan Act, as amended. Alliance Bank believes that it qualifies as a QTL.

Limitations on Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution includes any company or entity which controls the savings institution or that is controlled by a company that controls the savings institution. In a holding company context, the holding company of a savings institution (such as Alliance) and any companies which are controlled by such holding companies are affiliates of the savings institution. Generally, Section 23A limits the extent to which the savings institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings institution as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee on behalf of an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a savings institution to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, Section 11 of the Home Owners’ Loan Act prohibits a savings institution from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies under section 4(c) of the Bank Holding Company Act, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such persons and affiliated interests, the savings institution’s loans to one borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of such persons, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers.

At December 31, 2014, Alliance Bank was in compliance with the above restrictions.

Restrictions on Acquisitions. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Federal Reserve, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Federal Reserve, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company’s stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

The Federal Reserve may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquirer is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act ; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

Federal and State Taxation

General. Alliance and Alliance Bank are subject to federal income tax provisions of the Internal Revenue Code of 1986, as amended, in the same general manner as other corporations with some exceptions listed below. For federal income tax purposes, Alliance files a consolidated federal income tax return with its wholly owned subsidiaries on a fiscal year basis. The applicable federal income tax expense or benefit will be properly allocated to each subsidiary based upon taxable income or loss calculated on a separate company basis.

Method of Accounting. For federal income tax purposes, income and expenses are reported on the accrual method of accounting and Alliance files its federal income tax return using a December 31 calendar year end.

Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. An exception is available for small taxpayers (less than $500 million in assets) which applies to Alliance Bank. Alliance Bank is permitted to establish a reserve for bad debts and to make additions to the reserve. These additions can, within specified formula limits, be deducted in arriving at taxable income.

Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Alliance Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Alliance Bank make certain non-dividend distributions or cease to have a bank charter.

At December 31, 2014, Alliance Bank’s total federal pre-1988 reserve was approximately $7.1 million. The reserve reflects the cumulative effects of federal tax deductions for which no federal income tax provisions have been made.

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Alliance Bank has been subject to the AMT and as of December 31, 2014, had $1.5 million of AMT available as credit for carryover purposes.

Net Operating and Capital Loss Carryovers. Net operating losses incurred in taxable years beginning before August 6, 1997 may be carried back to the three preceding taxable years and forward to the succeeding 15 taxable years. For net operating losses in years beginning after August 5, 1997, other than 2001 and 2002, such net operating losses can be carried back to the two preceding taxable years and forward to the succeeding 20 taxable years. Net operating losses arising in 2001 or 2002 may be carried back five years and may be carried forward 20 years. At December 31, 2014, Alliance and Alliance Bank had no net operating loss carryforwards for federal income tax purposes, and approximately $619,000 in capital loss carryforwards expiring over the next two years. In December 2013, Alliance recorded a full valuation allowance for such capital loss carryforwards as it is more likely than not Alliance will be unable to realize these benefits.

As of December 31, 2014, the Alliance had approximately $4.0 million of state net operating loss carryforwards, transferred from the former Mutual Holding Company, expiring from 2019 through 2030. Alliance has recorded a full valuation allowance for these carryforwards as projected state income at Alliance is not anticipated to be sufficient to realize these benefits.

Corporate Dividends-Received Deduction. Alliance may exclude from income 100% of dividends received from a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations, which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

Alliance Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act, or the MTIT, as amended to include thrift institutions having capital stock. Pursuant to the MTIT, the tax rate is 11.5%. The MTIT exempts Alliance Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The MTIT is a tax upon net earnings, determined in accordance with U.S. generally accepted accounting principles with certain adjustments. The MTIT, in computing income under U.S. generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift’s interest expense deduction in the proportion of interest income on those securities to the overall interest income of Alliance Bank. Net operating losses, if any, thereafter can be carried forward three years for MTIT purposes. At December 31, 2014, Alliance Bank had no net operating loss for state tax purposes.

Offices and Properties

At December 31, 2014, Alliance conducted its business from its executive offices in Broomall, Pennsylvania and seven full service offices, all of which are located in southeastern Pennsylvania.

The following table sets forth certain information with respect to the office and other properties of Alliance at December 31, 2014.

Description/Address	Leased/Owned	Net Book Value of Premises and Fixed Assets	Amount of Deposits
	(In Thousands)
MAIN OFFICE

Lawrence Park	Owned	$1,050	$82,734
541 Lawrence Road
Broomall, PA 19008

BRANCH OFFICES

Secane	Leased(1)	50	60,543
925 Providence Road
Secane, PA 19018

Newtown Square	Leased(2)	27	28,632
252 & West Chester Pike
Newtown Square, PA 19073

Havertown	Leased(3)	68	58,357
500 E. Township Line Road
Havertown, PA 19083

Lansdowne	Owned	105	33,537
9 E. Baltimore Pike
Lansdowne, PA 19050

Springfield	Leased(4)	401	36,002
153 Saxer Avenue
Springfield, PA 19064

Shoppes at Brinton Lake	Leased(5)	30	31,640
979 Baltimore Pike
Glen Mills, PA 19342

Westgate Plaza	Leased(6)	183	13,335
309 Lancaster Ave.
Frazer, PA 19355

(1)	The lease expires in April 2021 with no further options to extend.
(2)	The building is owned but the land is leased. The lease expires in March 2017 with no further options to extend.
(3)	The lease expires in January 2016 with one successive option to extend the lease for five years each.
(4)	In December of 2013, Alliance signed a lease to occupy this property in a sales leaseback transaction. The initial lease term is ten years with three five year renewal options.
(5)	The lease expires in January 2022 with two successive options to extend the lease for five years each.
(6)	In January of 2012, Alliance signed a lease to occupy this property and relocated its Paoli office to this location. The initial lease term is ten years with two five year renewal options.

Legal Proceedings.

Alliance is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of Alliance management, the outcome of such proceedings and litigation currently pending will not materially affect Alliance consolidated financial statements. However, there can be no assurance that any of the outstanding legal proceedings and litigation to which Alliance is a party will not be decided adversely to Alliance’s interests and have a material adverse effect on the consolidated financial statements.

ALLIANCE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This section contains certain forward-looking statements and information relating to Alliance that are based on the beliefs of Alliance management as well as assumptions made by and information currently available to Alliance management. In addition, in those and other portions of this document, the words “anticipate,” “believe,” “estimate,” “except,” “intend,” “should” and similar expressions, or the negative thereof, as they relate to Alliance or Alliance management, are intended to identify forward-looking statements. Such statements reflect the current views of Alliance with respect to future looking events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Alliance does not intend to update these forward-looking statements.

Overview

Alliance is a Pennsylvania corporation and the holding company which owns 100% of the capital stock of Alliance Bank, a community oriented savings bank headquartered in Broomall, Pennsylvania. We operate a total of eight banking offices, seven of which are located in Delaware County and one in Chester County. Both counties are suburbs of Philadelphia. Alliance’s primary business consists of attracting deposits from the general public and using those funds, together with funds it borrows, to originate loans to its customers and invest in securities such as U.S. government and agency securities, mortgage-backed securities and municipal obligations. At December 31, 2014, Alliance had $420.8 million of total assets, $344.8 million of total deposits and stockholders’ equity of $66.5 million.

Alliance Bank attracts the majority of its deposits from the general public, businesses and municipalities using a combination of its branch office network and the internet. These deposits are used primarily to originate and purchase loans secured by first liens on single-family (one-to four-family units) residential and commercial real estate properties and invest in securities issued by the U.S. government and agencies thereof, municipal and corporate debt securities and certain mutual funds. Alliance Bank derives its income principally from interest earned on loans, mortgage-backed securities and investments and, to a lesser extent, from a variety of fees received such as loan fees, services charges on deposits accounts, safe deposit box rental income and ATM fees. Alliance Bank’s primary expenses are interest expense on deposits and borrowings and general operating expenses, including FDIC deposit insurance premiums. Cash flow for activities is provided primarily by new deposits, repayments, prepayments and maturities of outstanding loans, investments, mortgage-backed securities and other sources.

Alliance Bank is subject to regulation by the Department, as its chartering authority, and by the FDIC, which insures Alliance Bank’s deposits up to applicable limits.

Alliance’s results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on loan and securities portfolios and interest expense on deposits and borrowings. Net interest income is largely determined by net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by provisions for loan losses, fees and service charges and other non-interest income and non-interest expense. Non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, FDIC insurance premiums, advertising and other expense. Alliance’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact Alliance’s financial condition and results of operations.

Net income amounted to $2.6 million and $1.4 million for the years ended December 31, 2014 and 2013, respectively. The major factor that has impacted Alliance’s results of operations in these periods has been the low interest rate environment. In recent periods, Alliance’s results have been impacted from the historically low market rates of interest that have prevailed. During 2008, the Federal Reserve reduced the federal funds rate seven times from 4.25% at December 31, 2007 to a range of 0% to 0.25% at December 31, 2008 and throughout 2009 and remained at 0.25% at December 31, 2014. The average rates that we pay on interest-bearing deposits and other liabilities have fallen steadily, from 1.66% for the year ended December 31, 2010 to 0.68% for the year ended December 31, 2014. The average yield earned on interest-earning assets from investment and loan portfolios have also fallen steadily, from 4.64% for the year ended December 31, 2010 to 3.94% for the year ended December 31, 2013. For the year ended December 31, 2014 the average yield on interest-earning assets increased to 4.19%. Despite the increase in 2014, Alliance anticipates that the continued low rate environment will put further downward pressure on short term interest rates until an economic recovery is sustainable and when the interest rate environment begins to increase, it will cause pricing pressure on deposit accounts and may have a negative impact on net interest income and possibly net income.

Critical Accounting Policies

In reviewing and understanding financial information for Alliance, you are encouraged to read and understand the significant accounting policies used in preparing the consolidated financial statements included elsewhere in this document. These policies are described in Note 2 of the notes to Alliance’s consolidated financial statements included elsewhere in this proxy statement/prospectus. The accounting and financial reporting policies of Alliance conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that Alliance management believes are the most critical to aid in fully understanding and evaluating the reported consolidated financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect the reported results and financial condition for the period or in future periods.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Charges against the allowance for loan losses are made when Alliance management believes that the collectability of loan principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that Alliance management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impaired loans, value of collateral, estimated losses on Alliance’s commercial and residential loan portfolios and general amounts for historical loss experience. All of these estimates may be susceptible to significant change. While Alliance management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, estimates of the allowance for loan losses have not required significant adjustments from Alliance management’s initial estimates. In addition, the Department and the FDIC, as an integral part of their examination processes, periodically review the allowance for loan losses. The Department and the FDIC may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from Alliance management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Income Taxes. Alliance make estimates and judgments to calculate some of Alliance’s tax liabilities and determine the recoverability of some of the deferred tax assets, which arise from temporary differences between the tax and financial statement bases of assets and liabilities. Alliance also estimate a deferred tax asset valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, the estimates and judgments to calculate the deferred tax accounts have not required significant revision to Alliance’s initial estimates. In evaluating Alliance’s ability to recover deferred tax assets, Alliance consider all available positive and negative evidence, including past operating results, recent cumulative losses and a forecast of future taxable income. In determining future taxable income, Alliance makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require Alliance to make judgments about its future taxable income and are consistent with the plans and estimates Alliance use to manage its business. Any reduction in estimated future taxable income may require Alliance us to record an additional valuation allowance against the deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on Alliance’s future earnings.

Other than Temporary Impairment of Securities. Alliance management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not Alliance intend to sell or expects that it is more likely than not that Alliance will be required to sell the security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

Financial Condition

Alliance’s total assets decreased $4.7 million or 1.1% to $420.8 million at December 31, 2014, compared to $425.5 million at December 31, 2013. This decrease was attributed to a $5.3 million or 25.0% decrease in investment securities available for sale, a $3.4 million or 12.1% decrease in investment securities held to maturity, a $1.5 million or 32.4% decrease in mortgage-backed securities, a $1.9 million or 60.0% decrease in OREO, a $445,000 or 68.7% decrease in FHLB stock, a $372,000 or 6.6% decrease in deferred tax assets, a $122,000 or 6.0% decrease in premises and equipment, and a $121,000 or 7.8% decrease in prepaid and other assets. These decreases were partially offset by a $6.9 million or 2.3% increase in net loans, a $1.4 million or 3.1% increase in cash and cash equivalents, and a $280,000 or 2.2% increase in bank owned life insurance.

Total liabilities decreased $955,000 or 0.3% to $354.4 million at December 31, 2014, compared to $355.3 million at December 31, 2013. This decrease was primarily due to a $598,000 or 0.2% decrease in total deposits and a $519,000 or 15.1% decrease in other borrowings. These decreases were partially offset by a $162,000 or 2.5% increase in accrued expenses and other liabilities.

Stockholders’ equity decreased $3.7 million to $66.5 million as of December 31, 2014 compared to $70.2 million at December 31, 2013. The decrease can be attributed to a $6.8 million or 47.8% increase from the purchase of treasury stock. The decrease was partially offset by a $1.6 million or 5.0% increase in retained earnings, a $354,000 or 0.6% increase in additional paid in capital, a $418,000 or 22.3% decrease in accumulated other comprehensive loss, and a $708,000 or 24.0% decrease in common stock acquired by benefit plans.

Nonperforming assets decreased $2.3 million to $3.4 million or 0.82% of total assets at December 31, 2014 as compared to $5.7 million or 1.35% of total assets at December 31, 2013. The nonperforming assets at December 31, 2014 included $2.2 million in nonperforming loans and $1.2 million in OREO. The decrease in nonperforming assets was primarily due to a $1.9 million decrease in OREO and a $379,000 decrease in nonperforming loans. Overall, nonperforming loans included $1.1 million in single-family residential real estate loans, $849,000 in commercial real estate loans, and $235,000 in student loans, which are fully guaranteed by the U.S. government. Alliance continues to aggressively work towards the resolution of its nonperforming assets. The allowance for loan losses amounted to $4.5 million or 206.1% of nonperforming loans at December 31, 2014 as compared to $4.2 million or 166.7% at December 31, 2013.

Results of Operations

General. Net income increased $1.1 million or 81.5% to $2.6 million or $0.63 per diluted share for the year ended December 31, 2014 as compared to $1.4 million or $0.29 per diluted share for the same period in 2013.

The increase in net income was primarily due to a $278,000 or 1.7% increase in total interest and dividend income, a $203,000 or 8.3% decrease in interest expense, a $450,000 or 50.0% decrease in provision for loan losses, a $12,000 or 1.5% increase in other income, and a $469,000 or 4.0% decrease in other expenses. The items above were partially offset by a $265,000 or 34.9% increase in income tax expense for the year ended December 31, 2014 compared to the year ended December 31, 2013.

Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following average balance sheet table sets forth for the periods indicated, information on Alliance Bank regarding: (i) the total dollar amounts of interest income on interest-earning assets and the resulting average yields; (ii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets (interest-bearing liabilities); (vi) the net yield earned on interest-earning assets; and (vii) the ratio of total interest-earning assets to total interest-bearing liabilities. Information is based on average daily balances during the periods presented.

	Year Ended December 31,
	2014			2013			2012
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)(3)	$306,358	$15,574	5.08%	$287,808	$15,205	5.28%	$283,597	$15,616	5.51%
Mortgage-backed securities	3,916	137	3.50	6,077	228	3.75	9,424	368	3.90
Investment securities(3)	48,418	1,078	2.23	44,341	983	2.22	44,739	1,174	2.62
Other interest-earning assets	44,271	101	0.23	83,580	196	0.23	106,815	251	0.23

Total interest-earning assets	402,963	16,890	4.19	421,806	16,612	3.94	444,575	17,409	3.92

Noninterest-earning assets	22,393			23,433			29,068

Total assets	$425,356			$445,239			$473,643

Interest-bearing liabilities:
Deposits	$330,711	2,251	0.68	$341,477	2,454	0.72	$366,381	3,202	0.87
Other borrowings	2,645	5	0.19	2,867	6	0.17	3,032	8	0.26

Total interest-bearing liabilities	333,356	2,256	0.68	344,344	2,460	0.72	369,413	3,210	0.87

Noninterest-bearing liabilities	25,058			22,601			21,681

Total liabilities	358,414			366,945			391,094
Stockholders’ equity	66,942			78,294			82,549

Total liabilities and stockholders’ equity	$425,356			$445,239			$473,643

Net interest-earning assets	$69,607			$77,462			$75,162

Net interest income/interest rate spread		$14,634	3.51%		$14,152	3.22%		$14,199	3.05%

Net yield on interest-earning assets(2)(3)			3.63%			3.36%			3.19%

Ratio of interest-earning assets to interest-bearing liabilities			120.88%			122.50%			120.35%

(1)	Nonaccrual loans and loan fees have been included.
(2)	Net interest income divided by interest-earning assets.
(3)	The indicated yields are not reflected on a tax equivalent basis.

Rate/Volume analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Alliance’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31, 2014 vs. 2013 Increase (Decrease) Due To
(Dollars in Thousands)	Rate	Volume	Total Increase (Decrease)
Interest-earning assets:
Loans receivable	$(663)	$1,032	$369
Mortgage-backed securities	(11)	(80)	(91)
Investment securities	5	90	95
Other interest-earning assets	(3)	(92)	(95)

Total interest-earning assets	(672)	950	278

Interest-bearing liabilities:
Deposits	(129)	(74)	(203)
FHLB advances and other borrowings	—	(1)	(1)

Total interest-bearing liabilities	(129)	(75)	(204)

Increase (decrease) in net interest income	$(543)	$1,025	$482

Net Interest Income. Net interest income is determined by Alliance’s interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $482,000 or 3.4% during 2014 as compared to 2013. The increase in net interest income was primarily due to a $278,000 or 1.7% increase in interest income on interest earning assets and a $204,000 or 8.3% decrease in interest expense on interest bearing liabilities. Overall, the interest rate spread increased 29 basis points (one basis point is equal to 1/100 of a percent) from 3.22% for the year ended December 31, 2013 to 3.51% for the year ended December 31, 2014.

Interest and Dividend Income. Interest income increased $278,000 or 1.7% to $16.9 million for the year ended December 31, 2014, compared to 2013. The increase was primarily due to a $369,000 or 2.4% increase in interest income earned on loans and a $95,000 or 9.7% increase in interest income on investment securities. The increase in interest income was partially offset by a $91,000 or 40.0% decrease in interest income earned on mortgage backed securities and a $95,000 or 48.7% decrease in interest income on balances due from depository institutions.

The increase in interest income on loans was primarily due to an $18.6 million or 6.5% increase in the average balance of loans outstanding, partially off-set by a 20 basis point or 3.8% decrease in the average yield earned on loans. The increase in interest income on investment securities was primarily due to a $4.1 million or 9.2% increase in the average balance of investment securities and a 1 basis point or 0.5% increase in the average yield earned on investment securities. The decrease in interest income on mortgage backed securities was primarily due to a $2.2 million or 35.6% decrease in the average balance of mortgage backed securities and a 25 basis point or 6.7% decrease in the average yield earned on mortgage backed securities. The decrease in interest due from depository institutions was due to a $39.3 million or 47.0% decrease in the average balance of balances due from depository institutions.

Interest Expense. Interest expense decreased $204,000 or 8.3% in 2014 compared to 2013. This decrease was due to a decrease of $203,000 or 8.3% in interest expense on deposits and a decrease of $1,000 or 16.7% in interest expense on other borrowings. The decrease in interest expense on deposits was due to a $10.8 million or 3.2% decrease in the average balance of deposits and a 4 basis point or 5.6% decrease in the average rate paid on deposits. The decrease in interest expense on other borrowings was due to a $222,000 or 7.7% decrease in the average balance outstanding, partially off-set by a 2 basis point or 11.8% increase in the average rates paid on other borrowings.

Provision for Loan Losses. Alliance establishes provisions for loan losses, which are charges to operating results, in order to maintain a level of total allowance for loan losses that Alliance management believes, to the best of its knowledge, covers all known and inherent losses that are both probable and reasonably estimable, at each reporting date. The allowance is based upon an assessment of prior loss experience, the volume and type of lending conducted by Alliance, industry standards, past due loans, current economic conditions in Alliance’s market area and other factors related to the collectability of Alliance’s loan portfolio. The provision for loan losses amounted to $450,000 and $900,000 for the years ended December 31, 2014 and 2013, respectively.

Other Income. Total other income increased $12,000 or 1.5% to $789,000 for the year ended December 31, 2014, compared to 2013. The increase was primarily the result of an $8,000 or 3.2% increase income from services charges on deposit accounts, a $13,000 or 6.6% increase in other fee income, and an $11,000 gain on the sale of premises and equipment. The increase in other income was partially off-set by a $5,000 or 53.1% decrease in the gain on the sale of OREO and a $17,000 or 5.6% decrease in the cash surrender value of bank owned life insurance.

Other Expenses. Total other expenses decreased $469,000 or 4.0% to $11.4 million for the year ended December 31, 2014 compared to $11.9 million for the year ended December 31, 2013. The decrease was primarily due to a $206,000 or 3.0% decrease in salary and employee benefits, a $67,000 or 3.6% decrease in occupancy and equipment expense, a $127,000 or 33.2% decrease in advertising and marketing expense, an $187,000 or 24.3% decrease in professional fees, and a $26,000 or 8.7% decrease in FDIC deposit insurance premiums. These decreases were partially offset by a $74,000 or 61.9% increase in loan and OREO expense and a $73,000 or 6.4% increase in other expense.

Income Tax Expense. Income tax expense amounted to $1.0 million and $760,000 for the years ended December 31, 2014 and 2013, respectively, resulting in effective tax rates of 28.6% and 35.1%, respectively. The increase in income tax expense was primarily due to a higher amount of income before income taxes.

Liquidity and Capital Resources

Alliance’s liquidity, represented by cash and cash equivalents, is a product of its cash flows from operations. Alliance’s primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, sales of loans, maturities and calls of investment securities and other short-term investments and income from operations. Changes in the cash flows of these instruments are greatly influenced by economic conditions and competition. After the completion of its reorganization and stock offering in January 2011, Alliance’s liquidity and capital position were further strengthened resulting from $30.0 million in net proceeds from the stock offering. Alliance attempts to balance supply and demand by managing the pricing of its loan and deposit products while maintaining a level of growth consistent with the conservative operating philosophy of the Alliance management and Alliance board of directors. Any excess funds are invested in overnight and other short-term interest-earning accounts. Alliance generates cash flow through the retail deposit market, its traditional funding source, for use in investing activities. In addition, Alliance may utilize borrowings such as FHLB advances for liquidity or profit enhancement. At December 31, 2014, Alliance had no outstanding FHLB advances and $181.0 million of borrowing capacity from the FHLB. FHLB stock is required to be held when advances from the FHLB are taken. Further, Alliance has access to the Federal Reserve discount window. At December 31, 2014, Alliance had no such funds outstanding from the Federal Reserve.

The primary use of funds is to meet ongoing loan and investment commitments, to pay maturing savings certificates and savings withdrawals and expenses related to general operations of Alliance. At December 31, 2014, the total approved loan commitments outstanding amounted to $5.5 million. At the same date, commitments under unused lines of credit amounted to $36.6 million. Certificates of deposit scheduled to mature in one year or less at December 31, 2014, totaled $110.9 million. Based on historical data, Alliance management believes that a significant portion of maturing deposits will remain with Alliance. Investment and mortgage-backed securities totaled $44.1 million at December 31, 2014, of which $14.8 million are scheduled to mature or reprice in one year or less. Alliance anticipates that it will continue to have sufficient cash flows to meet its current and future commitments.

Alliance Bank Regulatory Capital Requirements

The following table summarizes Alliance Bank’s total stockholder’s equity, FDIC regulatory capital, total FDIC risk-based assets, leverage and risk-based regulatory ratios at December 31, 2014.

(Dollars in Thousands)
Total stockholder’s equity or GAAP capital (Bank)	$62,406
FDIC adjustment for securities available-for-sale	(137)
FDIC adjustment for retirement plans	1,594
FDIC adjustment for deferred tax assets	(3,711)

FDIC tier 1 capital	60,152
Plus: FDIC tier 2 capital(1)	3,441

Total FDIC risk-based capital	$63,593

FDIC quarterly average total assets for leverage ratio	$418,116
FDIC net risk-weighted assets	274,227

FDIC leverage capital ratio	14.39%
Minimum requirement(2)	4.00% to 5.00%

FDIC risk-based capital - tier 1	21.94%
Minimum requirement	4.00%

FDIC total risk-based capital (tier 1 & 2)	23.19%
Minimum requirement	8.00%

(1)	Tier 2 capital consists entirely of the allowable portion of the allowance for loan losses, which is limited to 1.25% of total risk-weighted assets as detailed under regulations of the FDIC.
(2)	The FDIC has indicated that most highly rated institutions which meet certain criteria will be required to maintain a ratio of 3%, and all other institutions will be required to maintain an additional cushion of 100 to 200 basis points. As of December 31, 2014, Alliance Bank had not been advised of any additional requirements in this regard.

Payments Due Under Contractual Obligations

The following table presents information relating to Alliance’s payments due under contractual obligations as of December 31, 2014.

	Payments Due by Period
	Less Than One Year	One to Three Years	Three to Five Years	More Then Five Years	Total
	(Dollars in thousands)
Other Borrowings	$2,918	$—	$—	$—	$2,918
Certificates of deposit	110,879	75,154	6,267	1,720	194,020
Retirement plan obligations	364	2,707	1,961	4,050	9,082
Operating lease obligations	476	790	796	1,599	3,661

Total contractual obligations	$114,637	$78,651	$9,024	$7,369	$209,681

Based on historical data, Alliance management believes that a significant portion of maturing deposits will remain with Alliance. In the event the maturing deposits do not remain with Alliance, its liquidity policy provides for additional liquidity sources which include FHLB advances, the sale of available for sale securities, the sale of mortgage loans, securities repurchase agreements, the utilization of loan participations, marketing campaigns for new deposits, brokered deposits, and overnight funds.

Off-Balance Sheet Arrangements

In the normal course of operations, Alliance engages in a variety of financial transactions that, in accordance with GAAP, are not recorded in the financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. Alliance uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at the dates indicated are as follows:

	At December 31,
	2014	2013
	(Dollars in thousands)
Commitments to extend credit:(1)
Future loan commitments	$5,531	$3,067
Undisbursed construction loans	18,053	14,248
Undisbursed home equity lines of credit	4,703	4,260
Undisbursed commercial lines of credit	13,712	11,270
Overdraft protection lines	176	184
Standby letters of credit	1,134	1,512

Total Commitments	$43,309	$34,541

(1)	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.

Alliance anticipates that it will continue to have sufficient funds and alternative funding sources to meet its current commitments.

Asset and Liability Management

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing “gap”, provides an indication of the extent to which a bank’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. Alliance Bank’s one year gap position at December 31, 2014 was a negative 21.1% primarily due to the $110.9 million of certificate accounts which mature during the one year period subsequent to December 31, 2014. Based on historical data, Alliance management believes that a significant portion of maturing deposits will remain with Alliance. In the event the maturing deposits do not remain with Alliance, its liquidity policy provides for additional liquidity sources which include Federal Home Loan Bank Advances, the sale of available for sale securities, the sale of mortgage loans, securities repurchase agreements, the utilization of loan participations, marketing campaigns for new deposits, brokered deposits, and overnight funds.

In order to minimize the potential for adverse effects of material and prolonged changes in interest rates on Alliance Bank’s results of operations, Alliance management has implemented and continues to monitor asset and liability management policies to better match the maturities and repricing terms of Alliance Bank’s interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing investment in ARMs and shorter-term (15 years or less) mortgage-backed securities; (ii) originating short-term secured commercial loans with balloon provisions or the rate on the loan tied to the prime rate; (iii) purchasing shorter-term (primarily two to ten years) investment securities of investment grade quality and U.S. government agency bonds with terms of 15 years or less; (iv) selling longer-term (15 years or more) fixed-rate residential mortgage loans in the secondary market; (v) maintaining a high level of liquid assets (including investments and mortgage backed securities available for sale) that can be readily reinvested in higher yielding investments should interest rates rise; (vi) emphasizing the retention of lower-costing savings accounts and other core deposits; (vii) using interest rate floors and prepayment penalties on loan products; and (viii) lengthening liabilities and locking in lower borrowing rates with longer terms whenever possible.

The following table summarizes the anticipated maturities or repricing of Alliance Bank’s interest-earning assets and interest-bearing liabilities as of December 31, 2014 based on the information and assumptions set forth in the footnotes below (the “GAP Table”).

	1 Year or Less	Over 1 Year to 3 Years	Over 3 Years to 5 Years	Over 5 Years to 15 Years	Over 15 Years	Total
	(Dollars in thousands)
Interest-earning assets
Loans receivable(1)	$56,532	$30,718	$46,451	$145,541	$30,496	$309,738
Mortgage-backed securities(2)	1,598	98	667	—	814	3,177
Investment securities(3)	13,161	3,189	7,616	11,759	5,198	40,923
Other interest-earning assets	46,633	—	—	—	—	46,633

Total interest-earning assets	117,924	34,005	54,734	157,300	36,508	400,471

Interest-bearing liabilities
Savings accounts(4)	10,307	10,307	10,308	10,308	10,308	51,538
NOW accounts	56,438	—	—	—	—	56,438
Money market deposit accounts	24,427	—	—	—	—	24,427
Certificate accounts	110,879	75,154	6,267	1,720	—	194,020
Borrowed money	4,501	—	—	—	—	4,501

Total interest-bearing liabilities	206,552	85,461	16,575	12,028	10,308	330,924

Repricing GAP during the period	(88,628)	(51,456)	38,159	145,272	26,200	69,547

Cumulative GAP	$(88,628)	$(140,084)	$(101,925)	$43,347	$69,547

Ratio of GAP during the period to total assets	(21.1)%	(12.2)%	9.1%	34.5%	6.2%

Ratio of cumulative GAP to total assets	(21.1)%	(33.3)%	(24.2)%	10.3%	16.5%

(1)	Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are contractually due to mature. Fixed-rate loans are included in the period in which they are contractually due to mature. Balances have been reduced by $1.2 million for nonaccrual loans at December 31, 2014.
(2)	Reflects the expected average life of the mortgage-backed security.
(3)	Reflects repricing or contractual maturity with respect to investment securities.
(4)	For savings accounts, which totaled $51.5 million at December 31, 2014, assumes a decay rate of 20% per period.

Alliance management believes that the assumptions utilized to evaluate the vulnerability of Alliance Bank’s operations to changes in interest rates approximate actual experience and considers them reasonable. However, the interest rate sensitivity of Alliance Bank’s assets and liabilities in the above table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

Although the actions taken by management of Alliance Bank have reduced the potential effects of changes in interest rates on Alliance Bank’s results of operations, significant increases in interest rates may adversely affect Alliance Bank’s net interest income because the repricing of interest-bearing liabilities relative to interest-earning assets occurs within shorter periods and because Alliance Bank’s adjustable-rate, interest-earning assets generally are not as responsive to changes in interest rates as its interest-bearing liabilities. This is primarily due to terms which generally permit only annual adjustments to loan interest rates and which generally limit the amount which interest rates thereon can adjust at such time and over the life of the related asset.

Net Portfolio Value and Net Interest Income Analysis. Interest rate sensitivity also is monitored by Alliance management through the use of models which generate estimates of the change in its net portfolio value, or NPV, and net interest income, or NII, over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario.

The table below sets forth as of December 31, 2014, the estimated changes in NPV that would result from designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rates changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	As of December 31, 2014
Change in Interest Rates (Basis Points)(1)	Amount	Dollar Change from Base	Percentage Change from Base
	(Dollars in thousands)
+300	$53,827	$(12,241)	(18.5)%
+200	58,506	(7,562)	(11.4)
+100	62,780	(3,288)	(5.0)
Flat	66,068	—	—
-100	62,581	(3,487)	(5.3)
-200	60,388	(5,680)	(8.6)

(1)	Assumes an instantaneous uniform change in interest rates. One basis point equals 0.01%.

In addition to modeling changes in NPV, Alliance also analyzes potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows the NII model as of December 31, 2014.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
	(Dollars in thousands)
+300	$13,706	$(748)	(5.2)%
+200	14,006	(488)	(3.1)
+100	14,255	(199)	(1.4)
Flat	14,454	—	—
-100	14,978	524	3.6
-200	14,983	529	3.7

The above table indicates that as of December 31, 2014, in the event of an immediate and sustained 200 basis point increase in interest rates, net interest income for the 12 months ending December 31, 2015 would be expected to decrease by $488,000 or 3.1% to $14.0 million.

As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and NII require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

Recent Accounting Pronouncements

In January 2014, the FASB issued ASU No. 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The objective of this guidance is to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU No. 2014-04 states that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU No. 2014-04 requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU No. 2014-04 is effective for interim and annual reporting periods beginning after December 15, 2014. The adoption of ASU No. 2014-04 is not expected to have a material impact on Alliance’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Alliance is evaluating the effect of adopting this new accounting Update.

In June 2014, the FASB issued ASU 2014-10, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The amendments also require enhanced disclosures. The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. This ASU is not expected to have a significant impact on Alliance’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-14, Receivables–Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim, and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. This ASU is not expected to have a significant impact on Alliance’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40). The amendments in this Update provide guidance in accounting principles generally accepted in the United States of America about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. This ASU is not expected to have a significant impact on Alliance’s consolidated financial statements.

Impact of Inflation and Changing Prices

The Alliance consolidated financial statements and related financial data of Alliance included in this proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Alliance’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does the effect of inflation.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of Alliance common stock may elect to receive shares of WSFS common stock for their shares of Alliance common stock. Alliance is organized under the laws of the Commonwealth of Pennsylvania, and WSFS is organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of Alliance shareholders under the PBCL and Alliance’s articles of incorporation and bylaws, and (2) the current rights of WSFS stockholders under the Delaware General Corporation Law, or the DGCL, and WSFS’ certificate of incorporation and bylaws.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the PBCL and the DGCL and Alliance’s and WSFS’ governing documents, which we urge Alliance shareholders to read. Copies of WSFS’ governing documents have been filed with the SEC and copies of Alliance’s governing document can be found at its principal office. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page [    ].

	Alliance	WSFS
Capitalization:	Under Alliance’s articles of incorporation, Alliance is authorized to issue 60 million shares of capital stock, consisting of 50 million shares of common stock and 10 million shares of preferred stock. As of March 2, 2015, there were 4,026,699 issued and outstanding shares of common stock and no shares of preferred stock issued or outstanding.	Under WSFS’ certificate of incorporation, WSFS is authorized to issue 27.5 million shares of stock consisting of 7.5 million shares of preferred stock and 20 million shares of common stock, which the WSFS board of directors has proposed to increase to 65 million shares of common stock subject to WSFS stockholder approval. As of March 5, 2015, there were issued and outstanding 9,412,395 shares of common stock and no shares of preferred stock outstanding.

Corporate Governance:	The rights of Alliance shareholders are governed by Pennsylvania law and the articles of incorporation and bylaws of Alliance.	The rights of WSFS stockholders are governed by Delaware law, and the certificate of incorporation and bylaws of WSFS.

Board of Directors:

The PBCL requires that a corporation have at least one director and permits the articles of incorporation or bylaws to govern the number and term of directors.

Alliance’s bylaws provide that the minimum size of the Alliance board of directors is five and the maximum size is 15 directors, as set from time to time by resolution of the Alliance board of directors. Alliance’s articles of

The DGCL requires that a corporation have at least one director and permits the certificate of incorporation or bylaws to govern the number and term of directors.

WSFS’ certificate of incorporation states that the number of directors is fixed, from time to time, by a majority vote of the board of directors. The directors shall be divided into three classes with the

	Alliance	WSFS

	incorporation state that the directors shall be divided into three classes with the term of office of the first class to expire at the first annual meeting of Alliance shareholders, the term of office of the second class to expire at the annual meeting of Alliance shareholders one (1) year thereafter and the term of office of the third class to expire at the annual meeting of Alliance shareholders two (2) years thereafter. At each annual meeting of Alliance shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of Alliance shareholders after their election. There are currently eight directors on Alliance’s board of directors.	term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one (1) year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two (2) years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. There are currently 10 directors on WSFS’ board of directors.

Election of Directors:

Under the PBCL, unless provided otherwise by the bylaws, directors of every corporation must be elected by the affirmative vote of a majority of the votes cast by all Alliance shareholders entitled to vote on elector directions.

Each director of Alliance is elected for a three-year term or until his or her successor shall have been elected and qualified. This means that one-third of the Alliance board of directors is elected at each annual meeting of Alliance shareholders.

Alliance’s articles of incorporation do not permit Alliance shareholders to cumulate their votes for directors.

Alliance’s articles of incorporation provide that any director may be removed only for cause and only upon the affirmative vote of not less than a

Under Delaware law, where a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors, unless otherwise provided in the certificate of incorporation or bylaws.

WSFS’ certificate of incorporation permits stockholders to cumulate their votes for directors. Each stockholder is entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Each director of WSFS is elected for a three-year term or until his successor shall have been elected and qualified. This means that

	Alliance	WSFS

majority of the total votes eligible to be cast by Alliance shareholders at a duly constituted meeting of Alliance shareholders called expressly for such purpose. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the corporation.

Alliance’s bylaws do not contain any specific provision relating to removal of directors.

one-third of the WSFS board of directors is elected at each annual meeting of the stockholders.

Delaware law provides that the stockholders may remove one or more directors of a classified board only for cause by a majority of the shares then entitled to vote.

WSFS’ certificate of incorporation provides that any director or the entire board of directors may be removed from office at any time, but only for cause and only by affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of WSFS entitled to vote generally in the election of directors voting together as a single class.

Board Vacancies:

Under Pennsylvania law, any vacancies existing on the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or a by a sole remaining director.

Alliance’s articles of incorporation provide that vacancies existing on the Alliance board of directors shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he is appointed shall expire and until his successor is elected and qualified.

Under Delaware law, any vacancies existing on the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or a by a sole remaining director.

WSFS’ certificate of incorporation states that any vacancies occurring on the WSFS board of directors shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

Vote Required for Certain Shareholder Actions and Quorum Requirement:	The PBCL provides that, for purposes of a shareholder meeting, a quorum with respect to a particular matter consists of at least a majority of the votes that all Alliance shareholders are	The DGCL provides that, except for the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the

	Alliance	WSFS

entitled to cast for the purposes of consideration and action on such matter, and the affirmative vote of the majority of the votes cast by all Alliance shareholders entitled to vote shall generally be the act of the Alliance shareholders.

Alliance’s articles of incorporation provide that any merger, consolidation, share exchange, asset sale, division or dissolution requiring or permitting the vote of Alliance shareholders shall be taken only upon the affirmative vote of at least 75% of the shares entitled to vote in an election of directors; however, if any such action is recommended by at least two-thirds of the Alliance board of directors (as is the case with the merger agreement), then such action will require only such affirmative vote as required under the PBCL.

subject matter shall be the act of the stockholders.

WSFS’ bylaws provide that in all matters except for the election of directors submitted to stockholders at any meeting shall be decided by the vote of a majority of the shares present in person or represented by proxy and entitled to vote with respect thereto. WSFS’ certificate of incorporation and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

WSFS’ bylaws provide the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of WSFS shall constitute a quorum. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum.

Amendment of Articles of Incorporation/ Certificate of incorporation:	Under the PBCL and Alliance’s articles of incorporation, Alliance may generally amend, change or repeal its articles of incorporation only if approved by the affirmative vote of a majority of the directors then in office, and thereafter by the affirmative vote of a majority of the votes cast, in person or by proxy, by all Alliance shareholders entitled to vote in an election of directors. However, amendment of specified provisions of the articles of incorporation requires the affirmative vote of at least 75% of Alliance shareholders entitled to vote in an election of directors,

Under the DGCL, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class of capital stock entitled to vote thereon as a class.

The DGCL further provides the holders of the outstanding shares of a class of capital stock shall be entitled to vote as a class upon a proposed amendment, whether or

	Alliance	WSFS

	unless such amendment has been approved by at least 80% of the directors of Alliance then in office.	not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Amendment of Bylaws:	Under the PBCL and Alliance’s articles of incorporation, either the Alliance board of directors or the Alliance shareholders may amend Alliance’s bylaws. The Alliance board of directors may amend Alliance’s bylaws by the affirmative vote of a majority of the directors then in office. The Alliance shareholders may generally amend the bylaws by the affirmative vote of at least a majority of shares entitled to vote on director elections; however, amendment of specified provisions of Alliance’s bylaws requires the affirmative vote of at least 75% of shares entitled to vote on director elections.

Delaware law provides that a bylaw amendment adopted by stockholders which specified the votes that shall be necessary for the election of directors shall not be further amended or repealed by the WSFS board of directors.

WSFS’ bylaws may be amended, added, rescinded, or repealed (1) at any meeting of the WSFS board of directors, provided notice of the proposed change was given in the notice of the meeting and notice was given not less than two days prior to the meeting or (2) by the stockholders by the affirmative vote of the holders of at least a majority of the voting power of all the then- outstanding shares of voting stock, voting together as a single class.

Special Meetings of Shareholders:

The PBCL provides that special meetings of the shareholders may be called by the board of directors, by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at such meeting or by such officers or other persons as may be provided in the bylaws.

Alliance’s articles of incorporation provide that, except as otherwise required by law, and subject to the rights of the holders of any class or series of preferred stock, special meetings of Alliance

Delaware law provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

WSFS’ bylaws provide that, subject to the rights of preferred stockholders, special meetings of stockholders may be called only by the WSFS board of directors pursuant to a resolution adopted by a majority of the total number of directors which WSFS would

	Alliance	WSFS

	shareholders may be called only by the Alliance board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.	have if there were no vacancies on the WSFS board of directors. Special meetings may be held at such time and at such place within or without the state of Delaware as may be stated in the notice of the meeting. Notice of the meeting shall be delivered personally or mailed at least ten days and not more than sixty days prior to the meeting.

Nomination of Directors:

Alliance’s bylaws state that nominations of candidates for election as directors at any annual meeting of Alliance shareholders may be made (i) by, or at the direction of, a majority of the Alliance board of directors, or (ii) by any shareholder entitled to vote at such annual meeting.

Nominations, other than those made by or at the direction of the Alliance board of directors, must be delivered to, or mailed and received at, Alliance’s principal executive offices not later than 120 days prior to the anniversary date of the initial mailing of proxy materials or a notice of the meeting by Alliance in connection with the immediately preceding annual meeting of Alliance shareholders. Such shareholder’s notice must set forth (i) the name, age, business address and residence address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (ii) the principal occupation or employment of the shareholder submitting the notice and of each person being nominated, (iii) the class and number of shares of the Alliance’s stock which are beneficially owned by the shareholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such shareholder,

WSFS’ bylaws state that recommendations of nominees for election to the WSFS board of directors may be made at an annual meeting of WSFS stockholders (a) pursuant to the WSFS board of directors’ notice of meeting, (b) by the Nominating Committee of the WSFS board of directors, or (c) by any WSFS stockholder present in person at the meeting who (i) is a stockholder of record at the time of giving of notice as required below and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in the by-laws as to nominations for director elections. Clause (c)(iii) in the foregoing sentence provides the exclusive means for a stockholder to make recommendations for for nomination for election or reelection as a director.

Stockholder recommendations for nomination for election or reelection as a director must be delivered to, or mailed and received at, WSFS’ principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the mailing date of WSFS’ proxy statement for the immediately preceding annual meeting of WSFS stockholders; provided, however, that in the event that the

Alliance	WSFS

by any person who is a member of any group with such shareholder with respect to Alliance’s stock or who is known by such shareholder to be supporting such nominee(s) on the date the notice is given to Alliance, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information shall be provided regarding the name and address of, and the class and number of shares of Alliance common stock which are beneficially owned by, each partner in such partnership, each director, executive officer and shareholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, shareholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust); (iv) a representation that the shareholder is and will continue to be a holder of record of stock of Alliance entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (vi) such other information regarding the date of the annual meeting is more than 25 days before or after such anniversary date or a special meeting called for the purpose of electing directors, notice by the stockholder must be so received not later than the 10th day following the day on which public announcement of the date of the meeting is first made by WSFS. In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

A stockholder’s notice must set forth (a) as to each person whom the stockholder recommends for nomination for election or reelection as a director, (i) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, (ii) a description of all compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (iii) a description of all relationships between the proposed nominee and the

Alliance	WSFS

shareholder submitting the notice, each nominee proposed by such shareholder and any other person covered by clause (iii) as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (7) the consent of each nominee to serve as a director of Alliance if so elected. At the request of the Alliance board of directors of Alliance, any person nominated by, or at the direction of, the Alliance board of directors for election as a director at an annual meeting must furnish to Alliance that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

The bylaws state that the Alliance board of directors may reject any nomination by a shareholder not timely made in accordance with the procedural requirements stated therein, although any nominating shareholder has the opportunity to cure any procedural defect.

recommending stockholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the recommending stockholder and the beneficial owner, if any, and the recommended nominee regarding the nomination, and (iv) a description of all relationships between the recommended nominee and any of WSFS’ competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding WSFS; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination, (i) the name, address and telephone number of such stockholder and such beneficial owner, if any, (ii)(A) the class or series and number of WSFS shares which are, directly or indirectly, owned of record by such stockholder and beneficially by such beneficial owner and the time period such shares have been held, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of WSFS shares or with a value derived in whole or in part from the value of any class or series of WSFS shares, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of WSFS shares, or a Derivative Instrument, (C) any proxy, agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of WSFS or has granted any such right to any

Alliance	WSFS

person or persons, (D) any short interest in any security of WSFS, (E) any rights to dividends on the WSFS shares owned beneficially by such stockholder that are separated or separable from the underlying WSFS shares, (F) any proportionate interest in WSFS or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, beneficially owns an interest in a general partner, (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of WSFS shares or Derivative Instruments, if any, as of the date of such notice, including any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (I) any material pending or threatened legal proceeding in which such stockholder or beneficial owner is a party or material participant involving WSFS or any of its officers or directors, or any affiliate of WSFS, and (J) any direct or indirect material interest in any material contract or agreement of such stockholder or beneficial owner with WSFS, any affiliate of WSFS or any principal competitor of WSFS; (iii) a representation that such

	Alliance	WSFS

stockholder and beneficial owner, if any, intend to be present in person at the meeting, (iv) a representation that such stockholder and such beneficial owner, if any, intend to continue to hold the reported shares, Derivative Instruments or other interests through the date of WSFS’ next annual meeting of stockholders, (v) a completed and signed questionnaire and consent regarding the nominee’s qualifications to serve as a director, prepared with respect to and signed by such stockholder and beneficial owner, and (vi) such additional information, documents, instruments, agreements and consents as may be deemed useful to the WSFS board of directors. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners.

Shareholder Proposal of Business:	Alliance’s bylaws provide that, for shareholder proposals to be included in the Corporation’s proxy materials, the shareholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to shareholder proposals to be considered at the annual meeting of Alliance shareholders but not included in the Alliance’s proxy materials, the shareholder notice shall be delivered to, or mailed and received at, the principal executive offices of Alliance not later than 120 days prior to the anniversary date of the initial mailing of proxy materials or of a notice of the	WSFS’ certificate of incorporation provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to WSFS’ secretary. To be timely, a stockholder’s notice must be delivered or mailed to the principal executive offices of WSFS not less than 90 days no more than 120 days prior to the anniversary date of the mailing date of WSFS’ proxy statement for the immediately preceding annual meeting of stockholders. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to

Alliance	WSFS

meeting by Alliance in connection with the immediately preceding annual meeting of Alliance shareholders. Such shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Alliance’s books, of the shareholder proposing such business and, to the extent known, any other Alliance shareholders known by such shareholder to be supporting such proposal, (iii) the class and number of shares of the Alliance’s stock which are beneficially owned by the shareholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such shareholder, by any person who is a member of any group with such shareholder with respect to Alliance common stock or who is known by such shareholder to be supporting such proposal on the date the notice is given to Alliance, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information shall be provided regarding the name and address of, and the class and number of shares of Alliance common stock which are beneficially owned by, each partner in such partnership, each director, executive officer and shareholder in such corporation, each member in such limited liability company or bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on WSFS’ books, of the stockholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of WSFS which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. No business will be conducted at an annual meeting except in accordance with the aforementioned procedures.

The provisions of WSFS bylaws governing the procedures for submitting stockholder proposals are substantially similar to the procedures governing stockholder recommendations for nominations for election or re-election of directors.

	Alliance	WSFS

association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, shareholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust), (iv) the identification of any person retained or to be compensated by the shareholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to Alliance shareholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation, and (v) any material interest of the shareholder in such business.

The bylaws state that the Alliance board of directors may reject any shareholder proposal not timely made in accordance with the procedural requirements stated therein, although any proposing shareholder has the opportunity to cure any procedural defect.

Indemnification; Limitation of Director Liability:	The PBCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he	Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the

Alliance	WSFS

reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The PBCL further authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.

The PBCL requires a corporation to indemnify any person against expenses (including attorney fees) actually and reasonably incurred by him to the extent that such person has been successful on the merits or otherwise in defense of any of the aforementioned actions or proceedings.

Alliance’s bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, or agent of Alliance. Indemnification will be furnished against expenses (including attorneys’ fees), judgments, fines, and amounts corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

WSFS’ certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of WSFS or is or was serving at the request of WSFS as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an

Alliance	WSFS

paid in settlement, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also require Alliance to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding, provided that the indemnified person undertakes to repay Alliance if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in the bylaws of Alliance are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or directors or otherwise. In addition, the Alliance bylaws authorize it to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Alliance, whether or not Alliance would have the power to provide indemnification to such person.

The PBCL provides that, if a corporation’s bylaws so provide, a director shall not be personally liable, as such, for monetary damages for any action taken unless (i) the director has breached or failed to perform his fiduciary duties to the corporation, and (ii) the breach or failure to perform such fiduciary duties constitutes self-dealing, willful misconduct or recklessness. Alliance’s articles of incorporation and bylaws provide employee benefit plan (referred to as an indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by WSFS to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, except with respect to proceedings to enforce rights to indemnification described below, WSFS shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the WSFS board of directors. The directors of WSFS Bank, and all officers thereof shall be deemed to be serving at the request of WSFS as such directors and officers.

	Alliance	WSFS

that the personal liability of Alliance’s directors and officers for monetary damages for conduct in their capacities is eliminated to the fullest extent permitted by the PBCL.

Shareholders’ Rights of Dissent and Appraisal:

Under the PBCL, a shareholder of a Pennsylvania corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The PBCL does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 holders.

Even if a corporation’s stock meets these requirements, the PBCL still provides appraisal rights in the case of:

•    shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series; or

•    shares of any preferred or special class or series receiving special treatment under the articles, the plan or the terms of the transaction without requiring for the adoption of the plan by such preferred or special class or series.

Alliance shareholders have no rights of dissent or appraisal with respect to the merger agreement.

Under the DGCL, a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 holders.

Even if a corporation’s stock meets these requirements, the DGCL still provides appraisal rights if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than:

•    shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

•    shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•    cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or

•    any combination of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ALLIANCE

The following table sets forth, as of March 2, 2015, the number of shares and percentage of the outstanding Alliance common stock beneficially owned by (1) each director of Alliance; (2) each executive officer of Alliance; (3) the directors and executive officers of Alliance as a group; and (4) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock. All holders listed below have sole voting power and investment power over the shares beneficially owned by them. The address of each person listed below is c/o Alliance Bancorp, Inc. of Pennsylvania, 541 Lawrence Road, Broomall, Pennsylvania 19008.

Beneficial Owner	Amount and Nature of Beneficial Ownership at March 2, 2015(1)		Percent of Class
PL Capital Group 67 Park Place East, Suite 675 Morristown, New Jersey 07960	393,196	(2)	9.7%

Clover Partners LP 100 Crescent Ct., Suite 575 Dallas, Texas 75201	337,191	(3)	8.4

DePrince, Race &Zollo, Inc. 250 Park Avenue South, Suite 250 Winter Park, Florida 32789	321,922	(4)	8.0

Alliance Bank Employee Stock Ownership Plan 541 Lawrence Avenue Broomall, Pennsylvania 19008	313,059	(5)	7.8

Firefly Value Partners, LP 551 Fifth Avenue, 36th Floor New York, New York 10176	307,127	(6)	7.6

Maltese Capital Management LLC 150 East 52nd Street, 30th Floor New York, New York 10022	222,300	(7)	5.5

Directors:
Dennis D. Cirucci	119,917	(8)	2.9
J. William Cotter, Jr.	44,377	(9)	1.1
Timothy E. Flatley	22,701	(10)	*
William E. Hecht	74,508	(11)	1.8
Howard Henick	39,376	(12)	*
Peter J. Meier	66,059	(13)	1.6
Philip K. Stonier	20,952	(14)	*
R. Cheston Woolard	21,595	(15)	*

Named Executive Officers:
William T. McGrath	29,876	(16)	*

All Directors and Executive Officers as a Group (10 persons)	485,219	(17)	11.7

*	Represents less than 1% of Alliance’s outstanding common stock.

(1)	Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged.
(2)	According to filings under the Exchange Act, the PL Capital Group consists of the following persons and entities which share beneficial ownership of certain of the shares: Financial Edge Fund, LP (“Financial Edge Fund”); Financial Edge-Strategic Fund, LP (“Financial Edge Strategic”); PL Capital Focused Fund, L.P. (“Focused Fund”); PL Capital, LLC (“PL Capital”), general partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund; PL Capital Advisors, LLC (“PL Capital Advisors”), the investment advisor to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL LP; Goodbody/PL Capital, LP (“Goodbody/PL LP”); Goodbody/PL Capital LLC (“Goodbody/PL LLC”), general partner of Goodbody/PL LP; John W. Palmer, as managing member of PL Capital, PL Capital Advisors and Goodbody/PL LLC and individually; Richard Lashley, as a managing member of PL Capital, PL Capital Advisors and Goodbody/PL LLC, and individually.
(3)	According to filings under the Exchange Act, the shares are held by MHC Mutual Conversion Fund, L.P., a Texas limited partnership (the “Fund’). The shares are also deemed to be beneficially owned by Clover Partners, L.P., a Texas limited partnership and the general partner and investment advisor of the Fund, Clover Investments, L.L.C., a Texas limited liability company and the general partner of Clover Partners, L.P., and Michael C. Mewhinney, the principal of Clover Investments, L.L.C.
(4)	Based upon a Schedule 13G/A filed on February 6, 2015, DePrince, Race & Zollo, Inc. has sole voting power with respect to 316,352 shares and sole dispositive power with respect to 321,922 shares.
(5)	Based upon a Schedule 13G/A filed on February 12, 2015, The Alliance Bank Employee Stock Ownership Plan has sole voting power with respect to 134,734 shares and sole dispositive power with respect to 134,734 shares. The Alliance ESOP is an employee benefit plan with individual accounts for the benefit of participating employees and their beneficiaries. The Alliance ESOP’s assets are held in trust by the trustees, currently Suzanne J. Ricci, Kathleen P. Lynch and Janet R. Bryan, or the Plan Trustees. As of the March 2, 2015, 178,325 shares of common stock in the Alliance ESOP were allocated to individual accounts established for participating employees and their beneficiaries and 134,734 shares of common stock were unallocated. In general, participating employees have the power and authority to direct the voting of shares of common stock allocated to their individual accounts and unallocated shares of common stock are generally voted by the Plan Trustees in same manner that the majority of the shares that have been allocated are actually voted, subject to the fiduciary duties of the Plan Trustees and applicable law.
(6)	Based upon a Schedule 13G/A filed on February 17, 2015, the shares are beneficially owned by FVP Master Fund, L.P. (“FVP Master Fund”); Firefly Value Partners, LP (“Firefly Partners”), which serves as the investment manager of FVP Master Fund; FVP GP, LLC (“FVP GP”), which serves as the general partner of FVP Master Fund; Firefly Management Company GP, LLC (“Firefly Management”), which serves as the general partner of Firefly Partners; and Messrs. Ryan Heslop and Ariel Warszawski, the managing members of FVP GP and Firefly Management. All of the indicated shares are directly owned by FVP Master Fund. Messrs. Heslop and Warszawski, Firefly Partners, Firefly Management and FVP GP may be deemed to share voting and dispositive power over the shares with FVP Master Fund, but disclaim beneficial ownership with respect to any shares not directly owned by such person.
(7)	Based upon a Schedule 13G filed on February 12, 2015, the shares are held by clients of Maltese Capital Management LLC (“MCM”), a registered investment adviser, and Terry Maltese, as managing member of MCM, who possess shared voting and dispositive power over the shares.
(8)	Includes 23,236 shares held in the Alliance ESOP, 37,075 shares held in the Alliance 401(k) Plan and 39,900 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.
(9)

Includes 542 shares held in a simplified employee pension program, 5,198 shares held in an IRA for the benefit of Mr. Cotter, 8,837 shares held in the trust established pursuant to the Directors’ Retirement Plan,

9,646 shares held in Mr. Cotter’s family living trust, 9,144 shares held jointly with Mrs. Cotter and 8,010 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.
(10)	Includes 7,450 shares held jointly with Mr. Flatley’s spouse, 5,657 shares held in an IRA for the benefit of Mr. Flatley, 1,584 shares held in the trust established pursuant to the Directors’ Retirement Plan and 8,010 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.
(11)	Includes 16,459 shares held in the Alliance ESOP, 1,575 shares held in the trust established pursuant to the Directors’ Retirement Plan, 46,724 shares held jointly with Mr. Hecht’s spouse and 9,750 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.
(12)	Includes 29,289 shares held by SD Financial Institutions and Value Opportunity Fund, L.P., a Delaware limited partnership (“SD Fund”), in Mr. Henick’s capacity as a member of SD Capital Partners, LLC, a Delaware limited liability company and general partner of the SD Fund, and in Mr. Henick’s capacity as portfolio manager of ScurlyDog Capital, LLC, a Delaware limited liability company and investment advisor to the SD Fund and 87 shares held in the trust established pursuant to the Directors’ Retirement Plan.
(13)	Includes 11,405 shares held jointly with Mr. Meier’s spouse, 15,176 shares held in the Alliance ESOP, 19,528 shares held in the Alliance 401(k) Plan and 19,950 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.
(14)	Includes 1,500 shares held jointly with Mr. Stonier’s daughter, 1,721 shares held in an IRA for the benefit of Mr. Stonier, 1,901 shares held in the trust established pursuant to the Directors’ Retirement Plan and 8,010 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.
(15)	Includes 10,886 shares held jointly with Mr. Woolard’s spouse, 1,699 shares held in the trust established pursuant to the Directors’ Retirement Plan and 8,010 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.
(16)	Includes 2,801 shares held jointly with Mr. McGrath’s spouse, 4,676 shares held in the Alliance ESOP for the benefit of Mr. McGrath, 8,149 shares held in the Alliance 401(k) Plan and 14,250 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.
(17)	Includes, in the case of all directors and executive officers of Alliance as a group, 70,452 shares of common stock which are held in the Alliance ESOP, 70,988 shares of common stock held in the Alliance 401(k) Plan, 16,106 shares of common stock held in the Directors’ Retirement Plan, and 135,840 shares which may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2015.

LEGAL MATTERS

The validity of the WSFS common stock to be issued in connection with the merger will be passed upon for WSFS by Covington & Burling LLP, Washington, D.C. Certain tax matters will also be passed upon by Covington  & Burling LLP, Washington, D.C.

EXPERTS

The consolidated statements of condition of WSFS Financial Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated in this proxy statement/prospectus by reference to WSFS’ Annual Report on Form 10-K for the year ended December 31, 2014 in reliance upon the reports of KPMG LLP, independent registered accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

Alliance’s consolidated financial statements as of December 31, 2014 and 2013 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Alliance special meeting or at any adjournment or postponement of the Alliance special meeting.

ALLIANCE 2015 ANNUAL MEETING

Alliance will hold a 2015 annual meeting of shareholders only if the merger is not completed. If determined to be necessary, the Alliance board of directors will provide each Alliance shareholder information relevant to Alliance’s 2015 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

WSFS has filed with the SEC a registration statement under the Securities Act that registers the distribution to Alliance shareholders of the shares of WSFS common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of WSFS in addition to being a proxy statement for Alliance shareholders. The registration statement, including the attached exhibits, contains additional relevant information about WSFS and WSFS common stock.

WSFS and Alliance file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The reports and other information filed by WSFS and Alliance with the SEC are also available to the public at the SEC’s website at http://www.sec.gov, at WSFS’ website at http://www.WSFS.com and Alliance’s website at http://www.allianceanytime.com. We have included the web addresses of the SEC, WSFS and Alliance as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows WSFS to incorporate by reference information in this proxy statement/prospectus. This means that WSFS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that WSFS previously filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” with the SEC in a Current Report on Form 8-K). They contain important information about WSFS and the financial condition of both companies.

WSFS:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed with the SEC on March 16, 2015);

•	Definitive Proxy Statement for WSFS’ 2015 Annual Meeting filed with the SEC on April 1, 2015;

•	Current Reports on Form 8-K filed with the SEC on March 6, 2015 and March 18, 2015; and

•	The description of WSFS’ common stock contained in WSFS’ registration statement on Form 8-A filed under Section 12 of the Exchange Act on January 7, 1989, including any subsequent amendments or reports filed for the purpose of updating such description.

In addition, WSFS also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Alliance special meeting. These documents include periodic and current reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any portions of such documents that have been “furnished” but not “filed” with the SEC), as well as proxy statements.

WSFS has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to WSFS and Alliance has supplied all information relating to Alliance.

Documents incorporated by reference are available from WSFS or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from WSFS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from WSFS at the following address:

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, DE 19801

Attention: Corporate Secretary

Telephone: 302-792-6000

You will not be charged for any of these documents that you request. If you request any incorporated documents from WSFS, WSFS will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Alliance common stock, please contact Peter J. Meier, Executive Vice President and Chief Financial Officer, Alliance Bank at (610) 353-2900.

Alliance shareholders requesting documents must do so by [                    ], 2015 to receive them before the Alliance special meeting.

This document is a prospectus of WSFS and a proxy statement of Alliance for the Alliance special meeting. Neither WSFS nor Alliance has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Tel: 215-564-1900 Fax: 215-564-3940 www.bdo.com	1801 Market Street, Suite 700 Ten Penn Center Philadelphia, PA 19103

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Alliance Bancorp, Inc. of Pennsylvania

Broomall, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Alliance Bancorp, Inc. of Pennsylvania and its subsidiaries (collectively the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Bancorp, Inc. of Pennsylvania and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

March 25, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Consolidated Statements of Financial Condition

	December 31, 2014	December 31, 2013
Assets
Cash and cash due from depository institutions	$1,360,506	$1,529,727
Interest bearing deposits with depository institutions	45,272,420	43,694,283

Total cash and cash equivalents	46,632,926	45,224,010
Investment securities available for sale	15,995,700	21,321,240
Mortgage-backed securities available for sale	3,177,497	4,698,480
Investment securities held to maturity (fair value – 2014, $25,587,126; 2013, $28,402,334)	24,926,782	28,357,846
Loans receivable – net of allowance for loan losses – 2014, $4,464,992; 2013, $4,242,600	305,778,982	298,877,281
Accrued interest receivable	1,455,308	1,465,235
Premises and equipment – net	1,914,065	2,036,033
Other real estate owned (OREO)	1,275,000	3,190,900
Federal Home Loan Bank (FHLB) stock-at cost	202,500	647,000
Bank owned life insurance	12,731,020	12,451,196
Deferred tax asset – net	5,301,074	5,673,376
Other prepaid expenses and assets	1,438,401	1,559,373

Total Assets	$420,829,255	$425,501,970

Liabilities and Stockholders’ Equity

Liabilities
Non-interest bearing deposits	$18,356,657	$16,408,743
Interest bearing deposits	326,423,101	328,969,454

Total deposits	344,779,758	345,378,197
Other borrowings	2,917,933	3,436,766
Accrued expenses and other liabilities	6,681,024	6,518,484

Total Liabilities	354,378,715	355,333,447

Commitments and Contingencies (Note 10)

Stockholders’ Equity
Common stock, $.01 par value; shares authorized – 50,000,000 shares issued – 5,474,437; shares outstanding – 2014, 4,026,699; 2013, 4,467,304	54,747	54,747
Additional paid-in capital	56,939,352	56,585,226
Retained earnings	34,318,241	32,673,120
Common stock acquired by benefit plans	(2,248,846)	(2,957,306)
Accumulated other comprehensive loss	(1,457,014)	(1,874,695)
Treasury stock, at cost: 2014, 1,447,738 shares; 2013, 1,007,133 shares	(21,155,940)	(14,312,569)

Total Stockholders’ Equity	66,450,540	70,168,523

Total Liabilities and Stockholders’ Equity	$420,829,255	$425,501,970

See notes to consolidated financial statements.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
	2014	2013
Interest and Dividend Income
Loans, including fees	$15,574,221	$15,204,664
Mortgage-backed securities	137,227	227,821
Investment securities:
Taxable	276,630	150,773
Tax – exempt	776,496	825,112
Dividends	24,630	6,907
Balances due from depository institutions	100,797	196,443

Total interest and dividend income	16,890,001	16,611,720

Interest Expense
Deposits	2,251,122	2,453,245
Other borrowings	5,280	6,185

Total interest expense	2,256,402	2,459,430

Net Interest Income	14,633,599	14,152,290
Provision for Loan Losses	450,000	900,000

Net Interest Income After Provision for Loan Losses	14,183,599	13,252,290

Other Income
Service charges on deposit accounts	258,741	250,605
Other fee income	205,140	192,509
Gain on sale of OREO, net	4,107	8,763
Increase in cash surrender value of bank owned life insurance	279,824	296,513
Rental income from OREO	28,100	28,172
Gain on sale of premise and equipment	10,847	—
Other	2,312	540

Total other income	789,071	777,102

Other Expenses
Salaries and employee benefits	6,738,766	6,944,570
Occupancy and equipment	1,796,607	1,863,621
FDIC deposit insurance premiums	273,269	299,377
Advertising and marketing	256,596	383,908
Professional fees	582,859	770,121
Loan and OREO expense	193,754	119,678
Directors’ fees	229,200	230,650
Provision for loss on OREO	117,000	117,780
Other	1,204,735	1,131,771

Total other expenses	11,392,786	11,861,476

Income Before Income Tax Expense	3,579,884	2,167,916

Income Tax Expense	1,025,000	760,000

Net Income	$2,554,884	$1,407,916

Basic Earnings per Share	$0.64	$0.29

Dilutive Earnings per Share	$0.63	$0.29

See notes to consolidated financial statements.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2014	2013
Net Income	$2,554,884	$1,407,916

Other Comprehensive Income (Loss)
Additional minimum liability for Retirement Plans – net of tax benefit – 2014, $14,713; 2013, $201,180;	28,555	390,528
Unrealized gain (loss) on securities net of tax expense (benefit) 2014, $200,458; 2013, $(303,839)	389,126	(589,804)

Total Other Comprehensive Income (Loss)	417,681	(199,276)

Comprehensive Income	$2,972,565	$1,208,640

See notes to consolidated financial statements.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2014 and 2013

	Common Stock	Additional Paid-in Capital	Retained Earnings	Common Stock Acquired by Benefit Plans	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance, January 1, 2013	$54,747	$56,342,788	$32,273,617	$(3,561,708)	$(1,675,419)	$(3,431,739)	$80,002,286

Tax adjustment for benefit plans		75,000					75,000
ESOP shares committed to be released				153,600			153,600
Net income			1,407,916				1,407,916
Dividends declared ($0.20 per share)			(1,008,413)				(1,008,413)
Stock-based compensation (stock options)		167,438					167,438
Stock-based compensation (restricted stock)				450,802			450,802
Acquisition of treasury stock (734,430 shares)						(10,880,830)	(10,880,830)
Other comprehensive loss					(199,276)		(199,276)

Balance, December 31, 2013	$54,747	$56,585,226	$32,673,120	$(2,957,306)	$(1,874,695)	$(14,312,569)	$70,168,523

Tax adjustment for benefit plans		144,000					144,000

ESOP shares committed to be released				176,918			176,918
Net income			2,554,884				2,554,884
Dividends declared ($0.22 per share)			(909,763)				(909,763)
Stock-based compensation (stock options)		210,126					210,126
Stock-based compensation (restricted stock)				531,542			531,542
Acquisition of treasury stock (440,605 shares)						(6,843,371)	(6,843,371)
Other comprehensive income					417,681		417,681

Balance, December 31, 2014	$54,747	$56,939,352	$34,318,241	$(2,248,846)	$(1,457,014)	$(21,155,940)	$66,450,540

See notes to consolidated financial statements.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2014	2013
Cash Flow From Operating Activities
Net income	$2,554,884	$1,407,916
Adjustments to reconcile net income to cash provided by operating activities:
Provision for:
Loan losses	450,000	900,000
Depreciation and amortization	479,533	600,456
Write down of OREO	117,000	117,780
Stock-based compensation expense	1,062,586	846,840
Deferred tax expense	157,131	480,000
Gain on the sale of premises and equipment	(10,847)	—
Gain on the sale of OREO	(4,107)	(8,763)
Changes in assets and liabilities which provided (used) cash:
Accrued expenses and other liabilities	205,808	(172,259)
Prepaid expenses and other assets	120,972	499,726
Increase in cash surrender value of bank owned life insurance	(279,824)	(296,513)
Accrued interest receivable	9,927	37,157

Net cash provided by operating activities	4,863,063	4,412,340

Cash Flow From Investing Activities
Purchase of investment securities-available for sale	(12,000,000)	(26,000,000)
Purchase of investment securities-held to maturity	(530,000)	(4,845,000)
Loans originated and acquired	(59,330,157)	(85,267,469)
Proceeds from maturities and calls of investment securities	21,961,064	14,812,314
Redemption of FHLB stock	444,500	691,100
Principal repayments of:
Loans	51,735,456	61,981,279
Mortgage-backed securities	1,436,107	2,610,308
Purchase of premises and equipment	(367,718)	(325,911)
Proceeds from the sale of premises and equipment	21,000	1,044,890
Proceeds from the sale of OREO	2,046,007	1,176,763

Net cash provided by (used in) investing activities	5,416,259	(34,121,726)

Cash Flow From Financing Activities
Dividends paid	(909,763)	(1,008,413)
Decrease in deposits	(598,439)	(25,658,530)
Purchase of treasury stock	(6,843,371)	(10,880,830)
(Decrease) increase in other borrowings	(518,833)	176,233

Net cash used in financing activities	(8,870,406)	(37,371,540)

Increase (Decrease) in Cash and Cash Equivalents	1,408,916	(67,080,926)
Cash and Cash Equivalents, Beginning of Year	45,224,010	112,304,936

Cash and Cash Equivalents, End of Year	$46,632,926	$45,224,010

Supplemental Disclosures of Cash Flow Information-
Cash paid during the period for:
Interest	$2,256,581	$2,459,248

Income taxes	$400,000	$296,606

Supplemental Schedule of Noncash Financing and Investing Activities:
Other real estate acquired in settlement of loans	$243,000	$2,384,900

Deferred gain on sale of premises and equipment	$—	$667,174

See notes to consolidated financial statements.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organizational Structure and Nature of Operations

On January 18, 2011, Alliance Mutual Holding Company and Alliance Bancorp, Inc. of Pennsylvania, the federally chartered mid-tier holding company for Alliance Bank (the “Bank”) completed a reorganization and conversion (the “second step conversion”), pursuant to which Alliance Bancorp, Inc. of Pennsylvania, a new Pennsylvania corporation (“Alliance Bancorp” or the “Company”), acquired all the issued and outstanding shares of the Bank’s common stock. In connection with the second step conversion, 3,258,475 shares of common stock, par value $0.01 per share, of Alliance Bancorp were sold in subscription, community and syndicated community offerings to certain depositors of the Bank and other investors for $10 per share, or $32.6 million in the aggregate (the “Offering”), and 2,215,962 shares of common stock were issued in exchange for the outstanding shares of common stock of the mid-tier holding company, which also was known as Alliance Bancorp, Inc. of Pennsylvania, held by the “public” shareholders of the mid-tier holding company. Each share of common stock of the mid-tier holding company was converted into the right to receive 0.8200 shares of common stock of Alliance Bancorp in the second step conversion. As a result of the second step conversion, the former mutual holding company and the mid-tier company were merged into Alliance Bancorp and 548,524 (pre-conversion) treasury shares were canceled. Additionally, the Bank’s Employee Stock Ownership Plan (“ESOP”) was issued a line of credit for up to $1.9 million, which it used to purchase 50,991 shares of common stock in the Offering and 100,000 additional shares of common stock in the open market following the Offering.

The Bank is a community oriented savings bank headquartered in Broomall, Pennsylvania. The Bank operates a total of eight banking offices located in Delaware and Chester Counties, which are suburbs of Philadelphia. The Bank is primarily engaged in attracting deposits from the general public through its branch offices and using such deposits primarily to (i) originate and purchase loans secured by first liens on single-family (one-to-four units) residential and commercial real estate properties and (ii) invest in securities issued by the U.S. Government and agencies thereof, municipal and corporate debt securities and certain mutual funds. The Bank derives its income principally from interest earned on loans, mortgage-backed securities and investments and, to a lesser extent, from fees received in connection with the origination of loans and for other services. The Bank’s primary expenses are interest expense on deposits and borrowings and general operating expenses.

The Bank is subject to regulation by the Pennsylvania Department of Banking and Securities (the “Department”), as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation (the “FDIC”), which insures the Bank’s deposits up to applicable limits. The Company is supervised by the Board of Governors of the Federal Reserve System (“FRB”).

The Company has evaluated events and transactions occurring subsequent to December 31, 2014, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation—The consolidated financial statements of the Company include the accounts of the Bank and its three wholly-owned subsidiaries, Alliance Delaware Corp., Alliance Financial and Investment Services LLC, and 908 Hyatt Street LLC. Alliance Delaware Corp. holds and manages certain investment securities. Alliance Financial and Investment Services LLC, which is currently inactive, was formed to participate in commission fees from non-insured investment products. 908 Hyatt Street LLC was formed to own and manage certain real estate properties. As of December 31, 2014 and 2013, there were no and seven properties held by 908 Hyatt Street LLC, respectively.

Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. It also requires the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, liability and expense of employee benefit obligations, and evaluation of securities for other than temporary impairment.

Segment Information—The Company has one reportable segment. All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings and manage interest rate and credit risk.

The Company operates only in the U.S. domestic market, primarily in Pennsylvania’s Delaware and Chester Counties. For the years ended December 31, 2014 and 2013, there was no one customer that accounted for more than 10% of the Company’s revenue.

Cash and Cash Equivalents—For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits, with maturities of 90 days or less, with depository institutions. As of December 31, 2014 and 2013, the Bank’s minimum required reserve balance with the Federal Reserve Bank was approximately $745,000 and $770,000, respectively.

Investment and Mortgage-Backed Securities—The Company classifies and accounts for debt and equity securities as follows:

•	Securities Held to Maturity—Securities held to maturity are stated at cost, adjusted for unamortized purchase premiums and discounts, based on the positive intent and the ability to hold these securities to maturity considering all reasonably foreseeable conditions and events.

•	Securities Available for Sale—Securities available for sale, carried at fair value, are those securities management might sell in response to changes in market interest rates, increases in loan demand, changes in liquidity needs and other conditions. Unrealized gains and losses, net of tax, are reported as a net amount in other comprehensive income (loss) until realized.

Purchase premiums and discounts are amortized to income over the life of the related security using the interest method. The adjusted cost of a specific security sold is the basis for determining the gain or loss on the sale.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not the Company intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

Federal Home Loan Bank Stock—FHLB Stock, which represents the required investment in the common stock of a correspondent bank, is carried at cost.

Loans Receivable—Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method. The loans receivable portfolio consists of single-family real estate loans, multi-family real estate loans, commercial real estate loans, land and construction real estate loans, commercial business loans, and consumer loans.

For all classes of loans receivable, the accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan that is 90 days or more past due may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. Generally, when a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Loan Losses—The allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Allowances are provided for specific loans when losses are probable and can be estimated. When this occurs, management considers the remaining principal balance, fair value and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are also considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond management’s control.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Experience, ability, and depth of lending management and staff.

5.	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

6.	Quality of the Company’s loan review system, and the degree of oversight by the Company’s Board of Directors.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Single-family real estate loans involve certain risks such as interest rate risk and risk of non repayment. Adjustable-rate single family real estate loans decreases the interest rate risk to the Company that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Repayment risk can be affected by job loss, divorce, illness and personal bankruptcy or the borrower.

Multi-family and commercial real estate lending entails significant risks. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for multi-family and commercial real estate as well as economic conditions generally.

Construction lending is generally considered to involve a high risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not necessarily pre-sold and thus pose a greater potential risk to the Company than construction loans to individuals on their personal residences.

Commercial business lending is generally considered higher risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on the business. Commercial business loans are primarily secured by inventories and other business. In most cases, any repossessed collateral for a defaulted commercial business loans will not provide an adequate source of repayment of the outstanding loan balance.

Consumer loans generally have shorter terms and higher interest rates than other lending but generally involve more credit risk because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

Loan Impairment—A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for multi-family, commercial, and land and construction loans secured by real estate, and commercial business loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For multi-family, commercial, and land and construction loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial business loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

The Company does not separately identify individual single-family loans secured by real estate and consumer loans unless such loans are the subject of a troubled debt restructuring agreement. Large groups of these smaller balance homogeneous loans are collectively evaluated for impairment.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Accrued Interest Receivable—Interest on loans is recognized as earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes that after considering collateral value, economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful.

Purchase Discounts and Premiums—Purchase discounts and premiums on loans and investment and mortgage-backed securities purchased are amortized over the expected average life of the loans and securities using the interest method.

Other Real Estate Owned—Other real estate acquired through, or in lieu of, foreclosure is initially recorded at fair value less cost to sell at the date of acquisition, establishing a new cost basis through a charge to the allowance for loan losses, if necessary. Revenues and expenses from operations are included in other income and other expense. Additions to the valuation allowance are included in other expense. Subsequent to foreclosure, valuations are periodically performed by management and an allowance for losses is established, if necessary, by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Bank Owned Life Insurance—The Bank is the beneficiary of insurance policies on the lives of certain officers of the Bank. The Bank has recognized the amount of the policy cash surrender value that could be realized under the insurance policies as an asset in the consolidated statements of financial condition.

Premises and Equipment—Land is carried at cost. Premises and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the related assets which range from two to 40 years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful lives of the improvements or the remaining lease term. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

Income Taxes—The Company accounts for income taxes in accordance with the guidance set forth in FASB ASC Topic 740, Income Taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense (benefit) results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company evaluates the likelihood of realizing its deferred tax assets by estimating sources of future taxable income and the impact of tax planning strategies.

The Bank accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. As of December 31, 2014, the Company believes it has no uncertain tax positions.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company’s federal income and state tax returns for taxable years through December 31, 2010 have been closed for purposes of examination by the Internal Revenue Service and Pennsylvania Department of Revenue.

The Bank has entered into a tax sharing agreement (under the Internal Revenue Section 1552) with the Company and Alliance Delaware Corporation. The agreement provides that the tax liability shall be apportioned among the members of the group in accordance with the ratio which that portion of the consolidated taxable income attributed to each member of the group having taxable income bears to the consolidated taxable income.

Transfers of Financial Assets—Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Employee Benefit Plans—The Company’s 401(k) plan allows eligible participants to set aside a certain percentage of their salaries before taxes. The Company may elect to match employee contributions, as a profit sharing payment, up to a specified percentage of their respective salaries in an amount determined annually by the Board of Directors. The Company’s profit sharing contribution related to the plan resulted in expenses of $98,000 and $75,000 for 2014, and 2013, respectively.

The Company maintains a Retirement Income Plan (“RIP”) which was curtailed as of December 31, 2014. The prepaid funded status for the RIP included in other assets was $599,000 and $99,000 at December 31, 2014 and 2013, respectively. The expense associated with the RIP for the years ended December 31, 2014, and 2013 was $210,000, and $289,000, respectively.

The Company also maintains a Supplemental Executive Retirement Plan (“SERP”). The accrued amount for the SERP included in other liabilities was $4.0 million and $4.0 million at December 31, 2014 and 2013, respectively. The expense associated with the SERP for the years ended December 31, 2014, and 2013 was $226,000, and $288,000, respectively.

Advertising Costs—The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs were approximately $257,000 and $384,000 for the years ended December 31, 2014 and December 31, 2013, respectively.

Earnings per Share—Earnings per share (“EPS”) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed based on the weighted average number of shares of common stock outstanding for each period presented. Diluted EPS is calculated based on the weighted average number of shares of common stock outstanding plus dilutive common stock equivalents (“CSEs”) using the treasury stock method. CSEs consist of shares that are assumed to have been purchased with the proceeds from the exercise of stock options, as well as unvested common stock awards. CSEs for which the grant price exceeds the average market price over the period have an anti-dilutive effect on EPS, and, accordingly, are excluded from the calculation. There were 32,800 and 48,000 anti-dilutive CSEs at December 31, 2014 and December 31, 2013, respectively.

The following table sets forth the composition of the weighted average shares (denominator) used in the basic and dilutive earnings per share computation.

	For the Years Ended December 31,
	2014	2013
Net Income	$2,554,884	$1,407,916

Weighted average shares outstanding	4,132,196	5,009,281
Adjusted average unearned ESOP shares	(141,694)	(155,635)

Weighted average shares outstanding – basic	3,990,502	4,853,646
Effect of dilutive common stock equivalents	66,463	23,597

Adjusted weighted average shares outstanding-dilutive	4,056,965	4,877,243

Basic earnings per share	$0.64	$0.29

Dilutive earnings per share	$0.63	$0.29

Other Comprehensive Income (Loss)—The Company is required to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders’ equity.

The components of accumulated other comprehensive loss, net of income tax benefits, are as follows:

	December 31,	December 31,
	2014	2013
Net unrealized gain (loss) on available for sale securities	$136,295	$(252,831)
Net unrealized loss on retirement plans	(1,593,309)	(1,621,864)

Total accumulated other comprehensive loss	$(1,457,014)	$(1,874,695)

Recent Accounting Pronouncements—In January 2014, the FASB issued ASU No. 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The objective of this guidance is to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU No. 2014-04 states that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU No. 2014-04 requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU No. 2014-04 is effective for interim and annual reporting periods beginning after December 15, 2014. The adoption of ASU No. 2014-04 is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 660): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2016. The Company is currently assessing the impact that this guidance will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU 2014-10, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The amendments also require enhanced disclosures. The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. This ASU is not expected to have a significant impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-14, Receivables–Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim, and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. This ASU is not expected to have a significant impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40). The amendments in this Update provide guidance in accounting principles generally accepted in the United States of America about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. This ASU is not expected to have a significant impact on the Company’s consolidated financial statements.

3.	Investment Securities Available for Sale and Held to Maturity

The amortized cost, gross unrealized gains and losses, and the fair values of investment securities available for sale and held to maturity are shown below at the dates indicated. Where applicable, the maturity distribution and the fair value of investment securities, by contractual maturity, are shown. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2014
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Available for Sale:

Obligations of Federal Home Loan Bank:
Due after 1 year through 5 years	$3,000,000	$2,420	$(7,550)	$2,994,870
Due after 5 years through 10 years	3,000,000	80	(6,320)	2,993,760
Due after 10 years	4,000,000	5,160	(680)	4,004,480

Total	$10,000,000	$7,660	$(14,550)	$9,993,110

	December 31, 2014
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Obligations of FHLMC:
Due after 1 year through 5 years	$2,000,000	$—	$(4,820)	$1,995,180

Total	$2,000,000	$—	$(4,820)	$1,995,180

	December 31, 2014
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Obligations of Fannie Mae:
Due after 1 year through 5 years	$1,000,000	$450	$—	$1,000,450
Due after 10 years	3,000,000	6,960	—	3,006,960

Total	$4,000,000	$7,410	$—	$4,007,410

Total Investment Securities Available for Sale	$16,000,000	$15,070	$(19,370)	$15,995,700

	December 31, 2014
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Held to Maturity

Municipal Obligations:
Due in 1 year or less	$200,294	$282	—	$200,576
Due after 1 years through 5 years	7,797,743	13,778	(38,439)	7,773,082
Due after 5 years through 10 years	5,011,365	41,415	(8,422)	5,044,358
Due after 10 years	11,917,380	652,666	(936)	12,569,110

Total	$24,926,782	$708,141	$(47,797)	$25,587,126

	December 31, 2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Available for Sale:

Obligations of Federal Home Loan Bank:
Due after 1 year through 5 years	$3,000,000	$—	$(39,010)	$2,960,990
Due after 5 years through 10 years	5,000,000	—	(247,870)	4,752,130
Due after 10 years	4,000,000	—	(176,480)	3,823,520

Total	$12,000,000	$—	$(463,360)	$11,536,640

	December 31, 2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Obligations of FHLMC:
Due after 1 year through 5 years	$2,000,000	$1,680	$(6,850)	$1,994,830

Total	$2,000,000	$1,680	$(6,850)	$1,994,830

	December 31, 2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Obligations of Fannie Mae:
Due after 1 year through 5 years	$5,000,000	$580	$(20,700)	$4,979,880
Due after 10 years	3,000,000	—	(190,110)	2,809,890

Total	$8,000,000	$580	$(210,810)	$7,789,770

Total Investment Securities Available for Sale	$22,000,000	$2,260	$(681,020)	$21,321,240

	December 31, 2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Held to Maturity

Municipal Obligations:
Due in 1 year or less	$1,435,196	$1,707	—	$1,436,903
Due after 1 years through 5 years	6,227,714	32,026	(12,188)	6,247,552
Due after 5 years through 10 years	6,152,302	23,159	(183,666)	5,991,795
Due after 10 years	14,542,634	273,122	(89,672)	14,726,084

Total	$28,357,846	$330,014	$(285,526)	$28,402,334

Included in obligations of U.S. Government agencies at December 31, 2014 and December 31, 2013, were $16.0 million and $20.3 million, respectively, of structured notes. These structured notes were comprised of step-up bonds that provide the U.S. Government agencies with the right, but not the obligation, to call the bonds on certain dates.

There were no investment securities sold by the Company in 2014 or 2013. Investment securities with an aggregate carrying value of $6.0 million and $5.7 million were pledged as collateral for certain deposits at December 31, 2014 and 2013, respectively.

The following table shows the fair value and unrealized losses on securities aggregated by category and the length of time that individual securities have been in a continuous unrealized loss position.

	December 31, 2014
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities Available for Sale
U.S. Government obligations	$2,993,900	$6,100	$2,986,730	$13,270	$5,980,630	$19,370

Mortgage-Backed Securities	$13,833	$132	$—	$—	$13,833	$132

Securities Held to Maturity
Municipal obligations	$2,126,057	$13,457	$2,972,973	$34,340	$5,099,029	$47,797

	December 31, 2013
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities Available for Sale
U.S. Government obligations	$19,318,980	$681,020	$—	$—	$19,318,980	$681,020

Securities Held to Maturity
Municipal obligations	$10,209,969	$245,262	$427,312	$40,264	$10,637,281	$285,526

As of December 31, 2014, management believes that the estimated fair values of the securities disclosed above are primarily dependent upon the movement in market interest rates particularly given the negligible inherent credit risk associated with these securities. These investment securities are comprised of securities that are rated investment grade by at least one bond credit rating service. Although the fair value will fluctuate as the market interest rates move, management believes that these fair values will recover as the underlying portfolios mature. As of December 31, 2014, there were 5 U.S. government obligations, 1 mortgage-backed security, and 8 municipal securities in an unrealized loss position. Of the securities in an unrealized loss position at December 31, 2014, there were 3 U.S. government obligations, no mortgage-backed securities, and 5 municipal securities in an unrealized loss position for twelve months or longer. The Company does not intend to sell and it is not more likely than not that the Company will be required to sell these securities until such time as the value recovers or the securities mature. Management does not believe any individual unrealized loss as of December 31, 2014 represents an other-than-temporary impairment.

4.	Mortgage-Backed Securities Available for Sale

The amortized cost, gross unrealized gains and losses, and the fair values of mortgage-backed securities available for sale are as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
GNMA pass-through certificates	$979,046	$64,673	$—	$1,043,719
FHLMC pass-through certificates	746,774	81,808	(132)	828,450
FNMA pass-through certificates	1,240,870	64,458	—	1,305,328

Total	$2,966,690	$210,939	$(132)	$3,177,497

	December 31, 2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
GNMA pass-through certificates	$1,108,979	$79,972	—	$1,188,951
FHLMC pass-through certificates	1,179,561	102,355	—	1,281,916
FNMA pass-through certificates	2,114,257	113,356	$—	2,227,613

Total	$4,402,797	$295,683	$—	$4,698,480

At December 31, 2014 and 2013, the Company had no mortgage-backed securities pledged for certain customer deposits of the Company. There were no sales of mortgage-backed securities in 2014 or 2013.

5.	Loans Receivable, Related Allowance for Loan Losses, and Credit Quality

Loans receivable consist of the following:

	December 31,
	2014	2013
Real estate loans:
Single-family	$121,335,941	$124,222,742
Multi-family	24,512,058	22,181,608
Commercial	121,069,114	122,813,820
Land and construction	25,901,911	19,792,113
Commercial business	14,402,645	10,403,004
Consumer	3,757,722	4,495,150

Total loans receivable	310,979,391	303,908,437
Less:
Deferred fees	(735,417)	(788,557)
Allowance for loan losses	(4,464,992)	(4,242,600)

Loans receivable – net	$305,778,982	$298,877,280

The Company originates loans to customers located primarily in Southeastern Pennsylvania. This geographic concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

From time to time the Company will grant loans to directors and executive officers of the Bank and Company. These loans are made under the same terms and underwriting standards as to any other customer. There were outstanding balances of $434,000 and $503,000 of these loans at December 31, 2014 and December 31, 2013, respectively. During 2014, there were no new loans or lines of credit issued to directors and executive officers, $69,000 in principal repayments, and no advances on existing lines of credit. Unused lines of credit to directors and executive officers at December 31, 2014 and December 31, 2013, were $312,000 and $287,000, respectively.

The performance and credit quality of the loan portfolio is monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2014:

	30-59 Days Past Due	60-89 Days Past Due	90 or More Days	Total Past Due	Current	Total Loans Receivable	Loans Receivable Greater Than 90 Days Past Due and Accruing
Real estate:
Single-family	$346,478	$146,382	$1,082,543	$1,575,403	$119,760,538	$121,335,941	$691,385
Multi-family	146,603	—	—	146,603	24,365,455	24,512,058	—
Commercial	832,266	426,852	346,640	1,605,758	119,463,356	121,069,114	—
Land and construction	—	—	—	—	25,901,911	25,901,911	—
Commercial business	9,184	—	—	9,184	14,393,461	14,402,645	—
Consumer	200,548	100,472	235,135	536,155	3,221,567	3,757,722	235,135

Total	$1,535,079	$673,706	$1,664,318	$3,873,103	$307,106,288	$310,979,391	$926,520

The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2013:

	30-59 Days Past Due	60-89 Days Past Due	90 or More Days	Total Past Due	Current	Total Loans Receivable	Loans Receivable Greater Than 90 Days Past Due and Accruing
Real estate:
Single-family	$531,900	$158,770	$1,390,066	$2,080,736	$122,142,006	$124,222,742	$638,325
Multi-family	—	—	—	—	22,181,608	22,181,608	—
Commercial	455,132	197,971	744,069	1,397,172	121,416,648	122,813,820	—
Land and construction	—	—	—	—	19,792,113	19,792,113	—
Commercial business	64,188	—	—	64,188	10,338,816	10,403,004	—
Consumer	122,564	89,550	411,526	623,640	3,871,510	4,495,150	411,526

Total	$1,173,784	$446,291	$2,545,661	$4,165,736	$299,742,701	$303,908,437	$1,049,851

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2014:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Real estate:
Single-family	$119,044	$711	$1,581	$—	$121,336
Multi-family	24,512	—	—	—	24,512
Commercial	113,603	541	6,925	—	121,069
Land and construction	25,902	—	—	—	25,902
Commercial business	14,402	—	—	—	14,402
Consumer	3,758	—	—	—	3,758

Total	$301,221	$1,252	$8,506	$—	$310,979

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2013:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Real estate:
Single-family	$122,472	$361	$1,390	$—	$124,223
Multi-family	22,181	—	—	—	22,181
Commercial	113,920	1,479	7,415	—	122,814
Land and construction	19,792	—	—	—	19,792
Commercial business	10,403	—	—	—	10,403
Consumer	4,495	—	—	—	4,495

Total	$293,263	$1,840	$8,805	$—	$303,908

The following table presents nonaccrual loans by classes of the loan portfolio.

	December 31,
(Dollars in thousands)	2014	2013
Real estate:
Single-family	$391	$752
Multi-family	—	—
Commercial	849	744
Land and construction	—	—
Commercial business	—	—
Consumer	—	—

Total non-accruing loans	$1,240	$1,496

If the Company’s $1.2 million of non-accruing loans at December 31, 2014 had been current in accordance with their terms during 2014, the gross income on such loans would have been approximately $73,000 for 2014. The Company actually recorded $32,000 in interest income on such loans for 2014. If the Company’s $1.5 million of non-accruing loans at December 31, 2013 had been current in accordance with their terms during 2013, the gross income on such loans would have been approximately $69,000 for 2013. The Company actually recorded $19,000 in interest income on such loans for 2013.

The following table presents the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the year ended December 31, 2014:

(Dollars in thousands)	Single Family Real Estate	Multi Family Real Estate	Commercial Real Estate	Land and Construction	Consumer	Commercial Business	Total
Allowance for loan losses for the year ended December 31, 2014:
Beginning balance	$833	$304	$2,259	$618	$14	$215	$4,243
Charge-offs	(100)	—	(185)	—	(4)	—	(289)
Recoveries	53	—	7	—	1	—	61
Provisions	95	(2)	123	155	5	74	450

Ending balance	$881	$302	$2,204	$773	$16	$289	$4,465

Allowance for loan losses:
Ending balance	$881	$302	$2,204	$773	$16	$289	$4,465

Ending balance:
individually evaluated for impairment	$22	$—	$414	$—	$—	$—	$436

Ending balance:
collectively evaluated for impairment	$859	$302	$1,790	$773	$16	$289	$4,029

Loans receivable:
Ending balance	$121,336	$24,512	$121,069	$25,902	$3,758	$14,402	$310,979

Ending balance:
individually evaluated for impairment	$1,041	$—	$7,826	$—	$—	$—	$8,867

Ending balance:
collectively evaluated for impairment	$120,295	$24,512	$113,243	$25,902	$3,758	$14,402	$302,112

The following table presents the activity in the allowance for loan losses and related recorded investment in loans receivable by classes of the loans individually and collectively evaluated for impairment as of and for the year ended December 31, 2013:

(Dollars in thousands)	Single Family Real Estate	Multi Family Real Estate	Commercial Real Estate	Land and Construction	Consumer	Commercial Business	Total
Allowance for loan losses for the year ended December 31, 2013:
Beginning balance	$1,027	$623	$2,674	$352	$18	$225	$4,919
Charge-offs	(458)	(359)	(813)	—	(7)	—	(1,637)
Recoveries	19	—	7	30	5	—	61
Provisions	245	40	391	236	(2)	(10)	900

Ending balance	$833	$304	$2,259	$618	$14	$215	$4,243

Allowance for loan losses:
Ending balance	$833	$304	$2,259	$618	$14	$215	$4,243

Ending balance:
individually evaluated for impairment	$18	$—	$526	$—	$—	$—	$544

Ending balance:
collectively evaluated for impairment	$815	$304	$1,733	$618	$14	$215	$3,699

Loans receivable:
Ending balance	$124,223	$22,181	$122,814	$19,792	$4,495	$10,403	$303,908

Ending balance:
individually evaluated for impairment	$552	$—	$8,895	$—	$—	$—	$9,447

Ending balance:
collectively evaluated for impairment	$123,671	$22,181	$113,919	$19,792	$4,495	$10,403	$294,461

The following table summarizes information in regards to impaired loans by loan portfolio class as of and for the year ended December 31, 2014:

(Dollars in Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized While Impaired
With no related allowance recorded:
Real estate:
Single-family	$850	$850	$—	$517	$51
Commercial	$4,121	$4,121	$—	$3,947	$193

With an allowance recorded:
Real estate:
Single-family	$191	$191	$22	$191	$9
Commercial	$3,705	$3,705	$414	$4,155	$206

Total:
Real estate:
Single-family	$1,041	$1,041	$22	$708	$60
Commercial	$7,826	$7,826	$414	$8,102	$399

The following table summarizes information in regards to impaired loans by loan portfolio class as of and for the year ended December 31, 2013:

(Dollars in Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized While Impaired
With no related allowance recorded:
Real estate:
Single-family	$361	$361	$—	$361	$13
Commercial	$3,835	$4,263	$—	$3,411	$239

With an allowance recorded:
Real estate:
Single-family	$191	$191	$18	$191	$12
Commercial	$5,060	$5,187	$526	$4,759	$198

Total:
Real estate:
Single-family	$552	$552	$18	$552	$25
Commercial	$8,895	$9,450	$526	$8,170	$437

The followiıng table summarizes information in regards to loans classified as troubled debt restructurings during the year ended December 31, 2014:

(Dollars in Thousands)	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
Real estate:
Single family	1	$464	$500
Commercial	2	$2,273	$2,273

There were no troubled debt restructurings with a payment default, with the payment default occurring within 12 months of restructure and payment default occurring, during the twelve months ended December 31, 2014.

At December 31, 2014, the Company had thirteen loans classified as performing troubled debt restructurings consisting of three single-family real estate loans which amounted to $850,000 and ten commercial real estate loans which amounted to $6.0 million. Two of the three single-family real estate loans, which amounted to $351,000 were classified as special mention in the Company’s allowance for loan losses and have no allowance against them. One of the three single family real estate loans, in the amount of $499,000 was classified as substandard and had no allowance against it. Four of the ten commercial real estate loans, in the amount of $901,000 were classified as special mention and one of the four loans had a $3,000 allowance against it. Five of the ten commercial real estate loans, which amounted to $5.1 million are classified as substandard in the Company’s allowance for loan losses and had a $219,000 allowance against them. All such loans have been performing in accordance with their restructured terms and conditions. At December 31, 2014, the Company had one single-family real estate nonperforming loan classified as a troubled debt restructuring in the amount of $191,000. The single-family real estate loan was classified as substandard in the Company’s allowance for loan losses and had a $22,000 allowance against it. All of the troubled debt restructurings consisted of changes in interest rates or maturity extensions and no principal was forgiven.

The following table summarizes information in regards to loans classified as troubled debt restructurings during the year ended December 31, 2013:

(Dollars in Thousands)	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
Real estate:
Commercial	2	$891	$921

There were no troubled debt restructurings with a payment default, with the payment default occurring within 12 months of restructure, and payment default occurring during the year ended December 31, 2013.

At December 31, 2013, the Company had eleven loans classified as performing troubled debt restructurings consisting of two single-family loans which amounted to $361,000 and nine commercial real estate loans which amounted to $4.5 million. The two single-family loans were classified as special mention in the Company’s allowance for loan losses and have no allowance against them. Five of the nine commercial real estate loans, which amounted to $1.5 million are classified as special mention in the Company’s allowance for loan losses and have a $57,000 allowance against them. Four of the nine commercial real estate loans, which amounted to $3.0 million are classified as substandard in the Company’s allowance for loan losses and have a $220,000 allowance against them. All such loans have been performing in accordance with their restructured terms and conditions. At December 31, 2013, the Company had one single-family nonperforming loan classified as a troubled debt restructuring in the amount of $191,000. The single-family loan was classified as substandard in the Company’s allowance for loan losses and had an $18,000 allowance against it. All of the troubled debt restructurings consisted of changes in interest rates and no principal was forgiven.

6.	Premises and Equipment

Premises and equipment are summarized by major classifications as follows:

	Estimated Useful Life in Years	December 31,
		2014	2013
Land	Indefinite	$125,014	$125,014
Buildings	40	4,900,080	4,711,536
Furniture and fixtures	2-7	6,133,481	6,039,714

Total		11,158,575	10,876,264
Accumulated depreciation		(9,244,510)	(8,840,231)

Net		$1,914,065	$2,036,033

Depreciation and amortization expense for the years ended December 31, 2014 and 2013 amounted to $480,000 and $600,000, respectively.

7.	Deposits

Deposits consist of the following major classifications:

	December 31,
	2014		2013
	Amount	Percent	Amount	Percent
Money market deposit accounts	$24,427,479	7.1%	$26,433,484	7.6%
Passbook and statement savings accounts	51,538,256	15.0	52,197,435	15.1
Certificates of less than $100,000	140,834,938	40.9	144,064,208	41.7
Certificates of $100,000 or more	53,184,682	15.4	53,022,110	15.4
NOW accounts	56,437,746	16.3	53,252,217	15.4
Non-interest bearing accounts	18,356,657	5.3	16,408,743	4.8

Total	$344,779,758	100.0%	$345,378,197	100.0%

A summary of certificates by scheduled maturity was as follows:

	December 31, 2014
	Amount	Percent
2015	$110,879,204	57.1%
2016	58,698,183	30.3%
2017	16,455,681	8.5%
2018	3,617,242	1.8%
2019	2,649,397	1.4%
Thereafter	1,719,913	0.9%

Total	$194,019,620	100.0%

A summary of interest expense on deposits was as follows:

	Year Ended December 31,
	2014	2013
Money market deposit accounts	$60,959	$60,752
Other savings deposits	102,807	102,704
Certificates of less than $100,000	1,068,641	1,285,949
Certificates of $100,000 or more	901,148	886,498
NOW accounts	117,567	117,342

Total	$2,251,122	$2,453,245

8.	Borrowings

At December 31, 2014 and 2013, the Company had other borrowings of $2.9 million and $3.4 million, respectively. Other borrowings consists of non-FDIC insured customer sweep investments.

The FHLB offers an alternative to regular repurchase agreements. The terms are variable from overnight to one year and utilize mortgage loans as collateral in lieu of liquidity items such as government securities for collateral. The Company’s unused credit line with the FHLB amounted to approximately $20.0 million at both December 31, 2014 and 2014, respectively. In addition to the $20.0 million credit line with the FHLB, the Company had the ability to borrow an additional $161.0 million at December 31, 2014.

9.	Income Taxes

The Company uses the experience method in computing reserves for bad debts. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allows the Company to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Company’s reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years’ net chargeoffs divided by the sum of the previous six years’ total outstanding loans at year end.

Retained earnings at both December 31, 2014 and 2013 included approximately $7.1 million, representing bad debt deductions, for which no deferred income taxes have been provided.

The Company has no liability recorded related to unrecognized tax positions. No expense has been recorded or accrued for interest or penalties.

The Company files income tax returns in the U.S. Federal jurisdiction and in Pennsylvania. With limited exception, the Company is no longer subject to U.S. Federal and Pennsylvania examinations by tax authorities before 2011.

The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts, calculated at 34%, is as follows:

	December 31,
	2014	2013
Deferred tax assets:
Depreciation and amortization	$330,820	$287,300
Allowance for loan losses	1,518,100	1,442,620
Additional minimum liability for retirement plans	820,796	835,509
Supplemental retirement benefits	1,366,120	1,355,240
Deferred gain on the sale of premises and equipment	208,000	227,000
Stock benefit plan	281,860	215,900
Capital loss carryforwards	210,000	386,000
Alternative minimum tax	1,459,000	1,676,000
State tax loss carryforwards	291,000	295,000
Net unrealized loss on securities available for sale	—	130,246
Other	142,750	223,681

Total deferred tax assets	6,628,446	7,074,496

Valuation allowance	(501,000)	(681,000)

Deferred tax liabilities:
Deferred loan fees	(40,460)	(52,020)
Pension Plan	(715,700)	(668,100)
Net unrealized gain on securities available for sale	(70,212)	—

Total deferred tax liabilities	(826,372)	(720,120)

Net deferred tax asset	$5,301,074	$5,673,376

The Company has considered future market growth, forecasted earnings, future taxable income, and prudent, feasible and permissible tax planning strategies in determining the realizability of deferred tax assets. If the Company were to determine that it would not be able to realize a portion of its net deferred tax assets in the future, an adjustment to the net deferred tax assets would be charged to earnings in the period such determination was made.

As of December 31, 2014, the Company had approximately $575,000 and $44,000 of capital loss carryforwards, which result in a deferred tax asset of $210,000, expiring in 2015 and 2016, respectively. The Company recorded a full valuation allowance for these carryforwards as it is more likely than not the Company will be unable to realize these benefits.

As of December 31, 2014, the Company had approximately $4.0 million of state net operating loss carryforwards, transferred from the MHC, expiring from 2019 through 2030. The Company has recorded a full valuation allowance for these carryforwards as projected state income at the Company is not anticipated to be sufficient to realize these benefits.

The consolidated expense for income taxes consisted of the following for the years ended December 31:

	2014	2013
Current, federal	$679,869	$280,000
Deferred, federal	157,131	480,000
Current, state	188,000	—

Total	$1,025,000	$760,000

The Company’s federal income tax expense differs from that computed at the statutory tax rate as follows:

	Year Ended December 31,
	2014		2013
	Amount	Percentage of Pretax Income	Amount	Percentage of Pretax Income
Expense at statutory rate	$1,217,161	34.0%	$737,091	34.0%
Adjustments resulting from:
Tax-exempt income	(264,009)	(7.4)	(280,538)	(12.9)
Increase in cash surrender value of life insurance	(95,140)	(2.7)	(100,814)	(4.7)
State tax expense net of federal tax benefit	124,080	3.5	—	—
Valuation allowance for capital loss carryforward	—	—	386,000	17.8
Other	42,908	1.2	18,261	0.9

Income tax expense per consolidated statements of income	$1,025,000	28.6%	$760,000	35.1%

10.	Commitments and Contingencies

The lending activities of the Company are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Company’s Board of Directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, builders, existing customers, advertising, walk-in customers and, to a significant extent, mortgage brokers who obtain credit reports, appraisals and other documentation involved with a loan. In most cases, property valuations are performed by independent outside appraisers. Title and hazard insurance are generally required on all security property other than property securing a home equity loan, in which case the Company obtains a title opinion. The majority of the Company’s loans are secured by property located in its primary lending area. The Company had approximately $5.5 million and $3.1 million in outstanding loan commitments, excluding unused lines of credit and the undisbursed portion of loans in process, at December 31, 2014 and 2013, respectively, which were expected to fund within the next three months. Unused commitments under unused lines of credit amounted to $36.6 million and $30.0 million at December 31, 2014 and December 31, 2013, respectively. In addition, the Company had $1.1 million and $1.5 million in standby letters of credit at December 31, 2014 and 2013, respectively, which were secured by cash, marketable securities and real estate. All commitments are issued using the Company’s current loan policies and underwriting guidelines and the breakdown between fixed-rate and adjustable-rate loans is as follows:

	December 31,
	2014	2013
Fixed-rate (ranging from 1.99% to 5.25%)	$2,831,000	$1,867,450
Adjustable-rate	2,700,000	1,200,000

Total	$5,531,000	$3,067,450

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at the dates indicated are as follows:

	At December 31,
	2014	2013
Future loan commitments	$5,531,000	$3,067,450
Undisbursed construction loans	18,053,123	14,247,660
Undisbursed home equity lines of credit	4,702,969	4,259,993
Undisbursed commercial lines of credit	13,712,440	11,270,226
Overdraft protection lines	176,219	184,383
Standby letters of credit	1,133,889	1,511,730

Total	$43,309,640	$34,541,442

Depending on cash flow, interest rate risk, risk management and other considerations, longer term fixed-rate residential loans may be sold in the secondary market. There were no outstanding commitments to sell loans at December 31, 2014.

The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company consolidated financial statements. However, there can be no assurance that any of the outstanding legal proceedings and litigation to which the Company is a party will not be decided adversely to the Company’s interests and have a material adverse effect on the consolidated financial statements.

Expenses related to rent for office buildings for 2014 and 2013 were $471,000 and $461,000, respectively. The Company maintains offices at eight locations, including six bank offices which it rents under leases expiring over the next 13 years. The following is a summary of future minimum rental payments required under all non-cancellable operating leases as of December 31, 2014:

Year Ending December 31,
2015	$476,406
2016	397,240
2017	392,529
2018	394,119
2019	402,227
Thereafter	1,599,373

Total minimum rental payments	$3,661,894

11.	Retirement Plans

The Company has a defined benefit pension plan and a defined contribution plan under Section 401(k) of the Internal Revenue Code, all of which cover all full-time employees meeting certain eligibility requirements. The plans may be terminated at any time at the discretion of the Company’s Board of Directors. At December 31, 2014 the defined benefit pension plan was curtailed and as a result the participants will no longer accrue benefits. The Company is responsible for the future payments to the participants.

Pension expense was $210,000 and $289,000, in 2014 and 2013, respectively.

The net pension costs for the years ended December 31, 2014 and 2013 included the following components:

	2014	2013
Net Periodic Benefit Cost
Service Cost	$290,115	$295,577
Interest Cost	321,686	261,131
Expected Return on Plan Assets	(574,806)	(504,112)
Amortization of Prior Service Cost	12,685	12,685
Curtailment	50,742	—
Amortization of Loss	109,584	223,797

Net Periodic Benefit Cost	$210,006	$289,078

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss)

Net gain	$(186,866)	$(202,807)
Amortization of net loss	(109,584)	(223,797)
Amortization of prior service cost	(63,427)	(12,685)

Total recognized in other comprehensive income (loss)	$(359,877)	$(439,289)

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(149,871)	$(150,211)

The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are $49,385 and $-0-, respectively.

Key Assumptions	2014	2013
Discount Rate for Net Periodic Benefit Cost	4.25%	3.50%
Salary Scale for Net Periodic Benefit Cost	3.00%	2.50%
Expected Return on Plan Assets	7.50%	8.00%

Discount Rate for Plan Obligations	3.50%	4.25%
Salary Scale for Plan Obligations	N/A	3.00%

During 2014, the Company adopted the new mortality tables reflecting longer life expectancy published by the Society of Actuaries on October 27, 2014. These revised tables resulted in an increase in the pension plan’s projected benefit obligation of approximately $300,000 as of December 31, 2014.

A summary of reconciliation and disclosure information required under FASB ASC Topic 715, Compensation-Retirement Benefits, for the defined benefit pension plan is as follows:

	2014	2013
Change in Projected Benefit Obligation
Projected Benefit Obligation at Beginning of Year	$7,597,479	$6,656,322
Service Cost	290,115	295,577
Interest Cost	321,686	261,131
Curtailment	(1,267,296)	—
Benefits paid	(353,289)	(195,187)
Actuarial Loss	1,091,740	579,636

Projected Benefit Obligation at End of Year	7,680,435	7,597,479

Change in Plan Assets During Year
Fair Value of Plan Assets at Beginning of Year	7,696,447	6,005,079
Actual Return on Plan Assets	586,116	1,286,555
Employer Contributions	350,000	600,000
Benefits Paid	(353,289)	(195,187)

Fair Value of Plan Assets at End of Year	8,279,274	7,696,447

Funded Status at End of Year, included in other assets	$598,839	$98,968

Benefit Obligations at End of Year
Accumulated Benefit Obligation	$7,680,435	$6,369,762

Amounts Recognized in Accumulated Other Comprehensive Loss
Net loss	$1,240,288	$1,536,738
Prior service cost	—	63,427

Total	$1,240,288	$1,600,165

Expected Contributions to the Plan

The Company plans to contribute $-0- to the pension plan in 2015.

Expected Benefit Payments From the Plan

2015	$106,793
2016	1,670,455
2017	282,045
2018	1,118,637
2019	87,889
2020-2024	2,162,485

Target asset allocation for the pension plan includes equity securities ranging from 55% to 75%, debt securities ranging from 25% to 45% and cash and cash equivalents ranging from 0% to 10%. The following table shows the asset allocation as of December 31, 2014.

Investment Class		Percentage of Assets
Fixed Income Investments-mutual funds	$2,403,320	29.0%
Equity Investments-mutual funds	5,083,809	61.4%
Cash and Cash Equivalents	792,145	9.6%

Fair Value as of December 31, 2014	$8,279,274	100.0%

Fixed income investments are 50.7% invested in a total return bond fund and 49.3% invested in a short term investment grade fund. The equity investments consist of 11.1% small-cap mutual funds, 13.3% mid-cap mutual funds, and 75.6% large-cap mutual funds.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2014, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Cash and Cash Equivalents	$792,145	$792,145	$—	$—
Mutual Funds	7,487,129	7,487,129	—	—

Total	$8,279,274	$8,279,274	$—	$—

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Cash and Cash Equivalents	$805,065	$805,065	$—	$—
Mutual Funds	6,891,382	6,891,382	—	—

Total	$7,696,447	$7,696,447	$—	$—

The Company has an unfunded Nonqualified Retirement and Death Benefit Agreement (the “Agreement”) with certain officers of the Company. The purpose of the Agreement is to provide the officers with supplemental retirement benefits equal to a specified fixed amount. A summary of the reconciliation and disclosure information required under FASB Topic ASC 715, Compensation-Retirement Benefits, for the Agreement is as follows:

	Year Ended December 31,
	2014	2013
Change in benefit obligation during year
Benefit obligation at beginning of year	$4,842,687	$4,865,765
Service cost	—	54,821
Interest cost	201,150	198,442
Benefit payments	(193,718)	(158,792)
Actuarial (gain) loss	341,471	(117,549)

Benefit obligation at end of year	5,191,590	4,842,687

Change in plan assets during year
Fair value of plan assets at beginning of year	—	—
Employer contributions	193,718	158,792
Benefit payments	(193,718)	(158,792)

Fair value of plan assets at end of year	—	—

Funded status
Funded status (included in other liabilities)	(5,191,590)	(4,842,689)
Unrecognized net loss	1,173,817	857,209
Unrecognized prior service cost	—	—

Net liability recognized	$(4,017,773)	$(3,985,480)

	Year Ended December 31,
	2014	2013
Change in accumulated other comprehensive loss
Accumulated other comprehensive loss at beginning of year	$857,208	$1,009,627
Amortization of net loss	24,862	34,870
Actuarial gain (loss)	(341,471)	117,549
Amortization of prior service cost	—	—

Net change in other comprehensive loss	316,609	(152,419)

Accumulated other comprehensive loss at end of year	$1,173,817	$857,208

Expected cash-flow information for years after current fiscal year
2015		$257,092
2016		377,441
2017		377,441
2018		377,441
2019		377,441
2020-2024		1,887,205

	2014	2013
Net periodic benefit cost
Service cost	$—	$54,821
Interest cost	201,150	198,443
Amortization of prior service cost	—	—
Amortization of net loss	24,862	34,870

Net periodic benefit cost	$226,012	$288,134

Key Assumptions
Discount rate during the year	4.25%	4.00%
Discount rate at end of year	3.50%	4.25%

Employee Stock Ownership Plan

The Bank has an Employee Stock Ownership Plan (“ESOP”) for the benefit of employees who meet the eligibility requirements as defined in the ESOP. The ESOP purchased 74,073 shares of common stock in the offering completed on January 30, 2007 using proceeds of a loan from the former mid-tier holding company. The Bank makes quarterly payments of principal and interest over a term of 15 years at a rate of 8.25% to the Company. The ESOP has a second loan from the Company to fund the purchase of 150,991 additional shares in connection with the second step conversion completed on January 18, 2011 under which the Bank makes quarterly payments of principal and interest over a term of 20 years at a rate of 3.25% to the Company. The loans are secured by the shares of the stock purchased.

As the debt is repaid, shares are released from collateral and allocated to qualified employees. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The compensation expense for the ESOP for the years ended December 31, 2014 and December 31, 2013 was $236,000 and $189,000, respectively.

The following table presents the components of the ESOP shares inclusive of shares purchased prior to 2007:

	December 31,
	2014	2013
Shares released for allocation	178,325	172,856
Unearned shares	134,734	148,675

Total ESOP shares	313,059	321,531

12.	Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2014, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2014, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2014:
Tier 1 Capital	$60,152	14.39%	$16,725	4.00%	$20,906	5.00%
(to average assets)
Tier 1 Capital	60,152	21.94	10,969	4.00	16,454	6.00
(to risk-weighted assets)
Total Capital	63,593	23.19	21,938	8.00	27,423	10.00
(to risk-weighted assets)

	(Dollars in thousands)
As of December 31, 2013:
Tier 1 Capital	$56,693	13.25%	$17,114	4.00%	$21,393	5.00%
(to average assets)
Tier 1 Capital	56,693	20.87	10,867	4.00	16,301	6.00
(to risk-weighted assets)
Total Capital	60,099	22.12	21,734	8.00	27,168	10.00
(to risk-weighted assets)

The Bank’s capital at December 31, 2014 and 2013 for financial statement purposes differs from regulatory Tier 1 capital amounts by $137,000 and $253,000, respectively, representing the exclusion for regulatory purposes of unrealized gains and losses on securities available for sale and by $1.6 million and $1.6 million, respectively, representing the exclusion of amounts in accumulated other comprehensive loss from the application of FASB ASC Topic 715 (Compensation-Retirement Benefits), and $3.7 million and $4.6 million, respectively representing the exclusion for regulatory purposes of certain deferred tax assets.

13.	Stock-Based Compensation

Recognition and Retention Plan and Trust

In July of 2011, the shareholders of the Company approved the adoption of the 2011 Recognition and Retention Plan and Trust (the “2011 RRP”). Pursuant to the terms of the 2011 RRP, awards of up to 218,977 shares of restricted common stock may be granted to employees and directors. In order to fund the 2011 RRP, the 2011 RRP acquired 218,977 shares of the Company’s common stock in the open market for approximately $2.4 million at an average price of $11.14 per share. During 2012 and 2011, the Company made sufficient contributions to the 2011 RRP to fund the purchase of these shares. Pursuant to the terms of the 2011 RRP, no additional shares will need to be acquired. On July 20, 2011, July 20, 2012, and December 11, 2013, a total of 208,200, 3,000, and 7,750 shares of 2011 RRP awards were granted, respectively. The 2011 RRP shares generally vest at the rate of 20% per year over five years.

A summary of the status of the shares under the 2011 RRP as of December 31, 2014 and December 31, 2013 and changes during the years ended December 31, 2014 and December 31, 2013 are presented below:

	Year Ended December 31, 2014
	Number of shares	Weighted average grant date fair value
Restricted at the beginning of period	135,070	$11.22
Granted	—	—
Vested	(51,610)	$11.17
Forfeited	(1,500)	$15.34

Restricted at the end of period	81,960	$11.34

	Year Ended December 31, 2013
	Number of shares	Weighted average grant date fair value
Restricted at the beginning of the period	169,560	$11.08
Granted	7,750	$15.34
Vested	(42,240)	$11.07
Forfeited	—	—

Restricted at the end of the period	135,070	$11.22

Compensation expense on the 2011 RRP shares granted is recognized ratably over the five year vesting period in an amount which totals the market price of the common stock at the date of grant. During the year ended December 31, 2014, approximately 51,610 shares were amortized to expense, based on the proportional and accelerated vesting of the awarded shares, resulting in recognition of approximately $532,000 in compensation expense with a related tax benefit of $181,000. Of the $532,000 in compensation expense, approximately $102,000 related to the accelerated vesting of certain awarded shares. As of December 31, 2014, approximately $688,000 in additional compensation expense is scheduled to be recognized over the remaining weighted average vesting period of 2.25 years. During the year ended December 31, 2013, approximately 42,219 shares were amortized to expense, based on the proportional vesting of the awarded shares, resulting in recognition of approximately $451,000 in compensation expense with a related tax benefit of $153,000. As of December 31, 2013, approximately $1.2 million in additional compensation expense was scheduled to be recognized over the remaining weighted average vesting period of 3.25 years. Under the terms of the 2011 RRP, any unvested awards will become fully vested upon a change in control of the Company resulting in the full recognition of any unrecognized expense.

Stock Options

In July 2011, the shareholders of the Company also approved the adoption of the 2011 Stock Option Plan (the “2011 Option Plan”). Pursuant to the 2011 Option Plan, options to acquire 325,842 shares of common stock may be granted to employees and directors. Under the 2011 Option Plan, options generally become vested and exercisable at the rate of 20% per year over five years and are generally exercisable for a period of ten years after the grant date. On July 20, 2011, July 20, 2012, and December 11, 2013 options to purchase 277,750, 9,500, and 38,500 shares of common stock were awarded, respectively. As of December 31, 2014, a total of 5,792 shares of common stock have been reserved for future grant pursuant to the 2011 Option Plan.

A summary of the status of the Company’s stock options under the 2011 Option Plan as of December 31, 2014 and December 31, 2013, and changes during the years ended December 31, 2014 and December 31, 2013, are presented below:

	Year Ended December 31, 2014
	Number of shares	Weighted average exercise price
Options outstanding at the beginning of period	325,750	$11.60
Granted	—	—
Exercised	—	—
Forfeited	(5,700)	$15.34

Options outstanding at the end of period	320,050	$11.53

Exercisable at end of the period	186,150	$11.23

	Year Ended December 31, 2013
	Number of Shares	Weighted average exercise price
Options outstanding at the beginning of period	287,250	$11.10
Granted	38,500	$15.34
Exercised	—	—
Forfeited	—	—

Options outstanding at the end of the period	325,750	$11.60

Exercisable at the end of the period	113,000	$11.07

The fair value of each option grant is estimated using the Black-Scholes pricing model with the following weighted average assumptions for the options granted in 2013: dividend yield of 2.0%, risk-free interest rate of 1.53%, expected life of 7.0 years, and volatility of 28.35%. The calculated fair value of options granted in 2013 was $4.12.

The weighted average contractual term of the options outstanding was 7.5 years and 8.2 years at December 31, 2014 and December 31, 2013, respectively.

During the years ended December 31, 2014 and December 31, 2013, respectively, approximately $210,000, of which approximately $31,000 related to the accelerated vesting of certain awards, and $167,000 was recognized in compensation expense for the 2011 Option Plan. At December 31, 2014 and December 31, 2013, respectively, approximately $335,000 and $568,000 in additional compensation expense for awarded options remained unrecognized. The weighted average period over which this expense will be recognized is approximately 2.25 years and 3.25 years at December 31, 2014 and December 31, 2013, respectively.

14.	Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

FASB ASC Topic 820, Fair Value Measurement establishes a fair value hierarchy that prioritizes the inputs to validation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy under FASB ASC Topic 820 are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to fair value measurement and unobservable (i.e. support with little or no market value activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used to estimate the fair value of certain Company assets and liabilities:

Cash and Cash Equivalents (Carried at Cost), The carrying amounts reported in the consolidated statements of financial condition for cash and short-term instruments approximate those assets’ fair values.

Investment and Mortgage-Backed Securities, The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges for identical securities (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Loans Receivable (Carried at Cost), The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired Loans (Generally Carried at Fair Value). Impaired loans are those in which the Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. Appraised values may be discounted based upon management’s historical knowledge and changes in the market conditions from the time of the appraisal. Because of the high degree of judgment required in estimating the fair value of collateral underlying impaired loans and because of the relationship between fair value and general economic conditions we consider fair values of impaired loans to be highly sensitive to market conditions. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value of the impaired loans consists of the loan balances, net of any valuation allowance. At December 31, 2014 and December 31, 2013, the fair value of the impaired loans consists of loan balances of $3.9 million and $5.3 million, respectively, net of valuation allowances of $436,000 and $544,000, respectively; and loan balances of $-0- and $728,000, respectively, net of partial charge-offs of $-0- and $428,000, respectively.

Other Real Estate Owned (“OREO”). OREO assets are originally recorded at fair value upon transfer of the loans to OREO, net of estimated cost to dispose of the assets. Subsequently, OREO assets are carried at the lower of carrying value or fair value. The fair value of OREO is based on independent appraisals less selling costs. Appraised values may be discounted based upon management’s historical knowledge and changes in the market conditions from the time of the appraisal. Because of the high degree of judgment required in estimating the fair value of OREO and because of the relationship between fair value and general economic conditions, the Company considers fair values of OREO to be highly sensitive to market conditions. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. At December 31, 2014 and December 31, 2013 the fair value consists of OREO balances of $1.0 million and $1.1 million, respectively, net of valuation allowances of $131,000 and $155,000, respectively. These amounts differ from the balances disclosed on the Statement of Financial Condition due to certain OREO assets being carried at carrying value, as they have not required additional write-downs subsequent to transfer.

FHLB Stock (Carried at Cost). The carrying amount of FHLB stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable (Carried at Cost). The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposits (Carried at Cost). The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings (Carried at Cost). The carrying amount of overnight sweep accounts generally approximate fair value.

Off-Balance Sheet Financial Instruments, Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2014, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

Description	Total	(Level 1) Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Investment security obligations of FHLB	$9,993	$—	$9,993	$—
Investment security obligations of Fannie Mae	4,007	—	4,007	—
Investment security obligations of Freddie Mac	1,995	—	1,995	—
Mortgaged backed security obligations of GNMA	1,044	—	1,044	—
Mortgaged backed security obligations of FHLMC	829	—	829	—
Mortgaged backed security obligations of FNMA	1,305	—	1,305	—

Total	$19,173	$—	$19,173	$—

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2014 (in thousands) are as follows:

Description	Total	(Level 1) Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$3,460	$—	$—	$3,460
Other real estate owned	870	—	—	870

Total	$4,330	$—	$—	$4,330

The following table presents quantitative information with regards to Level 3 fair value measurements at December 31, 2014.

Description	Fair Value at December 31, 2014	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans	$3,460	Appraisal of collateral	Appraisal adjustments(1)	5%-30% (20%)

Other real estate owned	870	Appraisal of collateral	Appraisal adjustments(1)	10%-0% (4%)

Total	$4,330

(1)	Appraisals may be adjusted by management for qualitative factors, including estimated liquidation expenses. The range and weighted average adjustments are presented as a percentage of the appraisal.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

Description	Total	(Level 1) Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Investment security obligations of FHLB	$11,537	$—	$11,537	$—
Investment security obligations of Fannie Mae	7,789	—	7,789	—
Investment security obligations of Freddie Mac	1,995	—	1,995	—
Mortgaged backed security obligations of GNMA	1,189	—	1,189	—
Mortgaged backed security obligations of FHLMC	1,282	—	1,282	—
Mortgaged backed security obligations of FNMA	2,228	—	2,228	—

Total	$26,020	$—	$26,020	$—

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2013 (in thousands) are as follows:

Description	Total	(Level 1) Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
Impaired loans	$5,008	$—	$—	$5,008
Other real estate owned	978	—	—	978

Total	$5,986	$—	$—	$5,986

The following table presents quantitative information with regards to Level 3 fair value measurements at December 31, 2013.

Description	Fair Value at December 31, 2013	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans	$5,008	Appraisal of collateral	Appraisal adjustments(1)	5%-30% (18%)

Other real estate owned	987	Appraisal of collateral	Appraisal adjustments(1)	10%-5% (4%)

Total	$5,986

(1)	Appraisals may be adjusted by management for qualitative factors, including estimated liquidation expenses. The range and weighted average adjustments are presented as a percentage of the appraisal.

The carrying amount and estimated fair values of the Company’s assets and liabilities were as follows as of the dates indicated.

	At December 31, 2014
	Carrying Amount	Level 1 Fair Value	Level 2 Fair Value	Level 3 Fair Value
	(In thousands)
Assets:
Cash and due from banks	$1,361	$1,361	$—	$—
Interest bearing deposits at banks	45,272	45,272	—	—
Investment securities	40,922	—	41,583	—
Mortgage-backed securities	3,177	—	3,177	—
Loans receivable	305,779	—	—	305,849
FHLB stock	203	—	203	—
Accrued interest receivable	1,455	—	1,455	—

Liabilities:
NOW and MMDA deposits(1)	$99,222	$—	$99,222	$—
Other savings deposits	51,538	—	51,538	—
Certificate accounts	194,020	—	194,305	—
Borrowings	2,918	—	2,918	—
Accrued interest payable	9	—	9	—
Off balance sheet instruments	—	—	—	—

(1)	Includes non-interest bearing accounts totaling $18,357.

	At December 31, 2013
	Carrying Amount	Level 1 Fair Value	Level 2 Fair Value	Level 3 Fair Value
	(In thousands)
Assets:
Cash and due from banks	$1,530	$1,530	$—	$—
Interest bearing deposits at banks	43,694	43,694	—	—
Investment securities	49,679	—	49,724	—
Mortgage-backed securities	4,698	—	4,698	—
Loans receivable	298,878	—	—	300,029
FHLB stock	647	—	647	—
Accrued interest receivable	1,465	—	1,465	—

Liabilities:
NOW and MMDA deposits(1)	$96,044	$—	$96,044	$—
Other savings deposits	52,197	—	52,197	—
Certificate accounts	197,086	—	196,901	—
Borrowings	3,437	—	3,437	—
Accrued interest payable	9	—	9	—
Off balance sheet instruments	—	—	—	—

(1)	Includes non-interest bearing accounts totaling $16,409.

15.	Condensed Financial Information—Parent Corporation Only

CONDENSED BALANCE SHEETS-PARENT CORPORATION ONLY

	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$2,871,165	$9,729,594
Loan receivable – ESOP	1,582,865	1,730,808
Premises and equipment, net	10,000	10,000
Other assets	271,616	261,930
Investment in Alliance Bank	62,406,029	59,370,438

Total assets	$67,141,675	$71,102,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accrued tax payable	$11,727	$185,041
Deferred gain on the sale of premises and equipment	611,577	667,174
Deferred directors retirement plan	67,831	82,032

Total liabilities	$691,135	$934,247

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	66,450,540	70,168,523

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,141,675	$71,102,770

CONDENSED INCOME STATEMENTS-PARENT CORPORATION ONLY

	Years Ended December 31,
	2014	2013
INCOME:
Interest income	$67,463	$98,756
Rental income	—	38,500
Amortization of deferred gain	55,597	—
Dividend from subsidiary	1,000,000	4,500,000

Total income	1,123,060	4,637,256

EXPENSES:
Directors retirement plan	10,800	10,800
Depreciation	—	12,229
Legal fees	48,000	45,000
Stock related expense	57,000	56,000
Capital stock tax	—	5,446
Other	7,700	7,700

Total expenses	123,500	137,175

INCOME BEFORE INCOME TAX EXPENSE AND EQUITY IN UNDISTRUBUTED NET INCOME OF SUBSIDIARY	999,560	4,500,081

EQUITY IN UNDISTRUBUTED NET INCOME (LOSS) OF SUBSIDIARY	1,555,324	(2,920,165)

Income Tax Expense	—	172,000

NET INCOME	$2,554,884	$1,407,916

CONDENSED STATEMENTS OF CASH FLOWS-PARENT CORPORATION ONLY

	Years Ended December 31,
	2014	2013
OPERATING ACTIVITIES:

Net income	$2,554,884	$1,407,916
Adjustments to reconcile net income to cash provided by operating activities:
Undistributed net (income) loss of subsidiary	(1,555,324)	2,920,165
Depreciation	—	12,229
(Increase) decrease in other assets	(9,686)	170,773
Decrease in other liabilities	(243,112)	(71,258)

Net cash provided by operating activities	746,762	4,439,825

INVESTING ACTIVITIES:

Principal repayments on ESOP loan	147,943	139,349
Proceeds from the sale of premises and equipment	—	1,044,890

Net cash provided by investing activities	147,943	1,184,239

FINANCING ACTIVITIES:

Purchase of treasury stock	(6,843,371)	(10,880,830)
Dividends paid	(909,763)	(1,008,413)

Net cash used in financing activities	(7,753,134)	(11,889,243)

Net decrease in cash and cash equivalents	(6,858,429)	(6,265,179)
Cash and cash equivalents – beginning of period	9,729,594	15,994,773

Cash and cash equivalents – end of period	$2,871,165	$9,729,594

Supplemental Schedule of Noncash Financing and Investing Activities:
Deferred gain on sale of premises and equipment	$—	$667,174

16.	Entry into a Material Definitive Agreement

On March 3, 2015, Alliance Bancorp, Inc. of Pennsylvania (“Alliance”) announced that it entered into an Agreement and Plan of Reorganization (the “Agreement”) with WSFS Financial Corporation (“WSFS”) providing for, among other things, the merger of Alliance with and into WSFS (the “Merger”) and the merger of Greater Delaware Valley Savings Bank d/b/a Alliance Bank, a Pennsylvania-chartered savings bank and a wholly owned subsidiary of Alliance, with and into Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned subsidiary of WSFS. Under the terms of the Agreement, all shares of Alliance common stock will be exchanged in the aggregate for approximately $26.6 million in cash and 816,151 shares of WSFS common stock. Each stockholder of Alliance will be able to elect to receive, for each of their shares of Alliance Bancorp, Inc. of Pennsylvania common stock, either 0.28955 shares of WSFS common stock or $22.00 in cash. The Merger is subject to customary closing conditions, including regulatory approvals and approval from Alliance’s shareholders.

ANNEX I

AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN WSFS FINANCIAL CORPORATION AND ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

WSFS FINANCIAL CORPORATION

AND

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Dated as of March 2, 2015

i

ii

iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of March 2, 2015, by and between WSFS Financial Corporation (“WSFS”), a Delaware corporation, and Alliance Bancorp, Inc. of Pennsylvania (“Alliance”), a Pennsylvania corporation.

Preamble

The respective Boards of Directors of Alliance and WSFS have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties to this Agreement and their respective stockholders. Each of the directors of Alliance have delivered to WSFS a non-solicitation agreement and certain of the executive officers of Alliance have delivered to WSFS a non-competition and non-solicitation agreement, each dated as of the date hereof. This Agreement provides for the acquisition of Alliance by WSFS pursuant to the merger of Alliance with and into WSFS with WSFS surviving as the surviving corporation. At the effective time of such Merger, the outstanding shares of the capital stock of Alliance shall be converted, at the election of each holder of capital stock of Alliance (and subject to certain limitations) into the right to receive cash, shares of common stock of WSFS or a combination of cash and shares of common stock of WSFS, in each case, subject to the terms and conditions set forth herein. The transactions described in this Agreement are subject to the approvals of the shareholders of Alliance and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Alliance shall be merged with and into WSFS in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 1921 et. seq. of the Pennsylvania Business Corporation Law (including any successor laws, rules, regulations, as amended or supplemented hereafter to the Pennsylvania Business Corporation Law or any applicable law, rule, or regulations of the Pennsylvania Associations Code, as amended or supplemented hereafter, the “PBCL”), as applicable, with the effects set forth in the DGCL or the PBCL, as applicable, (the “Merger”). WSFS shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Alliance in accordance with the DGCL. Upon consummation of the Merger the separate corporate existence of Alliance shall terminate. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Alliance and WSFS.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through

1

their authorized officers, may mutually agree in writing. The Closing shall be held at the offices of Covington & Burling LLP, located at One CityCenter, 850 Tenth Street, NW, Washington, DC 20001, unless another location is mutually agreed upon by the Parties.

1.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective (the “Effective Time”) on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the articles of merger to be filed with the Pennsylvania Department of State. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4	Charter.

The certificate of incorporation of WSFS in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

1.5	Bylaws.

The bylaws of WSFS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6	Directors and Officers.

The directors of WSFS in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of WSFS in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7	Bank Merger.

Simultaneously with the Merger, Greater Delaware Valley Savings Bank D/B/A Alliance Bank, a Pennsylvania-chartered savings bank and a wholly owned Subsidiary of Alliance (“Alliance Bank”), will merge (the “Bank Merger”) with and into Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned Subsidiary of WSFS (“WSFS Bank”). WSFS Bank shall be the surviving entity (the “Surviving Entity”) in the Bank Merger and shall continue its corporate existence under the name “Wilmington Savings Fund Society, FSB,” and, following the Bank Merger, the separate corporate existence of Alliance Bank shall terminate. The Parties agree that the Bank Merger shall become effective simultaneously with the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit A hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) Alliance shall cause Alliance Bank to approve the Subsidiary Plan of Merger, Alliance, as the sole shareholder of Alliance Bank, shall approve the Subsidiary Plan of Merger and Alliance shall cause the Subsidiary Plan of Merger to be duly executed by Alliance Bank and delivered to WSFS and (ii) WSFS shall cause WSFS Bank to approve the Subsidiary Plan of Merger, WSFS, as the sole stockholder of WSFS Bank, shall approve the Subsidiary Plan of Merger and WSFS shall cause WSFS Bank to duly execute and deliver the Subsidiary Plan of Merger to Alliance. Prior to the Effective Time, Alliance shall cause Alliance Bank, and WSFS shall cause WSFS Bank, to execute such articles of combination, required merger certificates, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

2

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1	Conversion of Shares.

Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of WSFS, Alliance or the stockholders of either of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a) Each share of capital stock of WSFS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Alliance Subsidiary, by WSFS or any WSFS Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Subject to Section 2.2, each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Article 3 into the right to receive the following consideration (collectively, the “Merger Consideration”), in each case without interest:

(i) for each share of Alliance Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article 3 (a “Cash Election”), the right to receive in cash from WSFS an amount (the “Cash Consideration”) equal to the Per Share Cash Amount (such shares collectively, the “Cash Election Shares”);

(ii) for each share of Alliance Common Stock with respect to which an election to receive WSFS Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article 3 (a “Stock Election” and such shares collectively, the “Stock Election Shares”) or which is otherwise to receive shares of WSFS Common Stock in accordance with the terms of this Agreement, the right to receive from WSFS 0.28955 (the “Exchange Ratio”) shares of WSFS Common Stock (the “Stock Consideration”); and

(iii) for each share of Alliance Common Stock other than Cash Election Shares and Stock Election Shares (collectively, the “Non-Electing Shares”), the right to receive from WSFS the Stock Consideration.

(d) All shares of Alliance Common Stock, when so converted pursuant to Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or book-entry share (each a “Certificate”) registered in the transfer books of Alliance that immediately prior to the Effective Time represented shares of Alliance Common Stock shall cease to have any rights with respect to such Alliance Common Stock other than the right to receive the Merger Consideration in accordance with Article 3, including the right, if any, to receive, pursuant to Section 2.6, cash in lieu of fractional shares of WSFS Common Stock into which such shares of Alliance Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.2(d).

(e) Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, Alliance should split, combine or otherwise reclassify the shares of Alliance Common Stock, or make a dividend or other distribution in shares of Alliance Common Stock (including any dividend or other distribution of securities convertible into Alliance Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of WSFS hereunder), the Merger Consideration (including the Exchange Ratio and the Per Share Cash Amount) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

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2.2	Proration.

(a) Notwithstanding any other provision contained in this Agreement, the maximum aggregate amount of Cash Consideration that holders of Alliance Common Stock shall be entitled to receive pursuant to this Article 2 (the “Cash Value”), shall be $26,576,220.00.

(b) Within seven Business Days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of Alliance Common Stock of rights to receive the Cash Consideration or Stock Consideration in accordance with the Election Forms and as set forth in this Section 2.2.

(c) Maximum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then:

(i) all Cash Election Shares shall be converted into the right to receive cash;

(ii) Non-Electing Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Amount equal to the Cash Value. If less than all of the Non-Electing Shares need to be treated as Cash Election Shares as provided in this clause (ii), then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Non-Electing Shares to Cash Election Shares, and all remaining Non-Electing Shares to Stock Election Shares;

(iii) if all of the Non-Electing Shares are converted to Cash Election Shares under Section 2.2(c)(ii) and the total number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(iv) the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive WSFS Common Stock.

(d) Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is greater than the Cash Value, then:

(i) all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive WSFS Common Stock;

(ii) the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Cash Election Shares into Stock Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Stock Shares shall be converted into the right to receive WSFS Common Stock; and

(iii) the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive cash.

(e) Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Amount is equal to the Cash Value, then subparagraphs (c) and (d) above shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all Non-Electing Shares and all Stock Election Shares shall be converted into the right to receive WSFS Common Stock.

(f) Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 2.2(c)(iii) hereof to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares (based upon the number of Stock Election Shares held) shall be allocated a pro rata portion of the total Reallocated Cash Shares, based on the percentage of the total number of Stock Election Shares held by such holder. In the event the Exchange Agent is required pursuant to Section 2.2(d)(ii) hereof to convert some Cash

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Election Shares (based upon the number of Cash Election Shares held) into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares, based on the percentage of the total number of Cash Election Shares held by such holder.

(g) Tax Amendments. If, in the judgment of legal counsel to WSFS, the application of the provisions of Section 2.2(c) or (d) may reasonably create material and adverse tax consequences to WSFS, Alliance, or Alliance’s shareholders, then the Parties agree to mutually cooperate to amend or remove these provisions or otherwise mitigate any such material and adverse consequences, so long as such amendment, removal or mitigation is not prejudicial to the interests of the shareholders of Alliance.

2.3	Anti-Dilution Provisions.

In the event WSFS changes the number of shares of WSFS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration (including the Exchange Ratio and the Per Share Cash Amount) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.4	Treatment of Alliance Equity Awards.

At the Effective Time, each option granted by Alliance to purchase shares of Alliance Common Stock under the Alliance Stock Option Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (an “Alliance Stock Option”) shall be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between the Per Share Cash Amount and the exercise price of the Alliance Stock Option. Any Alliance Stock Option with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled with no consideration being paid to the optionholder with respect to such Alliance Stock Option. At or prior to the Effective Time, Alliance, the board of directors of Alliance and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4. At the Effective Time each outstanding and unvested award previously granted under the 2011 Recognition and Retention Plan of Alliance (the “Alliance RRP”) shall, in accordance with the terms of the Alliance RRP, become fully vested and the holder thereof shall be entitled to receive the Merger Consideration for the vested shares in accordance with the terms of this Agreement.

2.5	Shares Held by Alliance or WSFS.

Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

2.6	Fractional Shares.

No certificate or scrip representing fractional shares of WSFS Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of WSFS shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of WSFS. Notwithstanding any other provision of this Agreement, each holder of shares of Alliance Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WSFS Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of WSFS Common Stock that such holder of shares of Alliance Common Stock would otherwise have been entitled multiplied by the Per Share Cash Amount. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

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ARTICLE 3

EXCHANGE OF SHARES

3.1	Election Procedures.

Subject to the terms of the Exchange Agent Agreement, each holder of record of shares of Alliance Common Stock issued and outstanding immediately prior to the Effective Time (a “Holder”) shall have the right, subject to the limitations set forth in this Article 3, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an “Election”) (i) the number of shares of Alliance Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Alliance Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) WSFS shall prepare a form reasonably acceptable to Alliance (the “Form of Election”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Prior to the Mailing Date, WSFS shall appoint an exchange agent reasonably acceptable to Alliance (the “Exchange Agent”), for the purpose of receiving Elections and exchanging shares of Alliance Common Stock represented by Certificates for Merger Consideration, pursuant to an exchange agent agreement entered into prior to the Mailing Date (the “Exchange Agent Agreement”). As soon as reasonably practicable after the Effective Time and in any event not later than five Business Days following the Effective Time (the “Mailing Date”), the Exchange Agent shall mail to each Holder of record of a Certificate a Form of Election and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, in such form as Alliance and WSFS may reasonably agree. Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Alliance Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in acceptable form or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of Alliance Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by WSFS, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by Alliance and WSFS, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is 30 days following the Effective Time. WSFS shall issue a press release announcing the anticipated date of the Election Deadline not more than 10 Business Days before, and at least five Business Days prior to, the Election Deadline.

(d) Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents, previously deposited with the Exchange Agent. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Alliance Common Stock (neither WSFS nor Alliance nor the Exchange Agent being under any duty to notify any shareholder of any such defect); in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Alliance Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

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(e) Subject to the terms of the Exchange Agent Agreement, WSFS, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (ii) the issuance and delivery of certificates or, at the option of WSFS, evidence of shares in book-entry form (collectively referred to as “WSFS Certificates”) representing the number of shares of WSFS Common Stock into which shares of Alliance Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Alliance Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of WSFS Common Stock.

(f) To the extent permitted by Law, Alliance shall request the trustees of the Alliance Bank Employee Stock Ownership Plan Trust (the “Alliance ESOP”), to make a Cash Election for a sufficient number of the unallocated shares held by the Alliance ESOP to satisfy any outstanding debt under the ESOP Loan Agreements between the Alliance ESOP and Alliance dated as of January 30, 2007 and January 18, 2011 (the “ESOP Loan Agreements”).

3.2	Exchange Procedures.

(a) Deposit of Merger Consideration. Prior to the Effective Time, WSFS shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Holders, for exchange in accordance with this Article 3, (i) WSFS Certificates for shares of WSFS Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.6) (collectively, the “Exchange Fund”) and WSFS shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by WSFS or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of WSFS and the Surviving Corporation and shall be paid to WSFS or the Surviving Corporation, as WSFS directs. No investment of the Exchange Fund shall relieve WSFS, the Surviving Corporation or the Exchange Agent from making the payments required by this Article 3 and following any losses from any such investment, WSFS shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy WSFS’s obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b) Delivery of Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a Form of Election, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, any cash in lieu of fractional shares which such Holder has a right to receive pursuant to Section 2.6 and any dividends or distributions which such Holder has the right to receive pursuant to Section 3.2(d) with respect to the shares of Alliance Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(c) Share Transfer Books. At the Effective Time, the share transfer books of Alliance shall be closed, and thereafter there shall be no further registration of transfers of shares of Alliance Common Stock. From and after the Effective Time, Holders who held shares of Alliance Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.7 and any dividends or distributions (if any) pursuant to Section 3.2(d) with respect to the shares of Alliance Common Stock formerly represented thereby.

(d) Dividends with Respect to WSFS Common Stock. No dividends or other distributions declared with respect to WSFS Common Stock with a record date after the Effective Time shall be paid to the Holder of any

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unsurrendered Certificate with respect to the whole shares of WSFS Common Stock issuable with respect to such Certificate in accordance with this Agreement until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of WSFS Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of WSFS Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WSFS Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to WSFS, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to WSFS Common Stock) to which they are entitled under this Article 3 shall thereafter look only to WSFS and the Surviving Corporation for payment of their claims with respect thereto.

(f) No Liability. None of WSFS, Alliance, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g) Withholding Rights. Each and any of WSFS, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as WSFS, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

(i) If any WSFS Certificate representing shares of WSFS Common Stock is to be issued in a name other than that in which the Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a WSFS Certificate representing shares of WSFS Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ALLIANCE

Except as Previously Disclosed, Alliance hereby represents and warrants to WSFS as follows:

4.1	Organization, Standing, and Power.

(a) Status of Alliance. Alliance is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Alliance is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect. Alliance is duly registered with the Board of Governors of the Federal Reserve System as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). True, complete and correct copies of the articles of incorporation of Alliance and the amended and restated bylaws of Alliance, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

(b) Status of Alliance Bank. Alliance Bank is a direct, wholly owned Subsidiary of Alliance, is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has the corporate power and authority to own or lease all of its properties and Assets and to conduct its business in the manner in which its business is now being conducted. Alliance Bank is authorized by the Pennsylvania Department of Banking (“PDB”) to engage in the business of banking as a Pennsylvania state savings bank. Alliance Bank is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the articles of incorporation and bylaws of Alliance Bank, as currently in effect, have been delivered or made available to WSFS.

4.2	Authority of Alliance; No Breach By Agreement.

(a) Alliance has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by Alliance’s shareholders in accordance with this Agreement and PBCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Alliance (including, approval of, and a determination by all of the members of the board of directors of Alliance that this Agreement is advisable and in the best interests of Alliance’s shareholders), subject to the approval and adoption of this Agreement by the holders of a majority of the votes cast by all shareholders entitled to vote at the Shareholders’ Meeting as contemplated by Section 7.1. Subject to such requisite shareholder approval, and assuming the due authorization, execution and delivery by WSFS, this Agreement represents a legal, valid, and binding obligation of Alliance, enforceable against Alliance in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Alliance, nor the consummation by Alliance of the transactions contemplated hereby, nor compliance by Alliance with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Alliance’s articles of incorporation or amended and restated bylaws or articles of incorporation, bylaws or other governing instruments of Alliance Bank or any

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resolution adopted by the board of directors or the shareholders of any Alliance Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Alliance Entity under, any Contract or Permit of any Alliance Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Alliance Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the PBCL, the Laws of the Commonwealth of Pennsylvania with respect to Alliance Bank, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Alliance of the Merger and by Alliance Bank of the Bank Merger and the other transactions contemplated in this Agreement.

(d) Alliance Debt. Alliance has no debt that is secured by Alliance Bank Common Stock.

4.3	Capitalization of Alliance.

(a) Ownership. The authorized capital stock of Alliance consists of (i) 50,000,000 shares of Alliance Common Stock, $0.01 par value and (ii) 10,000,000 shares of preferred stock, $0.01. As of the close of business on March 2, 2015, (i) 4,026,699 shares of Alliance Common Stock (excluding treasury shares) were issued and outstanding (including 84,960 shares held by the Alliance RRP) and (ii) 1,447,738 shares of Alliance Common Stock were held by Alliance in its treasury, and (iii) no shares of Alliance preferred stock were issued and outstanding or held by Alliance in its treasury.

(b) All of the issued and outstanding shares of capital stock of Alliance are duly and validly issued and outstanding and are fully paid and nonassessable under the PBCL. None of the outstanding shares of capital stock of Alliance has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Alliance.

(c) Outstanding Stock Rights. There are no (i) existing stock option and other stock-based compensation plans of any kind or any nature with respect to securities of Alliance or Alliance Bank, (ii) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights of any kind or nature to acquire any securities of Alliance, (iii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any securities of Alliance, (iv) Contracts under which Alliance or Alliance Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Alliance, (v) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Alliance or Alliance Bank is a party or of which Alliance is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Alliance, or (vi) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholder of Alliance may vote.

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Alliance may vote are issued or outstanding. There are no Contracts pursuant to which Alliance or any Alliance Subsidiaries is or could be required to register shares of Alliance’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Alliance or any Alliance Subsidiaries. No Alliance Subsidiary owns any capital stock of Alliance.

(e) Alliance Subsidiaries. Alliance does not have any Subsidiaries nor own any equity interests in any other Person other than Alliance Bank, and indirect ownership through its subsidiary Alliance Bank of Alliance Delaware Corp., Alliance Financial and Investment Services LLC, and 908 Hyatt Street LLC.

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4.4	Capitalization of Alliance Bank.

(a) Ownership. The authorized capital stock of Alliance Bank consists of 10,000,000 shares of common stock, par value $0.01 per share (the “Alliance Bank Common Stock”), and 5,000,000 shares of preferred stock. As of the date of this Agreement, 100 shares of Alliance Bank Common Stock are outstanding and no shares of Alliance Bank preferred stock are outstanding. No other shares of capital stock of Alliance Bank are issued or outstanding as of the date of this Agreement. All of the outstanding shares of Alliance Bank Common Stock are directly and beneficially owned and held by Alliance.

(b) All of the issued and outstanding shares of capital stock of Alliance Bank are duly and validly issued and outstanding and are fully paid and nonassessable under the PBCL. None of the outstanding shares of capital stock of Alliance Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of the Bank.

(c) Outstanding Stock Rights. There are no (i) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights of any kind or nature to acquire any securities of Alliance Bank, (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any securities of Alliance Bank, (iii) Contracts under which Alliance or Alliance Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Alliance Bank, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Alliance or Alliance Bank is a party or of which Alliance is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Alliance Bank, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholder of Alliance Bank may vote.

(d) Bank Subsidiaries. Alliance Bank does not have any Subsidiaries nor own any equity interests in any other Person other than Alliance Delaware Corp., Alliance Financial and Investment Services LLC, and 908 Hyatt Street LLC.

4.5	Alliance Subsidiaries.

(a) Alliance has no Subsidiaries other than Alliance Bank and indirect ownership through its subsidiary Alliance Bank of Alliance Delaware Corp., Alliance Financial and Investment Services LLC, and 908 Hyatt Street LLC. Alliance or Alliance Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Alliance Subsidiaries. No capital stock (or other equity interest) of an Alliance Subsidiary is or may become required to be issued (other than to another Alliance Entity) by reason of any Equity Rights, and there are no Contracts by which an Alliance Subsidiary is bound to issue (other than to another Alliance Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Alliance Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of an Alliance Subsidiary (other than to another Alliance Entity). There are no Contracts relating to the rights of any Alliance Entity to vote or to dispose of any shares of its capital stock (or other equity interests), or any shares of capital stock (or other equity interests) of an Alliance Subsidiary. All of the shares of capital stock (or other equity interests) of each Alliance Subsidiary held by an Alliance Entity are fully paid and nonassessable and are owned by the Alliance Entity free and clear of any Lien. Alliance Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Alliance, threatened. The articles or certificate of incorporation, bylaws, or other governing documents of each Alliance Subsidiary comply with applicable Law.

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4.6	Regulatory Reports.

(a) Alliance’s Reports. Alliance has filed on a timely basis, all material forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority (other than the SEC), including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law, since December 31, 2011.

(b) Alliance Bank’s Reports. Since December 31, 2011, Alliance Bank has duly filed with the FDIC, the PDB and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law.

4.7	SEC Filings; Financial Statements.

(a) Alliance has timely filed and made available to WSFS all SEC Documents required to be filed by Alliance since December 31, 2010 (the “Alliance SEC Reports”). The Alliance SEC Reports (i) at the time filed, furnished or communicated, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not, at the time they were filed, furnished or communicated (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting or, in the case of prospectuses, on the date of first sale of securities) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Alliance SEC Reports or necessary in order to make the statements in such Alliance SEC Reports, in light of the circumstances under which they were made, not misleading. No executive officer of Alliance has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Alliance SEC Reports. No Alliance Subsidiary is required to file any SEC Documents.

(b) Each of the Alliance Financial Statements (including, in each case, any related notes) contained in the Alliance SEC Reports, including any Alliance SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto and was prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Alliance and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Call Reports. The financial statements contained in the Call Reports of Alliance Bank for the periods ended March 31, 2014, June 30, 2014, September 30, 2014, and December 31, 2014 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Alliance Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Alliance Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Alliance Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Alliance Bank for the respective periods set forth therein, subject to year-end adjustments.

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(d) Systems and Processes. Since December 31, 2011, neither Alliance nor, to Alliance’s Knowledge, any employee, auditor, accountant or representative of any Alliance Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Alliance Financial Statements. To Alliance’s Knowledge, there has been no instance of fraud by any Alliance Entity, whether or not material, that occurred during any period covered by the Alliance Financial Statements.

(e) Records. The records, systems, controls, data and information of Alliance and the Alliance Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Alliance or the Alliance Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Alliance. Alliance (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure the reliability of the Alliance Financial Statements and to ensure that material information relating to Alliance, including Alliance Subsidiaries, is made known to the chief executive officer and the chief financial officer of Alliance by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Alliance’s outside auditors and the audit committee of Alliance’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Alliance’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Alliance, any fraud, whether or not material, that involves management or other employees who have a significant role in Alliance’s internal controls over financial reporting. To the knowledge of Alliance, there is no reason to believe that Alliance’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(f) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Alliance Financial Statements included in the Alliance SEC Documents is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, BDO USA, LLP has not resigned or been dismissed as a result of or in connection with any disagreements with Alliance on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.8	Absence of Undisclosed Liabilities.

No Alliance Entity has incurred any Liability, except for Liabilities (i) incurred in the Ordinary Course since December 31, 2013, (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) that are accrued or reserved against in the consolidated statement of financial condition of Alliance as of September 30, 2014 included in the Alliance Financial Statements at and for the period ended September 30, 2014, or (iv) that are not reasonably likely to have a Material Adverse Effect on Alliance.

4.9	Absence of Certain Changes or Events.

(a) Since December 31, 2013, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Alliance.

(b) Since December 31, 2013, except with respect to this Agreement and the transactions contemplated hereby, Alliance and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

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4.10	Tax Matters.

(a) All Alliance Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Alliance Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Alliance Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which are being contested in appropriate proceedings) on any of the Assets of any of the Alliance Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Alliance Entity does not file a Tax Return that such Alliance Entity may be subject to Taxes by that jurisdiction.

(b) None of the Alliance Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Alliance Entity or the Assets of any Alliance Entity. None of the Alliance Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Alliance Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Alliance Entity (i) did not, as of the most recent month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Alliance Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Alliance Entities in filing their Tax Returns.

(e) None of the Alliance Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Alliance Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Alliance Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Alliance) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Alliance is parent), or as a transferee or successor.

(f) Since December 31, 2012, none of the Alliance Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) None of the Alliance Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Alliance Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.11	Assets.

Each Alliance Entity has good and marketable title to those Assets reflected in the latest Alliance Financial Statements as being owned by such Alliance Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable,

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(c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Alliance is the fee simple owner of all owned real property and the lessee of all leasehold estates each as reflected in the latest Alliance Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Alliance, the lessor. There are no pending or, to the Knowledge of Alliance, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Alliance. Alliance and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted and no person has any option or right to acquire or purchase any ownership interest in the owned real property, or any portion thereof.

4.12	Intellectual Property; Privacy.

(a) Each Alliance Entity owns or has a valid license to use all of the Intellectual Property necessary to carry on the business of such Alliance Entity, including sufficient rights in each copy possessed by each Alliance Entity. Each Alliance Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Alliance Entity in connection with such Alliance Entity’s business operations, and such Alliance Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Alliance Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Alliance threatened, which challenge the rights of any Alliance Entity with respect to Intellectual Property used, sold or licensed by such Alliance Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Alliance Entities does not infringe any Intellectual Property of any other person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Alliance Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Alliance Bank” trademark will be transferred to WSFS in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides WSFS shall have right and title to the “Alliance Bank” trademark and trade name.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Alliance: (i) the computer, information technology and data processing systems, facilities and services used by Alliance and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Alliance and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Alliance and each of its Subsidiaries as currently conducted. To Alliance’s knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Alliance or any of its Subsidiaries, and Alliance and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Alliance and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank, and sufficient to reasonably maintain the operation of the respective businesses of Alliance and each of its Subsidiaries in all material respects.

(c) Alliance and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage,

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transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Alliance’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Alliance, any of its Subsidiaries or any other person.

4.13	Environmental Matters.

(a) Each Alliance Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of Alliance, threatened before any court, governmental agency, or authority or other forum in which any Alliance Entity or any of its Operating Properties or Participation Facilities (or Alliance in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Alliance Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of Alliance, is there any reasonable basis for any Litigation of a type described in this sentence.

4.14	Compliance with Laws.

(a) Each Alliance Entity has, and since December 31, 2011 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Alliance Entities:

(i) is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

(ii) is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2011, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Alliance Entity is not in compliance with any Laws or Orders, or (ii) requiring any Alliance Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

(b) Alliance and each Alliance Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, applicable Laws of the Federal Reserve, the FDIC and the PDB, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974

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and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Alliance nor any Alliance Entity has received any written communication from any Regulatory Authority asserting that any Alliance Entity is not in compliance in any material respect with any Law.

4.15	Community Reinvestment Act Compliance.

Alliance Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed examination, and Alliance has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Alliance Bank having its current rating lowered.

4.16	Foreign Corrupt Practices.

No Alliance Entity, or, to the Knowledge of Alliance, any director, officer, agent, employee or other Person acting on behalf of an Alliance Entity has, in the course of its actions for, or on behalf of, any Alliance Entity (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment; (v) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of any jurisdiction, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Alliance Entity with respect to the Money Laundering Laws is pending or, to the best knowledge of Alliance, threatened; or (vi) engaged in any business activity required to be disclosed in the Alliance SEC Reports pursuant to Section 13(r) of the Exchange Act, or the regulations or polices of the SEC thereunder.

4.17	Labor Relations.

(a) No Alliance Entity is the subject of any Litigation asserting that it or any other Alliance Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Alliance Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Alliance Entity party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Alliance’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Alliance Entity pending or threatened and there have been no such actions or disputes since December 31, 2011. To the Knowledge of Alliance, since December 31, 2011, there has not been any attempt by any Alliance Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Alliance Entity.

(b) The Alliance Entities have no “leased employees” within the meaning of Internal Revenue Code § 414(n).

(c) The Alliance Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Alliance Entities is

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and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes. None of the Alliance Entities are, and in the last three years have been, a government contractor.

(d) All of the Alliance Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

4.18	Employee Benefit Plans.

(a) Alliance has made available to WSFS prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Alliance Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Alliance or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Alliance Benefit Plans”). Any of the Alliance Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as an “Alliance ERISA Plan.” Section 4.18(a) of Alliance’s Disclosure Memorandum has a complete and accurate list of all Alliance Benefit Plans. No Alliance Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States.

(b) Alliance has made available to WSFS prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Alliance Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Alliance Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding an Alliance Benefit Plan since January 1, 2012, and (vi) all actuarial valuations of Alliance Benefit Plans.

(c) Each Alliance Benefit Plan is and has been maintained in material compliance with the terms of such Alliance Benefit Plan, and in material compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Alliance Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with the current requirements of ERISA, the Internal Revenue Code, and other applicable Law. Each Alliance Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Alliance Benefit Plan and on which such Alliance Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Alliance Benefit Plan. The treatment of the Alliance Stock Options as required under Section 2.4 of this Agreement is permitted by the terms of the applicable plan.

(d) There are no threatened or pending claims or disputes under the terms of, or in connection with, the Alliance Benefit Plans other than claims for benefits in the Ordinary Course, and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Alliance Benefit Plan.

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(e) No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Alliance Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(f) Neither Alliance nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (ii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code); or (v) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder. Alliance has made available to WSFS prior to the execution of this Agreement a true and complete copy of the most recently available actuarial valuation and the most recent statement of assets for each of the Alliance Benefit Plans that is subject to Title IV of ERISA. Each of the Alliance Benefit Plans that is subject to Title IV of ERISA is fully funded on a termination basis and can be terminated immediately after Closing without the need for any additional funding or other costs.

(g) No Alliance Entity has any Liability or obligation to provide postretirement medical or life insurance benefits to any Alliance Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. There are no restrictions on the rights of each Alliance Entity to amend or terminate any Alliance Benefit Plan that is a retiree health or benefit plan and such termination will not result in any Liability thereunder. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Alliance Benefit Plan and no circumstance exists which could give rise to such Tax.

(h) All contributions required to be made to any Alliance Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Alliance Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Alliance.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Alliance Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (b) limitation on the right of any Alliance Entity to amend, merge, terminate or receive a reversion of assets from any Alliance Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Alliance Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.18(i) of Alliance’s Disclosure Memorandum sets forth accurate calculations with respect to each individual who has a contractual right to severance pay based upon the assumptions set forth therein triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No Alliance Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Internal Revenue Code, or otherwise.

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(j) No “reportable event” (as described in ERISA Section 4043(c) and the regulations thereunder and determined without regard to whether the PBGC has waived the requirement to report the occurrence of such event) has occurred with respect to any such Employee Benefit Plan.

(k) Without limiting the generality of any other representation contained herein, there exists no lien against any of the Assets arising under ERISA Sections 302(f) or 4068(a) or Internal Revenue Code Section 412(n).

4.19	Material Contracts.

Except as otherwise reflected in the Alliance Financial Statements and the Alliance SEC Reports, none of the Alliance Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any contract, arrangement, commitment or understanding (whether written or oral), (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Alliance or any of its Subsidiaries or upon consummation of the Merger will restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to Alliance and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Alliance or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 4.19, whether or not set forth in the Alliance Disclosure Memorandum together with all Contracts referred to in Section 4.12 and Section 4.18(a), are referred to herein as the “Alliance Contracts.” With respect to each Alliance Contract: (i) the Contract is valid and binding on Alliance or an Alliance Subsidiary and is in full force and effect and is enforceable in accordance with its terms; (ii) no Alliance Entity is in material Default thereunder; (iii) no Alliance Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Alliance, in Default in any material respect or has repudiated or waived any material provision thereunder. All of the Alliance Contracts have been Previously Disclosed. All of the indebtedness of any Alliance Entity for money borrowed is prepayable at any time by such Alliance Entity without penalty or premium.

4.20	Agreements with Regulatory Authorities.

Neither Alliance nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Alliance’s Disclosure Memorandum, an “Alliance Regulatory Agreement”), nor has Alliance or any of its Subsidiaries been advised in writing or, to Alliance’s knowledge, orally, since January 1, 2011, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such Alliance Regulatory Agreement.

4.21	Investment Securities.

(a) Each of Alliance and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Alliance SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Alliance or its Subsidiaries. Such securities are valued on the books of Alliance in accordance with GAAP in all material respects.

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(b) Alliance and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Alliance believes are prudent and reasonable in the context of their respective businesses, and Alliance and its Subsidiaries have, since January 1, 2011, been in compliance with such policies, practices and procedures in all material respects.

4.22	Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Alliance Entity or for the account of a customer of any Alliance Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Alliance Entity party thereto and, to the Knowledge of Alliance, each of the counterparties thereto, and (c) are legal, valid and binding obligations of Alliance or an Alliance Subsidiary and are in full force and effect and enforceable in accordance with their terms. Alliance or its Subsidiaries and, to the Knowledge of Alliance, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Alliance, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Alliance and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Alliance and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.23	Legal Proceedings.

(a) Neither Alliance nor any of its Subsidiaries is a party to any, and there are no pending or, to Alliance’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Alliance or any of its Subsidiaries.

(b) There is no Order or regulatory restriction imposed upon Alliance, any of its Subsidiaries or the assets of Alliance or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any to its Affiliates).

4.24	Statements True and Correct.

(a) None of the information supplied or to be supplied by any Alliance Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to Alliance and its Subsidiaries and other portions within the reasonable control of Alliance and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Alliance Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement, and any other documents to be filed by an Alliance Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions

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contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement, when first mailed to the shareholders of Alliance, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

4.25	State Takeover Statutes and Takeover Provisions.

Alliance has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of the PBCL and any successor thereto (collectively, “Takeover Laws”). No Alliance Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of WSFS entitled to vote in the election of WSFS’s directors. Holders of Alliance Common Stock do not have any dissenters’ rights with respect to the Merger under PBCL.

4.26	Opinion of Financial Advisor.

Alliance has received the opinion of Keefe, Bruyette & Woods, Inc., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of the date of the opinion, the consideration to be paid to the holders of Alliance Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.27	Tax and Regulatory Matters.

No Alliance Entity or, to the Knowledge of Alliance, any Affiliate thereof has taken or agreed to take any action, and Alliance does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.28	Loan Matters.

(a) Neither Alliance nor any of its Subsidiaries is a party to any written or oral Loan in which Alliance or any Alliance Subsidiary is a creditor which as of December 31, 2014, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of December 31, 2014, over 90 days delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.28(a) of the Alliance Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of Alliance and its Subsidiaries that, as of December 31, 2014 had an outstanding balance of $100,000 or more and were classified by Alliance as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Each Loan currently outstanding, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by

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applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by an Alliance Entity and are complete and correct in all material respects.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Alliance’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d) None of the Contracts pursuant to which any Alliance Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) (i) Section 4.28(d) of Alliance’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Alliance to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Alliance Entity, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Neither Alliance nor any of its Subsidiaries is now nor has it ever been since December 31, 2011, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.29	Deposits.

All of the deposits held by Alliance Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Alliance Bank, and (b) all applicable Laws, including anti-money laundering, anti-terrorism, or embargoed persons requirements. All of the deposits held by Alliance Bank are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of the Company, threatened.

4.30	Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Alliance Financial Statements was adequate based upon Alliance Bank’s past business practices to provide for possible or specific or general losses, net of recoveries relating to loans previously charged off, on Loans outstanding and is maintained in accordance with GAAP as of the applicable dates of the Alliance Financial Statements.

4.31	Insurance.

Alliance Entities are insured with reputable insurers against such risks and in such amounts as the management of Alliance reasonably has determined to be prudent and consistent with industry practice. Section 4.31 of Alliance’s Disclosure Memorandum contains a true, correct and complete list and a brief

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description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Alliance Entities, true, correct and complete copies of which policies have been made available to WSFS prior to the date hereof. The Alliance Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Alliance Entities, Alliance or Alliance Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To Alliance’s Knowledge, no Alliance Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Alliance’s Knowledge, is the termination of any such policies threatened.

4.32	OFAC.

None of Alliance, any Alliance Entity or, to the knowledge of Alliance, any director, officer, agent, employee, affiliate or other Person acting on behalf of any Alliance Entity is (a) a Person currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (b) located, organized or resident in a country or territory that is the subject of Sanctions.

4.33	Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither Alliance nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Alliance, Alliance agrees to indemnify and hold WSFS harmless of and from any Liability in respect of any such claim.

4.34	Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any Alliance Entity, on the one hand, and (a) any officer or director of any Alliance Entity, or (b) to Alliance’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Alliance, (ii) Affiliate or immediate family member of any such officer, director or record or beneficial owner or (iii) any other Affiliate of Alliance, on the other hand, except those of a type available to employees of Alliance generally.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF WSFS

Except as Previously Disclosed, WSFS hereby represents and warrants to Alliance as follows:

5.1	The Standard.

No representation or warranty of WSFS contained in Article 5 shall be deemed untrue or incorrect, and WSFS shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 5 has had or is reasonably likely to have a Material Adverse Effect on WSFS.

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5.2	Organization, Standing, and Power.

WSFS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. WSFS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.3	Authority; No Breach By Agreement.

(a) WSFS has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of WSFS. Assuming the due authorization, execution and delivery by Alliance, this Agreement represents a legal, valid, and binding obligation of WSFS, enforceable against WSFS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by WSFS, nor the consummation by WSFS of the transactions contemplated hereby, nor compliance by WSFS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WSFS’s certificate of incorporation or bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any WSFS Entity under, any Contract or Permit of any WSFS Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any WSFS Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the rules of NASDAQ, the DGCL, the Laws of the United States of America with respect to WSFS Bank, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by WSFS of the Merger and by WSFS Bank of the Bank Merger the other transactions contemplated in this Agreement. As of the date hereof, WSFS is not aware of any reason why the Consent of any Regulatory Authority necessary for the consummation of the Merger and the Bank Merger will not be received.

5.4	Capital Stock.

(a) The authorized capital stock of WSFS consists of (i) 20,000,000 shares of WSFS Common Stock, of which 9,402,567 shares are issued and outstanding as of February 20, 2015, and (ii) 7,500,000 shares of preferred stock of WSFS, of which zero shares are issued and outstanding as of February 20, 2015. As of February 20, 2015, no more than 702,960 shares of WSFS Common Stock are subject to WSFS Options or other Equity Rights in respect of WSFS Common Stock, and no more than 366,412 shares of WSFS Common Stock were reserved for future grants under the WSFS Stock Plans. Upon any issuance of any shares of WSFS Common Stock in accordance with the terms of the WSFS Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of WSFS Capital Stock are, and all of the shares of WSFS Common Stock to be issued in exchange for shares of Alliance Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of WSFS Common Stock to be issued in exchange for shares of Alliance Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of WSFS.

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(c) Except as set forth in Section 5.4(a), as of February 20, 2015, there are no shares of capital stock or other equity securities of WSFS outstanding and no outstanding Equity Rights relating to the capital stock of WSFS. No WSFS Subsidiary owns any capital stock of Alliance.

5.5	SEC Filings; Financial Statements.

(a) WSFS has timely filed and made available to Alliance all SEC Documents required to be filed by WSFS since December 31, 2011 (the “WSFS SEC Reports”). The WSFS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such WSFS SEC Reports or necessary in order to make the statements in such WSFS SEC Reports, in light of the circumstances under which they were made, not misleading. Except for WSFS Subsidiaries that are registered as a broker, dealer, or investment adviser, no WSFS Subsidiary is required to file any SEC Documents.

(b) Each of the WSFS Financial Statements (including, in each case, any related notes) contained in the WSFS SEC Reports, including any WSFS SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of WSFS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Systems and Processes. Since December 31, 2011, neither WSFS nor, to WSFS’s Knowledge, any employee, auditor, accountant or representative of any WSFS Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the WSFS Financial Statements. To WSFS’s Knowledge, there has been no instance of fraud by any WSFS Entity, whether or not material, that occurred during any period covered by the WSFS Financial Statements.

(d) Records. The records, systems, controls, data and information of WSFS and the WSFS Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of WSFS or the WSFS Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. WSFS (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to WSFS, including WSFS Subsidiaries, is made known to the chief executive officer and the chief financial officer of WSFS by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to WSFS’s outside auditors and the audit committee of WSFS’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect WSFS’s ability to record, process, summarize and report financial information, and (y) to the knowledge of WSFS, any fraud, whether or not material, that involves management or other employees who have a significant role in WSFS’s internal controls over financial reporting. To the knowledge of WSFS, there is no reason to believe that WSFS’s outside auditors and its chief

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executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the WSFS Financial Statements included in the WSFS SEC Documents is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, KPMG LLP has not resigned or been dismissed as a result of or in connection with any disagreements with WSFS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.6	Absence of Undisclosed Liabilities.

No WSFS Entity has incurred any Liability, except (i) such Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (ii) in connection with this Agreement and the transactions contemplated hereby, (iii) such Liabilities that are accrued or reserved against in the consolidated balance sheets of WSFS as of September 30, 2014, included in the WSFS Financial Statements delivered or filed prior to the date of this Agreement, or (iv) as is not reasonably likely to have a Material Adverse Effect on WSFS.

5.7	Absence of Certain Changes or Events.

Since December 31, 2013, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on WSFS.

5.8	Tax Matters.

(a) The WSFS Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The WSFS Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the WSFS Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the WSFS Entities. No claim has ever been made in writing by an authority in a jurisdiction where any WSFS Entity does not file a Tax Return that such WSFS Entity may be subject to Taxes by that jurisdiction.

(b) None of the WSFS Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any WSFS Entity. None of the WSFS Entities has waived any statute of limitations in respect of any Taxes.

(c) Each WSFS Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.9	Compliance with Laws.

(a) WSFS is duly registered as a bank holding company under the BHC Act. Each WSFS Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the WSFS Entities:

(i) is in Default under its certificate of incorporation or bylaws (or other governing instruments); or

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(ii) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2011, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any WSFS Entity is not in compliance with any Laws or Orders, or (ii) requiring any WSFS Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

(b) WSFS and each WSFS Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, applicable Laws of the Federal Reserve, the FDIC and the OCC, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither WSFS nor any WSFS Entity has received any written communication from any Regulatory Authority asserting that any WSFS Entity is not in compliance in any material respect with any Law.

5.10	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of WSFS, threatened against any WSFS Entity, or against any director, employee or employee benefit plan of any WSFS Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any WSFS Entity.

5.11	Reports.

Since December 31, 2011, each WSFS Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document was in compliance in all material respects with the requirements of any applicable Law and did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

5.12	Statements True and Correct.

(a) None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to WSFS and its Subsidiaries and other portions within the reasonable control of WSFS and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

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(b) None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement to be mailed to Alliance’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any WSFS Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Alliance, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

5.13	Tax and Regulatory Matters.

No WSFS Entity or, to the Knowledge of WSFS, any Affiliate thereof has taken or agreed to take any action, and WSFS does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14	Ownership of Alliance Common Stock.

Neither WSFS nor any WSFS Subsidiary (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Alliance.

5.15	Brokers and Finders.

Except for Boenning & Scattergood, Inc., WSFS represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by WSFS, WSFS agrees to indemnify and hold Alliance harmless of and from any Liability in respect of any such claim.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of Alliance.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of Alliance’s Disclosure Memorandum, Alliance shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the usual, regular, and Ordinary Course, consistent with past practice, (b) use its reasonable best efforts to (i) preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and (ii) maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its executive officers and key employees, and (c) take no action which would reasonably be expected to impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement or (ii) the consummation of the transactions contemplated by this Agreement.

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6.2	Negative Covenants of Alliance.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (which consent will not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Alliance’s Disclosure Memorandum, Alliance covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the certificate of incorporation, bylaws or other governing instruments of any Alliance Entity;

(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Alliance to Alliance Bank or of Alliance Bank to Alliance or indebtedness incurred in the Ordinary Course);

(c) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement or the vesting of restricted stock awards), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Alliance Entity, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Alliance’s capital stock or other equity interests (except for regular quarterly cash dividends by Alliance a rate not in excess of $0.06 per share of Alliance Common Stock);

(d) issue, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Alliance Common Stock or any other capital stock of any Alliance Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Alliance Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Alliance Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Alliance Entity (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to Alliance or Alliance Bank) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f) (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Alliance Bank, or otherwise acquire direct or indirect control over any Person; or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Alliance Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g) (i) grant any increase in compensation or benefits to the employees or officers of any Alliance Entity, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Alliance), in the Ordinary Course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, or (B) as required by Law; (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to the Alliance Benefit Plans in effect on the date hereof and in the case of (x) subject to receipt of an

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effective release of claims from the employee, and in the case of (y) to the extent required under the terms of the plan without the exercise of any upward discretion; (iii) enter into or amend any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Alliance Entity; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Alliance Entity; (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights; (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $75,000;

(h) enter into, amend or renew any employment Contract between any Alliance Entity and any Person having a salary thereunder in excess of $75,000 per year (unless such amendment is required by Law) that the Alliance Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) except as required by Law or, with respect to an Alliance ERISA Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt any new Employee Benefit Plan of any Alliance Entity or terminate or withdraw from, or amend, any Alliance Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans; or (iii) fund or in any other way secure the payment of compensation or benefits under any Alliance Benefit Plan;

(j) make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;

(k) commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Alliance Entity for money damages in excess of $100,000 or (ii) arising out of or relating to the transactions contemplated hereby;

(l) (i) enter into, renew, extend, modify, amend or terminate any (A) Contract that calls for aggregate annual payments of $100,000 or more, except in the Ordinary Course, (B) Alliance Contract, (C) Contract referenced in Section 4.33 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.34 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, liability or other obligation); (ii) make any material amendment or modification to any Contract described in clause (i), other than in the Ordinary Course; or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);

(n) make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(o) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, or (ii) its hedging practices and policies;

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(p) cancel or release any material indebtedness owed to any Person or any claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r) materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s) alter materially its interest rate or fee pricing policies with respect to depository accounts of any Alliance Subsidiaries or waive any material fees with respect thereto;

(t) make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Alliance Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(u) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(v) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(w) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

(x) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Alliance), except (i) new Loans not in excess of $3,000,000, (ii) Loans or commitments for Loans that have previously been approved by Alliance prior to the date of this Agreement not in excess of $3,000,000, (iii) with respect to amendments or modifications approved by Alliance prior to the date hereof, amend or modify in any material respect any existing Loan rated “special mention” or worse by Alliance, as rated by Alliance or a Regulatory Authority of Alliance, with total credit exposure not in excess of $1,000,000 or (iv) modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Alliance, in each case not in excess of $1,000,000; or

(y) agree to take, make any commitment to take, or adopt any resolutions of Alliance’s board of directors in support of, any of the actions prohibited by this Section 6.2.

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6.3	Covenants of WSFS.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Alliance shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in WSFS’s Disclosure Memorandum, WSFS covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Alliance, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the certificate of incorporation, bylaws or other governing instruments of WSFS or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Alliance or the holders of Alliance Common Stock adversely relative to other holders of WSFS Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) take any action that could reasonably be expected to impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement or (ii) the consummation of the transactions contemplated by this Agreement; or

(d) agree to take, make any commitment to take, or adopt any resolutions of WSFS’s board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4	Reports.

Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Registration Statement; Proxy Statement; Shareholder Approval.

(a) WSFS and Alliance shall promptly prepare and file with the SEC, a proxy statement in definitive form (including any amendments thereto, the “Proxy Statement”) and WSFS shall prepare and file with the SEC the Registration Statement (including the prospectus of WSFS and Proxy Statement constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. WSFS and Alliance agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of WSFS and Alliance agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Alliance shall thereafter mail or deliver the Proxy Statement to its shareholders promptly following the date of effectiveness of the Registration Statement. WSFS also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue

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Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Alliance shall furnish all information concerning Alliance and the holders of Alliance Common Stock as may be reasonably requested in connection with any such action. Each of WSFS and Alliance agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of WSFS, Alliance or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. Alliance shall have the right to review and consult with WSFS with respect to any information included in, the Registration Statement prior to its being filed with the SEC. WSFS will advise Alliance, promptly after WSFS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of WSFS Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) Alliance shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval and adoption of this Agreement (the “Alliance Shareholder Approval”) and such other related matters as it deems appropriate. Alliance agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Alliance of any Acquisition Proposal. Alliance shall (i) through its board of directors (which shall recommend and determine advisable the Merger and this Agreement by a vote sufficient to ensure that the shareholder vote standard described in Section 4.2(a) is applicable and the shareholder vote standard described in Article XI of Alliance’s articles of incorporation is inapplicable to the Merger and this Agreement), recommend to its shareholders the approval and adoption of this Agreement (the “Alliance Recommendation”), (ii) include such Alliance Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Alliance Shareholder Approval. Neither the board of directors of Alliance nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to WSFS, the Alliance Recommendation or take any action, or make any public statement, filing or release inconsistent with the Alliance Recommendation (any of the foregoing being a “Change in the Alliance Recommendation”). If requested by WSFS, Alliance shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, WSFS in connection with obtaining the Alliance Shareholder Approval.

(c) Alliance shall adjourn or postpone the Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Alliance Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided, that notwithstanding anything to the contrary herein, the Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Alliance at the Shareholders’ Meeting, for the purpose of voting on the adoption and approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Alliance of such obligation.

7.2	Acquisition Proposals.

(a) No Alliance Entity shall, and it shall cause its Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (d) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or

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otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Alliance shall constitute a breach of this Section 7.2 by Alliance.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if Alliance or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Shareholders’ Meeting that did not result from or arise in connection with a breach of Section 7.2(a), Alliance and its Representatives may, prior to (but not after) the Shareholders’ Meeting, take the following actions if the board of directors of Alliance (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Alliance’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions more likely than not would cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the Confidentiality Agreement is in each provision with respect to WSFS: (A) furnish information to (but only if Alliance shall have provided such information to WSFS prior to furnishing it to any such Person or “Group”), and (B) enter into discussions and negotiations with, such Person or “Group” with respect to such bona fide written Acquisition Proposal.

(c) Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Alliance shall advise WSFS in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making any such Acquisition Proposal, request or inquiry), and Alliance shall as promptly as practicable provide to WSFS (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Alliance shall provide WSFS as promptly as practicable with notice setting forth all such information as is necessary to keep WSFS informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Acquisition Proposal, request or inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Shareholders’ Meeting, if Alliance has received a Superior Proposal (after giving effect to the terms of any revised offer by WSFS pursuant to this Section 7.2(d)), the board of directors of Alliance may, in connection with the Superior Proposal, make a Change in the Alliance Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if the board of directors of Alliance has determined in good faith, after consultation with outside legal counsel, that the failure to take such action more likely than not would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Alliance may not take the actions set forth in this Section 7.2(d) unless:

(i) Alliance has complied in all material respects with this Section 7.2;

(ii) Alliance has provided prior written notice to WSFS at least four Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise WSFS that the board of directors of Alliance has received a Superior Proposal and shall include a copy of such Superior Proposal;

(iii) during the Notice Period, Alliance has and has caused its financial advisors and outside legal counsel to, negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the board of directors of Alliance) a Superior Proposal; and

(iv) the board of directors of Alliance has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by WSFS, if any, that such Superior Proposal remains a Superior Proposal.

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If during the Notice Period any revisions are made to the Superior Proposal, Alliance shall deliver a new written notice to WSFS and shall comply with the requirements of this Section 7.2 with respect to such new written notice.

Notwithstanding any Change in the Alliance Recommendation, this Agreement shall be submitted to the shareholders of Alliance at the Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve Alliance of such obligation; provided, that if the board of directors of Alliance shall have effected a Change in the Alliance Recommendation, then the board of directors of Alliance, in connection with the submission of this Agreement to the shareholders of Alliance may submit this Agreement without recommendation (although the resolution adopting this Agreement as of the date hereof may not be rescinded), in which event the board of directors of Alliance may communicate the basis for its lack of a recommendation to the shareholders of Alliance in the Proxy Statement or an appropriate amendment or supplement thereto. In addition to the foregoing, Alliance shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(e) Alliance and Alliance Subsidiaries shall, and Alliance shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than WSFS and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f) Nothing contained in this Agreement shall prevent Alliance or its board of directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the shareholders of Alliance if the board of directors of Alliance (after consultation with outside legal counsel) concludes that its failure to do so more likely than not would be a violation of the directors’ fiduciary duties under applicable Law. Issuance of any such communication shall be deemed a Change in the Alliance Recommendation unless the communication includes a reaffirmation of the Alliance Recommendation in favor of adoption and approval by the shareholders of Alliance of this Agreement.

7.3	Exchange Listing.

WSFS shall use its reasonable best efforts to list, prior to the Effective Time, on NASDAQ the shares of WSFS Common Stock to be issued to the holders of Alliance Common Stock pursuant to the Merger, and WSFS shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

7.4	Consents of Regulatory Authorities.

(a) WSFS and Alliance and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Regulatory Authorities. WSFS shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law or Order; provided, that in no event shall WSFS be required to accept any new restriction or condition on the WSFS Entities which is materially and unreasonably burdensome on WSFS’s business or on the business of Alliance or Alliance Bank, in each case following the Closing or which would reduce the economic benefits of the transactions contemplated by this Agreement to WSFS to such a degree that WSFS would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or

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restriction, a “Burdensome Condition”). Each of WSFS and Alliance shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving Party shall, to the extent permitted by applicable Law (i) promptly advise the other of the receipt of any substantive communication from a Regulatory Authority with respect to the transactions contemplated hereby and provide a copy of such Regulatory Communication to the other Party, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain competitively sensitive business or proprietary information filed or submitted under a claim of confidentiality), and (iii) provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement.

(b) Each Party agrees, upon request, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5	Investigation and Confidentiality.

(a) Alliance shall promptly notify WSFS of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving Alliance or Alliance Bank.

(b) Alliance shall promptly advise WSFS of any fact, change, event or circumstance known to Alliance (i) that has had or is reasonably likely to have a Material Adverse Effect on Alliance or (ii) which Alliance believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Section 8.2 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 to be satisfied.

(c) Prior to the Effective Time, Alliance shall permit WSFS to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as

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WSFS reasonably requests, provided that such investigation shall not unreasonably interfere with normal operations of Alliance or its Subsidiaries, and provided, further, that Alliance and the Alliance Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would result in the loss of the attorney-client privilege of Alliance or its Subsidiaries or contravene any Law or Order. No investigation by WSFS shall affect the ability of WSFS to rely on the representations, warranties, covenants and agreements of Alliance.

(d) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

7.6	Press Releases.

Alliance and WSFS agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors of Alliance) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7	Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of WSFS and Alliance shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8	Employee Benefits and Contracts.

(a) Following the Effective Time, except as contemplated by this Agreement, WSFS shall provide generally to officers and employees (as a group) who are actively employed by an Alliance Entity on the Closing Date (“Covered Employees”) while employed by any WSFS Entity following the Closing Date employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are comparable to those currently provided by WSFS Entities to their similarly situated officers and employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any WSFS Entity. Until such time as WSFS shall cause the Covered Employees to participate in the applicable WSFS Employee Benefit Plans, the continued participation of the Covered Employees in the Alliance Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in WSFS’s Employee Benefit Plans may commence at different times with respect to each of WSFS’s Employee Benefit Plans). For

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purposes of participation, vesting and benefit accrual under WSFS’s Employee Benefit Plans, the service of the Covered Employees prior to the Effective Time shall be treated as service with a WSFS Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Alliance Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) that is grandfathered or frozen, either with respect to level of benefits or participation, or (y) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan. Covered Employees who are employed by any WSFS Entity shall retain their vacation and sick leave accrual under the Alliance Benefit Plans as of the Effective Time, provided that any future accrual of benefits under leave policies shall be in accordance with the WSFS Employee Benefit Plans, subject to carryover limitations applicable to such future accruals. WSFS agrees to amend the WSFS Employee Benefit Plans to the extent necessary to provide for the past service credits applicable to the Covered Employees referenced herein.

(b) Covered Employees who are employed by any WSFS Entity and who become eligible to participate in any insurance policy, plan or program offered by the WSFS Entities following the Effective Time shall receive full credit under such policy, plan or program for any deductibles, co-payments and out-of-pocket expenses incurred by such employees and their respective dependents under the corresponding Alliance Benefit Plan during the portion of the applicable plan year prior to such participation. In addition, the Covered Employees and their respective dependents shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under the corresponding Alliance Benefit Plan immediately prior to the Effective Time, or to any waiting period relating to such coverage. WSFS shall honor the plans set forth in Section 7.8(b) of the WSFS Disclosure Memorandum.

(c) If requested by WSFS in a writing delivered to Alliance following the date hereof and prior to the Closing Date, the Alliance Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective immediately prior to the Effective Time, any Alliance Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”). Alliance shall provide WSFS with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give WSFS a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Alliance), and prior to the Closing Date, Alliance shall provide WSFS with the final documentation evidencing the termination of the 401(k) Plans.

(d) Alliance shall cause Alliance Bank to terminate the Alliance ESOP effective immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the ESOP shall become fully vested upon termination of the Alliance ESOP. The Cash Consideration received with respect to the unallocated Alliance Common Stock held by the Alliance ESOP shall first be used to repay all then outstanding indebtedness under the ESOP Loan Agreements in their entirety, provided that if the Cash Consideration is not sufficient to fully repay the outstanding indebtedness under the ESOP Loan Agreements, then shares of WSFS Common Stock received with respect to the unallocated Alliance Common Stock held by the Alliance ESOP shall be canceled in an amount sufficient to satisfy the remaining indebtedness under the ESOP Loan Agreements. Following the Effective Time, the amount held in the suspense account of the Alliance ESOP shall be allocated as earnings proportionately to all Participants (as defined in the Alliance ESOP) based on their respective ESOP account balances as of the beginning of the plan year in which the Alliance ESOP is terminated. As soon as practicable after the date hereof, Alliance shall cause Alliance Bank to file all necessary documents with the IRS for a determination letter for termination of the Alliance ESOP immediately prior to the Effective Time, with a copy to be provided to WSFS and its counsel in advance of such filing, and Alliance shall give WSFS a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Alliance). Prior to the Effective Time, Alliance Bank and, following the Effective Time, WSFS Bank shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the Alliance ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the

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later of the Effective Time or the receipt of the favorable determination letter from the IRS regarding the qualified status of the Alliance ESOP upon its termination, all account balances in the Alliance ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, provided that holders of account balances in the Alliance ESOP whose employment with the Alliance Entities or the WSFS Entities is terminated may elect to roll over or receive a distribution of their account balance prior to the receipt of the favorable determination letter from the IRS (in the event that such rollover or distribution does not include amounts to which such terminated employees are entitled from the suspense account of the ESOP, then such additional amounts shall be rolled over or distributed following such allocation). WSFS agrees to permit participants in the Alliance ESOP who become employees of WSFS or any WSFS Subsidiary to roll over their account balances in the Alliance ESOP to WSFS’s 401(k) retirement plan. Alliance shall, or shall direct the fiduciaries of the Alliance ESOP (to the extent permitted by Law) to, provide WSFS with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Alliance ESOP or the voting of the shares of Alliance Common Stock in the Alliance ESOP at the Shareholders’ Meeting at least five business days before such document is adopted, filed, or distributed, and no such document shall be adopted, filed, or distributed without WSFS’s approval (not to be unreasonably withheld, conditioned or delayed).

(e) WSFS agrees to assume and honor the terms of each Alliance Benefit Plan and to make payments in accordance with the current terms of such plans and agreements and any applicable payment elections made thereunder; provided, that to the extent requested by WSFS prior to the Closing Date, the Alliance Entities shall cooperate in good faith with WSFS to amend, freeze, terminate or modify any Alliance Benefit Plan not covered by subsections (c) and (d) of this Section 7.8 in accordance with the terms of such plan or agreement and applicable Law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. Alliance shall provide WSFS with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(e), as applicable, and give WSFS a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Alliance), and prior to the Closing Date, Alliance shall provide WSFS with the final documentation evidencing that the actions contemplated herein have been effectuated.

(f) Without limiting the generality of Section 10.13, the provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Alliance Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by WSFS, Alliance or any of their respective Affiliates; (ii) alter or limit the ability of WSFS or any WSFS Subsidiaries (including, after the Closing Date, the Alliance Entities) to amend, modify or terminate any Alliance Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, in accordance with the terms of such plan or agreement and applicable Law; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with WSFS or any WSFS Subsidiary (including, following the Closing Date, the Alliance Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Alliance, WSFS or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Alliance or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

7.9	Indemnification.

(a) For a period of six years after the Effective Time, WSFS shall indemnify, defend and hold harmless the present and former directors or officers of the Alliance Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as

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directors or officers of Alliance or, at Alliance’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the PBCL and by Alliance’s articles of incorporation and amended and restated bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any WSFS Entity is insured against any such matter; provided, that the foregoing shall not limit the rights to indemnification and advancement set forth in Alliance’s articles of incorporation and amended and restated bylaws as in effect on the date hereof. Without limiting the foregoing, in any case in which approval by WSFS is required by Alliance’s articles of incorporation or amended and restated bylaws to effectuate any indemnification, WSFS shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between WSFS and the Indemnified Party.

(b) WSFS shall use its reasonable best efforts (and Alliance shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Alliance’s existing directors’ and officers’ liability insurance policy (provided that WSFS may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Alliance given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that WSFS shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Alliance’s directors and officers, the amount set forth in Section 7.9(b) of Alliance’s Disclosure Memorandum (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, WSFS shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, WSFS, or Alliance in consultation with WSFS, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b), in which case, WSFS will have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify WSFS thereof. In the event of any such Litigation (whether arising before or after the Effective Time): (i) WSFS shall have the right to assume the defense thereof and WSFS shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if WSFS elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between WSFS and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and WSFS shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that WSFS shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) WSFS shall not be liable for any settlement effected without its prior written consent; and provided, further, that WSFS shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If WSFS or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if WSFS (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of WSFS shall assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

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7.10	Operating Functions.

Alliance and Alliance Bank shall cooperate with WSFS and WSFS Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of WSFS Bank (including the former operations of Alliance Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as WSFS may decide. Without limiting the foregoing, senior officers of Alliance and WSFS shall meet from time to time as Alliance or WSFS may reasonably request to review the financial and operational affairs of Alliance and Alliance Bank, and Alliance shall give due consideration to WSFS’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither WSFS nor WSFS Bank shall under any circumstance be permitted to exercise control of Alliance, Alliance Bank or any other Alliance Subsidiaries prior to the Effective Time, (b) neither Alliance nor Alliance Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) neither Alliance nor Alliance Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.11	Shareholder Litigation.

Each of WSFS and Alliance shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the knowledge of WSFS or Alliance, as applicable, threatened against WSFS, Alliance or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Plan of Merger or the other agreements contemplated hereby or thereby or any actions taken or to be taken by WSFS, Alliance or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Alliance shall give WSFS every opportunity to participate in the defense or settlement of any shareholder litigation against Alliance and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without WSFS’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.12	Legal Conditions to Merger.

Subject in all respects to Sections 7.1 and 7.4 of this Agreement, each of WSFS and Alliance shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party that is required to be obtained by Alliance or WSFS or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

7.13	Dividends.

After the date of this Agreement, each of WSFS and Alliance shall coordinate with the other the declaration of any dividends in respect of WSFS Common Stock and Alliance Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Alliance Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Alliance Common Stock and any shares of WSFS Common Stock any such holder receives in exchange therefor in the Merger.

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7.14	Change of Method.

WSFS may at any time change the method of effecting the Merger (including by providing for the merger of Alliance with a wholly owned Subsidiary of WSFS) if and to the extent requested by WSFS, and Alliance agrees to enter into such amendments to this Agreement as WSFS may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Alliance’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

7.15	Takeover Laws.

Neither WSFS nor Alliance shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of WSFS and Alliance shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of WSFS and Alliance will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

7.16	Exemption from Liability Under Section 16(b).

Alliance and WSFS agree that, in order to most effectively compensate and retain those officers and directors of Alliance subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Alliance Insiders”), both prior to and after the Effective Time, it is desirable that Alliance Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Alliance Common Stock and Alliance Stock Options in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.16. The boards of directors of WSFS and of Alliance, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Alliance Common Stock or Alliance Stock Options and (ii) any acquisitions of Alliance Common Stock pursuant to the transactions contemplated by this Agreement and by any Alliance Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Shareholder Approval. The shareholders of Alliance shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b) Regulatory Approvals. (i) All required regulatory approvals from the Federal Reserve, Office of the Comptroller of the Currency, FDIC, and PDB and (ii) any other regulatory approvals or consents contemplated

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by Sections 4.2(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on WSFS and Alliance (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition on WSFS.

(c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger).

(d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing. The shares of WSFS Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ.

(f) Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Alliance and WSFS reasonably satisfactory in form and substance to such counsel.

8.2	Conditions to Obligations of WSFS.

The obligations of WSFS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WSFS pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Alliance set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3(a), 4.3(c), 4.4(a) and 4.4(c) shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in the other sub-Sections in Sections 4.3 and 4.4, and in Sections 4.2, 4.6, 4.24, 4.26, 4.30 and 4.32 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article 4 shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Alliance to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Alliance shall have delivered to WSFS (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions

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set forth in Section 8.1 as relates to Alliance and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Alliance’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WSFS and its counsel shall request.

8.3	Conditions to Obligations of Alliance.

The obligations of Alliance to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Alliance pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of WSFS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of WSFS set forth in Sections 5.4(a) and (c) and Section 5.7 shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of WSFS set forth in Sections 5.4(b) and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in Article 5 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of WSFS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. WSFS shall have delivered to Alliance (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to WSFS and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by WSFS’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Alliance and its counsel shall request.

ARTICLE 9

TERMINATION

9.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Alliance, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of WSFS and Alliance;

(b) By either Party in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best

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efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of Alliance fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(c) By either Party in the event that the Merger shall not have been consummated by December 31, 2015, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) By WSFS in the event that the board of directors of Alliance has (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of Alliance, (ii) breached the terms of Section 7.2 in any respect adverse to WSFS, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold the Shareholders’ Meeting in accordance with Section 7.1;

(e) By Alliance pursuant to Section 7.2(d), provided that concurrently with such termination, Alliance pays the Termination Fee to WSFS in accordance with Section 10.3(b);

(f) By Alliance in the event that any of the conditions precedent to the obligations of Alliance to consummate the Merger contained in Section 8.3 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Alliance’s breach of Section 7.1 or 7.2, Alliance’s failure to perform, in any material respect, any of its other material covenants or agreements contained in this Agreement or the breach by Alliance of any of its material representations or warranties contained in this Agreement); or

(g) By WSFS in the event that any of the conditions precedent to the obligations of WSFS to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of WSFS’s failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the breach by WSFS of any of its material representations or warranties contained in this Agreement).

(h) Decline in WSFS Common Stock Price. By Alliance, if the board of directors of Alliance so determines by a vote of at least two-thirds of the members of the entire board of directors of Alliance, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “WSFS Ratio”) shall be less than 0.80; and

(ii) (x) the WSFS Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Alliance elects to exercise its termination right pursuant to this Section 9.1(h), it shall give written notice to WSFS (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, WSFS shall have the option to increase the consideration to be received by the holders of Alliance Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the WSFS Ratio. If WSFS so elects within such five-day period, it shall give prompt written notice to Alliance of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

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For purposes of this Section 9.1(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of WSFS Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the WSFS Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of WSFS Common Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the first trading day immediately after the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of WSFS Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

9.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5, and Article 10, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and Articles 1, 2, 3 and 10.

ARTICLE 10

MISCELLANEOUS

10.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Alliance or publicly announced to Alliance’s shareholders and whether binding or non-binding) by any Person (other than a WSFS Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person or “Group” (other than a WSFS Entity) of 20% or more in interest of the total outstanding

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voting securities of Alliance or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a WSFS Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Alliance or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Alliance or any of its Subsidiaries pursuant to which the shareholders of Alliance immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of Alliance and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Alliance.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Alliance Common Stock” means the $0.01 par value common stock of Alliance.

“Alliance Entities” means, collectively, Alliance and all Alliance Subsidiaries.

“Alliance Financial Statements” means (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Alliance as of September 30, 2014, and as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter and nine months ended September 30, 2014, and for each of the fiscal years ended December 31, 2013, 2012, and 2011 as filed by Alliance in the Alliance SEC Reports, and (ii) the consolidated statements of financial condition of Alliance (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the Alliance SEC Reports filed with respect to periods ended subsequent to September 30, 2014.

“Alliance Stock Option Plan” means the 2011 Stock Option Plan of Alliance.

“Alliance Subsidiary” means the Subsidiaries of Alliance, which shall include Alliance Bank, Alliance Delaware Corp., Alliance Financial and Investment Services LLC, and 908 Hyatt Street LLC and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Alliance after the date hereof and held as a Subsidiary by Alliance at the Effective Time.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to Alliance Bank or relating to its business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

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“Call Reports” mean Alliance Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Closing Date” means the date on which the Closing occurs.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Articles 4 and 5 or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits, including employment and change in control agreements, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any

49

character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with an Alliance Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief risk officer, general counsel (in the case of WSFS), or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding

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relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Alliance Bank or any Subsidiary of Alliance Bank is party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Alliance, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“NASDAQ” means the NASDAQ Global Select Market.

“Ordinary Course” means the conduct of the business of Alliance and Alliance Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Alliance and Alliance Bank’s practices and procedures prior to and as of such date.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

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“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Alliance or WSFS, and “Parties” means Alliance and WSFS.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Cash Amount” means $22.00 per share.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or information set forth in its SEC Documents that were filed prior to the date hereof.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by WSFS under the Securities Act with respect to the shares of WSFS Common Stock to be issued to the shareholders of Alliance pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the FDIC, the PDB, the IRS, the DOL, the Pension Benefit Guarantee Corporation, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, prospectuses, reports, schedules, and other documents filed, together with any amendments thereto, by either Alliance or WSFS or any of WSFS’s Subsidiaries with the SEC on or after January 1, 2011.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be

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included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Alliance determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Alliance’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by WSFS in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “100%”.

“Surviving Corporation” means WSFS as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“WSFS Capital Stock” means, collectively, WSFS Common Stock, any preferred stock of WSFS and any other class or series of capital stock of WSFS.

“WSFS Common Stock” means the $0.01 par value common stock of WSFS.

“WSFS Entities” means, collectively, WSFS and all WSFS Subsidiaries.

“WSFS Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of WSFS as of September 30, 2014, and as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter and nine months ended September 30, 2014, and for each of the three fiscal years ended December 31, 2013, 2012, and 2011, as filed by WSFS in SEC Documents, and (ii) the consolidated statements of condition of WSFS (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2014.

“WSFS Options” means each option or other Equity Right to purchase shares of WSFS Common Stock pursuant to stock options or stock appreciation rights.

“WSFS Stock Plans” means the existing stock option and other stock-based compensation plans of WSFS designated as follows: the WSFS Financial Corporation, 1994 Short Term Management Incentive Plan Summary Plan, as amended; the Amended and Restated Wilmington Savings Fund Society, Federal Savings Bank 1997 Stock Option Plan; the WSFS Financial Corporation 2005 Incentive Plan, as amended, and the WSFS Financial Corporation 2013 Incentive Plan.

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“WSFS Subsidiaries” means the Subsidiaries of WSFS, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of WSFS after the date hereof and held as a Subsidiary by WSFS at the Effective Time.

10.2	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plans	43
Agreement	1
Alliance	1
Alliance Bank	2
Alliance Bank Common Stock	12
Alliance Benefit Plans	20
Alliance Contracts	22
Alliance ESOP	8
Alliance ERISA Plan	20
Alliance Insiders	47
Alliance Recommendation	37
Alliance RRP	6
Alliance Regulatory Agreement	22
Alliance SEC Reports	13
Alliance Shareholder Approval	37
Alliance Stock Option	6
ALLL	26
Avreage Closing Price	51
Bank Merger	2
Burdensome Condition	40
Canceled Shares	3
Cash Consideration	3
Cash Election	3
Cash Election Shares	3
Cash Value	4
Certificate	4
Change in the Alliance Recommendation	38
Chosen Courts	65
Closing	2
Closing Date	2
Covered Employees	42
Derivative Transaction	23
Determination Date	51
DGCL	1
DOL	20
Effective Time	2
Election	6
Election Deadline	7
ESOP Loan Agreements	8
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	8
Exchange Ratio	3

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FDIA	13
FDIC	13
Final Index Price	52
Form of Election	7
HOLA	10
Holder	6
Indemnified Party	45
Index Group	52
Index Ratio	51
Index Price	52
IRS	20
Mailing Date	7
Maximum Amount	45
Merger	1
Merger Consideration	3
Money Laundering Laws	19
Non-Electing Shares	3
Notice Period	39
OFAC	26
PBCL	1
PBGC	20
PDB	10
Permitted Liens	16
Proxy Statement	37
Reallocated Cash Shares	4
Reallocated Stock Shares	5
Regulatory Communication	41
Requisite Regulatory Approvals	48
Sanctions	26
Sarbanes-Oxley Act	14
Shareholders’ Meeting	37
Starting Date	52
Starting Price	52
Stock Consideration	3
Stock Election	3
Stock Election Shares	3
Subsidiary Plan of Merger	2
Surviving Entity	2
Systems	17
Takeover Laws	24
Tax Opinion	48
Termination Fee	63
WSFS	1
WSFS Bank	2
WSFS Certificates	7
WSFS Ratio	51
WSFS SEC Reports	28

(a) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations

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thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger. The term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party and its representatives prior to the date hereof, (b) included in the virtual data room of a Party prior to the date hereof or (c) filed by a Party with the SEC and publicly available on EDGAR prior to the date hereof.

10.3	Expenses.

(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

(b) Notwithstanding the foregoing, if:

(i) Either Alliance or WSFS terminates this Agreement pursuant to Section 9.1(b) or 9.1(c), and at the time of such termination, any Person has made and not withdrawn an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within six months of such termination Alliance shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated;

(ii) WSFS shall terminate this Agreement pursuant to Section 9.1(d); or

(iii) Alliance shall terminate this Agreement pursuant to Section 9.1(e),

then Alliance shall pay to WSFS an amount equal to $4,000,000 (the “Termination Fee”). The payment of the Termination Fee by Alliance pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of WSFS in the event of termination of this Agreement pursuant to Sections 9.1(b), 9.1(c), or 9.1(e). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (iii) of this Section 10.3(b), the Termination Fee shall be paid in same day funds at the termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Alliance fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Alliance shall pay to WSFS its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4	Entire Agreement; Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Alliance and WSFS, the exhibits, the schedules, and the other documents and instruments referred to

56

herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Alliance Shareholder Approval of this Agreement has been obtained; provided, that after obtaining Alliance Shareholder Approval, there shall be made no amendment that requires further approval by such Alliance shareholders unless such further approval of such shareholders is obtained.

10.6	Waivers.

(a) Prior to or at the Effective Time, WSFS, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Alliance, to waive or extend the time for the compliance or fulfillment by Alliance of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of WSFS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of WSFS.

(b) Prior to or at the Effective Time, Alliance, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by WSFS, to waive or extend the time for the compliance or fulfillment by WSFS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Alliance under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Alliance.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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10.8	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WSFS:		WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: (302) 571-6842
Attention: Rodger Levenson

Copy to Counsel:		Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988

	Attention:	Frank M. Conner III
Michael P. Reed

Alliance:		Alliance Bancorp, Inc. of Pennsylvania
541 Lawrence Road
Broomall, Pennsylvania 19008
Facsimile Number: (610) 359-6908
Attention: Dennis D. Cirucci

Copy to Counsel:		Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W.
Suite 100
Washington, DC 20007
Facsimile Number: (202) 337-5502
	Attention:	Raymond A. Tiernan
Hugh T. Wilkinson

10.9	Governing Law; Jurisdiction; Waiver of Jury Trial

(a) Regardless of any conflict of Law or choice of Law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to the conflict of Laws principles thereof or of any other jurisdiction.

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

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ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

10.11	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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10.15	Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall apply only to the indicated Section of this Agreement, except to the extent that the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure.

10.16	Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

[signatures on following page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WSFS

By:	/s/ Rodger Levenson
Name: Rodger Levenson
Title: Executive Vice President and Chief Commercial Banking Officer

ALLIANCE

By:	/s/ Dennis D. Cirucci
Name: Dennis D. Cirucci
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX II

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

March 2, 2015

The Board of Directors

Alliance Bancorp, Inc. of Pennsylvania

541 Lawrence Road

Broomall, PA 19008

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Alliance Bancorp, Inc. of Pennsylvania (“ALLB”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Transaction”) of ALLB with and into WSFS Financial Corporation (“WSFS”), pursuant to the Agreement and Plan of Reorganization to be entered into by and between ALLB and WSFS (the “Agreement”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Transaction and without any action of the part of ALLB, WSFS, the holders of common stock, par value $0.01 per share, of ALLB (“ALLB Common Stock”), or the holders of common stock, par value $0.01 per share, of WSFS (the “WSFS Common Stock”), each share of ALLB Common Stock issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares (as defined in the Agreement)) shall be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) $22.00 in cash (the “Cash Consideration”) or (ii) 0.28955 of a share of WSFS Common Stock (the “Stock Consideration”); provided that the Agreement provides that, in the aggregate, the Cash Consideration to be received by the holders of ALLB Common Stock in the Transaction shall be $26,576,220.00 and the remaining consideration to be received by the holders of ALLB Common Stock shall be the Stock Consideration. The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement further provides that, simultaneously with the Effective Time, Greater Delaware Valley Savings Bank D/B/A Alliance Bank, a wholly-owned subsidiary of ALLB, will merge with and into Wilmington Savings Fund Society, FSB, a wholly-owned subsidiary of WSFS (such transaction, the “Bank Merger”), pursuant to a subsidiary plan of merger.

KBW has acted as financial advisor to ALLB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of depository and depository holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer, KBW and its affiliates may from time to time purchase securities from, and sell securities to, ALLB and WSFS and, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of ALLB and WSFS for KBW’s own account and for the accounts of its customers. We have acted exclusively for the board of directors of ALLB (the “Board”) in rendering this opinion and will receive a fee from ALLB for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Transaction. In addition, ALLB has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, a Stifel Company • 787 Seventh Avenue, New York, NY 10019

212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

The Board of Directors – Alliance Bancorp, Inc. of Pennsylvania

March 2, 2015

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to ALLB. In the past two years, KBW has not provided investment banking and financial advisory services to WSFS. We may in the future provide investment banking and financial advisory services to ALLB or WSFS and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ALLB and WSFS and the Transaction, including among other things, the following: (i) a draft of the Agreement dated February 27, 2015 (the most recent draft made available to us); (ii) certain regulatory filings of ALLB and WSFS, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2014 for ALLB and WSFS; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of ALLB; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of WSFS; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of ALLB; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 of WSFS; (vii) certain unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of ALLB (provided to us by representatives of ALLB); (viii) the unaudited quarterly and fiscal year-end financial results for the period ended December 31, 2014 of WSFS (contained in the Current Report on Form 8-K filed by WSFS with the Securities and Exchange Commission on January 30, 2015); (ix) certain other interim reports and other communications of ALLB and WSFS to their respective shareholders and investors; and (x) other financial information concerning the businesses and operations of ALLB and WSFS that was furnished to us by ALLB and WSFS or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of ALLB and WSFS; (ii) the assets and liabilities of ALLB and WSFS; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for ALLB and WSFS with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of ALLB that were prepared by, and provided to us and discussed with us by, ALLB management and that were used and relied upon by us at the direction of such management with the consent of the Board; (vi) financial and operating forecasts and projections of WSFS and estimates regarding certain pro forma financial effects of the Transaction on WSFS (including, without limitation, the cost savings, related expenses and operating synergies expected to result from the Transaction), that were prepared by, and provided to us and discussed with us by, WSFS management (or otherwise reviewed and discussed with us by WFSF management) and that were used and relied upon by us based on such discussions at the direction of ALLB and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of ALLB and WSFS regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by ALLB, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with ALLB.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the respective managements of ALLB and WSFS as to the reasonableness and achievability of the financial and operating forecasts and projections of ALLB and WSFS (and the assumptions and bases therefor) that were referred to

The Board of Directors – Alliance Bancorp, Inc. of Pennsylvania

March 2, 2015

above and we have assumed, with the consent of ALLB, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have further relied upon WSFS management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Transaction on WSFS (and the assumptions and bases therefor, including without limitation, cost savings, related expenses and operating synergies expected to result from the Transaction) referred to above and we have assumed, with the consent of ALLB, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the forecasts, projections and estimates of ALLB and WSFS provided to or otherwise discussed with us were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of ALLB and WSFS and with the consent of ALLB, that such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either ALLB or WSFS since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for ALLB and WSFS are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of ALLB or WSFS, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of ALLB or WSFS under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transaction and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of ALLB, WSFS, the combined entity, or the contemplated benefits of the Transaction, including the cost savings, related expenses and

The Board of Directors – Alliance Bancorp, Inc. of Pennsylvania

March 2, 2015

operating synergies expected to result from the Transaction. We have assumed, in all respects material to our analyses, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that ALLB has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to ALLB, WSFS, the Transaction and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of ALLB Common Stock in the Transaction to such holders. We express no view or opinion as to any other terms or aspects of the Transaction or any related transaction (including the Bank Merger), including without limitation, the form or structure of the Transaction (including the form of Merger Consideration or the allocation of the Merger Consideration between stock and cash) or any related transaction, any consequences of the Transaction or any related transaction to ALLB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of ALLB to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by ALLB or the Board, (iii) the fairness of the amount or nature of any compensation to any of ALLB’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of ALLB Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of ALLB (other than the holders of ALLB Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities)) or holders of any class of securities of WSFS or any other party to any transaction contemplated by the Agreement, (v) whether WSFS has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of ALLB Common Stock at the closing of the Transaction, (vi) the actual value of WSFS Common Stock to be issued in the Transaction, (vii) the election by holders of ALLB Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation between the Stock Consideration and the Cash Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Stock Consideration and the Cash Consideration, (viii) any adjustment (as provided in the Agreement) in the amount of Merger Consideration (including the allocation thereof among cash and stock) assumed to be paid in the Transaction for purposes of our opinion, (ix) the prices, trading range or volume at which ALLB Common Stock or WSFS Common Stock will trade following the public announcement of the Transaction or the prices, trading range or volume at which WSFS Common Stock will trade following consummation of the Transaction, (x) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to ALLB, WSFS, their respective shareholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction (including the Bank Merger), including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Transaction. This opinion is not to be used for any other

The Board of Directors – Alliance Bancorp, Inc. of Pennsylvania

March 2, 2015

purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Transaction, or to any holder of ALLB Common Stock or any shareholder of any other entity as to how to vote in connection with the Transaction or any other matter (including, with respect to holders of ALLB Common Stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction or exercise any other rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of ALLB Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Consistent with the laws of the State of Delaware, Article NINTH of WSFS’ amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of WSFS or is or was serving at the request of WSFS as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (referred to as indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by WSFS to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification described below, WSFS shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the WSFS board of directors. The directors of WSFS Bank, and all officers thereof shall be deemed to be serving at the request of WSFS as such directors and officers.

The right to indemnification shall include advancement of expenses to defend such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to WSFS of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article NINTH or otherwise. The rights to indemnification and to the advancement of expenses shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

If a claim is not paid in full by WSFS after a written claim has been received by WSFS, the indemnitee may at any time thereafter bring suit against WSFS to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by WSFS to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, WSFS’ certificate of incorporation, by- law, agreement, vote of stockholders or disinterested directors or otherwise.

WSFS may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of WSFS or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not WSFS would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Additionally, Article TENTH of the amended and restated certificate of incorporation states a director of WSFS shall not be personally liable to WSFS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to WSFS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of WSFS shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Item 21.	Exhibits and Financial Statement Schedules.

List of Exhibits

Exhibit	Description

2.1	Agreement and Plan of Reorganization dated as of March 2, 2015, by and between the Registrant and Alliance Bancorp, Inc. of Pennsylvania (included as Annex I to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Registrant’s Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

3.2	Amended and Restated Bylaws of WSFS Financial Corporation, incorporated herein by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed on November 21, 2014

5.1+	Opinion of Covington & Burling LLP regarding the legality of the securities being registered

8.1+	Form of Opinion of Covington & Burling LLP, as to certain tax matters

23.1*	Consent of KPMG LLP

23.2*	Consent of BDO USA, LLP

23.3+	Consent of Covington & Burling LLP (included in Exhibit 5.1 and Exhibit 8.1 and incorporated herein by reference)

24.1*	Power of Attorney of Directors and Officers of the Registrant (included on the signature page of this Registration Statement)

99.1*	Consent of Keefe, Bruyette & Woods, Inc.

99.2*	Form of Proxy for Special Meeting of Shareholders of Alliance Bancorp, Inc. of Pennsylvania

99.3*	Form of Voting Instruction Forms for Alliance benefit plan participants for voting at the Alliance Special Meeting of Shareholders

*	Filed herewith.
+	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (referred to as the Securities Act); (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may he deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (1) that is filed pursuant to paragraph (5) above, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington and State of Delaware, on April 22, 2015.

WSFS FINANCIAL CORPORATION
(Registrant)

By:	/s/ Mark A. Turner
Mark A. Turner
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Turner and Rodger Levenson and each of them to act with or without the other, his or her true and lawful attorney or attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform on behalf of the undersigned, in any and all capacities, each and every other act and thing necessary or desirable to be done in connection therewith, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

****

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marvin N. Schoenhals Marvin N. Schoenhals	Chairman	April 22, 2015

/s/ Mark A. Turner Mark A. Turner	President, Chief Executive Officer, and Director	April 22, 2015

/s/ Rodger Levenson Rodger Levenson	Executive Vice President and Chief Financial Officer	April 22, 2015

/s/ Charles K. Mosher Charles K. Mosher	Senior Vice President and Controller	April 22, 2015

Charles G. Cheleden	Vice Chairman and Lead Director	April , 2015

/s/ Anat Bird Anat Bird	Director	April 22, 2015

/s/ Francis B. Brake, Jr. Francis B. Brake, Jr.	Director	April 22, 2015

Signature	Title	Date

/s/ Donald W. Delson Donald W. Delson	Director	April 22, 2015

/s/ Eleuthère I. du Pont Eleuthère I. du Pont	Director	April 22, 2015

/s/ Jennifer W. Davis Jennifer W. Davis	Director	April 22, 2015

/s/ Calvert A. Morgan, Jr. Calvert A. Morgan, Jr.	Director	April 22, 2015

/s/ David G. Turner David G. Turner	Director	April 22, 2015

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Reorganization dated as of March 2, 2015, by and between the Registrant and Alliance Bancorp, Inc. of Pennsylvania (included as Annex I to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Registrant’s Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011

3.2	Amended and Restated Bylaws of WSFS Financial Corporation, incorporated herein by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed on November 21, 2014

5.1+	Opinion of Covington & Burling LLP regarding the legality of the securities being registered

8.1+	Form of Opinion of Covington & Burling LLP, as to certain tax matters

23.1*	Consent of KPMG LLP

23.2*	Consent of BDO USA, LLP

23.3+	Consent of Covington & Burling LLP (included in Exhibit 5.1 and Exhibit 8.1 and incorporated herein by reference)

24.1*	Power of Attorney of Directors and Officers of the Registrant (included on the signature page of this Registration Statement)

99.1*	Consent of Keefe, Bruyette & Woods, Inc.

99.2*	Form of Proxy for Special Meeting of Shareholders of Alliance Bancorp, Inc. of Pennsylvania

99.3*	Form of Voting Instruction Forms for Alliance benefit plan participants for voting at the Alliance Special Meeting of Shareholders

*	Filed herewith.
+	To be filed by amendment.